FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-13

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED August 8, 2017, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$790,516,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-B1
(Central Index Key number 0001713393)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Morgan Stanley Mortgage Capital Holdings LLC

(Central Index Key number 0001541557)

Bank of America, National Association

(Central Index Key number 0001102113)

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-B1

The Commercial Mortgage Pass-Through Certificates, Series 2017-B1, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in September 2017. The rated final distribution date for the certificates is August 2050.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$21,308,000%		(5)
Class A-2	$52,843,000%		(5)
Class A-3	$245,000,000%		(5)
Class A-4	$268,110,000%		(5)
Class A-AB	$38,890,000%		(5)
Class X-A	$715,601,000	(6)%	Variable IO(7)
Class X-B	$74,915,000	(6)%	Variable IO(7)
Class A-S	$89,450,000%		(5)
Class B	$38,016,000%		(5)
Class C	$36,899,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

Neither the Series 2017-B1 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2017-B1 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 38.5% of each class of offered certificates, Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 35.6% of each class of offered certificates and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 25.9% of each class of offered certificates.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about August 29, 2017. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from August 1, 2017, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	BofA Merrill Lynch	Morgan Stanley

Co-Lead Managers and Joint Bookrunners

August [__], 2017

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-B1

Commercial Mortgage Pass-Through Certificates, Series 2017-B1

Idaho
2 properties
$24,525,000
2.6% of total
Nebraska
1 property
$16,402,500
1.7% of total
Illinois
3 properties
$17,940,211
1.9% of total
Wisconsin
1 property
$56,250,000
6.0% of total
Indiana
1 property
$5,200,000
0.6% of total
Michigan
3 properties
$40,325,000
4.3% of total
Pennsylvania
1 property
$23,000,000
2.4% of total
New York
12 properties
$319,504,924
33.9% of total
Oregon
1 property
$6,100,000
0.6% of total
Ohio
2 properties
$15,933,750
1.7% of total
Nevada
6 properties
$20,200,750
2.1% of total
California
5 properties
$126,957,000
13.5% of total
Utah
1 property
$9,350,000
1.0% of total
Hawaii
1 property
$9,000,000
1.0% of total
Colorado
1 property
$5,550,000
0.6% of total
Kansas
1 property
$15,233,217
1.6% of total
Texas
6 properties
$69,328,725
7.4% of total
Louisiana
14 properties
$123,662,500
13.1% of total
Mississippi
3 properties
$5,512,500
0.6% of total
Florida
4 properties
$31,605,000
3.4% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.6 – 1.0%

Mortgaged Properties by Property Type

Manufactured Housing 1.5%
Multifamily 7.8%
Land 1.1%
Mixed Use 24.4%
Self Storage 10.5%
Office 15.0%
Retail 21.8%
Hospitality 17.7%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2017-B1 certificates, including the non-offered VRR Interest discussed in footnote (9) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$21,308,000		30.000%	%	(5)	2.68	9/17 - 5/22
Class A-2	$52,843,000		30.000%	%	(5)	4.90	5/22 - 8/22
Class A-3	$245,000,000		30.000%	%	(5)	9.78	11/26 - 7/27
Class A-4	$268,110,000		30.000%	%	(5)	9.92	7/27 - 8/27
Class A-AB	$38,890,000		30.000%	%	(5)	7.39	8/22 - 6/27
Class X-A	$715,601,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-B	$74,915,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class A-S	$89,450,000		20.000%	%	(5)	9.96	8/27 - 8/27
Class B	$38,016,000		15.750%	%	(5)	9.96	8/27 - 8/27
Class C	$36,899,000		11.625%	%	(5)	9.96	8/27 - 8/27

Non-Offered Certificates
Class X-D	$41,370,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-E	$21,245,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-F	$17,890,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-H	$23,481,024	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class D	$41,370,000		7.000%	%	(5)	9.96	8/27 - 8/27
Class E	$21,245,000		4.625%	%	(5)	9.96	8/27 - 8/27
Class F	$8,945,000		3.625%	%	(5)	9.96	8/27 - 8/27
Class G	$8,945,000		2.625%	%	(5)	9.96	8/27 - 8/27
Class H	$23,481,024		0.000%	%	(5)	9.96	8/27 - 8/27
Class R(8)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest
VRR Interest(9)	$47,079,054		N/A	%	WAC(10)	9.32	9/17 - 8/27

(1)	Approximate, subject to a variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any other class of certificates listed in the table above, and the VRR Interest is not offered hereby. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates may vary depending upon the final pricing of the classes of principal balance certificates (as defined in footnote (2) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F or Class X-H certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (collectively, the “non-vertically retained principal balance certificates”), on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”. The VRR Interest and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	For any distribution date, the pass-through rate on each class of the non-vertically retained principal balance certificates will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%.

(6)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F and Class G
Class X-H	Class H

(7)	The pass-through rate on each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.

(8)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(9)	Citi Real Estate Funding Inc. (as retaining sponsor) is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security with an initial certificate balance of approximately $47,079,054 (the “VRR Interest”), which is expected to represent approximately 5.0% of the aggregate initial certificate balance of all of the “ABS interests” (as defined in Regulation RR) issued by the issuing entity on the closing date. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(10)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-D, Class X-E, Class X-F, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
The Offered Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	59
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	60
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	60
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest	64
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	65
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	65
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	65
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	66
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	66
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	66
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	67
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	70
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	71
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	72
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	75
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	75
Historical Information Regarding the Mortgage Loans May Be Limited	76
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	76
Static Pool Data Would Not Be Indicative of the Performance of This Pool	76
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	77
A Tenant Concentration May Result in Increased Losses	77
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	77
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	78
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	78
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	78
Early Lease Termination Options May Reduce Cash Flow	79

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	79
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	79
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	79
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	81
The Types of Properties That Secure the Mortgage Loans Present Special Risks	87
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	103
Changes in Pool Composition Will Change the Nature of Your Investment	106
Tenancies-in-Common May Hinder Recovery	106
Risks Relating to Enforceability of Cross-Collateralization Arrangements	106
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	107
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	109
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the
Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	111
Appraisals May Not Reflect Current or Future Market Value of Each Property	111
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	112
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	113
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	113
Risks Relating to Tax Credits	113
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	114
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	114
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	114
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	115
Leased Fee Properties Have Special Risks	116
Risks Related to Zoning Non-Compliance and Use Restrictions	117
Risks Relating to Inspections of Properties	117
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	117
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	118
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	119
Terrorism Insurance May Not Be Available for All Mortgaged Properties	119
Risks Associated with Blanket Insurance Policies or Self-Insurance	121
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	121
The Borrower’s Form of Entity May Cause Special Risks	122
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	124
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	125

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	125
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	127
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	127
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	128
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	130
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	132
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	133
Potential Conflicts of Interest of the Operating Advisor	133
Potential Conflicts of Interest of the Asset Representations Reviewer	134
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	134
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	136
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	137
Other Potential Conflicts of Interest May Affect Your Investment	137
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	137
Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	138
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination
May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	139
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	140
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	141
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	141
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	142
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	142
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	142
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	144
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	144
State, Local and Other Tax Considerations	145
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	145
Description of the Mortgage Pool	147
General	147
Certain Calculations and Definitions	149
Statistical Characteristics of the Mortgage Loans	157
Delinquency Information	167
Environmental Considerations	167
Litigation and Other Legal Considerations	171
Redevelopment, Expansion and Renovation	172
Default History, Bankruptcy Issues and Other Proceedings	173
Tenant Issues	174
Insurance Considerations	187
Zoning and Use Restrictions	188
Non-Recourse Carveout Limitations	189
Real Estate and Other Tax Considerations	190
Certain Terms of the Mortgage Loans	192
Additional Indebtedness	204
The Loan Combinations	208
Additional Mortgage Loan Information	232
Transaction Parties	233

The Sponsors and the Mortgage Loan Sellers	233
Compensation of the Sponsors	250
The Originators	250
The Depositor	266
The Issuing Entity	267
The Trustee	268
The Certificate Administrator	270
Servicers	272
The Operating Advisor and the Asset Representations Reviewer	280
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	282
Credit Risk Retention	284
General	284
Qualifying CRE Loans; Required Credit Risk Retention Percentage	285
The VRR Interest	285
Hedging, Transfer and Financing Restrictions	287
Description of the Certificates	288
General	288
Distributions	290
Allocation of Yield Maintenance Charges and Prepayment Premiums	301
Assumed Final Distribution Date; Rated Final Distribution Date	303
Prepayment Interest Shortfalls	304
Subordination; Allocation of Realized Losses	305
Reports to Certificateholders; Certain Available Information	306
Voting Rights	316
Delivery, Form, Transfer and Denomination	316
Certificateholder Communication	319
The Mortgage Loan Purchase Agreements	321
Sale of Mortgage Loans; Mortgage File Delivery	321
Representations and Warranties	325
Cures, Repurchases and Substitutions	325
Dispute Resolution Provisions	329
Asset Review Obligations	329
The Pooling and Servicing Agreement	330
General	330
Certain Considerations Regarding the Outside Serviced Loan Combinations	333
Assignment of the Mortgage Loans	334
Servicing of the Mortgage Loans	335
Subservicing	341
Advances	341
Accounts	345
Withdrawals from the Collection Account	347
Application of Loss of Value Payments	349
Servicing and Other Compensation and Payment of Expenses	349
Application of Penalty Charges and Modification Fees	363
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	364
Appraisal Reduction Amounts	365
Inspections	370
Evidence as to Compliance	371
Limitation on Liability; Indemnification	372
Servicer Termination Events	375
Rights Upon Servicer Termination Event	377
Waivers of Servicer Termination Events	378
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	379
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	381
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	382
Amendment	384
Realization Upon Mortgage Loans	386
Directing Holder	393
Operating Advisor	399
Asset Status Reports	406
The Asset Representations Reviewer	408
Limitation on Liability of the Risk Retention Consultation Party	415
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	415
Dispute Resolution Provisions	416
Rating Agency Confirmations	419
Termination; Retirement of Certificates	421
Optional Termination; Optional Mortgage Loan Purchase	421
Servicing of the Outside Serviced Mortgage Loans	423
Use of Proceeds	428
Yield, Prepayment and Maturity Considerations	428
Yield	428
Yield on the Class X-A and Class X-B Certificates	431
Weighted Average Life of the Offered Certificates	431
Price/Yield Tables	435
Material Federal Income Tax Consequences	440
General	440
Qualification as a REMIC	440
Status of Offered Certificates	442
Taxation of the Regular Interests	442
Taxes That May Be Imposed on a REMIC	448
Bipartisan Budget Act of 2015	449
Taxation of Certain Foreign Investors	449
FATCA	450
Backup Withholding	450

Information Reporting	450
3.8% Medicare Tax on “Net Investment Income”	451
Reporting Requirements	451
Tax Return Disclosure and Investor List Requirements	451
Certain State, Local and Other Tax Considerations	452
ERISA Considerations	452
General	452
Plan Asset Regulations	453
Prohibited Transaction Exemptions	455
Underwriter Exemption	455
Exempt Plans	458
Insurance Company General Accounts	458
Ineligible Purchasers	459
Further Warnings	460
Consultation with Counsel	460
Tax Exempt Investors	460
Legal Investment	461
Certain Legal Aspects of the Mortgage Loans	462
General	463
Types of Mortgage Instruments	463
Installment Contracts	464
Leases and Rents	465
Personalty	465
Foreclosure	465
Bankruptcy Issues	470
Environmental Considerations	477
Due-On-Sale and Due-On-Encumbrance Provisions	480
Junior Liens; Rights of Holders of Senior Liens	480
Subordinate Financing	481
Default Interest and Limitations on Prepayments	481
Applicability of Usury Laws	481
Americans with Disabilities Act	482
Servicemembers Civil Relief Act	482
Anti-Money Laundering, Economic Sanctions and Bribery	482
Potential Forfeiture of Assets	483
Ratings	483
Plan of Distribution (Underwriter Conflicts of Interest)	486
Incorporation of Certain Information by Reference	487
Where You Can Find More Information	488
Financial Information	488
Legal Matters	488
Index of Certain Defined Terms	489

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1 – SPONSOR REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2 – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F – CLASS A-AB SCHEDULED
PRINCIPAL BALANCE SCHEDULE	F-1

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■     This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary” commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms” commencing on page 17 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 59 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 489 of this prospectus.

■	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2017-B1, Commercial Mortgage Pass-Through Certificates, Series 2017-B1.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2017-B1, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of August 1, 2017, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (15 mortgage loans representing approximately 34.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (14 mortgage loans representing approximately 30.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Bank of America, National Association, a national banking association (18 mortgage loans representing approximately 25.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

●	Morgan Stanley Mortgage Capital Holdings LLC and Citigroup Global Markets Realty Corp. (one (1) mortgage loan, representing approximately 9.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator(1)	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citi Real Estate Funding Inc.(2)	Citi Real Estate Funding Inc.	15	$322,385,000	34.2%
Morgan Stanley Bank, N.A.(3)	Morgan Stanley Mortgage Capital Holdings LLC	14	282,325,187	30.0
Bank of America, National Association(4)	Bank of America, National Association	18	244,170,891	25.9
Morgan Stanley Bank, N.A. / Citigroup Global Markets Realty Corp.(5)	Morgan Stanley Mortgage Capital Holdings LLC / Citigroup Global Markets Realty Corp.	1	92,700,000	9.8
	Total	48	$941,581,078	100.0%

(1)	Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A., Bank of America, National Association and Citigroup Global Markets Realty Corp. originated 34.2%, 35.6%, 25.9% and 4.2%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as IGT Reno (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 1.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Lakeside Shopping Center (which will be sold to the depositor by Morgan Stanley Mortgage Capital Holdings LLC), representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Morgan Stanley Bank, N.A. (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC), Barclays Bank PLC and Wells Fargo Bank, National Association.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Del Amo Fashion Center (which will be sold to the depositor by Bank of America, National Association), representing approximately 2.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Bank of America, National Association, Wells Fargo Bank, National Association, Barclays Bank PLC and Société Générale.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Morgan Stanley Bank, N.A. (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC), Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association, and is evidenced by four promissory notes: (i) notes A-1-A2 and A-1-C3-2, with an aggregate outstanding principal balance of $52,700,000 as of the cut-off date, as to which Morgan Stanley Mortgage Capital Holdings LLC is acting as mortgage loan seller; and (ii) notes A-3-C3-1 and A-3-A2-2, with an aggregate outstanding principal balance of $40,000,000 as of the cut-off date, as to which Citigroup Global Markets Realty Corp. is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and other transactions relating to the serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

LNR Partners, LLC was selected to be the initial special servicer by Elliott Management Corporation (or an affiliate of Elliott Management Corporation), which is expected to purchase an approximately 65% interest in each class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H certificates on the closing date, thereby (as a result of its purchase of Class H certificates) becoming an initial controlling class certificateholder. It is expected that Elliott Management Corporation (or an affiliate) will be appointed as the initial directing holder with respect to the serviced loans other than (i) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (ii) any excluded mortgage loan. It is also expected that on the closing date, LNR Securities Holdings, LLC (an affiliate of LNR Partners, LLC) or an affiliate thereof will purchase the remaining approximately 35% interest in each class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates), thereby becoming an initial controlling class certificateholder. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Deutsche Bank Trust Company Americas, a New York banking corporation, will act as trustee and as custodian. The corporate trust office of the trustee is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2017-B1. The trustee will also be required to act as custodian. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2017-B1, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans (subject to certain limitations with respect to the TKG 4 Retail Portfolio loan combination for so long as the holder of the related subordinate companion loan is the directing holder with respect thereto):

●	after the occurrence and during the continuance of a control termination event, reviewing the actions of the special servicer with respect to specially serviced loans;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	after the occurrence and during the continuance of a control termination event (and under the circumstances described in this prospectus), issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	after the occurrence and during the continuance of a consultation termination event, recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of a control termination event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Trimont Real Estate Advisors, LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special
Servicers, Outside Trustees
and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
General Motors Building	MSMCH/ CGMRC	BXP 2017-GM (6/9/17)	9.8%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	BlackRock Financial Management, Inc.
Brookwood Self Storage LA-MS Portfolio	CREFI	CD 2017-CD5 (8/1/17)	4.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Del Amo Fashion Center	Bank of America	DAFC 2017-AMO (6/20/17)	2.2%	KeyBank National Association	Cohen Financial, a Division of SunTrust Bank	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Core Credit Partners A LLC
Crossgates Commons	Bank of America	BANK 2017-BNK5 (6/1/17)	1.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
IGT Reno	CREFI	CD 2017-CD5 (8/1/17)	1.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC

(1)	The initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “servicing shift loan combinations” or any related terms should be disregarded.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class
Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class E certificates will be the controlling class; provided, however, that, as described under “The Pooling and Servicing Agreement—Directing Holder—General”, at any time that the aggregate outstanding certificate balance of the classes of certificates senior to the control eligible certificates have been reduced to zero without regard to the allocation of appraisal reduction amounts, the “controlling class” may be another class of control eligible certificates with an outstanding certificate balance greater than zero. The controlling class as of the closing date will be the Class H certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E, Class F, Class G and Class H certificates.

With respect to the serviced mortgage loans and serviced loan combinations (but, if the controlling class representative is the related directing holder, other than with respect to an excluded mortgage loan and only if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist):

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with respect to such mortgage loans or, if applicable, loan combinations (i) for cause at any time and (ii) without cause (but in the case of any mortgage loan or loan combination other than the TKG 4 Retail Portfolio loan combination for so long as an A/B control appraisal event is not in effect, only if either (a) LNR Partners, LLC or its affiliate is no longer the special servicer or (b) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of certificates).

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Elliot Management Corporation (or an affiliate) is expected, on the closing date, (i) to purchase an approximately 65% interest in each class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H certificates, and (ii) to be appointed the initial controlling class representative (and, accordingly, will be the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (y) any excluded mortgage loan).

Each serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Risk Retention
Consultation Party	The “risk retention consultation party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be the party selected by Citi Real Estate Funding Inc. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, the risk retention consultation party will not have any consultation rights with respect to any excluded RRCP mortgage loan. Citi Real Estate Funding Inc. is expected to appoint itself as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which the risk retention consultation party or the person(s) entitled to appoint the risk retention consultation party is a borrower party.

Significant Affiliations
and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in August 2017 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to August 2017, the date that would have been its due date in August 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about August 29, 2017.

Distribution Date	The 4th business day following the related determination date of each month, beginning in September 2017.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in September 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in September 2017, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	May 2022
	Class A-2	August 2022
	Class A-3	July 2027
	Class A-4	August 2027
	Class A-AB	June 2027
	Class X-A	August 2027
	Class X-B	August 2027
	Class A-S	August 2027
	Class B	August 2027
	Class C	August 2027

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in August 2050.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales of the VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2017-B1:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2017-B1 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class X-E, Class X-F, Class

X-H, Class D, Class E, Class F, Class G, Class H and Class R certificates and the VRR Interest. The offered certificates, together with the Class X-D, Class X-E, Class X-F, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-H and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.” The non-vertically retained principal balance certificates and the VRR Interest are collectively referred to in this prospectus as the “principal balance certificates”.

B. Certificate Balances
or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-H and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate of each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve

30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class B and Class C certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00375% to 0.05250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the month (or, with respect to any specially serviced loan or REO loan with respect to which the risk retention consultation party consulted with the special servicer during the occurrence and continuance of a consultation termination event, $5,000 for the month in which such consultation occurred).

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (expressed as a % per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
General Motors Building	Outside Serviced	0.00125%	0.05%	0.15%	0.15%
Brookwood Self Storage LA-MS Portfolio(3)	Outside Serviced	0.02000%	0.25%	1.0%	1.0%
Del Amo Fashion Center	Outside Serviced	0.00125%	0.25%	0.50%	0.50%
Crossgates Commons	Outside Serviced	0.00250%	0.25%	1.00%	1.00%
IGT Reno(3)	Outside Serviced	0.00125%	0.25%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(3)	The Brookwood Self Storage LA-MS Portfolio mortgage loan and IGT Reno mortgage loan are expected to be serviced under the CD 2017-CD5 transaction which is expected to close on August 15, 2017, prior to the closing of this transaction. The information in this table is based on the preliminary prospectus filed in relation to the CD 2017-CD5 transaction.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity (other than any outside serviced mortgage loan) and each successor REO loan and the operating advisor fee rate of 0.00108% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.000235%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00660% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate (only with respect to each serviced mortgage loan), the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A.	Allocation Between VRR
Interest and Non-Vertically
	Retained Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates; and (b) the non-vertically retained certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-vertically retained certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.

B.	Amount and Order of
	Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C.	Interest and Principal
	Entitlements	A description of the interest entitlement of each class of interest-bearing certificates, including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D.	Yield Maintenance Charges and
	Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.” Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-vertically retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E.	Subordination, Allocation of
Losses and Certain Expenses

The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H certificates, in each case, to the extent such losses reduce the certificate balance(s) of the class(es) of corresponding principal balance certificates.

**	Other than the Class X-D, Class X-E, Class X-F, Class X-H and Class R certificates and the VRR Interest.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-H or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), the Class X-E certificates (to the extent such losses are allocated to the Class E certificates), the Class X-F certificates (to the extent such losses are allocated to the Class F or Class G certificates) and the Class X-H certificates (to the extent such losses are allocated to the Class H certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-vertically retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

F.	Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-vertically retained certificates are required to be further allocated between the classes of non-vertically retained certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 48 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $941,581,078. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 20 states. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Sixty-seven (67) mortgaged properties, collectively securing approximately 92.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

One (1) mortgaged property, securing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of the related mortgaged property.

One (1) mortgaged property, securing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Eight (8) mortgage loans, collectively representing approximately 33.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
General Motors Building	MSMCH / CGMRC	$92,700,000	9.8%	$1,377,300,000	$830,000,000	$2,300,000,000	Outside Serviced	N
Lakeside Shopping Center	MSMCH	$59,000,000	6.3%	$116,000,000	—	$175,000,000	Serviced	Y
411 East Wisconsin	MSMCH	$56,250,000	6.0%	$37,500,000	—	$93,750,000	Serviced	Y
Brookwood Self Storage LA-MS Portfolio	CREFI	$40,000,000	4.2%	$40,000,000	—	$80,000,000	Outside Serviced	N
TKG 4 Retail Portfolio	MSMCH	$24,536,250	2.6%	—	$2,726,250	$27,262,500	Serviced	N(2)
Del Amo Fashion Center	Bank of America	$20,457,000	2.2%	$355,343,000	$209,200,000	$585,000,000	Outside Serviced	N
Crossgates Commons	Bank of America	$12,454,924	1.3%	$19,927,879	—	$32,382,803	Outside Serviced	N
IGT Reno	CREFI	$10,000,000	1.1%	$70,000,000	—	$80,000,000	Outside Serviced	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	If the holder of the related subordinate companion loan is a borrower party or an A/B control appraisal event exists, in either case with respect to the TKG 4 Retail Portfolio loan combination, then promissory note A evidencing the TKG 4 Retail Portfolio mortgage loan will become the controlling note.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

Each of the Lakeside Shopping Center loan combination, the 411 East Wisconsin loan combination and the TKG 4 Retail Portfolio loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

The outside serviced mortgage loans will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “servicing shift loan combinations” or any related terms should be disregarded.

Additional Characteristics
of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$941,581,078
Number of Mortgage Loans	48
Number of Mortgaged Properties	69
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,800,000 to $92,700,000
Average Cut-off Date Balance	$19,616,272
Range of Mortgage Rates	3.33000% to 5.11000%
Weighted Average Mortgage Rate	4.19366%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	116 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	355 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	355 months
Range of Cut-off Date LTV Ratios(4)(5)	19.9% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.3%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	19.9% to 75.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	51.8%
Range of UW NCF DSCR(4)(6)	1.24x to 4.33x
Weighted average UW NCF DSCR(4)(6)	2.43x
Range of Debt Yield on Underwritten NOI(4)(7)	6.6% to 15.8%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	58.8%
Amortizing Balloon	21.7%
Interest Only, then Amortizing Balloon	19.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	3.7%
Mortgage Loans with mezzanine debt or subordinate debt	23.7%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that such loan-to-value ratios may be calculated (i) based on the “as-is portfolio value”, which represents the appraised value for a portfolio of mortgaged properties as a whole (which may include a premium relating to the valuation of the entire portfolio of mortgaged properties) and not on the sum of the appraised values for each of the individual mortgaged properties in such portfolio, or (ii) either (x) based on the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, or (y) based on the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain portfolios of mortgaged properties is the “as-is portfolio value”, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.5% and 52.0%, respectively.
(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Mortgage Loans

As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on
Projections of Future Income

One (1) of the mortgaged properties, securing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was constructed or materially renovated 12 months or less prior to the cut-off date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Two (2) of the mortgaged properties (one (1) of which is part of a portfolio of mortgaged properties), collectively securing approximately 1.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from
Underwriting Guidelines

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

One (1) mortgage loan, representing approximately 9.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria”, and “—The Originators—Morgan Stanley Bank, N.A.—Exceptions to Underwriting Standards”.

Certain Mortgage Loans with Material
Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans
from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) promulgated under Section 15G (“Regulation RR”), as an “eligible vertical interest” in the form of the VRR Interest. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR and is expected, on the closing date, to (i) offset a portion of its risk retention obligation by Morgan Stanley Bank, N.A.’s acquisition of a pro rata portion (based on the percentage of the mortgage loans originated by Morgan Stanley Bank, N.A. (by cut-off date principal balance)) of the VRR Interest, (ii) offset a portion of its risk retention obligation by Bank of America, National Association’s acquisition of a pro rata portion (based on the percentage of the mortgage loans originated by Bank of America, National Association (by cut-off date principal balance)) of the VRR Interest, and (iii) transfer, or cause the transfer of, the remaining portion of the VRR Interest to Citigroup Global Markets Realty Corp., a “majority-owned affiliate” of the retaining sponsor. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc. as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited;

●	The certificate administrator’s website initially located at www.sf.citidirect.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of
Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage
Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in some cases, any related subordinate companion loan(s)) as a single whole loan.

Pursuant to the co-lender agreement with respect to any AB loan combination (except for the General Motors Building loan combination), the holder of the related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income
Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class X-E, Class X-F, Class X-H, Class D, Class E, Class F, Class G and Class H certificates and the VRR Interest as classes of regular interests in the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates;

Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

 Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (including any prepayment in connection with a release of a mortgaged property) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and the subordinate companion loan on a pro rata basis. Any such pro rata distributions of principal would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by the subordinate companion loan. See “Description of the Mortgage Pool—The Loan Combinations”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor”) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. The regulatory technical standards (the “Technical Standards”) in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014 specifying the requirements for investor, sponsor, original lenders and originator institutions relating to exposures to transferred credit risk under the CRR came into force on July 3, 2014. There can be no assurance that the continuing implementation of or further changes to the Technical Standards will not affect the requirements applying to relevant investors. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”) are contained in Commission Delegated Regulation (EU) No. 2015/35 and any technical standards and guidance published in relation thereto as may be effective from time to time (the “Solvency II Regulation) and Commission Delegated Regulation (EU) No. 231/2013 and any technical standards and guidance published in relation thereto as may be effective from time to time (the “AIFM Regulation”). Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to the Solvency II Regulation and AIFM Regulation. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	In September 2015, the European Commission published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459, 914 F.Supp.2d 422 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865, 907 F.Supp.2d 536 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote”). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.”, “—Morgan Stanley Bank, N.A.” and “—Bank of America, National Association”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The

Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.—Review of the Citi Mortgage Loans”, “—Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans” and “—Bank of America, National Association—Review of Bank of America Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are mixed use, retail, hospitality, office, self storage and multifamily. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, California, Louisiana, Texas and Wisconsin. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”, and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-

known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages

The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised

Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years.

The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, restaurants, shopping malls, water parks, theater space, music venues, dental or medical offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Eight (8) of the mortgaged properties, securing approximately 15.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 18%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. In connection therewith, each of Citi Real Estate Funding Inc., as the expected initial risk retention consultation party, Citigroup Global Markets Realty Corp., as an expected holder of a portion of the VRR Interest, Morgan Stanley Bank, N.A., as an expected holder of a portion of the VRR Interest, and Bank of America, National Association, as an expected holder of a portion of the VRR Interest, is affiliated with an Underwriter Entity. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator and the initial risk retention consultation party, (ii) Citigroup Global Markets Realty Corp., one of the sponsors and an originator, (iii) Citibank, N.A., the certificate administrator, and (iv) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citigroup Global Markets Realty Corp., as a “majority-owned affiliate” of Citi Real Estate Funding Inc. (the retaining sponsor), Morgan Stanley Bank, N.A., as an originator, and Bank of America, National Association, as an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”. In addition, Citi Real Estate Funding Inc. is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the party by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or any party that can appoint the risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is the risk retention consultation party or the person entitled to appoint the risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent the risk retention consultation party or a holder of the VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), the risk retention consultation party or any holder of the VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of the risk retention consultation party or such holder of a VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that Citi Real Estate Funding Inc. (as the party with the right to appoint the risk retention consultation party) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

LNR Partners, LLC, the expected special servicer for this transaction, is an affiliate of LNR Securities Holdings, LLC, which is (or is an affiliate of the entity that is) anticipated to purchase an approximately 35% interest in each class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H certificates. Elliot Management Corporation (or an affiliate) is anticipated to purchase the remaining approximately 65% interest in each class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H Certificates. LNR Partners, LLC or an affiliate assisted LNR Securities Holdings, LLC, Elliott Management Corporation and/or one or more of their respective affiliates with their respective due diligence of the mortgage loans, prior to the closing date.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Trimont Real Estate Advisors, LLC, a Georgia limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Trimont Real Estate Advisors, LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Trimont Real Estate Advisors, LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Trimont Real Estate Advisors, LLC performs its duties under the pooling and servicing agreement.

Additionally, Trimont Real Estate Advisors, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Trimont Real Estate Advisors, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Trimont Real Estate Advisors, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Trimont Real Estate Advisors, LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC, a Georgia limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Trimont Real Estate Advisors, LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Trimont Real Estate Advisors, LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Trimont Real Estate Advisors, LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Trimont Real Estate Advisors, LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Trimont Real Estate Advisors, LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Trimont Real Estate Advisors, LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Trimont Real Estate Advisors, LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) Elliott Management Corporation (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination), and (ii) Morgan Stanley Bank, N.A. is the initial holder of the TKG 4 Retail Portfolio subordinate companion loan and, as such, will be the initial directing holder with respect to the TKG 4 Retail Portfolio loan combination. (see “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above). The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with respect to the applicable serviced loan(s) under the pooling and servicing agreement by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan), provided that, in the case of any mortgage loan or loan combination other than the TKG 4 Retail Portfolio loan combination for so long as an A/B control appraisal event is not in effect, such termination may be without cause only if either (i) LNR Partners, LLC or an affiliate thereof is no longer the special servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns less than 25% of the certificate balance of the then controlling class of certificates. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class E, Class F, Class G and Class H certificates (the “B-Piece Buyers”) were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyers may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyers received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyers or that the final pool as influenced by the B-Piece Buyers’ feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyers’ certificates. Because of the differing subordination levels, the B-Piece Buyers have interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyers but that does not benefit other investors. In addition, the B-Piece Buyers may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyers performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyers are not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in their capacities as owners of the Class E, Class F, Class G and Class H certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyers’ acceptance of a mortgage loan. The B-Piece Buyers’ acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyers will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Elliott Management Corporation (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists and, in the case of a termination without cause, subject to the applicable restrictions). In addition, (a) after the occurrence and during the continuance of a control termination event at the request of certain certificateholders entitled to at least a specified percentage of voting rights, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor, provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)), the special servicer (but not any outside special servicer for any outside serviced loan combination or the special servicer with respect to any loan combination that is then a serviced outside controlled loan combination), in each of the circumstances referred to in clauses (a) and (b), may be replaced based on a certificateholder vote. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), (ii) after the occurrence and during the continuance of a control termination event, the operating advisor, and (iii) the risk retention consultation party to the extent set forth in the pooling and servicing agreement; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor and/or the controlling class representative (in each case, following the occurrence and during the continuance of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or the risk retention consultation party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class or, in the case of the risk retention consultation party, the interests of the holder of the applicable portion of the VRR Interest, as applicable); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class or, in the case of the risk retention consultation party, the holder of the applicable portion of the VRR Interest, as applicable); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class or, in the case of the risk retention consultation party, the interests of the holder of the applicable portion of the VRR Interest, as applicable) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or the risk retention consultation party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or the risk retention consultation party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. and Citigroup Global Markets Realty Corp., each in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2017-B1 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 48 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in August 2017 (or, in the case of any Mortgage Loan that has its first due date subsequent to August 2017, the date that would have been its due date in August 2017 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $941,581,078 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a mixed use, retail, hospitality, office, self storage, multifamily, manufactured housing community or land property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Eight (8) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”), collectively representing approximately 33.5% of the Initial Pool Balance, are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc., a New York corporation (“CREFI”)	15 (the “CREFI Mortgage Loans”)(1)	$322,385,000	34.2%
Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (“MSMCH”)	14 (the “MSMCH Mortgage Loans”)(1)	282,325,187	30.0
Bank of America, National Association, a national banking association (“Bank of America”)	18 (the “Bank of America Mortgage Loans”)	244,170,891	25.9
Morgan Stanley Mortgage Capital Holdings LLC / Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)(2)	1	92,700,000	9.8
Total	48	$941,581,078	100.0%

(1)	The CREFI Mortgage Loans and the CGMRC General Motors Building Note (as defined below) are collectively referred to in this prospectus as the “Citi Mortgage Loans”. Except as otherwise indicated, references to “MSMCH Mortgage Loan(s)” also include the MSMCH General Motors Building Note (as defined below).

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Morgan Stanley Bank, N.A. (an affiliate of MSMCH), CGMRC, Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association and is evidenced by four promissory notes: (i) notes A-1-A2 and A-1-C3-2, with an aggregate outstanding principal balance of $52,700,000 as of the Cut-off Date, as to which MSMCH is acting as Mortgage Loan Seller (collectively, the “MSMCH General Motors Building Note”), and (ii) notes A-3-C3-1 and A-3-A2-2, with an aggregate outstanding principal balance of $40,000,000 as of the Cut-off Date, as to which CGMRC is acting as Mortgage Loan Seller (the “CGMRC General Motors Building Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)	Citi Real Estate Funding Inc.	15	$322,385,000	34.2%
Morgan Stanley Bank, N.A.(2)	Morgan Stanley Mortgage Capital Holdings LLC	14	282,325,187	30.0
Bank of America, National Association(3)	Bank of America, National Association	18	244,170,891	25.9
Morgan Stanley Bank, N.A. / Citigroup Global Markets Realty Corp.(4)	Morgan Stanley Mortgage Capital Holdings LLC / Citigroup Global Markets Realty Corp.	1	92,700,000	9.8
	Total	48	$941,581,078	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno (which will be sold to the Depositor by CREFI), representing approximately 1.1% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI and Cantor Commercial Real Estate Lending, L.P.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center (which will be sold to the Depositor by MSMCH), representing approximately 6.3% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Morgan Stanley Bank, N.A. (an affiliate of MSMCH), Barclays Bank PLC and Wells Fargo Bank, National Association.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center (which will be sold to the Depositor by Bank of America), representing approximately 2.2% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Bank of America, National Association, Wells Fargo Bank, National Association, Barclays Bank PLC and Société Générale.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by Morgan Stanley Bank, N.A. (an affiliate of MSMCH), CGMRC, Deutsche Bank AG, acting through its New York Branch and Wells Fargo Bank, National Association, and is evidenced by four promissory notes: (i) the MSMCH General Motors Building Note (which will be sold to the Depositor by MSMCH); and (ii) the CGMRC General Motors Building Note (which will be sold to the Depositor by CGMRC).

CREFI, Morgan Stanley Bank, N.A. (“Morgan Stanley Bank”) (an affiliate of MSMCH), Bank of America and CGMRC are referred to in this prospectus as the originators. CREFI, Morgan Stanley Bank, Bank of America and CGMRC originated 34.2%, 35.6%, 25.9% and 4.2%, respectively, of the Initial Pool Balance.

MSMCH has acquired or will acquire on or prior to the Closing Date the MSMCH Mortgage Loans that were originated by Morgan Stanley Bank.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, MSMCH, Bank of America and CGMRC (collectively, the “Sponsors”) on or about August 29, 2017 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the General Motors Building Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the General Motors Building Mortgage Loan or the General Motors Building Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a General Motors Building Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, General Motors Building) is combined with any Loan Combination-related defined term (for example, General Motors Building Companion Loan Holder), reference is being made to such combined term (for example, “General Motors Building Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to August 2017, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value, unless otherwise specified below, and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following case, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but reflects the “as-is” appraised value for the entire portfolio, which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Brookwood Self Storage LA-MS Portfolio, representing approximately 4.2% of the Initial Pool Balance, the Appraised Value of $161,150,000 reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. The sum of the “as is” appraised values of each of the Mortgaged Properties on an individual basis is $148,050,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
CityLine Michigan Portfolio	1.6%	72.7%	$425,000	70.7%
4901 West Irving Park	1.0%	70.1%	$325,000	67.8%

●	with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/ or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Un- Adjusted “as-is” appraised value) (1)	Unadjusted “as-is” appraised value(1)
Brookwood Self Storage LA-MS Portfolio	4.2%	49.6%	$161,150,000	54.0%	$148,050,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
327-331 East Houston Street	4.4%	6.3%	$1,700,000	6.5%
CityLine Michigan Portfolio	1.6%	8.8%	$425,000	9.0%
4901 West Irving Park	1.0%	7.9%	$325,000	8.2%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
327-331 East Houston Street	4.4%	6.3%	$1,700,000	6.6%
CityLine Michigan Portfolio	1.6%	8.9%	$425,000	9.2%
4901 West Irving Park	1.0%	8.5%	$325,000	8.8%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use, multifamily and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which in each case is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (“Appraised Value”)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Brookwood Self Storage LA-MS Portfolio	4.2%	49.6%	$161,150,000	54.0%	$148,050,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into the lockbox account by the borrower or property manager (rather than credit card companies directly depositing credit card receivables).

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as General Motors Building, Two Fordham Square and Wellington Commercial Condo, representing approximately 9.8%, 5.6% and 3.2%, respectively, of the Initial Pool Balance, in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease and the term of the related Mortgage Loan (or, in the case of the General Motors Building Mortgage Loan, the term of the related lease which extends beyond the term of such Mortgage Loan). Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as General Motors Building, Two Fordham Square and Wellington Commercial Condo, representing approximately 9.8%, 5.6% and 3.2%, respectively, of the Initial Pool Balance, in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease and the term of the related Mortgage Loan (or, in the case of the General Motors Building Mortgage Loan, the term of the related lease which extends beyond the term of such Mortgage Loan). Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 13 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms,” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans

Initial Pool Balance(1)	$941,581,078
Number of Mortgage Loans	48
Number of Mortgaged Properties	69
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,800,000 to $92,700,000
Average Cut-off Date Balance	$19,616,272
Range of Mortgage Rates	3.33000% to 5.11000%
Weighted Average Mortgage Rate	4.19366%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	116 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	355 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	355 months
Range of Cut-off Date LTV Ratios(4)(5)	19.9% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.3%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	19.9% to 75.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	51.8%
Range of UW NCF DSCR(4)(6)	1.24x to 4.33x
Weighted average UW NCF DSCR(4)(6)	2.43x
Range of Debt Yield on Underwritten NOI(4)(7)	6.6% to 15.8%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	58.8%
Amortizing Balloon	21.7%
Interest Only, then Amortizing Balloon	19.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	3.7%
Mortgage Loans with mezzanine debt or subordinate debt	23.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that such loan-to-value ratios may be calculated (i) based on the “as-is portfolio value”, which represents the Appraised Value for a portfolio of Mortgaged Properties as a whole (which may include a premium relating to the valuation of the entire portfolio of Mortgaged Properties) and not on the sum of the Appraised Values for each of the individual Mortgaged Properties in such portfolio, or (ii) either (x) based on the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan or (y) based on the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain portfolios of Mortgaged Properties is the “as-is portfolio value”, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 56.5% and 52.0%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 20 Mortgage Loans, representing approximately 58.8% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 16 Mortgage Loans, representing approximately 19.6% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms, and 12 Mortgage Loans, representing approximately 21.7% of the Initial Pool Balance, that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans		Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Mixed Use	7		7	$230,000,000	24.4%
Retail/Office	3		3	167,200,000	17.8
Retail/Hospitality/Multifamily	1		1	23,000,000	2.4
Office/Warehouse	1		1	21,500,000	2.3
Office/Industrial	1		1	10,000,000	1.1
Multifamily/Retail	1		1	8,300,000	0.9

Retail	12		13	$205,348,174	21.8%
Anchored	5		6	79,986,250	8.5
Super Regional Mall	2		2	79,457,000	8.4
Unanchored	2		2	18,750,000	2.0
Single Tenant Retail	2		2	14,700,000	1.6
Power Center	1		1	12,454,924	1.3

Hospitality	6		8	$167,075,000	17.7%
Full Service	3		3	77,200,000	8.2
Limited Service	2	(2)	4	77,075,000	8.2
Extended Stay	1	(2)	1	12,800,000	1.4

Office	8		8	$141,619,654	15.0%
CBD	3		3	82,671,225	8.8
Suburban	3		3	33,315,211	3.5
Medical Office	2		2	25,633,217	2.7

Self Storage	10		23	$98,715,000	10.5%

Multifamily	4		4	$73,882,500	7.8%
High Rise	1		1	41,700,000	4.4
Garden	3	(3)	3	32,182,500	3.4

Manufactured Housing	2	(3)	5	$14,440,750	1.5%

Land	1		1	$10,500,000	1.1%

Total	48		69	$941,581,078	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

(2)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as McNeill Hotel Portfolio is comprised of 2 limited service properties and 1 extended stay property.

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Nevada MHC and Multifamily Portfolio is comprised of 4 manufactured housing properties and 1 multifamily garden property.

Retail Properties

Thirteen (13) retail properties, representing collateral for approximately 21.8% of the Initial Pool Balance, secure, in whole or in part, twelve (12) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Office Properties

Eight (8) office properties, representing collateral for approximately 15.0% of the Initial Pool Balance, secure, in whole or in part, eight (8) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, the Mortgaged Property includes an office building and two parking garages, and parking income represents approximately 13.0% of effective gross income. The parking garages may be released from the lien of the Mortgage Loan upon a prepayment of the Mortgage Loan in the amount of the related release price as described under “—Certain Terms of the Mortgage Loan—Partial Releases.”

Mixed Use Properties

Seven (7) mixed use properties, representing collateral for approximately 24.4% of the Initial Pool Balance, secure, in whole or in part, seven (7) of the Mortgage Loans.

Each of the mixed use properties has one or more retail, hospitality, office, multifamily, industrial and/or warehouse components. To the extent a mixed use property has retail, hospitality, office, multifamily and/or warehouse components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—

General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

Eight (8) hospitality properties, representing collateral for approximately 17.7% of the Initial Pool Balance, secure, in whole or in part, five (5) of the Mortgage Loans. Seven (7) of the hospitality properties, representing collateral for approximately 13.3% of the Initial Pool Balance, are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Peddler’s Village, representing approximately 2.4% of the Initial Pool Balance, the largest tenant (HBCI / Golden Plough Inn occupying 41,256 square feet with a lease that expires on December 31, 2032) is a borrower-affiliated independent hotel operating without a franchise or management agreement with a hotel chain.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Courtyard by Marriott Old Town	$34,350,000	3.6%	4/25/2031	8/6/2027
McNeill Hotel Portfolio	$33,875,000	3.6%	7/31/2032	8/1/2017
DoubleTree Lafayette	$24,200,000	2.6%	7/31/2032	8/1/2027
Fairfield Inn & Suites Old Town	$21,650,000	2.3%	1/5/2032	8/6/2027
Hotel Indigo El Paso	$11,000,000	1.2%	1/21/2036	8/1/2027

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. For example:

●	With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
DoubleTree Lafayette	2.6%	28.5%
Hotel Indigo El Paso	1.2%	20.6%

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Self Storage Properties

Twenty-three (23) self storage properties, representing collateral for approximately 10.5% of the Initial Pool Balance, secure, in whole or in part, ten (10) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Four (4) multifamily properties, representing collateral for approximately 7.8% of the Initial Pool Balance, secure, in whole or in part, four (4) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 327-331 East Houston Street, representing approximately 4.4% of the Initial Pool Balance, 16 of the 78 units are affordable housing units, with rents that average approximately 19% of the average rent for the market rent units. Pursuant to the Regulatory Agreement (each as defined below under “Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments”), the HPD has the right to freeze the accounts of the related borrower associated with the maintenance and operation of the affordable housing units, upon the occurrence of certain events under the Regulatory Agreement. The borrower is required under the related loan agreement to maintain separate accounts pertaining to the affordable housing units and the non-affordable housing units. The Mortgage Loan is recourse for any losses resulting from an account freeze pursuant to the Regulatory Agreement. See also “—Real Estate and Other Tax Considerations”.

Manufactured Housing Community Properties

Five (5) manufactured housing community properties, representing collateral for approximately 1.5% of the Initial Pool Balance, secure, in whole or in part, two (2) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and ground water.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Whaleshead MHC, representing approximately 0.6% of the Initial Pool Balance, the Mortgaged Property consists of manufactured housing community restricted to tenants aged 55 and older.

Land (Leased Fee) Properties

One (1) Mortgage Loan, representing approximately 1.1% of the Initial Pool Balance, is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of the 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory or health management services and/or health professional school(1)	5	9.9%
Restaurant(2)	7	9.6
School, educational facility and/or beauty and cosmetology school(3)	3	4.9
Arcade, bowling alley and/or mini golf course(4)	1	2.4
Bank branch(5)	3	2.5
Gym, fitness center, spa, salon, pool or health club(6)	6	15.7
Religious center(7)	1	2.3
Theater(8)	1	2.2

(1)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Wellington Commercial Condo, Corona Plaza, Cypress Medical Center – Wichita, Clinton Crossings Medical Office and 6 West 48th Street.

(2)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio-Beavercreek, Peddler’s Village, Corona Plaza, 2001 Coit Road Plano, Fairway Shops, 226 and 400 7th Avenue and 138 Ulster Avenue. Excludes any hotel properties that may have a restaurant on-site as part of the hotel.

(3)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as 145 Huguenot, 2001 Coit Road Plano and Lafayette Office.

(4)	Includes the Mortgaged Property identified on Annex A to this prospectus as Peddler’s Village.

(5)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as 2001 Coit Road Plano, 1221-1223 Avenue J and Touhy Plaza.

(6)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as 411 East Wisconsin, Two Fordham Square, 6 West 48th Street, 4901 West Irving Park, Fairway Shops and Trinity Square Center.

(7)	Includes the Mortgaged Property identified on Annex A to this prospectus as Corona Plaza.

(8)	Includes the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; or (vi) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, the Mortgaged Property identified on Annex A as Beavercreek, representing approximately 0.9% of the Initial Pool Balance, has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$92,700,000	9.8%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$316,450,000	33.6%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$504,025,000	53.5%
Largest Related-Borrower Concentration(1)	$74,000,000	7.9%
Next Largest Related-Borrower Concentration (1)	$21,235,000	2.3%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 2.7% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Old Town San Diego Hotel Portfolio	$56,000,000	5.9%
Brookwood Self Storage LA-MS Portfolio	40,000,000	4.2
McNeill Hotel Portfolio	33,875,000	3.6
TKG 4 Retail Portfolio	24,536,250	2.6
CityLine Michigan Portfolio	15,200,000	1.6
Nevada MHC and Multifamily Portfolio	10,200,750	1.1
Grand Total	$179,812,000	19.1%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, is not being presented on Annex A as a multi-property loan. The Mortgage Loan, however, has a release parcel comprised of two parking garages.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, collectively representing approximately 5.1% of the Initial Pool Balance, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 2.3% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Two Fordham Square	$52,500,000	5.6%
145 Huguenot	21,500,000	2.3
Total for Group 1:	$74,000,000	7.9%

Group 2
CityLine Michigan Portfolio	$15,200,000	1.6%
Balch Springs Self Storage	6,035,000	0.6
Total for Group 2:	$21,235,000	2.3%

Group 3
US Storage Miami - Miami Gardens	$7,730,000	0.8%
US Storage Miami - Hialeah	6,850,000	0.7
US Storage Miami - Speedway	6,525,000	0.7
Total for Group 3:	$21,105,000	2.2%

Group 4
Discount Self Storage, Shreveport	$4,175,000	0.4%
Baton Rouge Mini Storage	1,800,000	0.2
Total for Group 4:	$5,975,000	0.6%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	12	$319,504,924	33.9%
California	5	$126,957,000	13.5%
Louisiana	14	$123,662,500	13.1%
Texas	6	$69,328,725	7.4%
Wisconsin	1	$56,250,000	6.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Florida and Oregon, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, California, Louisiana, Ohio, Michigan, Florida, Illinois, Oregon and Indiana among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Courtyard by Marriott Old Town, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property suffered from flood damage in 2016 that was caused by a storm and resulted in the closing of the Mortgaged Property for six days.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Eight (8) Mortgaged Properties, collectively securing approximately 15.7% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

One (1) of the Mortgaged Properties, identified on Annex A to this prospectus as 4901 West Irving Park, securing approximately 1.0% of the Initial Pool Balance, was constructed or materially renovated 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Two (2) of the Mortgaged Properties (1 (one) of which is part of a portfolio of Mortgaged Properties), identified on Annex A to this prospectus as Sheraton Orlando North Fee and Nevada MHC and Multifamily Portfolio - Circle K, collectively securing approximately 1.3% of the Initial Pool Balance, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified on Annex A to this prospectus as Corona Plaza, Lafayette Office and TKG 4 Retail Portfolio - Beavercreek, which Mortgaged Properties represent approximately 2.3%, 1.2% and 0.9%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to such Mortgage Loans, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

One (1) Mortgage Loan, secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance, the related Mortgaged Property consists of three commercial condominium units in a mixed use condominium which also contains 156 residential units and one additional commercial unit. There are seven condominium board members, of which two are appointed from the commercial units. The commercial units collectively appoint their board members, and the related borrower currently holds the two commercial unit board member positions. Except with respect to certain major decisions concerning common elements, the board acts by majority vote of the quorum. The quorum requirement is satisfied when a majority of the total board members are present. The following decisions may not be decided by the board unless approved by consent of two-thirds of the aggregate common interest: (i) whenever the cost of alterations, additions or improvements to the general common elements will exceed $250,000 in any fiscal year and (ii) the condominium is borrowing money in connection with same. The following decisions may not be decided by the board unless approved by affirmative vote of four-fifths of the entire board: the cost of alterations, additions or improvements to the general common elements with respect to sums less than $250,000 and (ii) the condominium is borrowing money in connection with same.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property, identified on Annex A to this prospectus as Lakeside Shopping Center, securing approximately 6.3% of the Initial Pool Balance, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

One (1) Mortgaged Property, identified on Annex A to this prospectus as Fairway Shops, securing approximately 1.0% of the Initial Pool Balance, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and

Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, an environmental indemnity was provided only by the borrower (and not by the borrower sponsor or any other party). The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group Inc.) with limits of $20,000,000 per incident and $40,000,000 in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P Global Ratings (“S&P”) rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having a minimum A.M. Best’s rating of “A-/VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the related ESA stated that an automotive service center was located within the northeast portion of the Mortgaged Property. Information obtained from the Louisiana Department of Environmental Quality (LDEQ) indicated that a subsurface investigation was completed in December 2012 which identified the presence of petroleum hydrocarbons in the vicinity of three underground lifts. The ESA reported that following the excavation of impacted soil, the LDEQ issued a No Further Action (NFA) letter for the automotive service facility on May 27, 2015. A Notification of Intent to Construct was submitted to the LDEQ on January 2016, which was approved by the LDEQ in a letter dated January 26, 2016. The ESA concluded that the historical use of the Mortgaged Property as an automotive repair facility is considered a controlled REC and no further action is needed. The ESA also identified an automotive facility that utilized an underground storage tank (“UST”).  The ESA stated that there are no reported releases in association with this UST and that the State of Louisiana issued a letter on June 5, 1991 stating that a request for closure of the UST was acceptable, based on submitted data. The ESA also noted that the consultant contacted LDEQ regarding the status of the site; but did not receive a response. The ESA further stated that two gasoline fueling stations operated within the Mortgaged Property from at least 1964 through 1988, and that the absence of documentation confirming proper closure of the related USTs constitutes a “data gap” for the Mortgaged Property. The ESA consultant provided an opinion of probable cost of $200,000 - $300,000, and a reasonable worst case estimate of $400,000, if any remediation is required, including the removal of any USTs and mitigating related soil or groundwater impacts. For the automotive facility, no incremental remediation cost was included, because the consultant concluded that if any remediation is required, it would be covered under the estimated costs for one of the former gasoline stations, given the close proximity. The borrower has an existing Premises Pollution Liability-type environmental insurance policy covering multiple locations with an aggregate $20,000,000 limits of liability and $5,000,000 per claim (a $2,000,000 sublimit being set-aside for the Mortgaged Property) from Illinois Union Insurance Company with a term expiring June 18, 2022 (the loan matures August 1, 2027) and having a $25,000 deductible. Illinois Union Insurance Company is rated “AA” by S&P. The lender and its successors will be an additional named insured to the environmental insurance policy. In addition, the loan documents include the borrower’s covenant to renew the environmental insurance policy for an additional five year term in 2022, and for an additional three year term in 2027.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, the ESA obtained at loan origination identified the following RECs at the Mortgaged Property: (i) elevated vapor concentrations in connection with the existence of a prior on-site dry cleaners; (ii) the existence of a former steel distribution facility with metal fabrication activities; (iii) the existence of 17 oil wells previously located on the Mortgaged Property; (iv) the existence of a 280-gallon diesel storage tank used by JC Penney previously located at the Mortgaged Property; and (v) the existence of a former auto repair facility. The environmental consultant estimated that remedial costs in connection with the identified RECs could range between $849,000 and $7,089,000. The borrower and guarantor have provided indemnities that would cover environmental cleanup costs and liabilities for the Mortgaged Property. Such environmental indemnity provisions are contained in the related non-recourse carveout guaranty, which is subject to a cap of $117,000,000. We cannot assure you that the borrower and guarantor would be able to, or would, pay any amount due under the above-referenced guaranty.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 6 West 48th Street, representing approximately 1.6% of the Initial Pool Balance, there is an environmental policy in place with respect to the Mortgaged Property with a $2,000,000 per claim/$2,000,000 aggregate limit of liability and $25,000 deductible and term of 10 years, 30 days and a 3-year extended reporting period.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A of this prospectus as Metro Storage - Oak Park, representing approximately 1.1% of the Initial Pool Balance, the Phase I related ESA identifies as a controlled REC for the Mortgaged Property, historic releases from USTs that were removed from the Mortgaged Property in 2006. Impacts to soil and perched groundwater associated with the historic USTs were remediated, and the governing authority granted closure regarding the releases in 2013. To address residual impacts remaining on site, the closure received from the governing authority required the implementation of a restrictive covenant for the Mortgaged Property prohibiting residential use of the impacted area. Given that the historic releases received closure from the governing authority and that a Restrictive covenant is in place at the Mortgaged Property, the ESA consultant did not recommend any additional investigation into this matter. The ESA consultant did recommend the preparation of a “baseline environmental assessment” (“BEA”) and “due care plan” (“DCP”) for the Mortgaged Property, which allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a DCP, which allows for the safe utilization of impacted property. Preparation of the BEA and DCP have been established as post-loan closing requirements under the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A of this prospectus as EZ Storage - Wayne, representing approximately 0.5% of the Initial Pool Balance, the related ESA identifies as a REC historic operations that have resulted in impacts to soils on the Mortgaged Property above applicable standards. Given the historic impacts to the Mortgaged Property, the ESA consultant recommended the preparation of a “baseline environmental assessment” (“BEA”) and “due care plan” (“DCP”). A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a DCP, which allows for the safe utilization of impacted property. Preparation of the BEA and DCP have been established as post-loan closing requirements under the Mortgage Loan documents. In order to prepare the DCP, sub-slab soil gas and indoor air quality testing will be performed in Building A on the Mortgaged Property. Depending on the results of such testing, installation of a vapor mitigation system within Building A may be necessary. The ESA consultant has estimated the installation of such a system to cost $9,000 to $10,000. At closing, the lender established an escrow of $15,000, which is 150% of the high end estimate to install any necessary vapor mitigation system.

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, as to the Mortgaged Property identified on Annex A to this prospectus as Beavercreek, representing approximately 0.9% of the Initial Pool Balance, the related ESA noted that a UST was removed in 1997, at which time the results of soil sampling reported all constituents below laboratory reporting limits, and that limited subsurface investigation in 2009 revealed no chemicals of concern. The ESA concluded the removed UST constituted a historical REC, but noted that a business risk remains as the results of the investigations were not submitted to the applicable regulatory authority to obtain a no further action letter.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A of this prospectus as Lucky Hercules, representing approximately 0.9% of the Initial Pool Balance, the related ESA did not identify any RECs, but noted the presence of petroleum related impacts in soil vapor in the northern-most sampling location (furthest from the Mortgaged Property structure) established to determine whether an adjacent dry cleaning establishment may have impacted the Mortgaged Property. The impacts were identified as above the “environmental screening level” (“ESL”) for commercial properties, however, such ESLs are guidelines, and as such are not cleanup standards, nor do the ESLs bear any reporting requirements. Given the findings of the sampling, the ESA consultant determined the petroleum-related impacts were not related to the adjacent dry-cleaners; the source of the impacts was not identified. The ESA consultant also determined it unlikely that any vapor encroachment condition existed for the Mortgaged Property structure.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, representing approximately 1.5% of the Initial Pool Balance, the related ESA stated that chlorinated solvent contamination has been identified in the soil and groundwater at the Mortgaged Property, and that historical information indicates chlorinated solvents were utilized by an on-site dry cleaner from approximately 1984 to 2001, at which time the facility switched over to petroleum-based solvent. The ESA further noted that regulatory information confirms the Mortgaged Property was enrolled in the state Voluntary Cleanup Program (VCP) in May 1998, and that online records confirm at least one subsurface investigation was conducted at the Mortgaged Property in 1998, and groundwater monitoring activities were conducted from at least 2000 to 2004. The Texas Commission on Environmental Quality (“TCEQ”) issued a certificate of completion on November 18, 2005 with activity use limitations (AULs), including commercial/industrial and groundwater use restrictions. The ESA concluded that since the voluntary case has been formally closed by the TCEQ, the former chlorinated solvent use constitutes a controlled REC. However, the ESA further stated that Information reviewed in connection with the ESA indicated the potential for vapor intrusion was not evaluated in connection with the historical subsurface investigation and VCP closure related to the former use of chlorinated solvent by the dry cleaning tenant. The ESA further stated that review of the applicable soil remediation standards under the then-applicable Texas “Risk Reduction Rule” regulations confirm the objectives for the contaminants of concern are higher than the present-day protective concentration levels under the present-day Texas Risk Reduction Program. Therefore, the ESA concluded that the potential for vapor intrusion constitutes a REC. The ESA recommended that further evaluation be performed to determine if vapor intrusion is a concern at the Mortgaged Property. In lieu of such further evaluation, the borrower purchased an environmental insurance policy from Great American E&S Insurance Company, rated A+ by S&P, in favor of the lender, having an aggregate and per incident limit of $1,000,000, a self-insured retention of $25,000 per incident, and a term of thirteen years, ending July 21, 2030.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Trinity Square Center, representing approximately 0.6% of the Initial Pool Balance, a dry cleaner is located adjacent to the north of the Mortgaged Property. According to the ESA, dry cleaning activities were conducted at the site from approximately 1955 to 2004. Stoddard solvents were reportedly used at the site for a period and perchloroethylene (“PCE”) was used thereafter. Groundwater contamination was discovered at the site during a subsurface investigation conducted in November 2006. According to the ESA, a release was reported to the Indiana Department of Environmental Management (“IDEM”) on May 10, 2007 and the site entered the IDEM Voluntary Remediation Program (“VRP”) in August 2007. Subsequent soil, soil vapor and groundwater sampling confirmed that each media had been impacted by the former dry cleaning operations. PCE and its degradation products including trichloroethene (“TCE”), cis-1,2-Dichloroethene (“cDCE”) and vinyl chloride (“VC”) were identified as contaminants of concern (“COC”) at the site. According to the ESA, a Remediation Work Plan (“RWP”) was approved by IDEM on July 15, 2014, which proposed a remedy consisting of an environmental restrictive covenant (“ERC”) and on-site groundwater treatment via enhanced reductive dechlorination (“ERD”) injections. A baseline groundwater monitoring event was conducted in July 2015 prior to the ERD injection in November 2015. Quarterly groundwater monitoring was initiated after the injection to assess the remedial progress. According to the ESA, a progress report submitted to IDEM in January 2017 indicated the post-injection groundwater samples indicate that dechlorination is occurring in the treatment area (i.e. the adjacent property) but not off-site and the greatest concentrations of PCE and its degradation products appears to be limited to the northeast corner of the Mortgaged Property. According to the ESA, groundwater sample results from the monitoring wells located between the Mortgaged Property buildings were reportedly non-detectable for the COCs. The ESA concluded that the groundwater contamination detected at the northeast corner of the Mortgaged Property represents a REC. However, according to the ESA, the Mortgaged Property is connected to the municipal water supply and groundwater at the site is not used for potable purposes and the ESA concluded no further investigation was required.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the non-recourse carveout guarantor is one of several named defendants in a housing discrimination action arising out of an affiliate’s operation of a senior housing facility in Hempstead, New York. The plaintiff filed the action with the State of New York Supreme Court following an investigation and “no probable cause” determination by the New York Division of Human Rights on November 30, 2016. The case is open and awaiting court rulings on pending motions by the parties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cypress Medical Center - Wichita, representing approximately 1.6% of the Initial Pool Balance, the related guarantor, Gary DeSanto was unable to satisfy his federal income tax obligation in 2008 resulting in a federal tax lien. Mr. DeSanto began negotiating a settlement with the IRS in 2010 which was finalized in 2016 and resulted in a monthly payment plan with a balance of $759,070 as of May 1, 2017. As of June 1, 2017, Mr. DeSanto volunteered to accelerate payment from $10,000 per month to $25,000 per month. Meanwhile, the federal tax lien caused a default on an outstanding business loan with Eagle Bank secured in part by a lien on his personal residence in the amount of $838,172. Mr. DeSanto negotiated with ESSA Bank and Trust (acquirer of Eagle Bank) and agreed to a Forbearance Agreement with an expiration date of December 31, 2017. The balance of the business loan was $652,118 as of May 2017.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the Mortgaged Property is undergoing renovations to the Apple space at an anticipated cost of $61,771,840, which are anticipated to be completed by December 31, 2018. See “Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” below. In addition, tenants at the Mortgaged Property are entitled to tenant improvements or tenant improvement allowances in a total amount of $36,474,684, most of which relate to the period from July 2017 through June 2019.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the Mortgaged Property has a $10.0 million 2017-2018 capital improvement plan, which includes complete remodeling of common areas, and updated lighting, soft seating and amenities, as well as construction and buildout of the Zara space. Such capital improvements are permitted but not required under the related Mortgage Loan documents, and have not been reserved for.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McNeill Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance, the various related Mortgaged Properties are subject to PIPs totaling approximately $4,600,000, each of which is mandated by the related franchise agreement ($1,500,000 for each of the Hilton Garden Inn Twin Falls and Homewood Suites Boise Mortgaged Properties and $1,600,000 for the Hampton Inn and Suites West Jordan Mortgaged Property). At closing of the related Mortgage Loan the related borrower reserved $5,600,000 with the lender as well as a monthly deposit of $66,667 capped at $800,000 into a PIP reserve.

With respect to the Del Amo Fashion Center Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the Mortgaged Property is in the midst of an approximately $423,000,000 redevelopment that began in 2013. Recently completed and/or remaining portions of the multi-phased project include (i) the construction of the Dick’s Sporting Goods store, which opened in June 2017, and (ii) additional adjacent in-line stores and renovation of neighboring in-line stores to the Dick’s Sporting Goods store, build-out of two restaurant pads, and construction of the Marshalls and Dave & Buster’s spaces, all of which are expected to be completed by May 2018. The remaining cost of the redevelopment has not been reserved for under the related Loan Combination documents, and the borrower is not required to complete such redevelopment.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DoubleTree Lafayette, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property is subject to a change of ownership PIP, estimated to cost $1,000,000 and required to be completed by various dates ranging from January 26, 2018 to December 31, 2020, which was reserved for under the related Mortgage Loan Agreement.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno, representing approximately 1.1% of the Initial Pool Balance, the sole tenant is expected to perform, at its expense, $2,000,000 in renovations with respect to the cafeteria, roof, and parking lot, which are anticipated to be completed by October 2018.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1221-1223 Avenue J, representing approximately 0.7% of the Initial Pool Balance, the sole tenant is expected to perform, at its expense, between $2,000,000 and $3,000,000 in renovations, which are anticipated to be completed by October 2017.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, affiliates of the non-recourse carveout guarantor have been involved in a mortgage loan default on a self-storage facility that is currently the subject of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, one of the non-recourse carveout guarantors has been an investor and/or manager in two entities that owned commercial real estate, which entities were involved in foreclosures or deeds-in-lieu of foreclosures of mortgage loans secured by such real estate.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McNeill Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance,

the borrower sponsor disclosed eight deeds-in-lieu of foreclosure in connection with loans secured by real property unrelated to the Mortgaged Property since 2007.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance, an affiliate of the borrower sponsor is currently subject to a foreclosure proceeding with respect to 390 Park Avenue, also known as The Lever House, a commercial office building in New York. 390 Park Avenue was securitized in the CSFB 2005-C2 securitization transaction and the suit was filed by Wells Fargo, as trustee. The collateral for the loan was the leasehold interest in the property, which is subject to a fair market rent reset in 2023, that has adversely impacted the refinancing of the existing loan.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each mixed use, retail, office and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Four (4) of the Mortgaged Properties, securing, in whole or in part, four (4) Mortgage Loans, collectively representing approximately 3.7% of the Initial Pool Balance, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 1.1% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance (1)
JC Penney	2	8.4%
Dick’s Sporting Goods	2	8.4%

(1)	Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s).

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each mixed use, retail and office Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the mixed use, retail and office Mortgaged Properties:

●	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant, anchor tenant or largest tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Lakeside Shopping Center	6.3%	Dillard’s	24.1%	12/31/2019	8/1/2027
Lakeside Shopping Center	6.3%	JC Penney	16.8%	11/30/2022	8/1/2027
TKG 4 Retail Portfolio – Lincoln Crossing	1.7%	Gordman’s(2)	34.5%	1/31/2024	11/1/2026
138 Ulster Avenue	0.7%	Price Chopper	95.0%	4/21/2028	8/1/2027
Trinity Square Center	0.6%	Kroger	50.6%	8/31/2020	7/1/2027

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

(2)	In connection with the Chapter 11 bankruptcy of Gordman’s, an order was entered by the United States Bankruptcy Court for the District of Nebraska approving the assumption by and assignment to Specialty Retailers, Inc., a Texas corporation (a subsidiary of Stage Stores, Inc.), of the Gordman’s lease effective as of June 11, 2017.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant or largest tenant representing greater than 50% of the net rentable square footage) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Corona Plaza	2.3%	68.6%	2024	7/6/2027

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after, the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the largest tenant, Weil, Gotshal & Manges, which represents 24.6% of the net rentable square footage, has the right to terminate (a) its 20,791 square feet of below grade storage space, at any time, and (b) either (i) its 38,900 square feet of space on the 22nd floor or (ii) its 39,900 square feet of space on the 32nd floor, on or after August 31, 2022.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, the largest tenant, Quarles & Brady LLP, which leases 27.5% of the net rentable square footage, has the two-time option to reduce its space by up to one full floor effective at any time from June 1, 2021 through May 31, 2026 upon at least twelve months’ prior notice and payment of a termination fee (that is proportionate to the relinquished space) equal to the sum of tenant improvement costs, rent credits and other costs associated with Quarles & Brady LLP’s space at the Mortgaged Property that were paid by the landlord (as calculated under the lease). Each relinquished space must be a contiguous space of at least 11,500 square feet on the lowest floor of the Mortgaged Property that Quarles & Brady LLP leases. Quarles & Brady LLP may not exercise its contraction rights within two years of the most recent exercise of its expansion. In addition, the fifth largest tenant, Mercer (US) Inc., which leases 4.1% of the net rentable square footage, has the option to terminate its lease effective May 31, 2019 upon at least fourteen months’ prior notice and payment of a termination fee equal to the sum of (i) tenant improvement costs, rent credits and other costs associated with Mercer (US) Inc.’s space at the Mortgaged Property that were paid by the landlord (as calculated under the lease), (ii) $267,085.50 and (iii) six months of operating cost share rent and tax share rent at the estimated rate, as reasonably determined by the landlord, in effect for the month of June 2019.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Two Fordham Square, representing approximately 5.6% of the Initial Pool Balance, the largest tenant, NYC Administration of Child Services, which represents 27.2% of the net rentable square footage, has the right to terminate its lease effective as of March 31, 2019 upon 365 days’ prior written notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wilshire Plaza, representing approximately 2.7% of the Initial Pool Balance, Meredith

Corporation, the largest tenant, leasing approximately 4.9% of the net rentable square footage, has the right to terminate its lease on July 31, 2019 upon six months’ prior notice and payment of a $90,000 termination fee. Additionally, the second largest tenant, Echo Global Logistics, leasing approximately 4.7% of the net rentable square footage, has the right to terminate its lease effective August 31, 2021, upon between 270 and 365 days’ prior notice and payment of a $237,887 termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Corona Plaza, representing approximately 2.3% of the Initial Pool Balance, the second largest tenant, Walgreens, which represents 24.3% of the net rentable square footage, has the right to terminate its lease effective as of April 30, 2024 upon 12 months’ prior written notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Barrington Centre Office, representing approximately 0.5% of the Initial Pool Balance, UBS, the largest tenant, representing approximately 29.3% of the net rentable square footage, has a one-time termination option effective December 1, 2020 with twelve months’ prior notice. If UBS terminates the lease, it will be required to pay unamortized leasing costs and three months’ base rent.

For additional examples of tenants that may have termination rights, see “Significant Loan Summaries” in Annex B to this prospectus (for example, see “—Loan #1: General Motors Building”, regarding termination rights of tenants Apple and Under Armour).

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the fifth largest tenant, Zara (which is not yet in occupancy), has the right to terminate its lease if net sales for the third full lease year are less than $8.0 million. Zara’s lease is expected to commence June 2018.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, the fifth largest tenant in the portfolio, Party City, which leases 4.0% of the net rentable square footage of the portfolio, has an option to terminate its lease if its annual gross sales do not exceed $1,450,000 at the expiration of the 6th lease year (July 20, 2018), provided Party City provides 12 months’ prior notice, which must be given within 60 days of July 20, 2018, and pays a termination fee of $125,000.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, Macy’s, the second largest tenant at the Mortgaged Property, which ground leases the land on which its 229,520 square foot store is located, has the right to terminate its ground lease upon 30 days prior notice, if either of the following circumstances (a “Co-Tenancy Failure”) continues to exist at the expiration of such 30-day notice period; provided, that the landlord is entitled to up to 18 months to cure a Co-Tenancy Failure: (i) there is not at least one of Dillard’s or JC Penney open for business in at least 100,000 square feet of its respective building or (ii) less than 65% of the leasable area of the mall store building (excluding any theater, kiosks and food court space) are open and being operated by standard tenants for the retail sale of merchandise and services. With respect to the fourth largest tenant, Dick’s Sporting Goods, which leases 3.0% of the net rentable square footage, if (i) less than two anchor tenants (defined as Macy’s, Dillard’s, JC Penney or another first class regional enclosed mall shopping center retailer operating in at least 80,000 contiguous square feet), or (ii) less than 75% of the remaining leasable floor area of the enclosed mall shopping center, excluding the tenant’s premises and out-parcels, are open and operated by an occupant for retail business, the tenant has the right, unless the foregoing is cured within 30 days following notice from the tenant, to pay rent equal to 3.00% of gross sales in lieu of base rent and any percentage rent otherwise due. If either such circumstance is not cured for more than 18 months following notice from the tenant, the tenant may terminate the lease upon 60 days’ notice, to be effective 180 days from the date of notice. With respect to the fifth largest tenant, Zara (which is not yet in occupancy), if (i) less than two anchor tenants (defined as JC Penney, Dillard’s or Macy’s and their successors and assignees or any retail replacement for the same occupying at least 80,000 square feet) are operating at the shopping center, or (ii) less than 75% of the remaining leasable floor area of the shopping center, excluding anchor spaces, is open for business, then if such failure continues for six months after notice, the tenant may pay rent equal to 6.00% of net sales in lieu of the rent otherwise due, and if such failure continues for an additional 12 months, the tenant may terminate its lease by giving notice within 60 days after the expiration of such 12 month period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Two Fordham Square, representing approximately 5.6% of the Initial Pool Balance, the fourth largest tenant, Marshall’s, which leases 12.7% of the net rentable square footage of the Mortgaged Property, may pay reduced rent (equal to the lesser of monthly minimum rent or 2% of gross sales, in lieu of minimum rent and percentage rent) if any of the following circumstances exists for more than 90 consecutive days, and may terminate its lease upon providing prior written notice if such circumstances continue for one year beyond such 90-day period: (i) less than 12,000 square feet in the ground level and basement are open for office use or (ii) less than 60,000 square feet in the second and third levels are open for office use.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, the second largest tenant in the portfolio, Gordman’s, which leases 18.2% of the net rentable square footage of the portfolio, may reduce rent to 67% of base rent if at any time during the lease term either Super Walmart or Hy-Vee (which are shadow anchors for the Mortgaged Property identified on Annex A as Lincoln Crossing) are not open and operating for business within the parcel adjacent to such Mortgaged Property. The fourth largest tenant in the portfolio, Dollar Tree, which leases 6.0% of the net rentable square footage of the portfolio, has the right to terminate its lease if Super Walmart ceases to operate within the parcel adjacent to the Mortgaged Property identified on Annex A to this prospectus as Lincoln Crossing. The fifth largest tenant in the portfolio, Party City, which leases 4.0% of the net rentable square footage of the portfolio, has the right to reduce its rent if less than 65% of the tenants at the related Mortgaged Property are open and operating, and to terminate its lease if such condition continues for 12 months.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant or an anchor tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, the five largest tenants at the Mortgaged Property generally have the right to go dark, with the borrower having the right to recapture the tenant’s space if the tenant goes dark for a specified period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the second largest tenant, Macy’s, which ground leases the land on which it operates its 229,520 square foot store, has the right to cease to operate its store after the tenth anniversary of its opening date (which tenth anniversary date is estimated to be November 1, 2018). If Macy’s fails to operate in at least 140,000 square feet for six months, the landlord has the right to terminate the Macy’s lease and purchase its building for the lesser of (a) the fair market value of the physical structure and infrastructure and (b) the undepreciated value of the cost incurred by the tenant (1) in connection with initial construction of its building, depreciated over 30 years and (2) in connection with capital improvements in excess of $100,000, depreciated over the lesser of the useful life of such capital improvements or the remaining lease term. The third largest tenant, JC Penney, which leases 16.8% of the net rentable square footage, has the right to go dark at any time; provided that if JC Penney goes dark, the landlord has the right to terminate its lease upon six months’ notice. The fourth largest tenant, Dick’s Sporting Goods, which leases 3.0% of the net rentable square footage, has the right to go dark at any time, provided that if the tenant is dark for 120 consecutive days, the landlord can terminate the tenant’s lease upon 180 days’ notice, unless the tenant reopens within 30 days of such notice.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, the five largest tenants in the portfolio, Gordman’s, Kroger, PetSmart, Party City and Dollar Tree, collectively representing 77.2% of the net rentable square footage and 60.6% of underwritten base rent, each has the right to go dark at the related Mortgaged Property. With respect to Gordman’s, the borrower has no right to recapture the related space, and with respect to Kroger, the borrower has the right to recapture the related space only if (i) the space has been dark for more than 730 consecutive days and (ii) the borrower pays the tenant the fair market value of its tenant improvement costs. With respect to the remaining three tenants, the borrower can recapture the related space if it has been dark for at least 90 consecutive days (and in the case of PetSmart, it has removed substantially all its inventory from the leased space).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lucky Hercules, representing approximately 0.9% of the Initial Pool Balance, the sole tenant, Save Mart Supermarkets, has the right to go dark. The borrower does not have the right to recapture the space.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 138 Ulster Avenue, representing approximately 0.7% of the Initial Pool Balance, Price Chopper, which represents 95.0% of the net rentable square footage, has the right to go dark. If Price Chopper goes dark for six consecutive months, the landlord has the right for a period of 90 days to terminate the lease. If the landlord does not so terminate the lease and Price Chopper remains closed, the landlord has another 90-day period to terminate the lease, commencing 12 months after the initial cessation of business. The landlord’s option to terminate the lease does not apply if Price Chopper gives written notice that it intends to reopen its business within six months of delivery of notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1221-1223 Avenue J, representing approximately 0.7% of the Initial Pool Balance, the sole tenant, Capital One, has the right to go dark. The borrower has the right to recapture the space after 180 days if, after 30 days written notice from the borrower, the tenant does not re-open and commence operations

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
Two Fordham Square	5.6%	NYC Administration of Child Services(1)	27.2%	24.6%
145 Huguenot	2.3%	Westchester County Dept of Health	10.2%	12.7%
145 Huguenot	2.3%	NYS Dept of Health	6.8%	8.0%

(1)	The related tenant may terminate the lease as of March 31, 2019 upon 365 days’ notice.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the second largest tenant, Aramis, subleases 9,725 square feet to GF Capital Management.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the fourth largest tenant, Apple, will have a 17-month free rent period with respect to 21,907 square feet of its space commencing in August 2017. The foregoing free rent period pertains to part of Apple’s sub-cellar expansion space at the Mortgaged Property, the renovation of which is anticipated to be completed on or prior to December 31, 2018. Apple is currently occupying temporary space at the former FAO Schwarz space on the 58th Street side of the Mortgaged Property, while its store undergoes a renovation to expand its space by approximately 34,000 square feet, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its expanded regular leased space is not delivered by February 3, 2020, subject to force majeure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the fifth largest tenant, Zara, is not yet in occupancy. A reserve was established at loan origination to cover “gap rent” for Zara for the period prior to June 2018. Zara’s lease is anticipated to commence in June 2018. The borrower has stated that it anticipates delivery of the Zara space, with landlord work completed, will take place in May 2018. Under Zara’s lease, such lease and the obligation to pay rent, commence on the earlier of (i) the date Zara opens for business and (ii) its “Required Opening Date”, which is the date that is 180 days after the occurrence of the last of various events, one of which is delivery of Zara’s space with landlord work completed. In addition, if the 180th day occurs during the period (i) between June 1 and July 31, or (ii) between November 15 and January 31, the Required Opening Date is extended to the first day of the month next following such period. Accordingly, if Zara does not elect to open when its space is delivered, it is not contractually obligated to commence its lease or rent payment until the Required Opening Date, which would be significantly later than the anticipated date.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Two Fordham Square, representing approximately 5.6% of the Initial Pool Balance, the second largest tenant, 24 Hour Fitness, has not yet reopened for business due to flooding and resulting renovations, however, the tenant is paying rent and in occupancy.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, representing approximately 1.5% of the Initial Pool Balance, three tenants, Jusgo Supermarket (35.3% of net rentable square footage and 15.8% of underwritten base rent), Sweet Hut Texas, Inc. (4.0% of net rentable square footage and 5.3% of underwritten base rent), and Chubby Cattle (1.9% of net rentable square footage and 3.1% of underwritten base rent) have not yet taken occupancy of their space. Jusgo Supermarket and Sweet Hut Texas, Inc. are building out their space, and are currently paying rent. At loan closing, the borrower funded $3,000,000 into a special reserve which is required to be released upon: (i) the Mortgaged Property achieving an occupancy rate of 90% or greater, and (ii) each of Jusgo Supermarket, Karen Dillards Test Prep (the second largest tenant, representing 14.2% of net rentable square footage) and other specified tenants have provided a tenant estoppel stating it is in occupancy, open to the public, and paying full unabated rent with all tenant improvements and leasing commissions fully paid. If such conditions are not satisfied as of August 1, 2018, the related borrower is required to prepay the Mortgage Loan on the payment date on August 1, 2018 from the funds in such reserve, together with prepayment consideration.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute their leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

For additional examples of tenants that may not have taken possession or commenced paying rent, see “Significant Loan Summaries” in Annex B to this prospectus (for example, see “—Loan #1: General Motors Building”, regarding tenant Under Armour).

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or certain tenants at those Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, as to the Mortgaged Property identified on Annex A as Lincoln Crossing, representing approximately 1.7% of the Initial Pool Balance, the largest tenant, Gordman’s, which leases approximately 34.5% of the net rentable square footage at such Mortgaged Property and represents approximately 28.3% of the underwritten base rent at such Mortgaged Property (and 18.2% of the underwritten base rent for the related Loan Combination), filed for Chapter 11 bankruptcy protection on March 13, 2017. On June 9, 2017 an order was entered by the United States Bankruptcy Court for the District of Nebraska approving the assumption by and assignment to Specialty Retailers, Inc., a Texas corporation (a subsidiary of Stage Stores, Inc.), of the lease for such tenant effective as of June 11, 2017.

●	On June 29, 2017, Walgreens Boots Alliance, Inc., which owns Walgreens, entered into an agreement to purchase 2,186 stores, three distribution centers and related inventory from Rite Aid Corporation for $5.175 billion in cash. Upon the initial closing of the acquisition, Walgreens Boots Alliance, Inc. will begin acquiring Rite Aid stores and related assets on a phased basis over a period of approximately six months, and intends to convert acquired stores to the Walgreens brand over time. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Corona Plaza, representing approximately 2.3% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property is Walgreens. Although Walgreens Boots Alliance, Inc. has not identified any particular Walgreens or Rite Aid store planned for closure or consolidation, if the intended acquisition of Rite Aid stores were to occur, we cannot assure you that any Walgreens or Rite Aid store at the Mortgaged Properties will not be closed as a result of the transaction.

●	On January 4, 2017, Macy’s, Inc. announced the closing of 68 Macy’s stores (out of a current total of 730 Macy’s stores). These store closures are part of the approximately 100 closings announced in August 2016. Macy’s, Inc. also announced its intention to close 30 additional stores over the next few years. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, Macy’s is an anchor tenant at the Mortgaged Property. We cannot assure you that the Macy’s store at the Lakeside Shopping Center Mortgaged Property will not be closed as a result of Macy’s store closure announcement or otherwise or that the closing of any Macy’s store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On February 24, 2017, JC Penney Company, Inc. (“JC Penney”) announced that it expects to close two distribution facilities and approximately 130 to 140 JC Penney department stores over the following months. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, JC Penney is an anchor tenant at the Mortgaged Property. We cannot assure you that the JC Penney store at the Lakeside Shopping Center Mortgaged Property will not be closed as a result of JC Penney’s store closure announcement or otherwise. We further cannot assure you that the closing of any other JC Penney store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On May 2, 2017, CVS Health Corporation announced that it closed 60 retail stores as of March 31, 2017 and expects to close approximately ten additional stores during the remainder of 2017. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance, CVS is the third largest tenant at the related Mortgaged Property. We cannot assure you that CVS will remain open for business or that the closing of any CVS store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Corona Plaza, representing approximately 2.3% of the Initial Pool Balance, the largest tenant, Pentecostal Church, which leases 37.6% of the net rentable square footage, is a not-for-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 6 West 48th Street, representing approximately 1.6% of the Initial Pool Balance, the largest tenant, Rockefeller Philanthropy Advisory Group, which leases 23.5% of the net rentable square footage, is a not-for-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Clinton Crossings Medical Office, representing approximately 1.1% of the Initial Pool Balance, the sole tenant, University of Rochester, is a not-for-profit organization.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Old Town San Diego Hotel Portfolio, representing approximately 5.9% of the Initial Pool Balance, the related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal is subordinate to the exercise of the rights of a lender under a mortgage secured by the Mortgaged Property who is not a “competitor” or an affiliate of a “competitor” as defined in the franchise agreement (provided that such mortgage remains validly recorded and in full force and effect).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance, the largest tenant, Quik Park, representing 40.4% of the net rentable square footage, has a right of first offer to purchase its premises if its premises become a condominium unit and in the event that the related borrower desires to sell the garage condominium unit. The second-largest tenant, McCarton Center, has a right of first offer to purchase its premises if its premises become a condominium unit and the related borrower desires to sell such unit or units or portion thereof. In each of the foregoing cases, the right of first offer does not apply to a foreclosure, deed-in-lieu of foreclosure, or other transfer in connection with the enforcement of the lender’s rights, and the right has been subordinated to the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, if the landlord desires to sell all or any portion of the Mortgaged Property (the “Offered Property”) identified on Annex A as Beavercreek and representing approximately 0.9% of the Initial Pool Balance pursuant to a bona fide third party offer to purchase, the largest tenant at such Mortgaged Property, Kroger, has a right of first refusal to purchase the Offered Property. Such right of first refusal does not apply to a foreclosure or deed in lieu of foreclosure, but would apply to any subsequent transfer.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, one of the tenants, Charles Schwab, has a right of first offer (the “Schwab ROFO”) to purchase its portion of the Mortgaged Property if the borrower decides to market the Mortgaged Property for sale. The Schwab ROFO is not extinguished by foreclosure; however, the Schwab ROFO does not apply to a foreclosure or deed-in-lieu thereof.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sheraton Orlando North Fee, representing approximately 1.1% of the Initial Pool Balance, the related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal is subordinate to the exercise of the rights of a lender under a mortgage secured by the Mortgaged Property who is not a “competitor” or an affiliate of a “competitor” as defined in the franchise agreement (provided that such mortgage remains validly recorded and in full force and effect).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Clinton Crossings Medical Office, representing approximately 1.1% of the Initial Pool Balance, the sole tenant at the Mortgaged Property, the University of Rochester, has a purchase option under its lease, after the lease extension period, which ends on January 31, 2032, to purchase the Mortgaged Property for a “bargain sale purchase price” equal to 50% of the then current appraised fair market value of the Mortgaged Property, as determined by an appraisal process set forth in the lease. Such purchase option requires notice of exercise to be delivered not less than one year prior to the expiration date of the extension period. Although the Mortgage Loan matures on August 1, 2027, prior to the date the purchase option is exercisable, the existence of the purchase option may impede the refinancing of the Mortgage Loan or the sale of the related Mortgaged Property. In the event that the borrower were unable to repay the Mortgage Loan at maturity, and the Issuing Entity were to take title to the Mortgaged Property, or in the event there was a default prior to maturity and the Issuing Entity took title to the Mortgaged Property, the Issuing Entity‘s ownership of the Mortgaged Property would be subject to such purchase option. Further, the existence of the purchase option may impede the sale of the Mortgaged Property by the Issuing Entity. In addition, the owner of the Mortgaged Property is required to pay any real estate transfer tax in connection with the sale of the Mortgaged Property pursuant to the purchase option. As of August 6, 2017, based on current New York State transfer tax rates (which are likely to vary in the future) and assuming a purchase price of 50% of the $17,100,000 “as-is” appraised value of the Mortgaged Property as of May 5, 2017 as set forth in the appraisal obtained in connection with origination of the Mortgage Loan (which appraised value is also likely to vary in the future), New York State transfer taxes would be approximately $34,200. The Mortgage Loan documents provide for liability to the non-recourse carveout guarantors for losses resulting from the exercise of the purchase option under the University of Rochester lease. We cannot assure you that the non-recourse carveout guarantors would be able to, or would, pay for any such loss, whether relating to the purchase option and related purchase price or to the obligation of the Issuing Entity, as property owner, to pay transfer taxes relating to the purchase option.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Peddler’s Village, representing approximately 2.4% of the Initial Pool Balance, five leases are to borrower-affiliated tenants: HBCI / Golden Plough Inn (the largest tenant, representing 19.3% of the net rentable square footage); Cock ’n Bull (the second largest tenant, representing 11.3% of the net rentable square footage); Giggleberry Fair (the third largest tenant, representing 7.0% of the net rentable square footage); HBCI / Buttonwood Grill (the fourth largest tenant, representing 5.4% of the net rentable square footage); and Earl’s New American (the fifth largest tenant, representing 2.9% of the net rentable square footage).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, the borrower executed a 10-year master lease with the sponsor with respect to three tenants (which, in the aggregate, represent approximately 4.5% of net rentable area and 5.3% of underwritten rent). Such tenants, set forth as follows, have executed leases but are not yet in occupancy or fully paying rent: (1) Dave & Buster’s (expected lease commencement date of May 2018), (2) Marshalls (expected lease commencement date of May 2018) and (3) EMC Seafood & Raw Bar (expected lease commencement date of January 2018). The master lease provides for annual rent equivalent to the tenants’ combined annual rent, provided that such obligations are reduced pro rata upon each of the tenants taking occupancy and commencing payment of unabated rent. The co-originators included the master lease income in underwritten income.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, representing approximately 1.5% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Jusgo Supermarket, which leases 35.3% of the net rentable square footage, owns a 25.8% interest in the borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 4901 West Irving Park, representing approximately 1.0% of the Initial Pool Balance, the second largest tenant, Retro Fitness, which leases 33.1% of the net rentable square footage, is owned by the borrower sponsor pursuant to a franchise agreement. The third largest tenant, Immigration Lawyers PC, which leases 8.2% of the net rentable square footage, is a law firm in which the borrower sponsor is a partner. The borrower sponsor provided a guaranty with respect to both of the foregoing leases. We cannot assure you that the borrower sponsor would be able to, or would, pay any amount due under the above-referenced guaranty.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 59 Mortgaged Properties, which secure, in whole or in part, 38 Mortgage Loans, representing approximately 79.8% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, various pad site tenants (Macy’s, Cheesecake Factory, Red Lobster and Whitney Bank) ground lease the land on which their improvements are located and own or manage such improvements, and either maintain their own insurance or self-insure. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wellington Commercial Condo, representing approximately 3.2% of the Initial Pool Balance, the related condominium declaration and by-laws provide that in the event of any casualty or destruction of the overall building as a result of fire or other casualty, the net insurance proceeds, if same is less than $1,000,000 will be payable to the board of managers of the condominium and if in excess of $1,000,000, all proceeds are required to be held in trust by an insurance trustee (which insurance trustee will be required to have a credit rating of at least an “A” by S&P, “A2” by Moody’s Investors Service, Inc. (“Moody’s”) or “A” by Fitch Ratings, Inc. (“Fitch”) or an equivalent rating by any other statistical rating agency in the event any of the foregoing have not rated any such insurance trustee) for the benefit of all unit owners. The board of managers arranges for repair or restoration of the Mortgaged Property and disburses the proceeds of all insurance policies to the contractors engaged in such repair and restoration. In the event that 75% or more of the building or common elements thereof is destroyed or taken, restoration will not commence unless 75% of the unit owners in aggregate common area interest agree to proceed with restoration. If restoration is not elected, the Mortgaged Property will be subject to a partition action and net proceeds of any partition sale, along with insurance proceeds held by the condominium board or insurance trustee, will be disbursed to each unit owner in proportion to their respective common interests. To the extent the condominium board is maintaining the insurance required under the Mortgage Loan documents, the related borrower is deemed in compliance with the insurance requirements of the Mortgage Loan documents. To the extent the condominium board does not maintain insurance in compliance with the Mortgage Loan documents or otherwise acceptable to the related lender, the related borrower is required to cause the condominium board to bring the insurance policies into compliance with the Mortgage Loan documents or obtain additional policies on an excess and contingent basis to insure any gaps in coverage. See also “—Condominium Interests”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno, representing approximately 1.1% of the Initial Pool Balance, the Mortgage

Loan documents permit the insurance required thereunder to be provided by the sole tenant at the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lucky Hercules, representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan documents permit the insurance required thereunder to be provided by the sole tenant at the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 138 Ulster Avenue, representing approximately 0.7 % of the Initial Pool Balance, the lender waived the borrower’s insurance requirement and allowed the borrower to rely on the insurance obtained by the anchor tenant (representing 95.0% of net rentable square feet) at the Mortgaged Property.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Chateau Marmont, representing 4.5% of the Initial Pool Balance, the Mortgaged Property is a “Historic-Cultural Monument”. Alterations to the Mortgaged Property may require the review of the Los Angeles Cultural Heritage Commission and the Mortgaged Property may be subject to restrictions on demolition. We cannot assure you that such designation will not impact the related borrower’s ability to operate, remodel, or change the use of the Mortgaged Property. In addition, the sale of alcoholic beverages at the Mortgaged Property was permitted pursuant to a conditional use permit granted by the Zoning Administrator for the City of Los Angeles on or about May 23, 2012 (the “Prior Conditional Use Permit”). The Prior Conditional Use Permit has expired, and the borrower applied to the Zoning Administrator for a replacement conditional use permit and received approval for the same on July 28, 2017. Provided no appeals are filed with the Los Angeles City Planning Department on or before August 8, 2017, the Zoning Administrator’s approval of the replacement conditional use permit will become effective. The borrower has represented that during the period of the Zoning Administrator’s review of Borrower’s application for the replacement conditional use permit, the borrower may continue to operate the Mortgaged Property pursuant to and in accordance with the Prior Conditional Use Permit.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, representing approximately 2.6% of the Initial Pool Balance, the lease for the largest tenant at the Mortgaged Property identified on Annex A to this prospectus as Beavercreek, Kroger, contains a provision stating that “landlord agrees that no portion of the shopping center shall be conveyed without imposing a restriction to comply with the terms of the lease.” Such provision is included in a section of the lease which sets forth various restrictions on the use of the Mortgaged Property as a pharmacy, for the sale of health and beauty aids, for sales of food and alcoholic beverages and for sales of automotive fuel, various other use restrictions, restrictions on the height of buildings at the Mortgaged Property and restrictions on building on or granting easements with respect to common areas. Such provision would apply to a transfer by foreclosure or deed in lieu thereof.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property is subject to an environmental deed restriction limiting the Mortgaged Property to commercial and industrial use.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the Mortgage Loan is recourse in accordance with the terms of the Mortgage Loan documents to the borrower only, and the related borrower is the only indemnitor under the environmental indemnity agreement. Only the funding of certain reserve funds is recourse to the related guarantor in accordance with the provisions of the related guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lakeside Shopping Center, representing approximately 6.3% of the Initial Pool Balance, the exculpation provisions in the non-recourse carveout guaranty for losses resulting from environmental matters provide that such losses are not covered to the extent covered by any environmental insurance, acceptable to the lender, maintained by the borrower for the benefit of the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Wilshire Plaza, representing approximately 2.7% of the Initial Pool Balance, the related environmental indemnity provides that in the event of an adverse environmental condition that requires remediation, removal, mitigation or other active or passive action, the lender agrees that to the extent a Qualified Environmental Policy (as defined below) responds, the insurance proceeds therefrom shall be looked to first by the lender prior to pursuing any liability for losses against the environmental indemnitor, except to the extent that such Qualified Environmental Policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender has been unable to recover under such Qualified Environmental Policy with respect to all or a portion of such costs or losses within a reasonable period of time despite its good faith efforts to do so. A “Qualified Environmental Policy” is defined as (i) an environmental insurance policy by Steadfast Insurance Company (Zurich) (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, a deductible no higher than $50,000 (the “SIC Policy”), or (ii) an environmental insurance policy in substantially the same form and coverages as the SIC Policy and otherwise reasonably approved by the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, for so long as Simon Property Group, L.P. (the current guarantor) or certain affiliates of JPMorgan Chase Bank, N.A. (none of whom are presently guarantors but one or more of which may become a replacement guarantor in accordance with the conditions set forth in the related Mortgage Loan documents) is the guarantor, the liability of such guarantors under the related non-recourse carveout guaranty (which also covers environmental obligations) is capped at $117,000,000 in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 6 West 48th Street, representing approximately 1.6% of the Initial Pool Balance, there is no separate guarantor for the Mortgage Loan. Only the related borrower executed the related guaranty and environmental indemnity.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Two Fordham Square, representing approximately 5.6% of the Initial Pool Balance, the Mortgaged Property is currently receiving an Industrial and Commercial Incentive Program (“ICIP”) tax exemption, granted as a result of the major renovation completed between 2001 and 2003. ICIP exemptions provide an exemption of property taxes for periods up to 25 years in which the assessed value or a portion of the assessed value of the improvements is exempted from taxation for 16 years, followed by a 9-year phase out period. The Mortgaged Property’s ICIP exemption benefit period began July 1, 2003. Beginning July 1, 2019, the Mortgaged Property is expected to enter the phase out period and the ICIP exemption is expected to end on June 30, 2028. The lender underwrote the average of the taxes during the related Mortgage Loan term.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 327-331 East Houston Street, representing approximately 4.4% of the Initial Pool Balance, the Mortgaged Property is subject to a twenty-year tax abatement in connection with its affordable housing structure (see “—Multifamily Properties”). According to the applicable governmental authority, the Mortgaged Property is in the first year of the 20-year tax abatement as of the Closing Date. Based on the current tax assessment, the unabated taxes for the Mortgaged Property would be $975,970; with the abatement taxes on the Mortgaged Property are currently $73,351. We cannot assure you that the Mortgaged Property will continue to benefit from the abatement or that taxes on the Mortgaged Property will not be changed or increased.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio, as to the Mortgaged Property identified on Annex A as Beavercreek, representing approximately 2.6% of the Initial Pool Balance, in February 2016, the local school board sued for reassessment of its real estate tax value, based on the purchase of the Mortgaged Property by the borrower in 2015. The appraisal for the Mortgaged Property estimates that the reassessed value would result in annual real estate tax liability of $317,979. The most recent annual real estate tax liability was $297,810. The Mortgage Loan was underwritten assuming such increase was made in real estate taxes and that such real estate taxes were paid or reimbursed by tenants. We cannot assure you that any actual increase would not be greater than the estimated increase, or that all tenants would be obligated to, or would, pay such an increase.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hotel Indigo El Paso, representing approximately 1.2% of the Initial Pool Balance, the Mortgaged Property is subject to economic development agreements related to city and county tax reimbursement programs in favor of the prior owner of the Mortgaged Property (an affiliate of the borrower). Under such agreements, eligibility for reimbursement is for ten years commencing January 21, 2016. The city has consented to the assignment of its agreement to the borrower, and has also consented to the Mortgage Loan. The county has the right under its agreement to consent both to the transfer of the Mortgaged Property to the borrower and to the Mortgage Loan, and has not consented to either. The borrower has covenanted to obtain such consents within 30 days after the loan origination date; however, there is no assurance such consents will be obtained. If the county fails to provide such consents, there is a risk that the county property tax rebate would not be available to the borrower. In addition, both the county and city economic development agreements provide that their benefits would not be assignable to successor owners of the property. Accordingly, such benefits would not be available to the lender if it took title to the Mortgaged Property. The Mortgage Loan was underwritten assuming that the Mortgaged Property would not receive any benefits from the tax rebates under such agreements.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Corona Plaza, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is subject to a twenty-five year industrial and commercial incentive program pursuant to which, from 2003 through 2018, the real estate taxes payable with respect to the Mortgaged Property are eligible for a 100% abatement of any tax increase resulting from the construction of the physical improvements on the Mortgaged Property. Beginning in 2019, the tax benefits are subject to annual diminutions with the result that, starting in 2028, the Mortgaged Property will be subject to full, unabated real estate taxes.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 4901 West Irving Park, representing approximately 1.0% of the Initial Pool Balance, pursuant to a redevelopment agreement between the related borrower and the City of Chicago though its Department of Planning and Development (the “City”), the borrower is entitled to a partial reimbursement of development costs from the City upon the satisfaction of certain conditions. In connection with the development of the Mortgaged Property, the City has agreed to reimburse the borrower up to the lesser of (i) $2,000,000 or (ii) 14.2% of total development costs, subject to certain leasing conditions, including the execution of leases with the current tenants, as well as the leasing of two single-tenant restaurant spaces adjacent to the Mortgaged Property and which are not part of the collateral. The payments from the City are scheduled to come in five annual payments of up to $400,000 each. The conditions for payment were not yet satisfied at origination of the Mortgage Loan and we cannot assure you that the Mortgaged Property will receive such payments or that they will not be changed or decreased.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	3	8.2%
1	4	15	17.7
1	5	14	30.0
6	0	15	34.2
9(1)	0	1	9.8
Total		48	100.0%

(1)	Includes the General Motors Building Mortgage Loan, which has a two-business day grace period for any monthly payment of interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty (20) of the Mortgage Loans, representing approximately 58.8% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 28 Mortgage Loans, representing approximately 41.2%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 28 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Twelve (12) of these 28 Mortgage Loans referenced in the preceding sentence, representing approximately 21.7%, in the aggregate, of the Initial Pool Balance, provide for amortizing debt service payments for their entire loan term. The remaining 16 of these 28, representing approximately 19.6%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Doral, representing approximately 2.4% of the Initial Pool Balance, which Mortgage Loan has an original principal balance of $22,522,500, the related borrower was not required to have an independent director in its organizational structure and the borrower was not required to deliver a non-consolidation opinion.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 145 Huguenot, representing approximately 2.3% of the Initial Pool Balance, which Mortgage Loan has an original principal balance of $21,500,000, the related borrower was not required to deliver a non-consolidation opinion.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O(2)	34	77.0%
L, YM1%, O	10	17.3
L, D or YM1%, O	3	3.4
L, D, % Penalty, O(3)	1	2.3
Total	48	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

(2)	Includes (i) the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, as to which, during the period ending on (and including) the date that is the first anniversary of the origination date of such Mortgage Loan, notwithstanding the defeasance lockout, the borrower is permitted to prepay a portion of the principal balance of the related Loan Combination in the amount of $24,712,500 in connection with the release of a release parcel at the Mortgaged Property and (ii) the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, as to which a mandatory prepayment of $3,000,000 is required to be made from a special reserve on August 1, 2018 if the conditions to release of such reserve are not satisfied by such date. See “—Other Prepayment Provisions and Certain Involuntary Prepayments” below.

(3)	Includes the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 145 Huguenot, as to which at the expiration of the defeasance period and prior to the open period, the borrower is entitled to prepay the Mortgage Loan, in whole, but not in part, with payment of the following prepayment premiums (as applicable): (i) from the payment date occurring in July 2025, through and inclusive of the payment date occurring in June 2026, two percent (2%), and (ii) from the payment date occurring in July 2026, through the expiration of the lockout period, one percent (1%), in each case (clause (i) and (ii) preceding), as a percentage of the principal amount being prepaid.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 26 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 11 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 24 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	6.2%
4(1)	32	52.3
5	5	16.8
6	2	13.0
7	6	21.7
Total	48	100.0%

(1)	Includes the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, as to which, during the period ending on (and including) the date that is the first anniversary of the origination date of such Mortgage Loan, the borrower is permitted to prepay a portion of the principal balance of the related Loan Combination in the amount of $24,712,500 in connection with the release of a release parcel at the Mortgaged Property, and (ii) the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, as to which a mandatory prepayment of $3,000,000 is required to be made from a special reserve on August 1, 2018 if the conditions to release of such reserve are not satisfied by such date. See “—Other Prepayment Provisions and Certain Involuntary Prepayments”.

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, during the period ending on (and including) the date that is the first anniversary of the origination date of such Mortgage Loan (which first anniversary date is June 29, 2018), the borrower is permitted to prepay the Loan Combination in the amount of $24,712,500 in connection with the release of a release parcel at the Mortgaged Property. No yield maintenance premium, prepayment premium or other prepayment consideration is required in connection with such prepayment.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 327-331 East Houston Street, representing approximately 4.4% of the Initial Pool Balance, pursuant to a subordination and non-disturbance agreement between the lender and The City of New York, a municipal corporation acting by and through its Department of Housing Preservation and Development (”HPD”) relating to that certain Regulatory Agreement dated September 9, 2013 (the “Regulatory Agreement”) affecting the Mortgaged Property, in the event of a casualty to the Mortgaged Property equal to or less than 35% of the replacement value of the Mortgaged Property, HPD in entitled to make the initial decision on whether to restore the Mortgaged Property. If HPD does not elect to restore, the related lender is then entitled to make the decision to restore the Mortgaged Property or apply casualty proceeds to the debt in accordance with the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 2001 Coit Road Plano, representing approximately 1.5% of the Initial Pool Balance, in the event that the conditions to release of a $3,000,000 reserve are not satisfied as of August 1, 2018, the related borrower is required to make a mandatory prepayment of the Mortgage Loan on the payment date occurring on August 1, 2018 in the amount of $3,000,000 from the funds in such reserve, together with prepayment consideration equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 35 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 79.3% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 411 East Wisconsin, representing approximately 6.0% of the Initial Pool Balance, the Mortgaged Property is comprised of an office building, an attached next-door eight-story parking garage and another six-story parking garage located across the street from the office building and connected to the first parking garage by an overhead walkway. During the period ending on (and including) the first anniversary of the loan origination date (which first anniversary date is June 29, 2018), provided no event of default is continuing under the related Mortgage Loan, the borrower is permitted to obtain the release of a release parcel consisting of both of the parking garages, upon prepayment of the related Loan Combination in the amount of $24,712,500 and satisfaction of the following conditions, among others: (i) the loan-to-value ratio of the remaining Mortgaged Property following such release does not exceed the lesser of (x) 70.5% or (y) the loan-to-value ratio immediately prior to the release, (ii) the debt service coverage ratio of the remaining Mortgaged Property following such release exceeds the greater of (x) 1.44x and (y) the debt service coverage ratio immediately prior to the release, (iii) the debt yield of the remaining Mortgaged Property following such release exceeds the greater of (x) 8.41% and (y) the debt yield immediately prior to the release, (iv) delivery of a reciprocal easement agreement or similar instrument reasonably acceptable to the lender, providing mutual ingress, egress, parking and utility easements and otherwise containing certain covenants and restrictions providing for the harmonious development and operation of the Mortgaged Property and the release parcel to the extent reasonably necessary to the continued operation thereof, (v) compliance with applicable legal and zoning requirements, leases (including parking requirements therein) and covenants, (vi) the release parcel must constitute a separate tax parcel or all documentation required for the creation of such separate tax parcel has been submitted to the applicable governmental authority and the issuance thereof is simply an administrative matter; provided, however, that the lender may continue to reserve taxes for the release parcel until such time as evidence is received that the release parcel is being assessed separately and (vii) receipt of a legal opinion that such release will not endanger the status of the issuing entity as a REMIC, result in the imposition of a tax upon the issuing entity or its assets or transactions or cause the related Loan Combination to fail to satisfy REMIC requirements. No yield maintenance premium, prepayment premium or other prepayment consideration is required in connection with the prepayment made in connection with release of the release parcel.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Brookwood Self Storage LA-MS Portfolio, representing approximately 4.2% of the Initial Pool Balance, in connection with the related lender’s receipt of insurance proceeds with respect to a Mortgaged Property and such proceeds are not made available for restoration of such Mortgaged Property, the related borrower has the right to prepay the Mortgage Loan with respect to such Mortgaged Property and obtain the release of the Mortgaged Property from the lien of the Mortgage Loan provided that certain conditions are satisfied, including without limitation, (i) the Mortgaged Property released is conveyed to a person other than the borrower; (ii) the borrower prepays the Mortgage Loan an amount equal to 115% of the allocated amount of the Mortgage Loan with respect to such Mortgaged Property and any related interest shortfall; (iii) the release is permitted under applicable REMIC requirements, and (iv) the borrower delivers a rating agency confirmation and REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as TKG 4 Retail Portfolio (which is comprised of two (2) Mortgaged Properties), representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property identified on Annex A as Lincoln Crossing may be released upon prepayment of an amount equal to 115% of its allocated loan amount, payment of the applicable yield maintenance premium, and satisfaction of the following conditions, among others: (i) the loan-to-value ratio of the remaining Mortgaged Property following such release is no greater than the lesser of (x) 75% or (y) the loan-to-value ratio immediately prior to the release, (ii) the debt service coverage ratio (assuming the related Loan Combination amortizes on a 30-year amortization schedule) of the remaining Mortgaged Property following such release exceeds the greater of (x) 1.36x and (y) the debt service coverage ratio immediately prior to the release, (iii) the debt yield of the remaining Mortgaged Property following such release exceeds the greater of (x) 8.0% and (y) the debt yield immediately prior to the release, and (iv) the release is permitted under REMIC requirements and the borrower delivers a legal opinion that such release would not constitute a “significant modification” of the related Loan Combination and would not cause the related Loan Combination to fail to be a “qualified mortgage,” within the meaning of the Code and related REMIC regulations.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Old Town San Diego Hotel Portfolio, representing approximately 5.9% of the Initial Pool Balance, provided that no event of default has occurred and is continuing under the Old Town San Diego Hotel Portfolio loan documents, the borrowers may obtain the release of one of the Old Town San Diego Hotel Portfolio Mortgaged Properties at any time after the second anniversary of the securitization Closing Date by partially defeasing the Mortgage Loan with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Old Town San Diego Hotel Portfolio loan documents, subject to the satisfaction of certain conditions, including, without limitation: (i) that the aforesaid defeasance collateral is sufficient to make all payments (including balloon payments) on a defeased portion of the Old Town San Diego Hotel Portfolio loan, which such portion shall equal 135% of the allocated loan amount for the applicable Old Town San Diego Hotel Portfolio Mortgaged Property, (ii) when giving notice of the partial defeasance and after giving effect to the release, the debt service coverage ratio based on the remaining Old Town San Diego Hotel Portfolio Mortgaged Property being greater than the greater of (a) the debt service coverage ratio immediately prior to the release (or notice date, as applicable) of the respective Old Town San Diego Hotel Portfolio Mortgaged Property, and (b) 1.63x, (iii) when giving notice of the partial defeasance and after giving effect to the release, the loan-to-value ratio based on the remaining Old Town San Diego Hotel Portfolio Mortgaged Property being no greater than the lesser of (a) the loan to value ratio immediately prior to the release (or notice date, as applicable) of the respective Old Town San Diego Hotel Portfolio Mortgaged Property, and (b) 68.3%, and (iv) delivery of a ratings agency confirmation and REMIC opinion with respect to the partial defeasance.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Brookwood Self Storage LA-MS Portfolio, representing approximately 4.2% of the Initial Pool Balance, provided no event of default is continuing under the Mortgage Loan documents, the related borrower has the right at any time after the earlier of (A) two years following the Closing Date and (B) the fourth anniversary of the origination of the Mortgage Loan, to partially defease a portion of the Mortgage Loan and obtain a release of the lien of the Mortgage Loan from one or more Mortgaged Properties subject to the satisfaction of certain conditions, including, but not limited to, (i) the borrower’s deposit with the lender of the defeasance collateral with respect to the Mortgaged Property to be released; (ii) the borrower has delivered to the lender a rating agency confirmation; (iii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties will be equal to or greater than the greater of (A) the debt service coverage ratio of all Mortgaged Properties immediately prior to the release and (B) 2.70x; (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties will be no greater than the lesser of (A) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release and (B) 55.0%; (v) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties will be equal to or greater than the greater of (A) the debt yield of all Mortgaged Properties immediately prior to the release and (B) 10.75%; (vi) delivery of a REMIC opinion; and (vii) delivery of a non-consolidation opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as McNeill Hotel Portfolio, representing approximately 3.6% of the Initial Pool Balance, the borrowers have the right, at any time after the second anniversary of the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC trust established in connection with this securitization, to release one or more of the related individual Mortgaged Properties (provided that unless the Hilton Garden Inn Twin Falls Mortgaged Property has been released, either the Homewood Suites Boise Mortgaged Property or the Hampton Inn and Suites West Jordan Mortgaged Property must remain as collateral for the related Mortgage Loan and cannot be released from the lien of such Mortgage Loan) from the lien of the related Mortgage Loan, upon satisfaction of the following conditions, among others: (i) no event of default shall have occurred and be continuing; (ii) delivery of defeasance collateral in an amount equal to 125% of the allocated loan amount for the related Mortgaged Property (equal to $16,000,000 for the Homewood Suites Boise Mortgaged Property, $14,656,250 for the Hilton Garden Inn Twin Falls Mortgaged Property and $11,687,500 for the Hampton Inn and Suites West Jordan Mortgaged Property); (iii) following such release, the debt service coverage ratio (inclusive of the McNeill Hotel Portfolio Mezzanine Loan) of the remaining properties is at least equal to the greater of (x) 1.72x and (y) the debt service coverage ratio (inclusive of the outstanding principal balance of the McNeill Hotel Portfolio Mezzanine Loan) for the trailing-12 month period immediately prior to the release, (iv) after giving effect to such release, the debt yield of the remaining property is at least the greater of (x) 12.10% and (y) the debt yield immediately prior to the release; (v) a loan-to-value ratio not greater than the lesser of (x) 72.3% and (y) the loan-to-value ratio calculated immediately prior to the subject release with respect to all of the Mortgaged Properties not subject to the release (inclusive of the individual Mortgaged Property to be released); (vi) delivery of an opinion of counsel to the effect that the Trust will not fail to maintain its status as a REMIC as a result of such release; and (vii) confirmation (or deemed confirmation) from each rating agency that such release will not cause the downgrade, withdrawal or qualification of the then-current ratings of the Certificates.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as CityLine Michigan Portfolio, representing approximately 1.6% of the Initial Pool Balance, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower has the right to defease a portion of the Mortgage Loan and obtain a release of either Mortgaged Property by providing the lender with the defeasance collateral and upon the satisfaction of certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property being no less than the greater of (a) the debt yield of all the Mortgaged Properties immediately prior to such date and (b) 9.03%; and (iii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Property being no greater than the lesser of (x) the loan-to-value ratio of all the Mortgaged Properties immediately prior to such date and (y) 70.69%

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Del Amo Fashion Center and Crossgates Commons, representing approximately 2.2% and 1.3%, respectively, of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the applicable special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Thirty-four (34) Mortgage Loans, representing approximately 55.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-nine (39) Mortgage Loans, representing approximately 73.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fourteen (14) Mortgage Loans, representing approximately 17.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fourteen (14) Mortgage Loans, representing approximately 38.4% of that portion of the Initial Pool Balance secured by mixed use, retail and office properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for mixed use, retail and office properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	15	$507,795,141	53.9%
Springing	32	399,910,937	42.5
Soft	1	33,875,000	3.6
Total:	48	$941,581,078	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: General Motors Building”, “—Loan #2: Lakeside Shopping Center”, “—Loan #3: 411 East Wisconsin”, “—Loan #8: Brookwood Self Storage LA-MS Portfolio”, and “—Loan #12: TKG 4 Retail Portfolio” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Aggregate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan DSCR(2)	Cut-off Date Total Debt DSCR(1)
Chateau Marmont(3)	$42,000,000	$15,000,000	N/A	$57,000,000	6.03789%	49.2%	66.8%	2.57x	1.56x
McNeill Hotel Portfolio(3)	$33,875,000	$4,000,000	N/A	$37,875,000	5.59803%	73.5%	82.2%	2.20x	1.76x
IGT Reno(3)	$10,000,000	$17,500,000	$70,000,000	$97,500,000	5.11000%	50.9%	62.0%	2.05x	1.53x

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan is currently held by a third party that is not affiliated with the related Sponsor.

The mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified on Annex A to this prospectus as Chateau Marmont, McNeill Hotel Portfolio and IGT Reno, representing approximately 4.5%, 3.6% and 1.1%, respectively, of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
6 West 48th Street	$15,500,000	50.0%	1.25x	12.0%	Y
2001 Coit Road Plano	$14,000,000	70.0%	1.30x	8.5%	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Brookwood Self Storage LA-MS Portfolio, representing approximately 4.2% of the Initial Pool Balance, Silverline Capital Holdings LLC (“Silverline”), a Delaware limited liability company which is the 99% member of Brookwood Properties, L.L.C. (a Louisiana limited liability company which is the sole member of both borrowers under the Brookwood Self Storage LA-MS Portfolio Mortgage Loan), is partly capitalized with $47,500,000 in preferred equity split equally amongst two preferred equity holders, Robert Craig Smith and Lynne St. Clair Smith. The two preferred equity holders are entitled to returns on the amount of their preferred interest ($23,750,000 each) at a rate of 6.5% per year, and if any preferred return (or portion thereof) is not paid in any calendar year, the unpaid amount is cumulative, accrues interest at the rate of 6.5% per annum, and is carried forward until paid in full. The amount of preferred equity will be reduced over time by the amounts of any distributions of net operating cash flow and net capital proceeds received by the two preferred equity holders. If the preferred equity holders do not receive their preferred return for any calendar year within six months after the end of such year, they have the right to unanimously remove the manager of Silverline (currently Robert Craig Smith) and replace him/her with someone of their choosing. Pursuant to the Mortgage Loan documents, Robert Craig Smith is required to maintain control of each borrower at all times in accordance with the Mortgage Loan documents, and a breach of the control requirement would trigger full recourse under the Mortgage Loan. The Mortgage Loan documents prohibit any preferred equityholders other than Robert Craig Smith and Lynne St. Clair Smith Agreement and a breach of this restriction would also trigger full recourse under the Mortgage Loan.

Permitted Unsecured Debt and Other Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of ownership interests in certain indirect owners of the related borrower to pledgees meeting certain criteria so long as the entities subject to such pledge do not exceed 40% in the aggregate of the beneficial interests in the related borrower, and a specified existing parent of the borrower directly or indirectly retains day-to-day management and operational control rights over the borrower (subject to certain customary major decision consent rights of certain indirect owners of the related borrower).

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, without the prior consent of the lender, the borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property; provided, that the borrower is permitted to obtain such a loan (which, in each case, is not to exceed $7,000,000), subject to lender’s reasonable approval and delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the Mortgaged Property.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Mortgage Loan Debt Yield on Underwritten NCF(1)	Loan Combination Debt Yield on Underwritten NCF(2)	Controlling Note Included in Issuing Entity (Y/N)
General Motors Building	MSMCH / CGMRC	$92,700,000	9.8%	$1,377,300,000	$830,000,000	$2,300,000,000	30.6%	47.9%	4.33x	2.77x	15.1%	9.6%	N
Lakeside Shopping Center	MSMCH	$59,000,000	6.3%	$116,000,000	—	$175,000,000	47.9%	47.9%	2.74x	2.74x	10.5%	10.5%	Y
411 East Wisconsin	MSMCH	$56,250,000	6.0%	$37,500,000	—	$93,750,000	70.4%	70.4%	1.46x	1.46x	8.5%	8.5%	Y
Brookwood Self Storage LA-MS Portfolio	CREFI	$40,000,000	4.2%	$40,000,000	—	$80,000,000	49.6%	49.6%	2.78x	2.78x	11.1%	11.1%	N
TKG 4 Retail Portfolio	MSMCH	$24,536,250	2.6%	—	$2,726,250	$27,262,500	63.2%	70.3%	2.16x	1.95x	9.2%	8.3%	N(3)
Del Amo Fashion Center	Bank of America	$20,457,000	2.2%	$355,343,000	$209,200,000	$585,000,000	32.5%	50.6%	4.09x	2.63x	15.2%	9.7%	N
Crossgates Commons	Bank of America	$12,454,924	1.3%	$19,927,879	—	$32,382,803	58.1%	58.1%	1.66x	1.66x	10.3%	10.3%	N
IGT Reno	CREFI	$10,000,000	1.1%	$70,000,000	—	$80,000,000	50.9%	50.9%	2.05x	2.05x	12.1%	12.1%	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

(3)	If the holder of the related Subordinate Companion Loan is a Borrower Party or an A/B control appraisal event exists, in either case with respect to the TKG 4 Retail Portfolio Loan Combination, then promissory note A evidencing the TKG 4 Retail Portfolio Mortgage Loan will become the Controlling Note.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
General Motors Building
Notes A-1-S, A-2-S, A-3-S, A-4-S, A-1-C1, A-2-C1, A-3-C1 and A-4-C1	Yes (Note A-1-S)	—	BXP 2017-GM	$725,000,000
Notes A-1-C2, A-1-C3-1 and A-4-A3	No	—	BANK 2017-BNK6	$59,800,000
Notes A-1-C3-2 and A-1-A2	No	Morgan Stanley Bank	CGCMT 2017-B1	$52,700,000
Notes A-1-C4 and A-1-A3	No	Morgan Stanley Bank	Not Identified	$111,900,000
Notes A-1-A1, A-2-A1, A-3-A1 and A-4-A1	No	Cantor Commercial Real Estate Lending, L.P.	Not Identified	$85,000,000
Note A-2-C2-1	No	Deutsche Bank AG, acting through its New York Branch	CD 2017-CD5(3)	$50,000,000
Notes A-2-C2-2, A-2-C3, A-2-A2 and A-2-A3	No	Deutsche Bank AG, acting through its New York Branch	Not Identified	$95,200,000
Notes A-3-C2 and A-3-C3-2	No	CGMRC	CD 2017-CD5(3)	$50,000,000
Notes A-3-C3-1 and A-3-A2-2	No	CGMRC	CGCMT 2017-B1	$40,000,000
Notes A-3-A2-1 and A-3-A3	No	CGMRC	Not Identified	$55,200,000
Notes A-4-C2, A-4-C3 and A-4-A2	No	—	WFCM 2017-C38	$115,000,000
Notes B-1-S, B-2-S, B-3-S and B-4-S	No	—	BXP 2017-GM	$830,000,000
Lakeside Shopping Center
Note A-1	Yes	Morgan Stanley Bank	CGCMT 2017-B1	$59,000,000
Note A-2	No	Wells Fargo	WFCM 2017-C39(4)	$58,000,000
Note A-3	No	Barclays Bank PLC	Not Identified	$58,000,000
411 East Wisconsin
Note A-1	Yes	Morgan Stanley Bank	CGCMT 2017-B1	$56,250,000
Note A-2	No	Morgan Stanley Bank	Not Identified	$37,500,000
Brookwood Self Storage LA-MS Portfolio
Note A-1	Yes	CREFI	CD 2017-CD5(3)	$40,000,000
Note A-2	No	CREFI	CGCMT 2017-B1	$40,000,000
TKG 4 Retail Portfolio
Note A	No(5)	Morgan Stanley Bank	CGCMT 2017-B1	$24,536,250
Note B	Yes(5)	Morgan Stanley Bank	Not Identified	$2,726,250
Del Amo Fashion Center
Notes A-1-1, A-2-1, A-3-1 and A-4-1	Yes (Note A-1-1)	—	DAFC 2017-AMO	$48,500,000
Notes A-1-2 and A-4-2	No	—	BANK 2017-BNK5	$73,642,000
Notes A-1-3 and A-4-4	No	—	BANK 2017-BNK6	$45,004,000
Notes A-2-2-A	No	Barclays Bank PLC	WFCM 2017-C39(4)	$24,547,333
Notes A-2-2-B and A-2-4	No	Barclays Bank PLC	Not Identified	$32,730,667
Note A-1-4	No	Bank of America	CGCMT 2017-B1	$20,457,000
Notes A-3-2 and A-3-4	No	Société Générale	Not Identified	$45,003,750
Note A-3-3	No	Société Générale	UBS 2017-C2(6)	$36,821,250
Notes A-2-3 and A-4-3	No	—	WFCM 2017-C38	$49,094,000
Notes B-1-1, B-2-1, B-3-1 and B-4-1	No	—	DAFC 2017-AMO	$10,800,000
Notes B-1-2 and B-4-2	No	—	BANK 2017-BNK5	$16,358,000
Notes B-1-3, B-1-4 and B-4-4	No	—	BANK 2017-BNK6	$14,539,000
Note B-2-2-A	No	Barclays Bank PLC	WFCM 2017-C39(4)	$5,452,667
Notes B-2-2-B and B-2-4	No	Barclays Bank PLC	Not Identified	$7,269,333
Notes B-3-2 and B-3-4	No	Société Générale	Not Identified	$9,996,250
Note B-3-3	No	Société Générale	UBS 2017-C2(6)	$8,178,750
Notes B-2-3 and B-4-3	No	—	WFCM 2017-C38	$10,906,000
Notes C-1, C-2, C-3 and C-4	No	—	DAFC 2017-AMO	$62,600,000
Notes D-1, D-2, D-3 and D-4	No	—	DAFC 2017-AMO	$43,100,000
Notes E-1, E-2, E-3 and E-4	No	—	DAFC 2017-AMO	$20,000,000
Crossgates Commons
Note A-1	Yes	—	BANK 2017-BNK5	$19,927,879
Note A-2	No	Bank of America	CGCMT 2017-B1	$12,454,924
IGT Reno
Note A-1-A	Yes	CREFI	CD 2017-CD5(3)	$30,000,000
Note A-1-B	No	CREFI	CGCMT 2017-B1	$10,000,000
Note A-2	No	Cantor Commercial Real Estate Lending, L.P.	Not Identified	$40,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	The CD 2017-CD5 securitization transaction is scheduled to close on or about August 15, 2017.

(4)	The WFCM 2017-C39 securitization transaction is scheduled to close on or about August 22, 2017.

(5)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if a TKG 4 Retail Portfolio Control Appraisal Event is in effect or the related noteholder is a Borrower Party) is note B, and (ii) if a TKG 4 Retail Portfolio Control Appraisal Event is in effect or the holder of note B is a Borrower Party, then note A will be the Controlling Note.

(6)	The UBS 2017-C2 securitization transaction is scheduled to close on or about August 17, 2017.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related

Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside

Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Lead Servicing Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool.

Control Rights. With respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Lead Servicing Pari Passu Companion Loan Securitization Date), the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that (x) with respect to each Outside Serviced Loan Combination other than a Servicing Shift Loan Combination (after the related Lead Servicing Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and (y) with respect to a Servicing Shift Loan Combination (after the related Lead Servicing Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination other than the Brookwood Self Storage LA-MS Loan Combination and the IGT Reno Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Lead Servicing Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside

Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The General Motors Building Pari Passu-A/B Loan Combination

Servicing

The General Motors Building Loan Combination and any related REO Property will be serviced and administered in accordance with the trust and servicing agreement (the “BXP 2017-GM Trust and Servicing Agreement”), dated as of June 9, 2017, between Morgan Stanley Capital Inc., as depositor (the “BXP 2017-GM Depositor ”), Wells Fargo Bank, National Association, as servicer (in such capacity, the “BXP 2017-GM Servicer”), Aegon USA Realty Advisors, LLC, as special servicer (in such capacity, the “BXP 2017-GM Special Servicer”), Wilmington Trust, National Association, as trustee (in such capacity, the “BXP 2017-GM Trustee” ) and Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “BXP 2017-GM Certificate Administrator”), by the BXP 2017-GM Servicer and the BXP 2017-GM Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement (the “General Motors Building Co-Lender Agreement”). In servicing the General Motors Building Loan Combination, the servicing standard set forth in the BXP 2017-GM Trust and Servicing Agreement will require the BXP 2017-GM Servicer and the BXP 2017-GM Special Servicer to take into account the interests of the Certificateholders and the holders of the General Motors Building Companion Loans as a collective whole.

Amounts payable to the Issuing Entity as holder of the General Motors Building Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the BXP 2017-GM Trust and Servicing Agreement, is the custodian of the mortgage file related to the General Motors Building Loan Combination (other than the promissory notes evidencing the General Motors Building Mortgage Loan and the General Motors Building Companion Loans not included in the BXP 2017-GM Securitization).

Application of Payments

The General Motors Building Co-Lender Agreement sets forth the respective rights of the holders of the General Motors Building Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the General Motors Building Loan Combination, and provides, in general, that:

●	if no General Motors Building Payment Application Trigger Event (as defined below) has occurred and is continuing with respect to the General Motors Building Loan Combination, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the General Motors Building Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof (excluding amounts for (i) certain required reserves and escrows, (ii) reimbursements in respect of property protection expenses or advances then due and payable to the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, (iii) reimbursements of P&I Advances (or P&I advances) and (iv) certain other expenses due under the BXP 2017-GM Trust and Servicing Agreement) will be applied in the following order of priority:

○	first, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by the Issuing Entity or such General Motors Building Pari Passu Companion Loan Holder (or paid or advanced by the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, as applicable) with respect to the General Motors Building Loan Combination pursuant to the General Motors Building Co-Lender Agreement or the BXP 2017-GM Trust and Servicing Agreement;

○	second, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders, on a pro rata and pari passu basis, based on their respective interest entitlements, in amounts equal to the accrued and unpaid interest on the General Motors Building Mortgage Loan or the related General Motors Building Pari Passu Companion Loan, as applicable, at the applicable note interest rate (net of the applicable primary servicing fee rate);

○	third, to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, based on their respective interest entitlements, in amounts equal to the accrued and unpaid interest on the related General Motors Building Subordinate Companion Loan at the applicable note interest rate (net of the applicable primary servicing fee rate);

○	fourth, pro rata based on the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, in amounts equal to their respective principal entitlements with respect to the applicable monthly payment date, which amounts will be applied in reduction of the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans;

○	fifth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the BXP 2017-GM Trust and Servicing Agreement by reason of the insufficiency of the General Motors Building Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans as a result of such workout and (y) second, in an amount equal to interest on such amount at the interest rate for the General Motors Building Loan Combination;

○	sixth, to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such General Motors Building Subordinate Companion Loan Holders (or paid or advanced by the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, as applicable) with respect to the General Motors Building Loan Combination pursuant to the General Motors Building Co-Lender Agreement or the BXP 2017-GM Trust and Servicing Agreement;

○	seventh, pro rata based on the principal balances of the General Motors Building Subordinate Companion Loans, to the General Motors Building Subordinate Companion Loan Holders, in amounts equal to their respective principal entitlements with respect to the applicable monthly payment date, which amounts will be applied in reduction of the principal balances of the General Motors Building Subordinate Companion Loans;

○	eighth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the General Motors Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the General Motors Building Subordinate Companion Loans as a result of such workout, and (y) second, in amount equal to interest on such amount at the interest rate for the General Motors Building Loan Combination;

○	ninth, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders, pro rata, based on their respective Percentage Interests (as defined below), any prepayment or yield maintenance premium, to the extent paid by the related borrower;

○	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BXP 2017-GM Trust and Servicing Agreement, including, without limitation, to provide reimbursement for interest on administrative advances, property advances and P&I advances, to pay any additional servicing expenses or to compensate the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the General Motors Building Loan Combination), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders, pro rata, based on their respective Percentage Interests; and

○	eleventh, if any excess amount is available to be distributed in respect of the General Motors Building Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount will be paid pro rata to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders in accordance with their respective Percentage Interests.

●	Upon the occurrence and during the continuance of (i) a monetary event of default with respect to the General Motors Building Loan Combination or (ii) a non-monetary event of default (and not any imminent event of default) as a result of which the General Motors Building Loan Combination becomes a specially serviced loan (a “General Motors Building Payment Application Trigger Event”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the General Motors Building Loan Combination or the related Mortgaged

Property or amounts realized as proceeds thereof (excluding amounts for (i) certain required reserves and escrows, (ii) reimbursements in respect of property protection expenses or advances then due and payable to the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, (iii) reimbursements of P&I Advances (or P&I advances) and (iv) certain other expenses due under the BXP 2017-GM Trust and Servicing Agreement) will be applied in the following order of priority:

○	first, to the Issuing Entity, as holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by the Issuing Entity or such General Motors Building Pari Passu Companion Loan Holders (or paid or advanced by the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, as applicable) with respect to the General Motors Building Loan Combination pursuant to the General Motors Building Co-Lender Agreement or the BXP 2017-GM Trust and Servicing Agreement;

○	second, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, based on their respective interest entitlements, in amounts equal to the accrued and unpaid interest on the General Motors Building Mortgage Loan or the related General Motors Building Pari Passu Companion Loan, as applicable, at the applicable note interest rate (net of the applicable primary servicing fee rate);

○	third, to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, based on their respective interest entitlements, in amounts equal to the accrued and unpaid interest on the related General Motors Building Subordinate Companion Loan at the applicable note interest rate (net of the applicable primary servicing fee rate);

○	fourth, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, until the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans have been reduced to zero;

○	fifth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the BXP 2017-GM Trust and Servicing Agreement by reason of the insufficiency of the General Motors Building Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Pari Passu Companion Loan Holders, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the General Motors Building Mortgage Loan and the General Motors Building Pari Passu Companion Loans as a result of such workout and (y) second, in an amount equal to interest on such amount at the interest rate for the General Motors Building Loan Combination;

○	sixth, to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such General Motors Building Subordinate Companion Loan Holders (or paid or advanced by the BXP 2017-GM Servicer, the BXP 2017-GM Special Servicer or the BXP 2017-GM Trustee, as applicable) with respect to the General Motors Building Loan Combination pursuant to the General Motors Building Co-Lender Agreement or the BXP 2017-GM Trust and Servicing Agreement;

○	seventh, to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, until the principal balances of the General Motors Building Subordinate Companion Loans have been reduced to zero;

○	eighth, if the proceeds of any foreclosure sale or any liquidation of the General Motors Building Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the General Motors Building Subordinate Companion Loans have been reduced, such excess amount will be paid to the General Motors Building Subordinate Companion Loan Holders, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the General Motors Building Subordinate Companion Loans as a result of such workout, and (y) second, in amount equal to interest on such amount at the interest rate for the General Motors Building Loan Combination;

○	ninth, to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders, pro rata, based on their respective Percentage Interests, any prepayment or yield maintenance premium, to the extent paid by the related borrower;

○	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the related borrower are not required to be otherwise applied under the BXP 2017-GM Trust and Servicing Agreement, including, without limitation, to provide reimbursement for interest on administrative advances, property advances and P&I advances, to pay any additional servicing expenses or to compensate the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the General Motors Building Loan Combination), any such fees or expenses, to the extent actually paid by the related borrower, will be paid to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders, pro rata, based on their respective Percentage Interests; and

○	eleventh, if any excess amount is available to be distributed in respect of the General Motors Building Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount will be paid pro rata to the Issuing Entity, as the holder of the General Motors Building Mortgage Loan, and the General Motors Building Companion Loan Holders in accordance with their respective Percentage Interests.

●	To the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the General Motors Building Loan Combination (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), will be allocated to reduce the principal balances of the General Motors Building Mortgage Loan and the General Motors Building Mortgage Companion Loans in the manner permitted or required by the REMIC provisions.

Notwithstanding the foregoing, if a P&I Advance (or a P&I advance or administrative advance) is made with respect to the General Motors Building Mortgage Loan (or a General Motors Building Companion Loan), then the Master Servicer, Trustee, BXP 2017-GM Servicer, BXP 2017-GM Trustee or other master servicer or trustee that made such P&I Advance (or P&I advance or administrative advance) will be entitled to reimbursement from amounts allocable to the General Motors Building Loan Combination prior to any distributions to the Issuing Entity (as holder of the General Motors Building Mortgage Loan) or the holders of the General Motors Building Companion Loans, provided, that any such outstanding P&I Advances (or P&I advances) in respect of the General Motors Building Mortgage Loan or the General Motors Building Pari Passu Companion Loans will be reimbursed (on a pro rata and pari passu basis) prior to any advances outstanding in respect of the General Motors Building Subordinate Companion Loans.

Certain costs and expenses allocable to the General Motors Building Mortgage Loan (such as a pro rata share of a property advance not recoverable from the General Motors Building Subordinate Companion Loans) may be paid or reimbursed out of payments and other collections on the BXP 2017-GM Securitization, subject to the BXP 2017-GM issuing entity’s right to reimbursement from future payments and other collections on the General Motors Building Mortgage Loan or from general collections on the Mortgage Pool.

For the purpose of this “Application of Payments” section, with respect to the General Motors Building Mortgage Loan and each General Motors Building Subordinate Companion Loan, the term “Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the General Motors Building Loan Combination.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the General Motors Building Loan Combination (the “General Motors Building Loan Combination Directing Holder”), as of any date of determination, will be the controlling class representative under the BXP 2017-GM Trust and Servicing Agreement, or any other party assigned the rights to exercise the rights of the controlling note holder pursuant to the BXP 2017-GM Trust and Servicing Agreement.

Pursuant to the terms of the General Motors Building Co-Lender Agreement, the Issuing Entity, as holder of the General Motors Building Mortgage Loan (or its representative) will (i) have a right to receive reasonable prior notice of the implementation of any “major decision” under the BXP 2017-GM Trust and Servicing Agreement to be taken with respect to the General Motors Building Loan Combination or any recommended actions outlined in an asset status report relating to the General Motors Building Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” under the BXP 2017-GM Trust and Servicing Agreement to be taken with respect to the General Motors Building Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the General Motors Building Loan Combination. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report provided to the BXP 2017-GM controlling class representative (or that would have been provided to the BXP 2017-GM controlling class representative if it had not lost its consent and/or consultation rights with respect to such matter), whether or not the Issuing Entity (or its representative) has responded within such period; provided that if the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable, is permitted to take any “major decision” under the BXP 2017-GM Trust and Servicing Agreement or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the General Motors Building Loan Combination. Neither the BXP 2017-GM Servicer nor the BXP 2017-GM Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or any holder of a General Motors Building Pari Passu Companion Loan not held by the BXP 2017-GM trust.

In addition to the consultation rights of the Issuing Entity described above, pursuant to the terms of the General Motors Building Co-Lender Agreement, the Issuing Entity, as holder of the General Motors Mortgage Loan (or its representative) will have the right to an annual meeting (which may be held telephonically) with the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer, as applicable, in which servicing issues related to the General Motors Building Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The General Motors Building Co-Lender Agreement provides that items in the nature of Penalty Charges paid on the General Motors Building Mortgage Loan or any General Motors Building Companion Loan will be applied first, to pay the BXP 2017-GM Servicer, the BXP 2017-GM Trustee or the BXP 2017-GM Special Servicer for any interest accrued on any property protection advances and reimbursements of any property protection advances (to the extent such advance is an expense of the BXP 2017-GM trust) in accordance with the terms of the BXP 2017-GM Trust and Servicing Agreement, second, to pay the BXP 2017-GM Servicer, the BXP 2017-GM Trustee, the Master Servicer and the Trustee, or the master servicer and trustee for any securitization of a General Motors Building Companion Loan not included in the BXP 2017-GM Securitization, as applicable, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the BXP 2017-GM Trust and

Servicing Agreement or the document governing the securitization of a General Motors Building Companion Loan not included in the BXP 2017-GM Securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement, the BXP 2017-GM Trust and Servicing Agreement, or the applicable document governing the securitization of any securitization of a General Motors Building Companion Loan not included in the BXP 2017-GM Securitization, as applicable), third, to pay trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees, each as payable under the BXP 2017-GM Trust and Servicing Agreement) incurred with respect to the General Motors Building Loan Combination (as specified in the BXP 2017-GM Trust and Servicing Agreement) and, finally, to pay, pro rata, (i) the BXP 2017-GM Servicer and/or the BXP 2017-GM Special Servicer as additional servicing compensation as provided in the BXP 2017-GM Trust and Servicing Agreement and (ii) the holder of any General Motors Building Companion Loan not included in the BXP 2017-GM Securitization (or following the securitization of such loan, the BXP 2017-GM Servicer and/or the BXP 2017-GM Special Servicer as additional servicing compensation as provided in the BXP 2017-GM Trust and Servicing Agreement).

Sale of Defaulted Loan Combination

Pursuant to the terms of the General Motors Building Co-Lender Agreement, if the General Motors Building Loan Combination becomes a defaulted mortgage loan under the BXP 2017-GM Trust and Servicing Agreement, and if the BXP 2017-GM Special Servicer determines to sell the General Motors Building Companion Loans that are included in the BXP 2017-GM Securitization in accordance with the BXP 2017-GM Trust and Servicing Agreement, then the BXP 2017-GM Special Servicer will be required to sell the General Motors Building Companion Loans together with the General Motors Building Mortgage Loan as one whole loan in accordance with procedures similar to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus. See “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the BXP 2017-GM Special Servicer will not be permitted to sell the General Motors Building Loan Combination if it becomes a defaulted mortgage loan under the BXP 2017-GM Trust and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the General Motors Building Mortgage Loan, or any other holder of a General Motors Building Pari Passu Companion Loan not held by the BXP 2017-GM Securitization, unless the BXP 2017-GM Special Servicer has delivered to the Issuing Entity (or its representative) and each such General Motors Building Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the General Motors Building Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the BXP 2017-GM Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the General Motors Building Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or such General Motors Building Pari Passu Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BXP 2017-GM Servicer or the BXP 2017-GM Special Servicer in connection with the proposed sale. Subject to the foregoing, the Issuing Entity (or its representative) and the General Motors Building Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the General Motors Building Loan Combination.

Special Servicer Appointment Rights

Pursuant to the General Motors Building Co-Lender Agreement, the General Motors Building Loan Combination Directing Holder will have the right, at any time and from time to time, with or without cause, to replace the BXP 2017-GM Special Servicer then acting with respect to the General Motors Building Loan Combination and appoint a replacement special servicer that meets the required special servicer rating requirements under the Co-Lender Agreement in lieu thereof without the consent of the Issuing Entity (or its representative). Accordingly, subject to the terms of the BXP 2017-GM Trust and Servicing Agreement, the BXP 2017-GM controlling class representative (during a subordinate control period under the BXP 2017-GM Trust and Servicing Agreement), and the applicable BXP 2017-GM certificateholders with the requisite percentage of voting rights (at any time other than a subordinate control period under the BXP 2017-GM Trust and Servicing Agreement), will have the right, with or without cause, to replace the BXP 2017-GM Special Servicer then acting with respect to the General Motors Building Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative) in accordance with the BXP 2017-GM Trust and Servicing Agreement.

The TKG 4 Retail Portfolio AB Loan Combination

Servicing

The TKG 4 Retail Portfolio Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement. The TKG 4 Retail Portfolio Mortgage Loan and the TKG 4 Retail Portfolio Subordinate Companion Loan are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on the TKG 4 Retail Portfolio Mortgage Loan at a rate equal to 4.19000% per annum and on the TKG 4 Retail Portfolio Subordinate Companion Loan at a rate equal to 4.19000% per annum. For purposes of the information presented in this prospectus with respect to the TKG 4 Retail Portfolio Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information does not take into account the TKG 4 Retail Portfolio Subordinate Companion Loan. Payments made in respect of the TKG 4 Retail Portfolio Loan Combination will be applied in accordance with the related Co-Lender Agreement.

Application of Payments

Distributions. Generally, as long as no TKG 4 Retail Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the TKG 4 Retail Portfolio Loan Combination (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated generally in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the related Co-Lender Agreement, in each case to the extent of available funds:

●	first, to the TKG 4 Retail Portfolio Mortgage Loan holder (or the master servicer, the special servicer or the trustee, as applicable), all unreimbursed costs and expenses paid by the TKG 4 Retail Portfolio Mortgage Loan holder (or paid or advanced by the master servicer, the special servicer or the trustee, as applicable) with respect to the TKG 4 Retail Portfolio Loan Combination, including unreimbursed advances made by the TKG 4 Retail Portfolio Mortgage Loan holder and interest thereon;

●	second, to the master servicer and the special servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the TKG 4 Retail Portfolio Loan Combination under the related Co-Lender Agreement or the Pooling and Servicing Agreement;

●	third, pro rata, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, in an amount equal to the accrued and unpaid interest on the respective principal balances of such holders’ notes at the respective interest rates applicable to such notes (calculated at a per annum rate equal to the related interest rate, net of any applicable servicing fees);

●	fourth, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on their respective initial principal balances), any principal payments received on the TKG 4 Retail Portfolio Loan Combination for the related interest accrual period, to be applied in reduction of the principal balance of each related promissory note;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the TKG 4 Retail Portfolio Loan Combination or the related mortgaged property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, first, to the TKG 4 Retail Portfolio Mortgage Loan holder, an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the TKG 4 Retail Portfolio Mortgage Loan in accordance with the terms of the related Co-Lender Agreement, plus interest thereon at the TKG 4 Retail Portfolio Mortgage Loan interest rate (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the TKG 4 Retail Portfolio Mortgage Loan, and second, to the TKG 4 Retail

Portfolio Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the TKG 4 Retail Portfolio Subordinate Companion Loan in accordance with the terms of the related Co-Lender Agreement, plus interest thereon at the TKG 4 Retail Portfolio Subordinate Companion Loan interest rate (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the TKG 4 Retail Portfolio Subordinate Companion Loan;

●	sixth, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the TKG 4 Retail Portfolio Loan Combination under the related Co-Lender Agreement or the Pooling and Servicing Agreement;

●	seventh, any interest accrued at the mortgage loan default rate on the TKG 4 Retail Portfolio Loan Combination to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the TKG 4 Retail Portfolio Loan Combination at the non-default interest rate, first, to the TKG 4 Retail Portfolio Mortgage Loan holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement) in an amount calculated on the principal balance of the TKG 4 Retail Portfolio Mortgage Loan prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the TKG 4 Retail Portfolio Mortgage Loan over (B) the non-default interest rate for the TKG 4 Retail Portfolio Mortgage Loan; and second, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder in an amount calculated on the principal balance of the TKG 4 Retail Portfolio Subordinate Companion Loan prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the TKG 4 Retail Portfolio Subordinate Companion Loan over (B) the non-default interest rate for the TKG 4 Retail Portfolio Subordinate Companion Loan;

●	eighth, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of such notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the TKG 4 Retail Portfolio Loan Combination (to the extent actually paid by the related borrower);

●	ninth, to the extent not payable to the master servicer or the special servicer as additional servicing compensation under the Pooling and Servicing Agreement, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of such notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

●	tenth, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

Generally, for so long as a TKG 4 Retail Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the TKG 4 Retail Portfolio Loan Combination (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated generally in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the related Co-Lender Agreement, in each case to the extent of available funds:

●	first, to the TKG 4 Retail Portfolio Mortgage Loan holder (or the master servicer, the special servicer or the trustee, as applicable), all unreimbursed costs and expenses paid by the TKG 4 Retail Portfolio Mortgage Loan holder (or paid or advanced by the master servicer, the special servicer or the trustee, as applicable) with respect to the TKG 4 Retail Portfolio Loan Combination, including unreimbursed advances made by the TKG 4 Retail Portfolio Mortgage Loan holder and interest thereon;

●	second, to the master servicer and the special servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the TKG 4 Retail Portfolio Loan Combination under the related Co-Lender Agreement or the Pooling and Servicing Agreement;

●	third, to the TKG 4 Retail Portfolio Mortgage Loan holder, in an amount equal to the accrued and unpaid interest on the principal balance of the TKG 4 Retail Portfolio Mortgage Loan at the related interest rate (net of any applicable servicing fees);

●	fourth, to the TKG 4 Retail Portfolio Mortgage Loan holder, in an amount equal to the outstanding principal balance of the TKG 4 Retail Portfolio Mortgage Loan, until such principal balance has been reduced to zero;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the TKG 4 Retail Portfolio Loan Combination or the related mortgaged property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, to the TKG 4 Retail Portfolio Mortgage Loan holder, an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the TKG 4 Retail Portfolio Mortgage Loan in accordance with the terms of the related Co-Lender Agreement, plus interest thereon at the TKG 4 Retail Portfolio Mortgage Loan interest rate (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the TKG 4 Retail Portfolio Mortgage Loan;

●	seventh, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder, in an amount equal to the accrued and unpaid interest on the principal balance of the TKG 4 Retail Portfolio Subordinate Companion Loan at the related interest rate (net of any applicable servicing fees);

●	eighth, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder, in an amount equal to the outstanding principal balance of the TKG 4 Retail Portfolio Subordinate Companion Loan, until such principal balance has been reduced to zero;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the TKG 4 Retail Portfolio Loan Combination or the related mortgaged property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder, an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the TKG 4 Retail Portfolio Subordinate Companion Loan in accordance with the terms of the related Co-Lender Agreement, plus interest thereon at the TKG 4 Retail Portfolio Subordinate Companion Loan interest rate (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the TKG 4 Retail Portfolio Subordinate Companion Loan;

●	tenth, any interest accrued at the mortgage loan default rate on the TKG 4 Retail Portfolio Loan Combination to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the TKG 4 Retail Portfolio Loan Combination at the non-default interest rate, first, to the TKG 4 Retail Portfolio Mortgage Loan holder (subject to the allocation of such amount pursuant to the terms of the Pooling and Servicing Agreement) in an amount calculated on the principal balance of the TKG 4 Retail Portfolio Mortgage Loan prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the TKG 4 Retail Portfolio Mortgage Loan over (B) the non-default interest rate for the TKG 4 Retail Portfolio Mortgage Loan; and second, to the TKG 4 Retail Portfolio Subordinate Companion Loan holder in an amount calculated on the principal balance of the TKG 4 Retail Portfolio Subordinate Companion Loan prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the TKG 4 Retail Portfolio Subordinate Companion Loan over (B) the non-default interest rate for the TKG 4 Retail Portfolio Subordinate Companion Loan;

●	eleventh, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of such notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the TKG 4 Retail Portfolio Loan Combination (to the extent actually paid by the related borrower);

●	twelfth, to the extent not payable to the master servicer or the special servicer as additional servicing compensation under the Pooling and Servicing Agreement, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of such notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

●	thirteenth, to the TKG 4 Retail Portfolio Mortgage Loan holder and the TKG 4 Retail Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

“TKG 4 Retail Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the TKG 4 Retail Portfolio Loan Combination borrower to pay money due under such loan combination or (ii) any non-monetary event of default that causes the TKG 4 Retail Portfolio Loan Combination to become a Specially Serviced Mortgage Loan (other than any imminent event of default). A TKG 4 Retail Portfolio Triggering Event of Default will not exist to the extent the TKG 4 Retail Portfolio Subordinate Companion Loan Holder is exercising its cure rights as described below.

Consultation and Control

Consent Rights of the TKG 4 Retail Portfolio Controlling Holder. Pursuant to the related Co-Lender Agreement, the TKG 4 Retail Portfolio Controlling Holder (as defined below) is entitled to consent to the master servicer’s or the special servicer’s taking (as the case may be), subject to the Servicing Standard, of Major Decisions under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the master servicer or the special servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interests of the holders of the notes comprising the TKG 4 Retail Portfolio Loan Combination (as a collective whole), the master servicer or the special servicer may take any such action without waiting for the TKG 4 Retail Portfolio Controlling Holder’s consent. In addition, no advice, direction or objection from or by the TKG 4 Retail Portfolio Controlling Holder may (and the holder of the TKG 4 Retail Portfolio Mortgage Loan and any of the master servicer or the special servicer will be required to ignore and act without regard to any such advice, direction or objection that the holder of the TKG 4 Retail Portfolio Mortgage Loan, the master servicer or the special servicer has determined, in its reasonable, good faith judgment, will) require or cause the holder of the TKG 4 Retail Portfolio Mortgage Loan or any of the master servicer or the special servicer to violate any provision of the related Co-Lender Agreement, the related mortgage loan documents or the Pooling and Servicing Agreement (including any REMIC provisions), including each of the master servicer’s and the special servicer’s obligation to act in accordance with the Servicing Standard.

The Controlling Holder

The “TKG 4 Retail Portfolio Controlling Holder” will be the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan; provided that (i) a TKG 4 Retail Portfolio Control Appraisal Event has not occurred and (ii) the holder thereof is not a Borrower Party with respect to the TKG 4 Retail Portfolio Loan Combination; provided, further, that if neither of the conditions set forth in clauses (i) and (ii) above is satisfied with respect to the TKG 4 Retail Portfolio Subordinate Companion Loan, the TKG 4 Retail Portfolio Controlling Holder will be the holder of the TKG 4 Retail Portfolio Mortgage Loan. A “TKG 4 Retail Portfolio Control Appraisal Event” will exist with respect to the TKG 4 Retail Portfolio Subordinate Companion Loan if and for so long as (A) the Closing Date principal balance of such note, together with any TKG 4 Retail Portfolio Threshold Event Collateral (less payments of principal, appraisal reductions and realized principal losses allocated to such note) is less than (B) 25% of the origination date principal balance of such note (less payments of principal allocated to such note).

Collateral Posting Rights. If a TKG 4 Retail Portfolio Control Appraisal Event would otherwise result in the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan losing its status as the TKG 4 Retail Portfolio Controlling Holder, such note holder will generally be entitled to retain that status by posting cash collateral or an unconditional and irrevocable standby letter of credit with the master servicer or special servicer, as applicable, within 30 days after the receipt of the relevant appraisal (such collateral, “TKG 4 Retail Portfolio Threshold Event Collateral”). TKG 4 Retail Portfolio Threshold Event Collateral may be returned if and to the extent that the posting holder would be the TKG 4 Retail Portfolio Controlling Holder without regard to such posted collateral.

Appraisal Rights. Appraisal reductions applicable to the TKG 4 Retail Portfolio Loan Combination will be allocated, first to reduce the TKG 4 Retail Portfolio Subordinate Companion Loan principal balance, and then to reduce the TKG 4 Retail Portfolio Mortgage Loan principal balance, in each case up to the outstanding amount thereof. If at any time an appraisal reduction exists that would result in a TKG 4 Retail Portfolio Control Appraisal Event with respect to the TKG 4 Retail Portfolio Subordinate Companion Loan, the TKG 4 Retail Portfolio Controlling Holder will be entitled at its expense to obtain, or require the special servicer to obtain, a second appraisal that satisfies the appraisal requirements under the Pooling and Servicing Agreement. Upon receipt of such new appraisal, the special servicer will be required to recalculate (within 5 business days of receipt of such appraisal) the appraisal reduction in respect of the TKG 4 Retail Portfolio Loan Combination. If, as a result of such calculation based on the new appraisal, a TKG 4 Retail Portfolio Control Appraisal Event is no longer deemed to exist with respect to the TKG 4 Retail Portfolio Subordinate Companion Loan, then the TKG 4 Retail Portfolio Subordinate Companion Loan holder will be reinstated as the TKG 4 Retail Portfolio Controlling Holder. Until the appraisal reduction is recalculated based on such new appraisal as described above, the first appraisal will control.

Appraisals that are permitted to be presented by any TKG 4 Retail Portfolio Controlling Holder will be in addition to any appraisals that the special servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of any material change or that the special servicer is otherwise required or permitted to order under the Pooling and Servicing Agreement without regard to any appraisal requests made by any TKG 4 Retail Portfolio Controlling Holder.

Rights of the TKG 4 Retail Portfolio Subordinate Companion Loan Holder.

The holder of the TKG 4 Retail Portfolio Subordinate Companion Loan has certain rights under the related Co-Lender Agreement, including, among others, the rights described below.

Cure Rights. The holder of the TKG 4 Retail Portfolio Subordinate Companion Loan, provided that such holder is not the related borrower or an affiliate thereof, has the right to cure monetary events of default (within 10 business days of receipt of notice thereof) or non-monetary events of default (within 30 days (subject to extension to up to 120 days in certain circumstances) of receipt of notice thereof) with respect to the TKG 4 Retail Portfolio Loan Combination. No more than 6 events of default may be cured over the life of the TKG 4 Retail Portfolio Loan Combination, no more than 4 events of default may be cured in any 12 month period, and no more than 4 consecutive events of default may be cured. In the case of an event of default related to a delinquent Scheduled Payment, such cure will be deemed completed on the next loan payment date. So long as the TKG 4 Retail Portfolio Subordinate Companion Loan holder is exercising a cure right and the cure period has not expired, the master servicer, the special servicer and the trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the TKG 4 Retail Portfolio Loan Combination, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the TKG 4 Retail Portfolio Loan Combination to special servicing or (v) the payment priorities described above under “—Distributions.”

Purchase Option. At any time that the TKG 4 Retail Portfolio Loan Combination is in default and remains in default, the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan has the right to purchase the TKG 4 Retail Portfolio Mortgage Loan, at a price generally equal to the aggregate unpaid principal balance of such mortgage loan, plus accrued and unpaid interest thereon at the applicable interest rate, plus any unreimbursed Advances made by the TKG 4 Retail Portfolio Mortgage Loan holder and interest thereon, any accrued and unpaid servicing fees, certain liquidation fees and any unreimbursed costs and expenses incurred by the holder of such mortgage loan.

Such purchase option will terminate on the earliest date to occur of (i) 30 days after delivery of notice to the TKG 4 Retail Portfolio Subordinate Companion Loan holder of the related event of default, (ii) the cure of the event or circumstance resulting in the related event of default, (iii) consummation of a foreclosure in respect of the TKG 4 Retail Portfolio Mortgaged Property, except that if the master servicer intends to accept a deed in lieu of foreclosure, the TKG 4 Retail Portfolio Subordinate Companion Loan holder will have 10 business days from the date of notice thereof to exercise its purchase option, and (iv) the modification of the TKG 4 Retail Portfolio mortgage loan documents effected in accordance with the related Co-Lender Agreement and the Pooling and Servicing Agreement.

Workout

Notwithstanding anything to the contrary, if the master servicer or the special servicer, as applicable, in connection with a workout of the TKG 4 Retail Portfolio Loan Combination, modifies the terms thereof such that (i) the outstanding principal balance thereof is decreased, (ii) the interest rate thereon is reduced, (iii) payments of interest or principal thereon are waived, reduced or deferred, other than a deferral of a balloon payment resulting solely from the extension of the maturity date by the master servicer or the special servicer pursuant to the terms of the Pooling and Servicing Agreement or (iv) any other adjustment is made to any of the payment terms of the TKG 4 Retail Portfolio Loan Combination, the full adverse economic effect of such modification, waiver or amendment of amounts due will be borne, first, by the TKG 4 Retail Portfolio Subordinate Companion Loan holder (up to the principal balance of such note, together with accrued interest thereon and any other amounts due such holder) and second, by the TKG 4 Retail Portfolio Mortgage Loan holder (up to the principal balance of such note, together with accrued interest thereon and any other amounts due such holder), and all distributions described under “—Distributions” above will be made accordingly.

Sale of Defaulted Loan Combination

If the TKG 4 Retail Portfolio Mortgage Loan becomes a defaulted mortgage loan under the Pooling and Servicing Agreement, and if the Special Servicer decides to sell such defaulted mortgage loan, then the Special Servicer will be required to sell such defaulted mortgage loan in accordance with the procedures described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties.”

Special Servicer Appointment Rights

The TKG 4 Retail Portfolio Controlling Holder may remove the existing special servicer for the TKG 4 Retail Portfolio Loan Combination, with or without cause, and appoint a successor to the special servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the Pooling and Servicing Agreement.

The Del Amo Fashion Center Pari Passu-A/B Loan Combination

Servicing

The Del Amo Fashion Center Loan Combination (including the Del Amo Fashion Center Mortgage Loan) and any related REO Property is being serviced and administered pursuant to the terms of the DAFC 2017-AMO Trust and Servicing Agreement by the related servicer (the “Del Amo Fashion Center Servicer”) and, if necessary, the related special servicer (the “Del Amo Fashion Center Special Servicer”), generally in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the DAFC 2017-AMO Trust and Servicing Agreement, is the custodian of the mortgage file related to the Del Amo Fashion Center Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Application of Payments Prior to an Event of Default

The related Co-Lender Agreement sets forth the respective rights of the Del Amo Fashion Center noteholders with respect to distributions of funds received in respect of the Del Amo Fashion Center Loan Combination, and provides, in general, as follows.

Prior to the occurrence and continuance of an event of default with respect to the Del Amo Fashion Center Loan Combination, any collections received in respect of the Del Amo Fashion Center Loan Combination or related Mortgaged Property will be applied to the Del Amo Fashion Center Mortgage Loan, the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans in

accordance with the DAFC 2017-AMO Trust and Servicing Agreement and the related Co-Lender Agreement. Accordingly, subject to the right of the Del Amo Fashion Center Servicer, the Del Amo Fashion Center Special Servicer, the trustee, the certificate administrator and the operating advisor under the DAFC 2017-AMO Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the DAFC 2017-AMO Trust and Servicing Agreement, the monthly interest payment on the Del Amo Fashion Center Loan Combination will be applied: (i) first, to the payment of interest due and payable on each of the A notes, pro rata and pari passu; (ii) second, to the payment of interest due and payable on each of the B notes, pro rata and pari passu; (iii) third, to the payment of interest due and payable on each of the C notes, pro rata and pari passu; (iv) fourth, to the payment of interest due and payable on each of the D notes, pro rata and pari passu and (v) fifth, to the payment of interest due and payable on each of the E notes, pro rata and pari passu; and any prepayment or repayment of the principal of the Del Amo Fashion Center Loan Combination will be applied: (a) first, to the reduction of the outstanding principal balance of each of the A notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero; (b) second, to the reduction of the outstanding principal balance of each of the B notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero; (c) third, to the reduction of the outstanding principal balance of each of the C notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero; (d) fourth, to the reduction of the outstanding principal balance of the D notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero; and (e) fifth, to the reduction of the outstanding principal balance of each of the E notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the Del Amo Fashion Center Loan Combination, payments and proceeds with respect to the Del Amo Fashion Center Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the Del Amo Fashion Center Servicer and the trustee under the DAFC 2017-AMO Trust and Servicing Agreement (the “Del Amo Fashion Center Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;

●	second, to provide reimbursement to holders of the A notes for any nonrecoverable monthly debt service advances and interest thereon on the A notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the B notes for any nonrecoverable monthly debt service advances and interest thereon on the B notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the C notes for any nonrecoverable monthly debt service advances and interest thereon on the C notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the D notes for any nonrecoverable monthly debt service advances and interest thereon on the D notes, on a pari passu and pro rata basis and then to provide reimbursement to holders of the E notes for any nonrecoverable monthly debt service advances on the E notes, on a pari passu and pro rata basis;

●	third, to provide reimbursement to the Del Amo Fashion Center Servicer and Del Amo Fashion Center Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;

●	fourth, to the holders of the A notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	fifth, to the holders of the A notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

●	sixth, to the holders of the A notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	seventh, to the holders of the B notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	eighth, to the holders of the B notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the B notes;

●	ninth, to the holders of the B notes, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	tenth, to the holders of the C notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	eleventh, to the holders of the C notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the C notes;

●	twelfth, to the holders of the C notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	thirteenth, to the holders of the D notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	fourteenth, to the holders of the D notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the D notes;

●	fifteenth, to the holders of the D notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	sixteenth, to the holders of the E notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;

●	seventeenth, to the holders of the E notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the E notes;

●	eighteenth, to the holders of the E notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;

●	nineteenth, to pay the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

●	twentieth, to fund any other reserves to the extent then required to be held in escrow;

●	twenty-first, to pay to the holders of the A notes any yield maintenance or other prepayment premium then due and payable to the holders of the A notes, on a pro rata and pari passu basis, then to the holders of the B notes any yield maintenance or other prepayment premium then due and payable to the holders of the B notes, on a pro rata and pari passu basis, then to the holders of the C notes any yield maintenance or other prepayment premium then due and payable to the holders of the C notes, on a pro rata and pari passu basis, then the holders of the D notes any yield maintenance or other prepayment premium then due and payable to the holders of the D notes, on a pro rata and pari passu basis, and then the holders of the E notes any yield maintenance or other prepayment premium then due and payable to the holders of the E notes, on a pro rata and pari passu basis;

●	twenty-second, to pay the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer default interest and late fees then due and payable under the Del Amo Fashion Center Loan Combination documents, all of which will be applied in accordance with the DAFC 2017-AMO Trust and Servicing Agreement;

●	twenty-third, to pay any additional servicing compensation that the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer is entitled to receive under the DAFC 2017-AMO Trust and Servicing Agreement; and

●	twenty-fourth, any remaining amount will be paid pro rata to the holders of the Del Amo Fashion Center Companion Loans and the Issuing Entity as holder of the Del Amo Fashion Center Mortgage Loan, based on the original principal balance of the Del Amo Fashion Center Mortgage Loan and the Del Amo Fashion Center Companion Loans.

Notwithstanding anything to the contrary herein, to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the related Mortgaged Property (including following a condemnation) from the lien of the applicable Mortgage and Mortgage Loan documents must be allocated to reduce the principal balance of the Del Amo Fashion Center Loan Combination in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to-value ratio of the Del Amo Fashion Center Loan Combination exceeds 125% (based solely on real property and excluding any personal property and going concern value).

If a P&I Advance is made with respect to the Del Amo Fashion Center Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Del Amo Fashion Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other Mortgage Loans in the Mortgage Pool, but not out of payments or other collections on the Del Amo Fashion Center Companion Loans.

The Issuing Entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Del Amo Fashion Center Loan Combination in accordance with the DAFC 2017-AMO Trust and Servicing Agreement and the related Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the E notes, D notes, C notes and B notes have been applied to pay such amounts (it being understood that the pro rata share payable by the Issuing Entity under this paragraph would be determined by allocating such unanticipated trust expenses, as the case may be, first to the E notes, then to the D notes, then to the C notes, then to the B notes and then to the Class A notes, in that order).

To the extent collections received after the final liquidation of the Del Amo Fashion Center Loan Combination or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Del Amo Fashion Center Loan Combination in full, the Issuing Entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the E notes, then to the D notes, then to the C notes, then to the B notes and then to the A notes, in that order) from general collections on the other Mortgage Loans in the Issuing Entity. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control

The controlling noteholder under the related Co-Lender Agreement will be the securitization trust created pursuant to the terms of the DAFC 2017-AMO Trust and Servicing Agreement. Pursuant to the terms of the DAFC 2017-AMO Trust and Servicing Agreement, the related directing certificateholder (the “Del Amo Fashion Center Directing Certificateholder”) will have consent and/or consultation rights with respect to the Del Amo Fashion Center Loan Combination similar, but not necessarily identical, to those held by the Controlling Class Representative under the terms of the Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the Del

Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, is required to provide to the Del Amo Fashion Center Directing Certificateholder (within the same time frame such notices, information and reports to the Del Amo Fashion Center Directing Certificateholder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the DAFC 2017-AMO Trust and Servicing Agreement) with respect to any major decisions to be taken with respect to the Del Amo Fashion Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Del Amo Fashion Center Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the Issuing Entity requests consultation with respect to certain major decisions to be taken with respect to the Del Amo Fashion Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Del Amo Fashion Center Loan Combination. The consultation rights of the Issuing Entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity has responded within such period; provided that if the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity as described above the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Del Amo Fashion Center Mortgage Loan, the related Del Amo Fashion Center Pari Passu Companion Loans and the related Del Amo Fashion Center Subordinate Companion Loans. Neither the Del Amo Fashion Center Servicer nor the Del Amo Fashion Center Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Del Amo Fashion Center Mortgage Loan (or its representative). The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to the Del Amo Fashion Center Loan Combination or any related REO Property.

Application of Penalty Charges

See “—Application of Payments Prior to an Event of Default” and “—Application of Payments After an Event of Default” above.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Del Amo Fashion Center Loan Combination becomes a specially serviced loan pursuant to the terms of the DAFC 2017-AMO Trust and Servicing Agreement, and if the Del Amo Fashion Center Special Servicer determines to sell the Del Amo Fashion Center Pari Passu Companion Loans in accordance with the DAFC 2017-AMO Trust and Servicing Agreement, then the Del Amo Fashion Center Special Servicer will be required to sell the Del Amo Fashion Center Mortgage Loan together with the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans as one whole loan. In connection with any such sale, the Del Amo Fashion Center Special Servicer will be required to follow the procedures set forth under the DAFC 2017-AMO Trust and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Proceeds of the sale of the Del Amo Fashion Center Loan Combination will be distributed in accordance with the priority of payments described in “—Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the Del Amo Fashion Center Special Servicer will not be permitted to sell the Del Amo Fashion Center Loan Combination if it becomes a defaulted loan without the written consent of the Issuing Entity as holder of the Del Amo Fashion Center Mortgage Loan (provided that such consent is not required if the Issuing Entity is the borrower or an affiliate of the borrower) unless the Del Amo Fashion Center Special Servicer has delivered to the Issuing Entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Del Amo Fashion Center Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Del Amo Fashion Center Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Del Amo Fashion Center Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity that are material to the price of the Del Amo Fashion Center Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Del Amo Fashion Center Servicer or the Del Amo Fashion Center Special Servicer in connection with the proposed sale; provided that the Issuing Entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the DAFC 2017-AMO Trust and Servicing Agreement, the holder of the Del Amo Fashion Center Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the Del Amo Fashion Center Loan Combination (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement and the DAFC 2017-AMO Trust and Servicing Agreement, the securitization trust created pursuant to the DAFC 2017-AMO Trust and Servicing Agreement, as the controlling noteholder, will have the right, with or without cause, to replace the Del Amo Fashion Center Special Servicer then acting with respect to the Del Amo Fashion Center Loan Combination and appoint a replacement special servicer in accordance with the DAFC 2017-AMO Trust and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association and Citigroup Global Markets Realty Corp. are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.

General

Each of Citigroup Global Markets Realty Corp. (“CGMRC”) and Citi Real Estate Funding Inc. (“CREFI” and, together with CGMRC, the “Citi Sponsors”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. Each of the Citi Sponsors maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and each’s facsimile number is (212) 723-8604. The Citi Sponsors are affiliates of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, certificate registrar and paying agent). Each of the Citi Sponsors makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

None of the Citi Sponsors or any of their affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against either Citi Sponsor for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by such Citi Sponsor in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

The Citi Sponsors’ Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion, $6.19 billion and $5.79 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. This is the fifth commercial mortgage securitization into which CREFI is contributing commercial mortgage loans, however certain key personnel involved in CREFI’s securitization program have also been involved in CGMRC’s securitization program. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of their respective businesses, each of the Citi Sponsors may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by the related Citi Sponsor.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which either or both of them participates, CGMRC and CREFI generally transfer the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

Each of the Citi Sponsors will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CGMRC and CREFI generally work with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CGMRC, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the Citi Mortgage Loans

General

In connection with the preparation of this prospectus, each of the Citi Sponsors conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the Citi Mortgage Loans. No sampling procedures were used in the review process.

Database

First, the Citi Sponsors created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the Citi Mortgage Loans, including:

●	certain information from the Citi Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the Citi Sponsors’ deal team for each of the Citi Mortgage Loans during the underwriting process.

The Citi Sponsors also included in the Citi Securitization Database certain updates to such information received by the Citi Sponsors’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the Citi Sponsors’ securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, the Citi Sponsors created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in

Annexes A, B and C to this prospectus) of information regarding the Citi Mortgage Loans. With respect to the General Motors Building Mortgage Loan (portions of which are being sold to the Issuing Entity by MSMCH and CGMRC), the related data was included in the MSMCH Data File and was excluded from the Citi Data File.

Data Comparison and Recalculation

The Citi Sponsors (or the Depositor on their behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by the Citi Sponsors, relating to information in this prospectus regarding the Citi Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by the Citi Sponsors that are described above under “—Database”;

●	comparing numerical information regarding the Citi Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the Citi Mortgage Loans disclosed in this prospectus.

Legal Review

The Citi Sponsors also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the Citi Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the Citi Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with the Citi Sponsors’ (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

The Citi Sponsors also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. Each of the Citi Sponsors compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each Citi Mortgage Loan originated by a Citi Sponsor or one of its affiliates, such Citi Sponsor prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each Citi Mortgage Loan, if any, purchased by a Citi Sponsor or its affiliates from a third-party originator of such Citi Mortgage Loan, such Citi Sponsor reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such Citi Mortgage Loan to such Citi Sponsor or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such Citi Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any Citi Mortgage Loan that is purchased by a Citi Sponsor or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between such Citi Sponsor or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of such Citi Sponsor or its affiliates. The rights, if any, that a Citi Sponsor or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of the applicable Citi Sponsor, as mortgage loan seller, with respect to the applicable Citi Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any Citi Sponsor’s representations and warranties regarding the applicable Citi Mortgage Loans, including any Citi Mortgage Loan that is purchased by a Citi Sponsor or its affiliates from a third party originator.

In addition, with respect to each Citi Mortgage Loan, the applicable Citi Sponsor reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, each of the Citi Sponsors requested the borrowers under the related Citi Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if a Citi Sponsor became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a Citi Mortgage Loan, such Citi Sponsor requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, each of the Citi Sponsors prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related Citi Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the related Citi Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, each of the Citi Sponsors found and concluded that the disclosure regarding the related Citi Mortgage Loans in this prospectus is accurate in all material respects. Each of the Citi Sponsors also found and concluded that the related Citi Mortgage Loans were originated in accordance with such Citi Sponsor’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. Each of the Citi Sponsors attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2017. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including July 1, 2014 to and including June 30, 2017, CGMRC does not have any demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

None of the Citi Sponsors or any of their affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that CGMRC will retain approximately $18,119,251 initial Certificate Balance of the VRR Interest (i.e., the CGMRC VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of the Citi Sponsors may purchase the Class R Certificates. However, each of the Citi Sponsors and/or their affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CGMRC VRR Interest Portion) at any time. CGMRC or a permitted affiliate will be required to retain the CGMRC VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH” and, together with Morgan Stanley Bank (as defined below), the “Morgan Stanley Group”), is a sponsor of this transaction and one of the Mortgage Loan Sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2016.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non- Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A, B and C). With respect to the General Motors Building Mortgage Loan (portions of which are being sold to the Issuing Entity by MSMCH and CGMRC), the related data was included in the MSMCH Data File and may have been excluded from the Citi Data File.

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex E-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex E-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex E-1 and provided them to the depositor for inclusion in Annex E-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the General Motors Building Mortgage Loan, co-originated with Citigroup Global Markets Realty Corp. in conjunction with Wells Fargo Bank, National Association and Deutsche Bank AG, acting through its New York Branch) in compliance with the origination and underwriting standards described below under “—The Originators—Morgan Stanley Bank, N.A.—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Originators—Morgan Stanley Bank, N.A.—The Morgan Stanley Group’s Underwriting Standards” below.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the General Motors Building Mortgage Loan, co-originated with Citigroup Global Markets Realty Corp. in conjunction with Wells Fargo Bank, National Association and Deutsche Bank AG, acting through its New York Branch) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described below under “—The Originators—Morgan Stanley Bank, N.A.—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing April 1, 2014 and ending March 31, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from December 31, 2016 through March 31, 2017 was set forth in a Form ABS-15G filed by MSMCH on May 12, 2017. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements(1) Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	92,164,462		0	-		0	-		0	-		1	81,000,000		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from April 1, 2014 to March 31, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from April 1, 2014 to March 31, 2017.

(6)	Includes demands received during and prior to the reporting period from April 1, 2014 to March 31, 2017 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from April 1, 2014 to March 31, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from April 1, 2014 to March 31, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the March 2017 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the March 2017 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain approximately $16,751,259 initial Certificate Balance of the VRR Interest (i.e., the MSBNA VRR Interest Portion). However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the MSBNA VRR Interest Portion) at any time. Morgan Stanley Bank will be required to retain the MSBNA VRR Interest Portion in compliance with Regulation RR. See “Credit Risk Retention”.

Bank of America, National Association

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the Mortgage Loans that it is selling to the Depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America Mortgage Loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the Mortgage Loans that it is selling to the Depositor. The procedures described below were employed with respect to all of the Bank of America Mortgage Loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America Mortgage Loans, including:

●	certain information from the related Mortgage Loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain Mortgaged Properties;

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America Mortgage Loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the Depositor for use in compiling the numerical information regarding the Bank of America Mortgage Loans in this prospectus (particularly in Annexes A, B and C).

Data Comparisons and Recalculation. The Depositor or its affiliate, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America Mortgage Loans disclosed in this prospectus.

Legal Review. For each Bank of America Mortgage Loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex E-1 to this prospectus, revised the exceptions and provided them to the Depositor for inclusion in Annex E-2 to this prospectus.

For Bank of America Mortgage Loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related Mortgaged Property that were provided by the originator of such Mortgage Loan. With respect to each such Bank of America Mortgage Loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex E-1 to this prospectus and provided them to the Depositor for inclusion in Annex E-2 to this prospectus.

In addition, with respect to each Bank of America Mortgage Loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a Mortgaged Property securing a Bank of America Mortgage Loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the Mortgaged Property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America Mortgage Loans included in the ten (10) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool and the abbreviated loan summaries for those of the Bank of America Mortgage Loans included in the next five (5) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B to this prospectus.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America Mortgage Loans were originated in compliance with the origination and underwriting standards described below under “—The Originators—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—The Originators—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” below.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America Mortgage Loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America Mortgage Loans were originated (or, with respect to the Del Amo Fashion Center Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, is part of a Loan Combination that was co-originated in conjunction with one or more third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described below under “—The Originators—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The following table sets forth, for the period commencing July 1, 2014, and ending June 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the commercial real estate loan asset class. The information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2017, through June 30, 2017, was set forth in a Form ABS-15G filed by Bank of America on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	22,163,901	89.26	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.74	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	133,282,722	46.69	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	117,908,239	41.31	1	4,200,000	1.47	0	0	0.00	0	0	0.00	1	4,200,000	1.47	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	31,076,763	10.89	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	3,177,843	1.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	292,285,953	44.29	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	278,052,296	42.14	0	0	0.00	0	0	0.00	0	0	0.00	1	8,220,279	1.25	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	68,496,133	10.38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	21,070,342	3.19	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	556,911,351	96.16	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	22,228,607	3.84	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	1,549,322,288		1	4,200,000		0	0		0	0		3	12,420,279		376	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from July 1, 2014 to June 30, 2017. Activity with respect to demands received during and, if applicable, prior to such period ended June 30, 2017, is reflected elsewhere in this table. If an asset changed status during such period ended June 30, 2017, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from July 1, 2014 to June 30, 2017. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of June 30, 2017:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by June 30, 2017;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from July 1, 2014 to June 30, 2017.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended June 30, 2017.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of June 30, 2017.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and June 30, 2017, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on August 3, 2017. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that Bank of America will retain approximately $12,208,544 initial Certificate Balance of the VRR Interest (i.e., the Bank of America VRR Interest Portion), and an affiliate of Bank of America may purchase the Class R Certificates on the Closing Date. However, Bank of America or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the Bank of America VRR Interest Portion) at any time. Bank of America will be required to retain the Bank of America VRR Interest Portion in compliance with Regulation RR. See “Credit Risk Retention”.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citi Real Estate Funding Inc., Morgan Stanley Bank, N.A., Bank of America, National Association and Citigroup Global Markets Realty Corp. are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.

Overview

The Citi Sponsors’ commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by the applicable Citi Sponsor. Therefore, this general description of the Citi Sponsors’ origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by them or on their behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of the Citi Sponsors’ loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of the applicable Citi Sponsor. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the Citi Sponsors’ deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The Citi Sponsors’ deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with the Citi Sponsors’ property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

The Citi Sponsors’ underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and the applicable Citi Sponsor’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless the applicable Citi Sponsor determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While the Citi Sponsors’ underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

The Citi Sponsors may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, the Citi Sponsors may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of the Citi Sponsors’ commercial mortgage loans.

Generally, the Citi Sponsors require escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the Citi Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and the applicable Citi Sponsor or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material.

Property Insurance

The Citi Sponsors require the borrower to provide, or authorize the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Citi Mortgage Loans, the applicable Citi Sponsor generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

The applicable Citi Sponsor obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

The applicable Citi Sponsor generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by such Citi Sponsor. The applicable Citi Sponsor or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, the Citi Sponsors generally require that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material.

Property Condition Report

The applicable Citi Sponsor generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by such Citi Sponsor. The applicable Citi Sponsor or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Citi Sponsors often require that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all the Citi Sponsors’ loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with the applicable Citi Sponsor, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

Except as disclosed in the following paragraph, none of the Citi Mortgage Loans have exceptions to the related underwriting criteria.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance and as to which CGMRC is a mortgage loan seller with respect to $40,000,000 of the Cut-off Date Balance, the related Loan Combination was co-originated by CGMRC with an exception to CGMRC’s underwriting guidelines and/or typical underwriting procedures. In calculating Underwritten Net Cash Flow, CGMRC included $17,100,676 in net upward mark-to-market adjustments to rent, based on the conclusion of market rents set forth in the related appraisal, and CGMRC included $4,516,553 in straight line rents that are due after the maturity date of the Mortgage Loan. Under CGMRC’s guidelines and/or typical underwriting procedures, it would typically not include upward mark-to-market adjustments and would include rents that were straight line only for the lesser of the loan term or lease term. The decision of CGMRC to include the Mortgage Loan in the transaction was based on the fact that based on net cash flow for 2016 (i.e. without giving effect to the inclusion of such mark-to-market rents or straight line rents), the Mortgage Loan would have a net cash flow debt service coverage ratio of 2.96x, the Mortgage Loan (including the related Pari Passu Companion Loans) has a Cut-off Date LTV Ratio of 30.6% and the related Loan Combination has a Cut-off Date LTV Ratio of 47.9% and that the leases as to which rent is straight lined beyond the loan maturity date are to investment grade rated or institutional law firm tenants. Certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus. Based on the foregoing, CGMRC approved inclusion of the Mortgage Loan into this transaction.

Morgan Stanley Bank, N.A.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank”), is the originator of all of the Mortgage Loans (or portions thereof) that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 35.6% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided, that the General Motors Building Mortgage Loan was co-originated with Citigroup Global Markets Realty Corp. and, in the case of the entire related Loan Combination, in conjunction with Wells Fargo Bank, National Association and Deutsche Bank AG, acting through its New York Branch, and with respect to such Mortgage Loan, MSMCH is only selling a portion thereof). Morgan Stanley Bank is also the holder of one or more of the General Motors Building Companion Loans, the 411 East Wisconsin Companion Loan and the TKG 4 Retail Portfolio Subordinate Companion Loan. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

Morgan Stanley Bank is an affiliate of MSMCH, a Mortgage Loan Seller, and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to June 30, 2017, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $41,717,028,704.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as discussed below, none of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as General Motors Building, representing approximately 9.8% of the Initial Pool Balance and as to which MSMCH is a Mortgage Loan Seller with respect to the MSMCH General Motors Building Note, the related Loan Combination was co-originated by Morgan Stanley Bank with one or more exceptions to its underwriting guidelines and/or typical underwriting procedures. In calculating Underwritten Net Cash Flow (i) Morgan Stanley Bank included $17,100,676 in net upward mark to market adjustments to rent, based on the conclusion of market rents set forth in the related appraisal, and (ii) Morgan Stanley Bank included $4,516,553 in straight-line rents that are due after the maturity date of the Mortgage Loan. Under Morgan Stanley Bank’s guidelines and/or typical underwriting procedures, it would typically not include upward mark to market adjustments and would include rents that were straight-line only for the lesser of the loan term or lease term. The decision of MSMCH to include the Mortgage Loan in the transaction was based on the fact that based on net cash flow for 2016 (i.e., without giving effect to the inclusion of such mark to market rents or straight-line rents) the Mortgage Loan would have a net cash flow debt service coverage ratio of 2.96x, the Mortgage Loan (including the related Pari Passu Companion Loans) has a Cut-off Date LTV Ratio of 30.6% and the related Loan Combination has a Cut-off Date LTV Ratio of 47.9%, and that the leases as to which rent is straight-lined beyond the loan maturity date are to investment grade rated or institutional law firm tenants. Certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus. Based on the foregoing, MSMCH approved inclusion of the Mortgage Loan into this transaction.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2013	2014	2015	2016	As of 6/30/2017
Multifamily	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 242,008,000	$60,610,000
Office	1,122,060,000	1,864,674,000	1,863,491,000	1,207,957,250	$942,253,946
Retail	1,613,066,013	1,726,602,172	1,254,393,252	1,392,460,000	$414,757,500
Industrial	46,200,000	31,185,000	1,342,375,000	257,320,721	$96,890,000
Manufactured Housing	365,593,000	87,111,250	116,618,625	19,987,500	$10,962,500
Self Storage	140,247,500	93,095,000	546,593,750	156,775,000	$183,530,000
Lodging	2,205,861,250	2,631,502,433	2,241,228,600	70,509,000	$419,917,500
Mixed Use	79,242,199	144,100,000	147,725,000	18,362,500	$159,400,000
Other	0	69,930,000	0	150,000,000	$76,900,000
Total	$6,287,108,854	$7,167,129,593	$8,617,015,227	$3,515,379,971	$2,365,221,446

Bank of America is a Sponsor and Mortgage Loan Seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the Mortgage Loans included in the Issuing Entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America Mortgage Loans, see “—Exceptions to Underwriting Standards” below and Annex E-2 to this prospectus.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self-storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

●	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America Mortgage Loans, please see Annex A to this prospectus.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance

Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America Mortgage Loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The Del Amo Fashion Center Mortgage Loan.

The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, was originated in conjunction with Barclays Bank PLC, Société Générale and Wells Fargo Bank, National Association.

Exceptions to Underwriting Standards. One or more of the Mortgage Loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the Mortgage Loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America Mortgage Loans was originated (or, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Del Amo Fashion Center, representing approximately 2.2% of the Initial Pool Balance, originated in conjunction with one or more third parties) with any material exceptions to Bank of America’s underwriting guidelines described above.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CREFI, a Sponsor, an originator, the initial Risk Retention Consultation Party and the Retaining Sponsor, an affiliate of CGMRC, a Sponsor, an originator and the holder of a portion of the VRR Interest, an affiliate of Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2017-B1, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator,” “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Deutsche Bank Trust Company Americas (“DBTCA”), a New York banking corporation, will act as trustee (in such capacity, the “Trustee”) and custodian on behalf of the Trustee (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.

DBTCA is a New York banking corporation with its offices located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration — CGCMT 2017-B1, and its telephone number is (714) 247-6000.

DBTCA and its affiliates have provided corporate trust services since 1991. DBTCA and its affiliates have previously been appointed to the role of trustee for over 1,900 mortgage-backed transactions and have significant experience in this area.

DBTCA will also act as Custodian of the mortgage files for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. DBTCA and its affiliates have performed this custodial role in numerous mortgage-backed transactions since 1991. DBTCA will maintain the mortgage files in secure, fire-resistant facilities. DBTCA will not physically segregate the mortgage files for the Mortgage Loans from other mortgage files in DBTCA’s custody but will keep them in shared facilities. However, DBTCA’s proprietary document tracking system will show the location within DBTCA’s facilities of each mortgage file and will show that the Mortgage Loan documents are held on behalf of the Issuing Entity.

In its capacity as trustee on commercial mortgage securitizations, DBTCA is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, DBTCA, in its capacity as trustee, has not been required to make an advance on a domestic CMBS transaction.

On June 18, 2014, a group of investors, including funds managed by Blackrock Advisors, LLC, PIMCO-Advisors, L.P., and others, filed a derivative action against DBTCA and Deutsche Bank National Trust Company (“DBNTC”) in New York State Supreme Court purportedly on behalf of and for the benefit of 544 private-label RMBS trusts asserting claims for alleged violations of the U.S. Trust Indenture Act of 1939 (“TIA”), breach of contract, breach of fiduciary duty and negligence based on DBTCA and DBNTC’s alleged failure to perform their duties as trustees for the trusts. The plaintiffs subsequently dismissed their state court complaint and filed a derivative and class action complaint in the U.S. District Court for the Southern District of New York on behalf of and for the benefit of 564 private-label RMBS trusts, which substantially overlapped with the trusts at issue in the state court action. The complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $89.4 billion, but the complaint does not include a demand for money damages in a sum certain. DBTCA and DBNTC filed a motion to dismiss, and on January 19, 2016, the court partially granted the motion on procedural grounds: as to the 500 trusts that are governed by pooling and servicing agreements, the court declined to exercise jurisdiction. The court did not rule on substantive defenses asserted in the motion to dismiss. On March 22, 2016, the plaintiffs filed an amended complaint in federal court. In the amended complaint, in connection with

62 trusts governed by indenture agreements, the plaintiffs asserted claims for breach of contract, violation of the TIA, breach of fiduciary duty, and breach of duty to avoid conflicts of interest. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $9.8 billion, but the complaint does not include a demand for money damages in a sum certain. On July 15, 2016, DBTCA and DBNTC filed a motion to dismiss the amended complaint. On January 23, 2017, the court granted in part and denied in part DBTCA and DBNTC’s motion to dismiss. The court granted the motion to dismiss with respect to the plaintiffs’ conflict-of-interest claim, thereby dismissing it, and denied the motion to dismiss with respect to the plaintiffs’ breach of contract claim (except as noted below) and claim for violation of the TIA, thereby allowing those claims to proceed. On January 26, 2017, the parties filed a joint stipulation and proposed order dismissing the plaintiffs’ claim for breach of fiduciary duty. On January 27, 2017, the court entered the parties’ joint stipulation and ordered that the plaintiffs’ claim for breach of fiduciary duty be dismissed. On February 3, 2017, following a hearing concerning DBTCA and DBNTC’s motion to dismiss on February 2, 2017, the court issued a short form order dismissing (i) the plaintiffs’ representation and warranty claims as to 21 trusts whose originators and/or sponsors had entered bankruptcy and the deadline for asserting claims against such originators and/or sponsors had passed as of 2009 and (ii) the plaintiffs’ claims to the extent they were premised upon any alleged pre-event of default duty to terminate servicers. On March 27, 2017, DBTCA and DBNTC filed an answer to the amended complaint. Discovery is ongoing.

On March 25, 2016, the BlackRock plaintiffs filed a state court action against DBTCA in the Superior Court of California, Orange County with respect to 513 trusts. On May 18, 2016, the plaintiffs filed an amended complaint with respect to 465 trusts, and included DBNTC as an additional defendant. The amended complaint asserts three causes of action: breach of contract; breach of fiduciary duty; and breach of the duty to avoid conflicts of interest. The plaintiffs purport to bring the action on behalf of themselves and all other current owners of certificates in the 465 trusts. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $75.7 billion, but does not include a demand for money damages in a sum certain. On August 22, 2016, DBTCA and DBNTC filed a demurrer as to plaintiffs’ breach of fiduciary duty cause of action and breach of the duty to avoid conflicts of interest cause of action and motion to strike as to plaintiffs’ breach of contract cause of action. On October 18, 2016, the court granted DBTCA and DBNTC’s demurrer, providing the plaintiffs with thirty days’ leave to amend, and denied DBTCA and DBNTC’s motion to strike. The plaintiffs did not further amend their complaint, and on December 19, 2016, DBTCA and DBNTC filed an answer to the amended complaint. Discovery is ongoing.

On December 30, 2015, IKB International, S.A. and IKB Deutsche Industriebank A.G. (collectively, “IKB”), as an investor in 37 RMBS trusts, filed a summons with notice in the Supreme Court of the State of New York, New York County, against DBTCA and DBNTC as trustees of the trusts. On May 27, 2016, IKB served its complaint asserting claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, violation of New York’s Streit Act (the “Streit Act”), violation of the TIA, violation of Regulation AB, and violation of Section 9 of the Uniform Commercial Code. IKB alleges that DBTCA and DBNTC are liable for over U.S. $268 million in damages. On October 5, 2016, DBTCA and DBNTC, together with several other trustees defending lawsuits by IKB, filed a joint motion to dismiss. On January 6, 2017, IKB filed a notice of discontinuance, voluntarily dismissing with prejudice all claims as to three trusts. As of January 17, 2017, DBTCA and DBNTC’s motion to dismiss has been briefed and is awaiting decision by the court. On June 20, 2017, the parties filed a stipulation, voluntarily dismissing with prejudice all claims as to four additional trusts. Certain limited discovery is permitted to go forward while the motion to dismiss is pending.

It is DBTCA’s belief that it has no pending legal proceedings (including, based on DBTCA’s present evaluation, the litigation disclosed in the foregoing paragraphs) that would materially affect its ability to perform its duties as Trustee under the Pooling and Servicing Agreement for this transaction

The foregoing information set forth under this “—The Trustee” heading has been provided by DBTCA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the

Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CD 2017-B1 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the second quarter of 2017, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the second quarter of 2017, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 102 transactions backed by commercial mortgages with an aggregate principal balance of approximately $110.6 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee on certain

RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions is due to be complete on August 4, 2017.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the Event of Default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robosigning, and the implied covenant of good faith claim.

On August 19, 2015, the FDIC as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. FDIC asserts claims for breach of contract, violation of the New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939, as amended. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint within 90 days (by October 9, 2017).

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date, and except that CGMRC will retain the CGMRC VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CGMRC VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the servicer, certificate administrator and custodian under the BXP 2017-GM Trust and Servicing Agreement, pursuant to which the General Motors Building Loan Combination is serviced, (ii) expected to be the master servicer under the CD 2017-CD5 Pooling and Servicing Agreement, pursuant to which the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination are expected to be serviced, (iii) the certificate administrator and custodian under the DAFC 2017-AMO Trust and Servicing Agreement, pursuant to which the Del Amo Fashion Center Loan Combination is serviced, (iv) the master servicer, certificate administrator and custodian under the BANK 2017-BNK5 Pooling and Servicing Agreement, pursuant to which the Crossgates Commons Loan Combination is serviced, and (v) the current holder of one of the Lakeside Shopping Center Pari Passu Companion Loans. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number:	33,605	32,716	31,128	29,623
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.39	$503.34	$506.83	$505.11

Within this portfolio, as of June 30, 2017, are approximately 20,426 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $380.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells

Fargo’s servicing portfolio, as of June 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)**	Approximate Outstanding Advances (P&I and PPA)**	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$ 385,516,905,565	$ 838,259,754	0.22%
YTD Q2 2017	$ 372,321,846,653	$ 694,505,361	0.19%
**	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer and a special servicer of commercial loans in the UK. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings; and

●	insurance tracking and compliance.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the Master Servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CGMRC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates (including CREFI, a Sponsor and an originator) from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Citi Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and MSMCH, a Sponsor, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the MSMCH Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and Bank of America, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the Bank of America Mortgage Loans.

Pursuant to the terms of the Pooling and Servicing Agreement, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as Master Servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the

Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the Issuing Entity (other than any Outside Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Mortgage Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 153 as of June 30, 2017. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion; and

●	153 domestic commercial mortgage backed securitization pools as of June 30, 2017 with a then current face value in excess of $71.7 billion.

As of June 30, 2017, LNR Partners has resolved approximately $70.1 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016 and approximately $3.3 billion of U.S. commercial and multifamily mortgage loans through June 30, 2017. These loans include mortgage loans secured by the same types of income producing properties as securing the Mortgage Loans backing the Certificates and such properties may compete with these Mortgaged Properties.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of June 30, 2017, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,105 assets across the United States and various international properties with a then current face value of approximately $71.7 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Mortgage Loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Sponsor, any originator or any significant obligor.

Except as disclosed in this prospectus and except for LNR Partners acting as Special Servicer for this securitization transaction, and LNR Partners assisting LNR Securities Holdings, LLC and Elliott Management Corporation and/or one or more of their respective affiliates with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners or an affiliate is anticipated to retain on the Closing Date approximately 35% of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H Certificates issued by the Issuing Entity. Except as discussed in this prospectus, neither LNR Partners nor its affiliates will retain any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the Mortgage Loans and the Serviced Companion Loans) However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any Certificates at any time.

The foregoing information regarding LNR Partners under the heading “—Servicers—The Special Servicer” has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination) (a) for cause at any time and (b) without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing), (ii) the Controlling Class Representative (if a Control Termination Event does not exist and if either (i) LNR Partners, LLC or an affiliate thereof is no longer the Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns less than 25% of the Certificate Balance of the then Controlling Class of Certificates, in each case, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement) and (iii) the related Outside Controlling Note Holder (solely in the case of the TKG 4 Retail Portfolio Loan Combination for so long as it is a Serviced Outside Controlled Loan Combination). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder, provided that its rights to remove LNR Partners, LLC as Special Servicer without cause shall be limited as described above if so provided in the related Co-Lender Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

The General Motors Building Loan Combination is being serviced and administered pursuant to the BXP 2017-GM Trust and Servicing Agreement by Wells Fargo Bank, National Association, as servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

It is expected that the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination will be serviced and administered pursuant to the CD 2017-CD5 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

The Del Amo Fashion Center Loan Combination is being serviced and administered pursuant to the DAFC 2017-AMO Trust and Servicing Agreement by KeyBank National Association, as servicer and Cohen Financial, a Division of SunTrust Bank, as special servicer.

The Crossgates Commons Loan Combination is being serviced and administered pursuant to the BANK 2017-BNK5 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer and CWCapital Asset Management LLC, as special servicer.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer with respect to the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer with respect to the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC (“Trimont”), a Georgia limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Trimont will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement.

The principal office of Trimont is located at One Alliance Center, 3500 Lenox Road, Suite G1, Atlanta, Georgia 30326. Trimont also has offices located in Seal Beach, California, New York, New York, Dallas, Texas, Waco, Texas, Hoevelaken, The Netherlands, and London, England.

Trimont is a provider of asset management, servicing, due diligence, and customized advisory solutions to commercial real estate clients. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong), Construction Loan Servicer (Strong) and Primary Commercial Servicer (Above Average), and by Fitch as Primary Servicer (CPS2+) and Special Servicer (CSS2). Kroll Bond Rating Agency reviewed Trimont in June 2017 and deemed it to possess the necessary capabilities and attributes to satisfy the minimum requirements to meet its contractual obligations and the servicing standard in accordance with industry practices as a primary servicer and special servicer.

Trimont has been named operating advisor or trust advisor on over 50 securitizations with an aggregate original principal loan balance exceeding $49 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont has been named asset representations reviewer on over five securitizations.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. There have been no material changes in the past three years to the policies or procedures in the function that Trimont will perform under the subject securitization for assets of the same type included in the subject securitization. Additionally, Trimont’s disaster recovery plan is reviewed annually.

As of June 30, 2017, Trimont was special servicing approximately 590 loans and REO Properties (securitized and non-securitized) with an aggregate outstanding principal balance of approximately $400 million. Trimont has been named special servicer on over 50 securitizations with an aggregate original principal loan balance of over $40 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont has been servicing commercial and multifamily real estate loans since 1988.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as primary servicer or special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that such lawsuits or proceedings, individually or in the aggregate, would be material to the certificateholders.

Trimont is not an affiliate of the Depositor, Mortgage Loan Sellers, Sponsors, Issuing Entity, Master Servicer, Special Servicer, Trustee, originators (within the meaning of Item 1110 of Regulation AB), Controlling Class Representative, Risk Retention Consultation Party, or the Certificate Administrator with respect to the subject transaction.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Trimont has been provided by Trimont.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the

Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, the initial Risk Retention Consultation Party and the Retaining Sponsor, (ii) CGMRC, a Sponsor, an originator and the holder of a portion of the VRR Interest, (iii) Citigroup Global Markets Inc., one of the underwriters, (iv) and Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent.

MSMCH, a Sponsor, is an affiliate of Morgan Stanley Bank, an originator and the holder of a portion of the VRR Interest, and Morgan Stanley & Co. LLC, one of the underwriters.

BANA, a Sponsor, originator and the holder of a portion of the VRR Interest, is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

Wells Fargo, the Master Servicer, is also (a) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the BXP 2017-GM Trust and Servicing Agreement, which governs the servicing of the General Motors Building Loan Combination, (b) expected to be the Outside Servicer under the CD 2017-CD5 Pooling and Servicing Agreement, which is expected to govern the servicing of the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination, (c) the Outside Certificate Administrator and the Outside Custodian under the DAFC 2017-AMO Trust and Servicing Agreement, which governs the servicing of the Del Amo Fashion Center Loan Combination, (d) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the BANK 2017-BNK5 Pooling and Servicing Agreement, which governs the servicing of the Crossgates Commons Loan Combination, and (e) the current holder of one of the Lakeside Shopping Center Pari Passu Companion Loans.

LNR Partners, LLC, the Special Servicer, is an affiliate of LNR Securities Holdings, LLC, which is anticipated to purchase an approximately 35% interest in each Class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H Certificates on the Closing Date.

Citibank, the Certificate Administrator, is also expected to be the Outside Certificate Administrator and the Outside Custodian under the CD 2017-CD5 Pooling and Servicing Agreement, which is expected to govern the servicing of the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and CGMRC, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to thirteen (13) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $273,885,000, representing approximately 29.1% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC and CREFI.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and MSMCH, a Sponsor, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to fourteen (14) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $282,325,187, representing approximately 30.0% of the Initial Pool Balance) to be contributed to this securitization transaction by MSMCH.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and Bank of America, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to fourteen (14) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $195,508,217, representing approximately 20.8% of the Initial Pool Balance) to be contributed to this securitization transaction by Bank of America.

Interim and Other Custodial Arrangements

Set forth below are certain interim and other custodial arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Wells Fargo, the Master Servicer, is also acting as the interim custodian of the loan files for all of the Citi Mortgage Loans and all of the MSMCH Mortgage Loans, other than with respect to the General Motors Building Mortgage Loan, as to which it is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the BXP 2017-GM securitization.

Wells Fargo, the Master Servicer, is also acting as the interim custodian of the loan files for all of the Bank of America Mortgage Loans, other than with respect to (A) the Del Amo Fashion Center Loan Combination, as to which it is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the DAFC 2017-AMO securitization and (B) the Crossgates Commons Loan Combination, as to which it is holding the related Mortgage Loan documents in its capacity as Outside Custodian for the BANK 2017-BNK5 securitization.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an originator and a Sponsor, is the current holder of one or more of the General Motors Building Pari Passu Companion Loans, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Morgan Stanley Bank, an originator, is the current holder of one or more the General Motors Building Pari Passu Companion Loans and the 411 East Wisconsin Pari Passu Companion Loan, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions. In addition, Morgan Stanley Bank is the current holder of the TKG 4 Retail Portfolio Subordinate Companion Loan, but is expected to sell such Subordinate Companion Loan to an unaffiliated third party.

CREFI, an originator and a Sponsor, is the current holder of the Brookwood Self Storage LA-MS Portfolio Pari Passu Companion Loan and one of the IGT Reno Pari Passu Companion Loans, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Wells Fargo, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

LNR Partners, the initial Special Servicer and an affiliate of LNR Securities Holdings, LLC, assisted each of (i) Elliott Management Corporation (or an affiliate), which is expected to purchase an approximately 65.0% interest in each Class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H Certificates and be appointed as the initial Controlling Class Representative, and (ii) LNR Securities Holdings, LLC (or an affiliate), which is expected to purchase the approximately 35.0% remaining interest in each Class of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G and Class H Certificates, with due diligence of the Mortgage Loans, prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) which implements the Credit Risk Retention Rules (“Regulation RR”), as a combination of the following:

●	CREFI will act as the “retaining sponsor” (as defined in Regulation RR, the “Retaining Sponsor”);

●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate Certificate Balance of approximately $47,079,054 (the “VRR Interest”) as of the Closing Date; the VRR Interest will represent approximately 5.0% of all “ABS interests” (as defined in Regulation RR) in the Issuing Entity as of the Closing Date; and the VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by Morgan Stanley Bank, as originator of the MSMCH Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $16,751,259, representing approximately 35.6% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “MSBNA VRR Interest Portion”); and Morgan Stanley Bank originated approximately 35.6% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	Morgan Stanley Bank will acquire the MSBNA VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby Morgan Stanley Bank will sell to the Depositor (through its affiliate, MSMCH) the MSMCH Mortgage Loans that it originated in exchange for cash consideration and the MSBNA VRR Interest Portion; and payment for the MSBNA VRR Interest Portion (i) will be in the form of a reduction in the price received by Morgan Stanley Bank (through MSMCH) from the Depositor for the MSMCH Mortgage Loans sold by Morgan Stanley Bank (through MSMCH) to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to Morgan Stanley Bank in accordance with the Credit Risk Retention Rules;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by Bank of America, as originator of the Bank of America Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $12,208,544, representing approximately 25.9% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “Bank of America VRR Interest Portion”); and Bank of America originated approximately 25.9% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●

Bank of America will acquire the Bank of America VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby Bank of America will sell to the Depositor the Bank of America Mortgage Loans that it originated in exchange for cash consideration and the Bank of America VRR Interest Portion; and payment for the Bank of America VRR Interest Portion (i) will be in the form of a reduction in the price received by Bank of America from the Depositor for the Bank of America Mortgage Loans sold by Bank of America to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to Bank of America in accordance with the Credit Risk Retention Rules; and

●	The Retaining Sponsor is expected to transfer (or cause the transfer of) the portion of the VRR Interest remaining (following the acquisition by each of Morgan Stanley Bank and Bank of America of the MSBNA VRR Interest Portion and the Bank of America VRR Interest Portion, respectively) to CGMRC, which is a “majority-owned affiliate” (as defined in Regulation RR) of the Retaining Sponsor, which remaining portion will have an initial Certificate Balance equal to approximately $18,119,251, representing approximately 38.5% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “CGMRC VRR Interest Portion”).

The Retaining Sponsor, CGMRC, Morgan Stanley Bank and Bank of America are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all ABS interests represented by the VRR Interest will equal approximately 5.0 as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Certificates will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

VRR Available Funds

The amount available for distribution of interest and principal to the holders of the VRR Interest on each Distribution Date will, in general, equal the Vertically Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Vertically Retained Percentage” is 100% minus the Vertically Retained Percentage.

The “Vertically Retained Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates (including the VRR Interest).

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Hedging, Transfer and Financing Restrictions

The VRR Interest will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest, as and to the extent provided in the Pooling and Servicing Agreement.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, any “originator” and any respective “affiliate” (each as defined in the Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate”. In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2017-B1 (the “Certificates”) will be issued on or about August 29, 2017 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; (ii) the Class X-D, Class X-E, Class X-F, Class X-H, Class D, Class E, Class F, Class G, Class H and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus; and (iii) the VRR Interest, which is also not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Offered Certificates and the Non-Offered Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Certificates”. The Non-Vertically Retained Certificates that are Regular Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Regular Certificates”. The Non-Vertically Retained Certificates that are Principal Balance Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$21,308,000
Class A-2	$52,843,000
Class A-3	$245,000,000
Class A-4	$268,110,000
Class A-AB	$38,890,000
Class X-A	$715,601,000
Class X-B	$74,915,000
Class A-S	$89,450,000
Class B	$38,016,000
Class C	$36,899,000
Class X-D	$41,370,000
Class X-E	$21,245,000
Class X-F	$17,890,000
Class X-H	$23,481,024
Class D	$41,370,000
Class E	$21,245,000
Class F	$8,945,000
Class G	$8,945,000
Class H	$23,481,024
VRR Interest	$47,079,054

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the aggregate of the Certificate Balances of the Class B and Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time. The Notional Amount of the Class X-E Certificates will equal the Certificate Balance of the Class E Certificates outstanding from time to time. The Notional Amount of the Class X-F Certificates will equal the aggregate of the Certificate Balances of the Class F and Class G Certificates outstanding from time to time. The Notional Amount of the Class X-H Certificates will equal the Certificate Balance of the Class H Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, the Class B and Class C Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B Certificates, the Class D Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-D Certificates, the Class E Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-E Certificates, the Class F and Class G Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-F Certificates and the Class H Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-H Certificates.

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in September 2017. The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh calendar day of that month is not a business day, then the next business day), commencing in September 2017.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses and VRR Realized Losses to holders of the Certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2018, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in September 2017, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)

to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such

Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (iii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”. Except for tax reporting purposes, the VRR Interest will not have a specified Pass-Through Rate.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis on the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date. The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the Class X Strip Rate for the Class E Certificates for such Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class F and Class G Certificates for such Distribution Date, weighted on the basis on the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-H Certificates for any Distribution Date will equal the Class X Strip Rate for the Class H Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2017 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2017, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related

Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)     Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)     Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses and VRR Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender

Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the

Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class X-E, Class X-F, Class X-H, Class E, Class F, Class G, Class H and Class R Certificates) as follows: (1)(a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group D” and collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) except in the case of YM Group D (as to which this clause (X) does not apply), a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group; and (2) the Vertically Retained Percentage of such yield maintenance charge will be distributed to holders of the VRR Interest. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then (except as described in the next paragraph) the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

Notwithstanding the foregoing, solely in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 145 Huguenot, if a prepayment premium (calculated solely as a percentage of the amount prepaid as opposed to the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the amount prepaid) is imposed in connection with a prepayment that occurs while any Class(es) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates remain outstanding, the Non-Vertically Retained Percentage of such prepayment premium will be allocated among such Classes of Certificates in proportion to the amount of principal distributable thereon on the applicable Distribution Date and the Vertically Retained Percentage of such prepayment premium will be allocated to the VRR Interest.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated: (1) to the extent of the Non-Vertically Retained Percentage thereof, to the holders of the Class E, Class F, Class G and Class H Certificates in the manner provided in the Pooling and Servicing Agreement; and (2) to the extent of the Vertically Retained Percentage thereof, to the holders of the VRR Interest.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-E, Class X-F, Class X-H or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	August 2022
Class A-3	July 2027
Class A-4	August 2027
Class A-AB	June 2027
Class X-A	August 2027
Class X-B	August 2027
Class A-S	August 2027
Class B	August 2027
Class C	August 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in August 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-Vertically Retained Percentage thereof, be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and the Class H Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class H Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the product of (A) the Non-Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the

Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class H Certificates;

second, to the Class G Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or to the Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)     the Distribution Date statement;

(2)     a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification and corrected loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)         Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)        Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person (including the Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than the Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not the Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including the VRR Interest) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and

CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention

Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

 Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of the Class as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability;

Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The VRR Interest will be evidenced by one or more Certificates and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2017-B1

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced

Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)        a copy of each of the following documents:

(i)           (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)          the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)         any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)          final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)           the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)          the related ground lease, if any, and any ground lessor estoppel;

(vii)         the related loan agreement, if any;

(viii)        the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)         the related lockbox agreement or cash management agreement, if any;

(x)          the environmental indemnity from the related borrower, if any;

(xi)         the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)        in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)        any mezzanine loan intercreditor agreement;

(xv)         any related environmental insurance policy;

(xvi)        any related letter of credit and any related assignment thereof; and

(xvii)       any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)          a copy of any engineering reports or property condition reports;

(c)          other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)           for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)           a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)            a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)           a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)           for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)             a copy of the applicable mortgage loan seller’s asset summary;

(j)             a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)            a copy of all zoning reports;

(l)             a copy of financial statements of the related mortgagor;

(m)          a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)           a copy of all UCC searches;

(o)           a copy of all litigation searches;

(p)           a copy of all bankruptcy searches;

(q)           a copy of the origination settlement statement;

(r)            a copy of any insurance summary report;

(s)           a copy of the organizational documents of the related mortgagor and any guarantor;

(t)            a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)           the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)           unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)           unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage

Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (i.e., the Special Servicer) (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to the General Motors Building Mortgage Loan, each of MSMCH and CGMRC will be responsible for any remedies solely in respect of the related promissory note(s) sold by it (i.e., the MSMCH General Motors Building Note or the CGMRC General Motors Building Note, as applicable) as if the note(s) contributed by each such Sponsor and evidencing a portion of such Mortgage Loan was a separate Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable

Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations to do so. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of August 1, 2017 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the Lakeside Shopping Center Loan Combination, (ii) the 411 East Wisconsin Loan Combination and (iii) the TKG 4 Retail Portfolio Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement. The TKG 4 Retail Portfolio Loan Combination is a Serviced AB Loan Combination.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the Lakeside Shopping Center Pari Passu Companion Loans and (ii) the 411 East Wisconsin Pari Passu Companion Loan, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). The TKG 4 Retail Portfolio Subordinate Companion Loan is a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Provided that a TKG 4 Retail Portfolio Control Appraisal Event does not exist and the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan is not a Borrower Party with respect to the TKG 4 Retail Portfolio Loan Combination, the TKG 4 Retail Portfolio Loan Combination will be a Serviced Outside Controlled Loan Combination; and the TKG 4 Retail Portfolio Loan Combination will cease to be a Serviced Outside Controlled Loan Combination if either of those conditions is not satisfied.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the General Motors Building Pari Passu Companion Loans and the General Motors Building Subordinate Companion Loans, (ii) the Brookwood Self Storage LA-MS Portfolio Pari Passu Companion Loan, (iii) the Del Amo Fashion Center Pari Passu Companion Loans and the Del Amo Fashion Center Subordinate Companion Loans, (iv) the Crossgates Commons Pari Passu Companion Loan and (v) the IGT Reno Pari Passu Companion Loans, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the General Motors Building Loan Combination, (ii) the Brookwood Self Storage LA-MS Portfolio Loan Combination, (iii) the Del Amo Fashion Center Loan Combination, (iv) the Crossgates Commons Loan Combination and (v) the IGT Reno Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. Each of (i) the Brookwood Self Storage LA-MS Portfolio Loan Combination, (ii) the Crossgates Commons Loan Combination and (iii) the IGT Reno Loan Combination, is an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. Each of (i) the General Motors Building Pari Passu Companion Loans, (ii) the Brookwood Self Storage LA-MS Portfolio Pari Passu Companion Loan, (iii) the Del Amo Fashion Center Pari Passu Companion Loans, (iv) the Crossgates Commons Pari Passu Companion Loan and (v) the IGT Reno Pari Passu Companion Loans, is an Outside Serviced Companion Loan.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. Each of (i) the General Motors Building Subordinate Companion Loans and (ii) the Del Amo Fashion Center Subordinate Companion Loans, is an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Pari Passu-A/B Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans. Each of (i) the General Motors Building Loan Combination and (ii) the Del Amo Fashion Center Loan Combination, is an Outside Serviced Pari Passu-A/B Loan Combination.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the General Motors Building Mortgage Loan, (ii) the Brookwood Self Storage LA-MS Portfolio Mortgage Loan, (iii) the Del Amo Fashion Center Mortgage Loan, (iv) the Crossgates Commons Mortgage Loan and (v) the IGT Reno Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of the following servicing agreements is an Outside Servicing Agreement: (i) in the case of the General Motors Building Loan Combination, the BXP 2017-GM Trust and Servicing Agreement; (ii) in the case of each of the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination, the CD 2017-CD5 Pooling and Servicing Agreement; (iii) in the case of the Del Amo Fashion Center Loan Combination, the DAFC 2017-AMO Trust and Servicing Agreement and (iv) in the case of the Crossgates Commons Loan Combination, the BANK 2017-BNK5 Pooling and Servicing Agreement.

●	“CD 2017-CD5 Pooling and Servicing Agreement” means the pooling and servicing agreement expected to govern the servicing of the Brookwood Self Storage LA-MS Portfolio Loan Combination and the IGT Reno Loan Combination relating to the securitization of the related Controlling Notes, pursuant to which the CD 2017-CD5 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD5 are expected to be issued.

●	“DAFC 2017-AMO Trust and Servicing Agreement” means the trust and servicing agreement governing the servicing of the Del Amo Fashion Center Loan Combination relating to the securitization of the related Controlling Note, pursuant to which the Del Amo Fashion Center Trust 2017-AMO, Commercial Mortgage Pass-Through Certificates, Series 2017-AMO were issued.

●	“BANK 2017-BNK5 Pooling and Servicing Agreement” means the pooling and servicing agreement governing the servicing of the Crossgates Commons Loan Combination relating to the securitization of the related Controlling Note, pursuant to which the BANK 2017-BNK5 Commercial Mortgage Pass-Through Certificates, Series 2017-BNK5 were issued.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Lead Servicing Pari Passu Companion Loan” means, with respect to a Servicing Shift Loan Combination or an Outside Serviced Loan Combination that is not also an AB Loan Combination, any related Controlling Pari Passu Companion Loan.

●	“Lead Servicing Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a future Outside Servicing Agreement upon the securitization of the related Lead Servicing Pari Passu Companion Loan, the date on which the related Lead Servicing Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to “Servicing Shift Loan Combinations” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are

responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) after the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor (following the occurrence and during the continuation of a Control Termination Event) and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application for refinancing from an acceptable lender or a signed purchase and sale agreement (in each case subject only to typical closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of a customary deposit by the purchaser) that is, in either case, satisfactory in form and substance to the Special Servicer from an acceptable lender or purchaser reasonably satisfactory to the Special Servicer, which provides that such refinancing or sale will occur within 120 days of such related maturity date, then 120 days beyond the date on which that balloon payment was due (or such shorter period beyond the date on which the balloon payment was due during which the refinancing or sale is scheduled to occur) provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a Specially Serviced Loan immediately (i) if, in the judgment of the Special Servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale or the related borrower fails to pay any Monthly Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or sale, (ii) if such refinancing or sale does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase and sale agreement), (iii) the related refinancing documentation or purchase and sale agreement is terminated before the refinancing or sale is scheduled to occur, or (iv) another Servicing Transfer Event occurs with respect to the Serviced Loan; or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided, further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and (a) with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and (b) with respect to a Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement (in the case of either of clause (a) or (b), other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan or Excluded RRCP Mortgage Loan, as applicable, as to such party)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder or the Risk Retention Consultation Party, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected

Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (a) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (b) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor and the Risk Retention Consultation Party in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)           approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)           approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)           approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)           approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)           agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)            in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)           approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the Pooling and Servicing Agreement, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)           in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(i)             approving any transfers of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(j)             any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto;

(k)            any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(l)             any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to a Special Servicer Decision or Major Decision involving a Serviced Loan that is not a Specially Serviced Loan, if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such Special Servicer Decision or Major Decision, as the case may be, or (ii) the subject Special Servicer Decision is of the type described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event). the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights as described under “—Directing Holder” below) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions without the consent of the Special Servicer (whether obtained directly or through the Master Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2018) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2018), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the

Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period

(or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)       to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)       following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate (only with respect to a Serviced Mortgage Loan) and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be any of 0%, 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement); provided, however, that 50% of the portion of any Excess Modification Fees or Consent Fees payable solely in connection with the items referred to in clause (e) of the definition of “Special Servicer Decision” with respect to any non-Specially Serviced Loan will be paid by the Master Servicer to the Special Servicer, and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the Master Servicer is processing the matter that is the subject of the borrower request, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the Master Servicer’s consent.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month (or, with respect to any Specially Serviced Loan or REO Property with respect to which the Risk Retention Consultation Party consulted with the Special Servicer during the occurrence and continuance of a Consultation Termination Event, $5,000 for the month in which such consultation occurred), then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, if applicable) for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be any of 0%, 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the Special Servicer’s consent.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00660% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans other than any Outside Serviced Mortgage Loan and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (other than any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Serviced Mortgage Loan for any Interest Accrual Period is a rate equal to 0.00108% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate (only with respect to each Serviced Mortgage Loan) and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.000235% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of the Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent, or (ii) the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds

Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate (only with respect to each Serviced Mortgage Loan), is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections

Additional Servicing Compensation(3) / Master Servicer	– a specified percentage (which may be any of 0%, 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income

–    100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan; provided, that 50% of any Excess Modification Fees or Consent Fees payable solely in connection with clause (e) of the definition of “Special Servicer Decision” will be paid by the Master Servicer to the Special Servicer

–    100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Mortgage Loans from time to time from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Type/Recipient	Amount(1)	Frequency	Source of Funds

Special Servicing Fee / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month (or, with respect to any Serviced Loan that is a Specially Serviced Loan or REO Mortgage Loan with respect to which the Risk Retention Consultation Party consulted with the Special Servicer during the occurrence and continuance of a Consultation Termination Event, less than $5,000 for the month in which such consultation occurred), then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, if applicable) for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Workout Fee / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest

Liquidation Fee / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Type/Recipient	Amount(1)	Frequency	Source of Funds

Additional Special Servicing Compensation(3) / Special Servicer	– a specified percentage (which may be any of 0%, 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income

	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

	– all investment income received on funds in any REO account	from time to time

Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00660% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Operating Advisor Fee / Operating Advisor	with respect to each Serviced Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00108% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.000235% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods).	monthly	general collections

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000.	at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount(1)	Frequency	Source of Funds

Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this item, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

Property Advances(5)/ Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on Property Advances(5) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Indemnification Expenses(5) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” below the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(4)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

General Motors Building	0.00125% per annum	0.05% per annum	0.15%	0.15%

Brookwood Self Storage LA-MS Portfolio(2)	0.02000% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CD 2017-CD5 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

Del Amo Fashion Center	0.00125% per annum	0.25000% per annum	0.50000% per annum	0.50000% per annum

Crossgates Commons	0.00250% per annum	the greater of 0.00250% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00000%, provided that no workout fee will be less than $25,000	a rate equal to 1.00%; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000.

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

IGT Reno(2)	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CD 2017-CD5 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

(1)	Includes any applicable sub-servicing fee rate.

(2)	The Brookwood Self Storage LA-MS Portfolio Mortgage Loan and IGT Reno Mortgage Loan are expected to be serviced under the CD 2017-CD5 transaction which is expected to close on August 15, 2017, prior to the closing of this transaction. The information in this table is based on the preliminary prospectus filed in relation to the CD 2017-CD5 transaction.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or

(B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal or the conducting of a valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or conducted a valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation is conducted, as applicable. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Loan Combination with an outstanding principal balance less than $2,000,000, minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of the General Motors Building Loan Combination and the Del Amo Fashion Center Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loans) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the Vertically Retained Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-H Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property

Advance, or, if applicable, conduct an internal valuation. Based upon the appraisal or valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, and then to the Class E Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction

Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

For a discussion of the appraisal rights of the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan, see “Description of the Mortgage Pool—The Loan Combinations—The TKG 4 Retail Portfolio AB Loan Combination—The Controlling Holder—Appraisal Rights”.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2018; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or DBRS, Inc. (“DBRS”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation), provided that such termination may be without cause only if either (i) LNR Partners or an affiliate thereof is no longer the Special Servicer or (ii) LNR Securities Holdings, LLC or an affiliate thereof owns, as of the date of the delivery of the related notice of termination, less than 25% of the Certificate Balance of the then Controlling Class of Certificates;

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (other than the Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       if a Consultation Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the Voting Rights allocable to each Class of Non-Reduced Certificates affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class R Certificates), on an aggregate basis.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special

Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

Any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the Voting Rights allocable to each Class of Non-Reduced Certificates, and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, the Controlling Class Representative and the Risk Retention Consultation Party; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) a rating on its unsecured long term-debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s); provided, however, that Deutsche Bank Trust Company Americas as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch, (c) it has a rating on its unsecured long-term debt of at least “A(low)” by DBRS and a rating on its short term debt of at least “R-1(low)” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s)) and (d) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s, (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (iii) a rating on its unsecured long-term debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating of two (2) other NRSROs (which may include S&P, Fitch and Moody’s) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, (B) “BBB+” by Fitch and (C) if rated by DBRS, at least “BBB” by

DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P, Fitch and Moody’s) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the

Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate

Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”), or conduct an internal valuation as described under “—Appraisal Reduction Amounts” in this prospectus. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct a valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender

(and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a

Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be permitted (but may not be required) to sell the related Serviced Subordinate Companion Loan together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as a single whole loan, provided that the Special Servicer has received prior written consent from the holder of such Subordinate Companion Loan.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if a Control Termination Event exists), the Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved), the Operating Advisor (if a Control Termination Event exists) and the Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, the Risk Retention Consultation Party, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions, any applicable consultation rights of the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights as described under “—Directing Holder” below) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may process the modification, waiver or amendment of any term of any such non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer is required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request in connection with a Major Decision or the equivalent thereof to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto; and

(M)      any determination of an Acceptable Insurance Default;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), (ii) the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and (iii) the Risk Retention Consultation Party under the circumstances set forth in the following paragraph, and to consider alternative actions recommended by the Controlling Class Representative, the Operating Advisor and the Risk Retention Consultation Party, but, in the

case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement, and the Risk Retention Consultation Party will have no consultation rights with respect to any Excluded RRCP Mortgage Loan.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Outside Serviced Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Outside Serviced Mortgage Loan), in each case upon request of the Risk Retention Consultation Party, each of the Master Servicer and the Special Servicer will also be required to consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of the Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with the Risk Retention Consultation Party). In the event the Master Servicer or the Special Servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the Master Servicer’s or the Special Servicer’s, as applicable, delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Elliott

Management Corporation or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class H Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

With respect to the Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party.

“Risk Retention Consultation Party” will be the party selected by CREFI. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from CREFI. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Party is expected to be CREFI.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then (1) the largest Controlling Class Certificateholder (by Certificate Balance) that holds in excess of 25% (by Certificate Balance) of the Controlling Class that sends notice of the selection of a Controlling Class Representative will be entitled to so appoint a Controlling Class Representative or, (2) if no such holder sends notice pursuant to clause (1) and LNR Securities Holdings, LLC or an affiliate thereof owns at least 25% of the Controlling Class of Certificates, then such entity will be the Controlling Class Representative and (3) if neither of the events in clause (1) or (2) occurs, then a Control Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)       does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)       may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)       will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding Serviced Loans, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of a Control Termination Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) after the occurrence and during the continuance of a Control Termination Event, upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) after the occurrence and during the continuance of a Consultation Termination Event, under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding anything to the contrary in this “—Operating Advisor” section or elsewhere in this prospectus, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties, and its rights and responsibilities with respect to the TKG 4 Retail Portfolio Loan Combination will be subject to certain limitations for so long as the holder of the TKG 4 Retail Portfolio Subordinate Companion Loan is the Directing Holder with respect to such Loan Combination.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

With respect to each Serviced Loan, following the occurrence and continuance of a Control Termination Event, the Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor (prior to the occurrence and continuance of a Consultation Termination Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Holder) with respect to each Major Decision as to which the Operating Advisor has consultation rights.

Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report and, if a Control Termination Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder, the Risk Retention Consultation Party and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if a Control Termination Event exists, Major Decisions on Serviced Loans, (ii) each related Final Asset Status Report, (iii) if a Control Termination Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if a Control Termination Event exists, and (v) if specifically required to be delivered under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information received by the Operating Advisor from the Special Servicer (whether directly or through the Master Servicer) as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights if a Control Termination Event exists, any Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder or the Risk Retention Consultation Party (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement, the consultation rights of the Risk Retention Consultation Party under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan), the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider on a non-binding basis any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of, a Specially Serviced Loan to the Operating Advisor after they have been finalized. Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount, Collateral Deficiency Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer of such error.

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations provided to the Operating Advisor by the Special Servicer and used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. In the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Following the occurrence of a Control Termination Event, based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of a Control Termination Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder, the Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer (whether directly or through the Master Servicer), the Operating Advisor will if, during the prior calendar year, any Serviced Mortgage Loans were Specially Serviced Loans and there existed a Control Termination Event, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, following the occurrence and continuance of a Control Termination Event, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder, the Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was delivered or made available to the Operating Advisor by the Special Servicer (whether directly or through the Master Servicer) pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all

Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, the Risk Retention Consultation Party, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating

Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless a Control Termination Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the

10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of a Control Termination Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction”

or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 65 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than June 30, 2017, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and June 30, 2017 was 28.06%; however, the average of the highest delinquency percentages for those 65 reviewed transactions (taking into account all reporting periods between January 1, 2010 and June 30, 2017 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.55%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder, the Risk Retention Consultation Party and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide to the Special Servicer and the Asset Representations Reviewer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer.

See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, the Directing Holder, or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the VRR Interest;

(c)       does not have any liability or duties to the holders of any Class of Certificates;

(d)       may take actions that favor the interests of the holders of one or more Classes including the VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(e)       will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the

Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the

Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(1)
General Motors Building	MSMCH/ CGMRC	BXP 2017-GM (6/9/17)	9.8%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	BlackRock Financial Management, Inc.
Brookwood Self Storage LA-MS Portfolio(2)	CREFI	CD 2017-CD5 (8/1/17)	4.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Del Amo Fashion Center	Bank of America	DAFC 2017-AMO (6/20/17)	2.2%	KeyBank National Association	Cohen Financial, a Division of SunTrust Bank	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Core Credit Partners A LLC
Crossgates Commons	Bank of America	BANK 2017-BNK5 (6/1/17)	1.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
IGT Reno(2)	CREFI	CD 2017-CD5 (8/1/17)	1.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC

(1)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(2)	The Brookwood Self Storage LA-MS Portfolio Mortgage Loan and IGT Reno Mortgage Loan are expected to be serviced under the CD 2017-CD5 transaction which is expected to close on August 15th, prior to the closing of this transaction. The information in this table is based on the preliminary prospectus filed in relation to the CD 2017-CD5 transaction.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that, with respect to the Crossgates Commons Loan Combination, the BANK 2017-BNK5 Pooling and Servicing Agreement does not require the related Outside Special Servicer to establish and maintain such an account with respect to REO Property acquired. The BANK 2017-BNK5 Pooling and Servicing Agreement does, however, provide that amounts on deposit in the related REO account with respect to any companion loan be deposited in the companion distribution account and that the related Outside Special Servicer keep and maintain separate records on a property-by-property basis for the purposes of accounting for all deposits to and withdrawals from the related REO account.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of each of the Outside Servicing Agreements for the General Motors Building Mortgage Loan and the Del Amo Fashion Center Mortgage Loan, there are no mortgage loans separate from the related Outside Serviced Loan Combination serviced under any such Outside Servicing Agreement and the above described reimbursements (with interest) will first be made out of collections on, and proceeds of, the related Subordinate Companion Loans.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. In addition, if the equivalent of a Consultation Termination Event exists under the related Outside Servicing Agreement, the related Outside Operating Advisor may recommend replacement of the related Outside Special Servicer if the related Outside Special Servicer is not performing its duties under the related Outside Servicing Agreement or the related Outside Special Servicer is otherwise not acting in accordance with the servicing standard thereunder, whereupon a solicitation of votes of the holders of the certificates would also take place. Notwithstanding the foregoing, in the case of each of the Brookwood Self Storage LA-MS Portfolio Loan Combination, the IGT Reno Loan Combination and the Del Amo Fashion Center Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor as described above at any time.

●	In the case of the General Motors Building Loan Combination, there is no Outside Operating Advisor under the related Outside Servicing Agreement.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult regarding (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement).

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Loans under the Pooling and Servicing Agreement; provided that, in the case of the General Motors Building Mortgage Loan, the related Outside Servicing Agreement does not provide for compensating interest payments.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each of the General Motors Building Loan Combination and the Del Amo Fashion Center Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov (but only in the case of the Outside Servicing Agreements for the Brookwood Self Storage LA-MS Portfolio Mortgage Loan, the Crossgates Commons Mortgage Loan and the IGT Reno Mortgage Loan; or (b) by requesting a copy from the underwriters.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from August 1, 2017, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the Issuing Entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in September 2017, (x) the Certificates will be issued on August 29, 2017, (xi) the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium, (xvii) with respect to the General Motors Building Mortgage Loan, the Del Amo Fashion Center Mortgage Loan and the TKG 4 Retail Portfolio Mortgage Loan, each of which is part of a Loan Combination that includes a Subordinate Companion Loan, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only and (xviii) with respect to the 411 East Wisconsin Loan Combination, the related borrower does not exercise its option, during the first year following the loan origination date, to obtain the release of the release parcel that would cause a mandatory prepayment on the related Loan Combination.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A or Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	85%	85%	85%	85%	85%
August 15, 2019	68%	68%	68%	68%	68%
August 15, 2020	47%	47%	47%	47%	47%
August 15, 2021	19%	19%	19%	19%	19%
August 15, 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.68	2.67	2.67	2.67	2.67
First Principal Payment Date	September 2017	September 2017	September 2017	September 2017	September 2017
Last Principal Payment Date	May 2022	February 2022	February 2022	February 2022	February 2022

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.87	4.83	4.78	4.48
First Principal Payment Date	May 2022	February 2022	February 2022	February 2022	February 2022
Last Principal Payment Date	August 2022	August 2022	August 2022	August 2022	August 2022

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	99%	99%	98%
August 15, 2025	100%	100%	99%	99%	98%
August 15, 2026	100%	100%	99%	99%	90%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.78	9.72	9.65	9.57	9.31
First Principal Payment Date	November 2026	December 2023	December 2023	December 2023	December 2023
Last Principal Payment Date	July 2027	July 2027	July 2027	June 2027	April 2027

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.91	9.90	9.86	9.65
First Principal Payment Date	July 2027	July 2027	July 2027	June 2027	April 2027
Last Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	83%	83%	83%	83%	83%
August 15, 2024	54%	55%	57%	59%	65%
August 15, 2025	35%	36%	38%	40%	46%
August 15, 2026	15%	15%	15%	15%	15%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.39	7.42	7.46	7.51	7.63
First Principal Payment Date	August 2022	August 2022	August 2022	August 2022	August 2022
Last Principal Payment Date	June 2027	June 2027	June 2027	June 2027	May 2027

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027
Last Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027
Last Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2018	100%	100%	100%	100%	100%
August 15, 2019	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027
Last Principal Payment Date	August 2027	August 2027	August 2027	August 2027	May 2027

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class X-E, Class X-F, Class X-H, Class D, Class E, Class F, Class G and Class H Certificates and the VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures. These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary”

is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prospective investors should note that the State Teachers Retirement System of the State of Illinois, which is a governmental pension plan, owns a 90% indirect interest in each borrower under the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as US Storage Miami - Miami Gardens, US Storage Miami - Hialeah and US Storage Miami - Speedway, collectively representing approximately 2.2% of the Initial Pool Balance. Persons who have an ongoing relationship with the State Teachers Retirement System of Ohio should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), to a predecessor of Morgan Stanley & Co. LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), and to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, PTE 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

In addition, each beneficial owner of any Offered Certificates or any interest therein that is an ERISA Plan, including any fiduciary purchasing any such Certificates on behalf of an ERISA Plan (each, a “Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1) none of the Depositor, the Trustee, the Certificate Administrator, any underwriter, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the ERISA Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of an ERISA Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the ERISA Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) will not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the ERISA Plan investing in such Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the ERISA Plan of the Offered Certificates;

(3) the Plan Fiduciary is a “fiduciary” with respect to the ERISA Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the ERISA Plan’s acquisition of the Offered Certificates;

(4) none of the Transaction Parties has exercised any authority to cause the ERISA Plan to invest in the Offered Certificates or to negotiate the terms of the ERISA Plan’s investment in such Certificates or receives a fee or other compensation from the ERISA Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the ERISA Plan of the Offered Certificates; and

(5) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the ERISA Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties’ financial interests in the ERISA Plan’s acquisition of such Certificates.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations will be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any ERISA Plan.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section

512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Twelve (12) of the Mortgaged Properties, securing approximately 33.9% of the Initial Pool Balance, are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

California. Five (5) of the Mortgaged Properties, securing approximately 13.5% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Louisiana. Fourteen (14) of the Mortgaged Properties, securing approximately 13.1% of the Initial Pool Balance, are located in Louisiana.

Commercial mortgage loans in Louisiana are secured by mortgages. Under Louisiana law, all mortgages must be foreclosed through the court system. Louisiana provides for two separate methods of foreclosure, (i) ordinary process and (ii) executory process. Ordinary process involves bringing a suit in court against the mortgagor and requires that the mortgagee prove its case to the court whereupon the court will issue a judgment recognizing the lien of the mortgage. Thereafter, a writ of fieri facias is issued and the property is sold at public auction with the mortgagee being paid on a priority basis out of the remaining proceeds after costs and expenses are reimbursed. Ordinary process entails the delays normally associated with litigation. Executory process may be used to foreclose on a property only if (i) the mortgage was executed before a notary with two witnesses attesting to the mortgage, (ii) the terms of the mortgage contain certain specific grants and acknowledgments, and (iii) all evidence required by Louisiana statutes authorizing executory process is presented to the court at filing in the exact form and substance required by the statutes. To foreclose on a property using executory process, the mortgagee must file a petition in the parish where the property is located or where the mortgagor is domiciled attaching the original note and a certified copy of the mortgage. The court will issue an order of executory process and notice of demand is then served on the mortgagor. If payment is not made within three days, a writ of seizure and sale addressed to the sheriff is issued and the property is seized. The sheriff is then required to follow specific requirements for the sale of the property, which may be accomplished in 30 days at a public sale. In the event the mortgage contains a waiver of the mortgagor’s right of appraisal and the mortgagee enforces that waiver, if the proceeds from the sale are insufficient to discharge the indebtedness, the mortgagee is prohibited from subsequently bringing an action to seek recovery of the deficiency.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property.

The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-lead managers and joint bookrunners with respect to approximately 38.5%, 35.6% and 25.9%, respectively, of the total principal balance of the Offered Certificates.

Class	Citigroup Global Markets Inc.	Morgan Stanley & Co. LLC	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Class A-1	$8,200,781	$7,581,627	$5,525,592
Class A-2	$20,337,613	$18,802,136	$13,703,251
Class A-3	$94,292,810	$87,173,768	$63,533,422
Class A-4	$103,187,124	$95,396,567	$69,526,309
Class A-AB	$14,967,541	$13,837,501	$10,084,958
Class X-A	$275,412,366	$254,618,920	$185,569,714
Class X-B	$28,832,433	$26,655,603	$19,426,964
Class A-S	$34,426,499	$31,827,320	$23,196,181
Class B	$14,631,166	$13,526,522	$9,858,312
Class C	$14,201,268	$13,129,081	$9,568,651

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[______].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2017, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank, N.A. (the Certificate Administrator), (iii) CREFI (a Sponsor, an originator, the initial Risk Retention Consultation Party, the Retaining Sponsor and the current holder of the Brookwood Self Storage LA-MS Portfolio Pari Passu Companion Loan and one of the IGT Reno Pari Passu Companion Loans) and (iv) CGMRC (a Sponsor, an originator, the expected holder of the CGMRC VRR Interest Portion and the current holder of one or more of the General Motors Building Pari Passu Companion Loans). Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of (i) Morgan Stanley Bank (an originator and the expected holder of the MSBNA VRR Interest Portion and the current holder (or an affiliate of the current holder) of one or more of the General Motors Building Pari Passu Companion Loans, the 411 East Wisconsin Pari Passu Companion Loan and the TKG 4 Retail Portfolio Subordinate Companion Loan), and (ii) MSMCH (a Sponsor). Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America (a Sponsor, an originator and the expected holder of the Bank of America VRR Interest Portion). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Morgan Stanley & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in its capacity as a Sponsor, of the purchase price for the MSMCH Mortgage Loans, (iii) the payment by the Depositor to Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a Sponsor, of the purchase price for the Bank of America Mortgage Loans, and (iv) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC General Motors Building Note. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

17g-5 Information Provider	315
1986 Act	442
2015 Budget Act	449
30/360 Basis	296
AB Loan Combination	147
AB Modified Loan	368
ABS interests	284
Accelerated Mezzanine Loan	397
Acceptable Insurance Default	337
Accredited Investor	14
Actual/360 Basis	192
Administrative Fee Rate	356
ADR	150
Advance Rate	343
Advances	342
Advisers Act	459
Affected Investor	67
Affirmative Asset Review Vote	409
Aggregate Available Funds	290
Aggregate Principal Distribution Amount	297
AIFM Regulation	68
Allocated Cut-off Date Loan Amount	150
Ancillary Fees	351
Annual Debt Service	150
Anticipated Repayment Date	192
Appraisal Reduction Amount	366
Appraisal Reduction Event	365
Appraised Value	150
Appraised-Out Class	369
Appraiser	367
ARD	150
ARD Loan	192
Assessment of Compliance	371
Asset Representations Reviewer	280
Asset Representations Reviewer Asset Review Fee	357
Asset Representations Reviewer Ongoing Fee	357
Asset Representations Reviewer Ongoing Fee Rate	357
Asset Representations Reviewer Termination Event	413
Asset Representations Reviewer Upfront Fee	357
Asset Review	410
Asset Review Notice	409
Asset Review Quorum	409
Asset Review Report	411
Asset Review Report Summary	411
Asset Review Standard	410
Asset Review Trigger	408
Asset Review Vote Election	409
Assumed Final Distribution Date	303
Assumption Fees	352
Attestation Report	372
Available Funds	291
Balloon Balance	150
Balloon Mortgage Loans	192
BAMLCM	249
BANA Qualification Criteria	246
BANK 2017-BNK5 Pooling and Servicing Agreement	332
Bank of America	148, 260
Bank of America Data File	244
Bank of America Guidelines	261
Bank of America Mortgage Loans	148
Bank of America Securitization Database	244
Bank of America VRR Interest Portion	284
Bankruptcy Code	70
Base Interest Fraction	302
BCBS	68
BEA	170
Borrower Delayed Reimbursements	351
Borrower Party	397
B-Piece Buyers	136
Brexit Vote	70
BXP 2017-GM Certificate Administrator	215
BXP 2017-GM Depositor	215
BXP 2017-GM Servicer	215
BXP 2017-GM Special Servicer	215
BXP 2017-GM Trust and Servicing Agreement	215
BXP 2017-GM Trustee	215
CBE	435
CD 2017-CD5 Pooling and Servicing Agreement	332
cDCE	171
CDI 202.01	69
Certificate Administrator	270
Certificate Balance	289
Certificate Owner	310
Certificate Summary	10
Certificateholder	310
Certificateholder Quorum	379
Certificateholder Repurchase Request	415
Certificates	288
Certifying Certificateholder	319
CGMRC	148, 233
CGMRC General Motors Building Note	148
CGMRC VRR Interest Portion	285
Citi Data File	234
Citi Mortgage Loans	148
Citi Securitization Database	234
Citi Sponsors	233
Citibank	270
City	191
Class	288
Class A-AB Scheduled Principal Balance	292
Class X Certificates	288
Class X Strip Rate	296
Clearstream	316
Clearstream Participants	318
Closing Date	149, 288
CMBS	66, 233
COC	171
Code	440
Co-Lender Agreement	210

Collateral Deficiency Amount	369
Collection Account	345
Collection Period	292
Collective Investment Scheme	11
Communication Request	320
Companion Loan	147
Companion Loan Holder	330
Companion Loan Rating Agency	377
Companion Note	208
Compensating Interest Payment	304
Consent Fees	350
Consultation Election Notice	417
Consultation Requesting Certificateholder	417
Consultation Termination Event	396
Control Eligible Certificates	396
Control Termination Event	396
Controlling Class	396
Controlling Class Certificateholder	396
Controlling Class Representative	395
Controlling Companion Loan	333
Controlling Note	208
Controlling Note Holder	208
Controlling Pari Passu Companion Loan	333
Corrected Loan	338
Co-Tenancy Failure	179
CPR	432
CRE Loans	241
Credit Risk Retention Rules	284
CREFC®	307
CREFC® Intellectual Property Royalty License Fee	356
CREFC® Intellectual Property Royalty License Fee Rate	356
CREFC® Reports	307
CREFI	148, 233
CREFI Mortgage Loans	148
Crossed Group	150
Cross-Over Date	295
CRR	67
Cumulative Appraisal Reduction Amount	368
Cure/Contest Period	411
Custodian	268, 392
Cut-off Date	147
Cut-off Date Balance	147
Cut-off Date DSCR	152
Cut-off Date Loan-to-Value Ratio	151
Cut-off Date LTV Ratio	151
DAFC 2017-AMO Trust and Servicing Agreement	332
DBNTC	268
DBRS	376
DBTCA	268
DCP	170
Debt Service Coverage Ratio	152
Debt Yield on Underwritten NCF	151
Debt Yield on Underwritten Net Cash Flow	151
Debt Yield on Underwritten Net Operating Income	152
Debt Yield on Underwritten NOI	152
Defaulted Mortgage Loan	354
Defeasance	E-1-10
Defeasance Deposit	198
Defeasance Loans	198
Defeasance Lock Out Period	198
Defeasance Option	198
Defective Mortgage Loan	327
Definitive Certificate	316
Del Amo Fashion Center Directing Certificateholder	230
Del Amo Fashion Center Servicer	227
Del Amo Fashion Center Special Servicer	227
Del Amo Fashion Center Trustee	228
Delinquent Loan	408
Demand Entities	243, 249
Depositaries	317
Depositor	149, 266
Determination Date	290
Diligence File	322
Directing Holder	395
Disclosable Special Servicer Fees	355
Dispute Resolution Consultation	417
Dispute Resolution Cut-off Date	417
Distribution Account	346
Distribution Date	290
Document Defect	322
Dodd-Frank Act	68
DSCR	152
DTC	316
DTC Participants	317
DTC Rules	318
Due Date	192, 292
Due Diligence Questionnaire	235
Due Diligence Requirement	67
Due Period	292
EDGAR	488
EEA	67
Eligible Asset Representations Reviewer	412
Eligible Operating Advisor	405
Enforcing Party	416
Enforcing Servicer	415
Environmental Condition	477, E-1-12
ERC	171
ERD	171
ERISA	452
ESA	167, E-1-12
ESL	170
Euroclear	316
Euroclear Operator	318
Euroclear Participants	318
Excess Interest	193
Excess Interest Distribution Account	346
Excess Liquidation Proceeds Reserve Account	346
Excess Modification Fees	351
Excess Penalty Charges	351
Excess Prepayment Interest Shortfall	305
Exchange Act	232
Excluded Controlling Class Holder	313

Excluded Controlling Class Mortgage Loan	397
Excluded Information	313
Excluded Mortgage Loan	396
Excluded Mortgage Loan Special Servicer	380
Excluded RRCP Mortgage Loan	397
Excluded Special Servicer Information	314
Excluded Special Servicer Mortgage Loan	380
Exemption Rating Agency	455
FATCA	450
FDIC	121
FETL	15
FIEL	15
Final Asset Status Report	400
Final Dispute Resolution Election Notice	417
Financial Promotion Order	11
Fitch	187, 273, 376
Form 8-K	232
FPO Persons	11
FSCMA	15
FSMA	11
General Motors Building Co-Lender Agreement	215
General Motors Building Loan Combination Directing Holder	220
General Motors Building Payment Application Trigger Event	217
Ground Lease	E-1-10
Hard Lockbox	152
High Net Worth Companies, Unincorporated Associations, Etc.	11
HPD	197
ICIP	190
IDEM	171
IKB	269
Indirect Participants	317
Initial Pool Balance	147
Initial Rate	193
Initial Requesting Certificateholder	415
In-Place Cash Management	152
Institutional Investor	14
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	297
Interest Accrual Period	297
Interest Distribution Amount	297
Interest Only Mortgage Loans	192
Interest Reserve Account	346
Interest Shortfall	297
Interested Person	391
Interest-Only Certificates	288
Investment Company Act	1
Investor Certification	309
IRS	441
Issuing Entity	147
JC Penney	184
KBRA	405
Largest Tenant	153
Largest Tenant Lease Expiration	153
Lead Servicing Pari Passu Companion Loan	333
Lead Servicing Pari Passu Companion Loan Securitization Date	333
Lender Liability Act	478
Liquidation Fee	353
Liquidation Fee Rate	354
Liquidation Proceeds	354
LNR Partners	276
Loan Combination	147
Loan Combination Custodial Account	345
Loan Per Unit	153
Loss of Value Payment	326
Loss of Value Reserve Fund	347
Lower-Tier Regular Interests	440
Lower-Tier REMIC	440
Lower-Tier REMIC Distribution Account	346
LTV Ratio at Maturity/ARD	153
LUST	168
MAI	366, E-1-13
Major Decision	393
Major Decision Reporting Package	394
MAS	13
Master Servicer	272
Master Servicer Remittance Date	341
Material Breach	325
Material Defect	325
Material Document Defect	322
Maturity Date/ARD Loan-to-Value Ratio	153
Maturity Date/ARD LTV Ratio	153
Modeling Assumptions	432
Modification Fees	351
Monthly Payment	291
Moody’s	187, 376
Morgan Stanley Bank	149, 254
Morgan Stanley Group	238
Morgan Stanley Origination Entity	255
Morningstar	273, 405
Mortgage	147
Mortgage File	321
Mortgage Loan Purchase Agreement	321
Mortgage Loan Schedule	334
Mortgage Loan Sellers	148
Mortgage Loans	147
Mortgage Note	147
Mortgage Pool	147
Mortgage Rate	296
Mortgaged Property	147
Mortgagee	E-1-13
Most Recent NOI	153
MSBNA VRR Interest Portion	284
MSMCH	148, 238
MSMCH Data File	240
MSMCH General Motors Building Note	148
MSMCH Mortgage Loans	148, 254
MSMCH Qualification Criteria	241
MSMCH Securitization Database	240
Net Cash Flow	155
Net Mortgage Pass-Through Rate	296
Net Mortgage Rate	296
Non-Controlling Note	208

Non-Controlling Note Holders	208
Non-Offered Certificates	288
Nonrecoverable Advance	343
Non-Reduced Certificates	310
Non-U.S. Tax Person	450
Non-Vertically Retained Certificates	288
Non-Vertically Retained Percentage	286
Non-Vertically Retained Principal Balance Certificates	288
Non-Vertically Retained Regular Certificates	288
Notional Amount	289
NRSRO	309, 461
NRSRO Certification	310
OCC	260
Occupancy	154
Occupancy Date	154
Offered Certificates	288
OID Regulations	443
OLA	121
Operating Advisor	280
Operating Advisor Annual Report	403
Operating Advisor Consulting Fee	356
Operating Advisor Fee	356
Operating Advisor Fee Rate	356
Operating Advisor Standard	400
Operating Advisor Termination Event	404
Original Balance	154
Other Crossed Loans	327
Outside Certificate Administrator	332
Outside Controlling Class Representative	332
Outside Controlling Note Holder	331
Outside Custodian	332
Outside Depositor	332
Outside Operating Advisor	332
Outside Securitization	332
Outside Serviced Companion Loan	331
Outside Serviced Loan Combination	331
Outside Serviced Mortgage Loan	332
Outside Serviced Pari Passu Companion Loan	331
Outside Serviced Pari Passu Loan Combination	331
Outside Serviced Pari Passu-A/B Loan Combination	332
Outside Serviced Subordinate Companion Loan	332
Outside Servicer	332
Outside Servicer Fee Rate	362
Outside Servicing Agreement	332
Outside Special Servicer	332
Outside Trustee	332
P&I	273
P&I Advance	341
Pads	156
Pari Passu Companion Loan	147
Pari Passu Indemnified Items	375
Pari Passu Indemnified Parties	375
Pari Passu Loan Combination	147
Participants	316
Party in Interest	452
Pass-Through Rate	295
PCE	171
PCIS Persons	11
PCO	189
PCR	253
Penalty Charges	351
Percentage Interest	290
Permitted Encumbrances	E-1-2
Permitted Investments	290
Permitted Special Servicer/Affiliate Fees	355
PIPs	112, 172
Plan Asset Regulations	453
Plan Fiduciary	459
Pooling and Servicing Agreement	330
Pooling and Servicing Agreement Party Repurchase Request	415
PPA	273
PRC	13
Preliminary Asset Review Report	411
Preliminary Dispute Resolution Election Notice	417
Prepayment Assumption	444
Prepayment Interest Excess	304
Prepayment Interest Shortfall	304
Prepayment Penalty Description	154
Prepayment Provision	154
Prime Rate	343
Principal Balance Certificates	288
Principal Distribution Amount	298
Principal Shortfall	298
Prior Conditional Use Permit	188
Privileged Information	401
Privileged Information Exception	401
Privileged Person	309
Professional Investors	13
Prohibited Prepayment	304
Promotion of Collective Investment Schemes Exemptions Order	11
Property Advances	342
Proposed Course of Action Notice	416
Prospectus	13
Prospectus Directive	12
PTE	455
Qualified Environmental Policy	190
Qualified Investor	12
Qualified Investors	12
Qualified Mortgage	322
Qualified Substitute Mortgage Loan	326
Qualifying CRE Loan Percentage	285
Rated Final Distribution Date	303
Rating Agencies	483
Rating Agency	483
Rating Agency Confirmation	421
Rating Agency Declination	421
RCRA	478
Realized Loss	306
REC	167
Recognized Collective Investment Scheme	11
Record Date	290
Registration Statement	488

Regular Certificates	288
Regular Interestholder	442
Regular Interests	440
Regulation AB	372
Regulation RR	284
Regulatory Agreement	197
Related Group	154
Release Date	198
Relevant Member State	12
Relevant Person	14
Relevant Persons	11
REMIC	440
REMIC LTV Test	146
REMIC Regulations	440
REO Account	347
REO Companion Loan	299
REO Loan	299
REO Mortgage Loan	299
REO Property	288
Repurchase Price	325
Repurchase Request	415
Requesting Certificateholder	417
Requesting Holders	369
Requesting Investor	320
Requesting Party	419
Required Credit Risk Retention Percentage	285
Requirements	482
Residual Certificates	288
Resolution Failure	416
Resolved	416
Restricted Group	456
Restricted Party	401
Retaining Parties	285
Retaining Sponsor	284
Retention Requirement	67
Review Materials	409
Revised Rate	192
RevPAR	154
Risk Factors	10
Risk Retention Consultation Party	397
Rooms	156
Rule 17g-5	310, 384
RWP	171
S&P	169, 273
Scheduled Principal Distribution Amount	298
Schwab ROFO	185
SEC	232
Securities Act	372
Securitization Accounts	288
SEL	E-1-5
Senior Certificates	288
Serviced AB Loan Combination	330
Serviced Companion Loan	330
Serviced Companion Loan Holder	330
Serviced Companion Loan Securities	377
Serviced Loan Combination	330
Serviced Loans	330
Serviced Mortgage Loans	330
Serviced Outside Controlled Companion Loan	331
Serviced Outside Controlled Loan Combination	331
Serviced Outside Controlled Mortgage Loan	331
Serviced Pari Passu Companion Loan	330
Serviced Pari Passu Companion Loan Holder	330
Serviced Pari Passu Loan Combination	330
Serviced Subordinate Companion Loan	330
Serviced Subordinate Companion Loan Holder	330
Servicer Termination Events	375
Servicing Fee	349
Servicing Fee Rate	349
Servicing Function Participant	372
Servicing Shift Companion Loan	332
Servicing Shift Loan Combination	332
Servicing Shift Mortgage Loan	333
Servicing Standard	335
Servicing Transfer Event	336
SFA	13
SIC Policy	190
Silverline	206
Similar Law	458
Similar Requirements	68
Single-Purpose Entity	E-1-9
SMMEA	461
Soft Lockbox	154
Soft Springing Lockbox	154
Solvency II Regulation	68
Special Servicer Decision	339
Special Servicing Fee	352
Special Servicing Fee Rate	352
Specially Serviced Loan	336
Split Mortgage Loan	147
Sponsors	149, 233
Springing Cash Management	154
Springing Lockbox	154
Standard Qualifications	E-1-1
Startup Day	440
Stated Principal Balance	298
Streit Act	269
Structured Product	13
STWD	276
Subject Loans	357, 361
Subordinate Certificates	288
Subordinate Companion Loan	147
Sub-Servicing Agreement	341
Summary of Terms	10
TCE	171
TCEQ	171
TCO	189
Technical Standards	67
Termination Purchase Amount	422
Terms and Conditions	318
Terrorism Cap Amount	E-1-9
Tests	410
Third Party Report	150
TIA	69, 268
Title Exception	E-1-2
Title Policy	E-1-2
Title V	481

TKG 4 Retail Portfolio Control Appraisal Event	225
TKG 4 Retail Portfolio Controlling Holder	225
TKG 4 Retail Portfolio Threshold Event Collateral	225
TKG 4 Retail Portfolio Triggering Event of Default	225
Trailing 12 NOI	153
Transaction Parties	459
TRIA	E-1-8
Trimont	280
TRIPRA	120
Trust REMICs	440
Trustee	268
Trustee/Certificate Administrator Fee	355
Trustee/Certificate Administrator Fee Rate	355
U.S. Tax Person	450
Underwriter Entities	127
Underwriter Exemption	455
Underwriting Agreement	486
Underwritten EGI	155
Underwritten Expenses	155
Underwritten NCF	155
Underwritten NCF DSCR	152
Underwritten Net Cash Flow	155
Underwritten Net Operating Income	155
Underwritten NOI	155
Underwritten Revenues	155
Units	156
Unscheduled Principal Distribution Amount	298
Unsolicited Information	410
UPB	273
Updated Appraisal	386
Upper-Tier REMIC	440
Upper-Tier REMIC Distribution Account	346
UST	168, 169
UW NCF DSCR	152
VC	171
Vertical Risk Retention Allocation Percentage	287
Vertically Retained Percentage	287
Volcker Rule	68
Voting Rights	316
VRP	171
VRR Available Funds	285
VRR Interest	4, 284
VRR Interest Distribution Amount	287
VRR Principal Distribution Amount	287
VRR Realized Loss	286
VRR Realized Loss Interest Distribution Amount	287
WAC Rate	296
Wachovia	272
Weighted Average Mortgage Rate	156
Wells Fargo	272
Withheld Amounts	346
Workout Fee	352
Workout Fee Rate	353
Workout-Delayed Reimbursement Amount	345
YM Group A	302
YM Group BC	302
YM Group D	302
YM Groups	302
Zoning Regulations	E-1-7

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	NAP	NAP	767 Fifth Avenue	New York	New York
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	NAP	NAP	3301 Veterans Memorial Boulevard	Metairie	Louisiana
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	NAP	NAP	411 East Wisconsin Avenue	Milwaukee	Wisconsin
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	NAP	NAP
4.01	Property				Courtyard by Marriott Old Town			2435 Jefferson Street	San Diego	California
4.02	Property				Fairfield Inn & Suites Old Town			3900 Old Town Avenue	San Diego	California
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	Group 1	NAP	2501-2511 Grand Concourse	Bronx	New York
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	NAP	NAP	8221 West Sunset Boulevard	West Hollywood	California
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	NAP	NAP	327-331 East Houston Street	New York	New York
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	NAP	NAP
8.01	Property				Balis Self Storage			3293 Balis Drive	Baton Rouge	Louisiana
8.02	Property				Feu Follet Self Storage			200 Feu Follet Road	Lafayette	Louisiana
8.03	Property				Belle Chasse Self Storage			2012 Belle Chasse Highway	Gretna	Louisiana
8.04	Property				Oak Villa Self Storage			2240 Oak Villa Boulevard	Baton Rouge	Louisiana
8.05	Property				Harding Self Storage			4455 Harding Boulevard	Baton Rouge	Louisiana
8.06	Property				Florida Boulevard Self Storage			6536 Florida Boulevard	Baton Rouge	Louisiana
8.07	Property				Industriplex Self Storage			12340 Industriplex Boulevard	Baton Rouge	Louisiana
8.08	Property				Ambassador Self Storage			2952 Ambassador Caffery Parkway	Lafayette	Louisiana
8.09	Property				Interline Self Storage			9059 Interline Avenue	Baton Rouge	Louisiana
8.10	Property				Flowood Self Storage			131 Howard Wilson Lane	Flowood	Mississippi
8.11	Property				Pearl Self Storage			4235 Highway 80 East	Pearl	Mississippi
8.12	Property				Airway Self Storage			8836 Airway Drive	Baton Rouge	Louisiana
8.13	Property				Highway 18 Self Storage			5651 Highway 18	Jackson	Mississippi
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	NAP	NAP
9.01	Property				Homewood Suites Boise			7957 West Spectrum Street	Boise	Idaho
9.02	Property				Hilton Garden Inn Twin Falls			1741 Harrison Street North	Twin Falls	Idaho
9.03	Property				Hampton Inn and Suites West Jordan			3923 West Center Park Drive	West Jordan	Utah
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	NAP	NAP	1569 First Avenue	New York	New York
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	NAP	NAP	900 & 1050 Wilshire Drive	Troy	Michigan
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	NAP	NAP
12.01	Property				Lincoln Crossing			4720-5210 North 27th Street	Lincoln	Nebraska
12.02	Property				Beavercreek			3195 Dayton Xenia Road	Beavercreek	Ohio
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	NAP	NAP	1521 West Pinhook Road	Lafayette	Louisiana
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	NAP	NAP	2419, 2449 & 2481 Street Road, 5855 Upper York Road and 5872 & 5886 Lower York Road (Route 202)	Lahaska	Pennsylvania
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	NAP	NAP	13740 Montfort Drive	Dallas	Texas
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	NAP	NAP	103-14 Roosevelt Avenue	Corona	New York
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	Group 1	NAP	145 Huguenot Street	New Rochelle	New York
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	NAP	NAP	3525 West Carson Street	Torrance	California
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	NAP	NAP	6 West 48th Street	New York	New York
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	NAP	NAP	9300 East 29th Street North	Wichita	Kansas
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	Group 2	NAP
21.01	Property				Metro Storage - Oak Park			15200 West 8 Mile Road	Oak Park	Michigan
21.02	Property				EZ Storage - Wayne			34333 East Michigan Avenue	Wayne	Michigan
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	NAP	NAP	2001-2049 Coit Road	Plano	Texas
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	NAP	NAP	161 Washington Avenue Extension	Albany	New York
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	NAP	NAP	325 North Kansas Street	El Paso	Texas
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	NAP	NAP	701 North Post Oak Road	Houston	Texas
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	NAP	NAP	600 North Lake Destiny Road	Maitland	Florida
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	NAP	NAP	4901 Lac De Ville Boulevard	Rochester	New York
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	NAP	NAP
28.01	Property				La Villa			1190 South Mojave Road	Las Vegas	Nevada
28.02	Property				Arrow Palms			543 North Lamb Boulevard	Las Vegas	Nevada
28.03	Property				Doll House and Hacienda Apartments			735 and 755 West Minor Street	Winnemucca	Nevada
28.04	Property				Carriage Court			702 West McArthur Avenue	Winnemucca	Nevada
28.05	Property				Circle K			4487 East Lake Mead Boulevard	Las Vegas	Nevada
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	NAP	NAP	9295 Prototype Drive	Reno	Nevada
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	NAP	NAP	4901 West Irving Park Road	Chicago	Illinois
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	NAP	NAP	2580 Kekaa Drive	Ka’anapali	Hawaii
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	NAP	NAP	1590 Sycamore Avenue	Hercules	California
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	NAP	NAP	226 and 400 7th Avenue	Brooklyn	New York
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	NAP	NAP	200 Gallery Drive	Marysville	Ohio
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	Group 3	NAP	2765 Northwest 207th Street	Miami Gardens	Florida
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	Group 3	NAP	2771 West 76th Street	Hialeah	Florida
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	Group 3	NAP	3975 West 16th Avenue	Hialeah	Florida
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	NAP	NAP	138 Ulster Avenue	Saugerties	New York
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	NAP	NAP	1221-1223 Avenue J	Brooklyn	New York
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	NAP	NAP	19921 Whaleshead Road	Brookings	Oregon
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	Group 2	NAP	4108 Hickory Tree Road	Balch Springs	Texas
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	NAP	NAP	1500 Park Street	Castle Rock	Colorado
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	NAP	NAP	201-245 North Chicago Avenue	Goshen	Indiana
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	NAP	NAP	3700 Atascocita Road	Humble	Texas
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	NAP	NAP	303 East Main Street	Barrington	Illinois
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	Group 4	NAP	900 East 70th Street	Shreveport	Louisiana
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	NAP	NAP	5550 West Touhy Avenue	Skokie	Illinois
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	Group 4	NAP	7649 Airline Highway & 8922 Greenwell Springs Road	Baton Rouge	Louisiana

A-1

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	10153	Mixed Use	Retail/Office	1968	2017	1,989,983	SF	738.70	Fee Simple
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	70002	Retail	Super Regional Mall	1960	2002	1,211,349	SF	144.47	Fee Simple/Leasehold
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	53202	Office	CBD	1984	2014-2016	678,839	SF	138.10	Fee Simple
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio		Hospitality	Limited Service			299	Rooms	187,290.97	Fee Simple
4.01	Property				Courtyard by Marriott Old Town	92110	Hospitality	Limited Service	1987	2016	176	Rooms		Fee Simple
4.02	Property				Fairfield Inn & Suites Old Town	92110	Hospitality	Limited Service	1988	2012	123	Rooms		Fee Simple
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	10468	Mixed Use	Retail/Office	1930	2001-2003	257,062	SF	204.23	Fee Simple
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	90046	Hospitality	Full Service	1929	1990	63	Rooms	666,666.67	Fee Simple
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	10002	Multifamily	High Rise	2016	NAP	78	Units	534,615.38	Fee Simple
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio		Self Storage	Self Storage			1,262,106	SF	63.39	Fee Simple
8.01	Property				Balis Self Storage	70808	Self Storage	Self Storage	2001	NAP	93,075	SF		Fee Simple
8.02	Property				Feu Follet Self Storage	70508	Self Storage	Self Storage	1997, 2000, 2008	NAP	157,765	SF		Fee Simple
8.03	Property				Belle Chasse Self Storage	70056	Self Storage	Self Storage	2004	NAP	130,203	SF		Fee Simple
8.04	Property				Oak Villa Self Storage	70815	Self Storage	Self Storage	2006	NAP	121,935	SF		Fee Simple
8.05	Property				Harding Self Storage	70807	Self Storage	Self Storage	2009	NAP	87,135	SF		Fee Simple
8.06	Property				Florida Boulevard Self Storage	70806	Self Storage	Self Storage	2004	NAP	80,900	SF		Fee Simple
8.07	Property				Industriplex Self Storage	70817	Self Storage	Self Storage	2007	NAP	89,300	SF		Fee Simple
8.08	Property				Ambassador Self Storage	70506	Self Storage	Self Storage	1998	NAP	93,110	SF		Fee Simple
8.09	Property				Interline Self Storage	70809	Self Storage	Self Storage	2006	NAP	90,963	SF		Fee Simple
8.10	Property				Flowood Self Storage	39232	Self Storage	Self Storage	2008	NAP	76,850	SF		Fee Simple
8.11	Property				Pearl Self Storage	39208	Self Storage	Self Storage	2008	NAP	74,970	SF		Fee Simple
8.12	Property				Airway Self Storage	70806	Self Storage	Self Storage	2007	NAP	82,925	SF		Fee Simple
8.13	Property				Highway 18 Self Storage	39209	Self Storage	Self Storage	2008	NAP	82,975	SF		Fee Simple
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio		Hospitality	Various			323	Rooms	104,876.16	Fee Simple
9.01	Property				Homewood Suites Boise	83709	Hospitality	Extended Stay	2007	NAP	110	Rooms		Fee Simple
9.02	Property				Hilton Garden Inn Twin Falls	83301	Hospitality	Limited Service	2009	NAP	107	Rooms		Fee Simple
9.03	Property				Hampton Inn and Suites West Jordan	84084	Hospitality	Limited Service	2008	NAP	106	Rooms		Fee Simple
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	10028	Retail	Anchored	1998	NAP	42,380	SF	707.88	Fee Simple
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	48084	Office	Suburban	1986	2013	349,643	SF	71.86	Fee Simple
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio		Retail	Anchored			301,530	SF	81.37	Fee Simple
12.01	Property				Lincoln Crossing	68521	Retail	Anchored	1993-1994, 2010	NAP	158,983	SF		Fee Simple
12.02	Property				Beavercreek	45434	Retail	Anchored	1976, 2010, 2012	2010, 2012	142,547	SF		Fee Simple
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	70503	Hospitality	Full Service	1983	2015	327	Rooms	74,006.12	Fee Simple
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	18931	Mixed Use	Retail/Hospitality/Multifamily	1962	2004	213,261	SF	107.85	Fee Simple
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	75240	Multifamily	Garden	1978	2012-2017	352	Units	63,984.38	Fee Simple
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	11368	Mixed Use	Retail/Office	1927	2005	52,419	SF	419.70	Fee Simple
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	10801	Mixed Use	Office/Warehouse	1972	2003	278,480	SF	77.20	Fee Simple
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	90503	Retail	Super Regional Mall	1961	2017	1,769,525	SF	212.37	Fee Simple
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	10036	Office	CBD	1918	1989	78,450	SF	197.58	Fee Simple
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	67226	Office	Medical Office	2000-2003	NAP	74,457	SF	204.59	Fee Simple
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio		Self Storage	Self Storage			173,597	SF	87.56	Fee Simple
21.01	Property				Metro Storage - Oak Park	48237	Self Storage	Self Storage	1965	2007	103,957	SF		Fee Simple
21.02	Property				EZ Storage - Wayne	48184	Self Storage	Self Storage	2005	NAP	69,640	SF		Fee Simple
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	75075	Retail	Anchored	1984	1985, 2016, 2017	140,970	SF	99.31	Fee Simple
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	12205	Retail	Power Center	1994	NAP	437,286	SF	74.05	Fee Simple
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	79901	Hospitality	Full Service	1964	2014-2015	119	Rooms	92,436.97	Fee Simple
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	77024	Office	CBD	1971	2010, 2016	123,321	SF	88.56	Fee Simple
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	32751	Land	Hospitality	1984	2006-2007	389	Rooms	26,992.29	Fee Simple
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	14618	Office	Medical Office	2001	NAP	119,703	SF	86.88	Fee Simple
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio		Various	Various			360	Various	28,335.42	Fee Simple
28.01	Property				La Villa	89104	Manufactured Housing	Manufactured Housing	1961	NAP	67	Pads		Fee Simple
28.02	Property				Arrow Palms	89110	Manufactured Housing	Manufactured Housing	1971	NAP	86	Pads		Fee Simple
28.03	Property				Doll House and Hacienda Apartments	89445	Multifamily	Garden	1998, 1989	NAP	48	Units		Fee Simple
28.04	Property				Carriage Court	89445	Manufactured Housing	Manufactured Housing	1990	NAP	100	Pads		Fee Simple
28.05	Property				Circle K	89115	Manufactured Housing	Manufactured Housing	1963	NAP	59	Pads		Fee Simple
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	89521	Mixed Use	Office/Industrial	1996	2001, 2003, 2005	1,251,179	SF	63.94	Fee Simple
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	60641	Retail	Unanchored	1957	2016-2017	60,448	SF	161.30	Fee Simple
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	96761	Retail	Unanchored	2001	NAP	35,491	SF	253.59	Leasehold
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	94547	Retail	Single Tenant Retail	1990	NAP	61,332	SF	138.59	Fee Simple
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	11215	Mixed Use	Multifamily/Retail	1920, 1931	2015	12,500	SF	664.00	Fee Simple
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	43040	Multifamily	Garden	2000	NAP	128	Units	60,937.50	Fee Simple
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	33056	Self Storage	Self Storage	2006	NAP	78,833	SF	98.06	Fee Simple
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	33016	Self Storage	Self Storage	1985	2006	68,432	SF	100.10	Fee Simple
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	33012	Self Storage	Self Storage	2004	NAP	53,205	SF	122.64	Fee Simple
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	12477	Retail	Anchored	2003-2004	NAP	49,218	SF	126.99	Fee Simple
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	11230	Retail	Single Tenant Retail	1921	2017	5,040	SF	1,230.16	Fee Simple
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	97415	Manufactured Housing	Manufactured Housing	1975	1990	145	Pads	42,068.97	Fee Simple
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	75180	Self Storage	Self Storage	2007	NAP	71,625	SF	84.26	Fee Simple
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	80109	Self Storage	Self Storage	1993-1995, 1997	NAP	67,685	SF	82.00	Fee Simple
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	46526	Retail	Anchored	1968	NAP	106,327	SF	48.91	Fee Simple
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	77396	Self Storage	Self Storage	2002, 2005	NAP	77,919	SF	62.24	Fee Simple
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	60010	Office	Suburban	2001	NAP	27,863	SF	165.82	Fee Simple
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	71106	Self Storage	Self Storage	1980	2009-2012, 2017	73,869	SF	56.52	Fee Simple
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	60077	Office	Suburban	1986	NAP	50,156	SF	71.18	Fee Simple
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	70814	Self Storage	Self Storage	1978, 1997	NAP	58,500	SF	30.77	Fee Simple

A-2

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	92,700,000	92,700,000	92,700,000	9.8%	92,700,000	3.43000%	0.01109%	3.41892%
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	59,000,000	59,000,000	59,000,000	6.3%	59,000,000	3.77000%	0.01342%	3.75659%
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	56,250,000	56,250,000	56,250,000	6.0%	48,819,227	4.14000%	0.01342%	4.12659%
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	56,000,000	56,000,000	56,000,000	5.9%	44,006,226	4.63000%	0.01342%	4.61659%
4.01	Property				Courtyard by Marriott Old Town			34,350,000	3.6%
4.02	Property				Fairfield Inn & Suites Old Town			21,650,000	2.3%
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	52,500,000	52,500,000	52,500,000	5.6%	52,500,000	3.41800%	0.01342%	3.40459%
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	42,000,000	42,000,000	42,000,000	4.5%	42,000,000	4.98000%	0.01342%	4.96659%
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	41,700,000	41,700,000	41,700,000	4.4%	41,700,000	4.32000%	0.01342%	4.30659%
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	40,000,000	40,000,000	40,000,000	4.2%	40,000,000	3.94000%	0.02984%	3.91017%
8.01	Property				Balis Self Storage			6,041,000	0.6%
8.02	Property				Feu Follet Self Storage			4,455,000	0.5%
8.03	Property				Belle Chasse Self Storage			3,910,000	0.4%
8.04	Property				Oak Villa Self Storage			3,510,000	0.4%
8.05	Property				Harding Self Storage			3,349,500	0.4%
8.06	Property				Florida Boulevard Self Storage			3,105,000	0.3%
8.07	Property				Industriplex Self Storage			2,917,500	0.3%
8.08	Property				Ambassador Self Storage			2,794,500	0.3%
8.09	Property				Interline Self Storage			2,620,000	0.3%
8.10	Property				Flowood Self Storage			2,242,500	0.2%
8.11	Property				Pearl Self Storage			1,865,000	0.2%
8.12	Property				Airway Self Storage			1,785,000	0.2%
8.13	Property				Highway 18 Self Storage			1,405,000	0.1%
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	33,875,000	33,875,000	33,875,000	3.6%	28,368,158	4.72400%	0.01342%	4.71059%
9.01	Property				Homewood Suites Boise			12,800,000	1.4%
9.02	Property				Hilton Garden Inn Twin Falls			11,725,000	1.2%
9.03	Property				Hampton Inn and Suites West Jordan			9,350,000	1.0%
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	30,000,000	30,000,000	30,000,000	3.2%	30,000,000	4.36600%	0.01342%	4.35259%
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	25,125,000	25,125,000	25,125,000	2.7%	20,374,755	4.59000%	0.01342%	4.57659%
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	24,536,250	24,536,250	24,536,250	2.6%	24,536,250	4.19000%	0.01342%	4.17659%
12.01	Property				Lincoln Crossing			16,402,500	1.7%
12.02	Property				Beavercreek			8,133,750	0.9%
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	24,200,000	24,200,000	24,200,000	2.6%	19,510,367	4.42000%	0.01342%	4.40659%
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	23,000,000	23,000,000	23,000,000	2.4%	23,000,000	4.05100%	0.01342%	4.03759%
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	22,522,500	22,522,500	22,522,500	2.4%	22,522,500	4.16000%	0.01342%	4.14659%
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	22,000,000	22,000,000	22,000,000	2.3%	22,000,000	4.36000%	0.01342%	4.34659%
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	21,500,000	21,500,000	21,500,000	2.3%	21,500,000	3.80000%	0.01342%	3.78659%
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	20,457,000	20,457,000	20,457,000	2.2%	20,457,000	3.65750%	0.01109%	3.64642%
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	15,500,000	15,500,000	15,500,000	1.6%	15,500,000	3.33000%	0.01342%	3.31659%
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	15,250,000	15,233,217	15,233,217	1.6%	12,476,259	4.85000%	0.01342%	4.83659%
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	15,200,000	15,200,000	15,200,000	1.6%	13,306,967	4.51000%	0.01342%	4.49659%
21.01	Property				Metro Storage - Oak Park			10,500,000	1.1%
21.02	Property				EZ Storage - Wayne			4,700,000	0.5%
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	14,000,000	14,000,000	14,000,000	1.5%	11,372,398	4.64000%	0.01342%	4.62659%
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	12,500,000	12,454,924	12,454,924	1.3%	11,464,802	4.64200%	0.01234%	4.62967%
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	11,000,000	11,000,000	11,000,000	1.2%	8,958,106	4.71500%	0.01342%	4.70159%
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	10,935,000	10,921,225	10,921,225	1.2%	8,764,260	4.25000%	0.01342%	4.23659%
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	10,500,000	10,500,000	10,500,000	1.1%	10,500,000	3.92000%	0.01342%	3.90659%
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	10,400,000	10,400,000	10,400,000	1.1%	7,568,461	4.28000%	0.01342%	4.26659%
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	10,200,750	10,200,750	10,200,750	1.1%	8,274,967	4.60000%	0.05092%	4.54909%
28.01	Property				La Villa			2,760,000	0.3%
28.02	Property				Arrow Palms			2,607,000	0.3%
28.03	Property				Doll House and Hacienda Apartments			1,860,000	0.2%
28.04	Property				Carriage Court			1,627,500	0.2%
28.05	Property				Circle K			1,346,250	0.1%
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	10,000,000	10,000,000	10,000,000	1.1%	9,115,227	4.25906%	0.01109%	4.24798%
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	9,750,000	9,750,000	9,750,000	1.0%	7,991,860	4.91000%	0.01342%	4.89659%
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	9,000,000	9,000,000	9,000,000	1.0%	7,799,507	4.08000%	0.04342%	4.03659%
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	8,500,000	8,500,000	8,500,000	0.9%	7,807,887	4.74000%	0.06092%	4.67909%
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	8,300,000	8,300,000	8,300,000	0.9%	8,300,000	4.40000%	0.01342%	4.38659%
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	7,800,000	7,800,000	7,800,000	0.8%	6,825,542	4.48900%	0.01342%	4.47559%
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	7,730,000	7,730,000	7,730,000	0.8%	7,730,000	4.40500%	0.01342%	4.39159%
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	6,850,000	6,850,000	6,850,000	0.7%	6,850,000	4.40500%	0.01342%	4.39159%
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	6,525,000	6,525,000	6,525,000	0.7%	6,525,000	4.40500%	0.01342%	4.39159%
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	6,250,000	6,250,000	6,250,000	0.7%	5,740,196	4.73000%	0.01342%	4.71659%
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	6,200,000	6,200,000	6,200,000	0.7%	6,200,000	4.45000%	0.01342%	4.43659%
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	6,100,000	6,100,000	6,100,000	0.6%	5,618,905	4.92000%	0.01342%	4.90659%
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	6,035,000	6,035,000	6,035,000	0.6%	5,290,900	4.57000%	0.01342%	4.55659%
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	5,550,000	5,550,000	5,550,000	0.6%	4,706,519	4.23500%	0.01342%	4.22159%
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	5,200,000	5,200,000	5,200,000	0.6%	4,475,699	4.79000%	0.01342%	4.77659%
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	4,850,000	4,850,000	4,850,000	0.5%	4,462,422	4.83600%	0.01342%	4.82259%
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	4,625,000	4,620,211	4,620,211	0.5%	3,816,146	5.11000%	0.01342%	5.09659%
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	4,175,000	4,175,000	4,175,000	0.4%	3,591,695	4.77300%	0.01342%	4.75959%
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	3,570,000	3,570,000	3,570,000	0.4%	3,039,084	4.37700%	0.01342%	4.36359%
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	1,800,000	1,800,000	1,800,000	0.2%	1,555,705	4.95300%	0.01342%	4.93959%

A-3

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	268,647.60	3,223,771.20	3,991,460.03	47,897,520.36	Interest Only	Actual/360	2	120
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	187,932.75	2,255,193.00	369,494.91	4,433,938.92	Interest Only	Actual/360	0	120
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	273,105.91	3,277,270.94	182,070.61	2,184,847.32	Interest Only, Then Amortizing	Actual/360	1	36
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	297,693.61	3,572,323.32			Amortizing	Actual/360	0	0
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	151,614.41	1,819,372.92			Interest Only	Actual/360	0	120
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	176,720.83	2,120,649.96			Interest Only	Actual/360	0	60
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	152,205.00	1,826,460.00			Interest Only	Actual/360	0	120
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	133,157.41	1,597,888.92	133,157.41	1,597,888.86	Interest Only	Actual/360	1	120
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	176,177.55	2,114,130.60			Interest Only, Then Amortizing	Actual/360	0	12
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	110,665.97	1,327,991.64			Interest Only	Actual/360	0	120
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	128,651.79	1,543,821.48			Amortizing	Actual/360	0	0
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	86,862.30	1,042,347.60			Interest Only	Actual/360	9	120
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	121,470.21	1,457,642.52			Amortizing	Actual/360	0	0
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	78,722.56	944,670.72			Interest Only	Actual/360	1	120
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	79,162.42	949,949.04			Interest Only	Actual/360	1	120
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	81,043.52	972,522.24			Interest Only	Actual/360	1	120
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	69,028.94	828,347.28			Interest Only	Actual/360	1	120
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	63,217.22	758,606.64	1,098,098.29	13,177,179.48	Interest Only	Actual/360	2	120
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	43,609.90	523,318.80			Interest Only	Actual/360	0	120
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	80,473.00	965,676.00			Amortizing	Actual/360	1	0
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	77,106.51	925,278.12			Interest Only, Then Amortizing	Actual/360	0	36
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	72,105.27	865,263.24			Amortizing	Actual/360	0	0
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	64,394.68	772,736.16	103,031.49	1,236,377.87	Amortizing	Actual/360	3	0
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	57,149.38	685,792.56			Amortizing	Actual/360	0	0
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	53,793.63	645,523.56			Amortizing	Actual/360	1	0
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	34,776.39	417,316.68			Interest Only	Actual/360	1	120
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	56,515.61	678,187.32			Amortizing	Actual/360	0	0
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	52,293.57	627,522.84			Amortizing	Actual/360	0	0
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	49,247.04	590,964.53	344,729.31	4,136,751.72	Interest Only, Then Amortizing	Actual/360	1	60
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	51,805.13	621,661.56			Amortizing	Actual/360	0	0
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	43,383.50	520,602.00			Interest Only, Then Amortizing	Actual/360	0	36
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	44,288.80	531,465.60			Interest Only, Then Amortizing	Actual/360	0	60
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	30,856.02	370,272.24			Interest Only	Actual/360	0	120
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	39,470.49	473,645.88			Interest Only, Then Amortizing	Actual/360	1	36
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	28,769.65	345,235.80			Interest Only	Actual/360	0	120
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	25,494.45	305,933.40			Interest Only	Actual/360	0	120
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	24,284.86	291,418.32			Interest Only	Actual/360	0	120
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	32,527.66	390,331.92			Interest Only, Then Amortizing	Actual/360	0	60
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	23,311.00	279,732.00			Interest Only	Actual/360	0	120
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	32,448.52	389,382.24			Interest Only, Then Amortizing	Actual/360	0	60
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	30,829.98	369,959.76			Interest Only, Then Amortizing	Actual/360	1	36
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	27,253.95	327,047.40			Interest Only, Then Amortizing	Actual/360	1	24
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	27,251.18	327,014.16			Interest Only, Then Amortizing	Actual/360	1	24
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	25,551.91	306,622.92			Interest Only, Then Amortizing	Actual/360	2	24
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	25,139.85	301,678.20			Amortizing	Actual/360	1	0
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	21,836.69	262,040.28			Interest Only, Then Amortizing	Actual/360	0	24
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	17,828.70	213,944.40			Interest Only, Then Amortizing	Actual/360	0	24
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	9,611.15	115,333.80			Interest Only, Then Amortizing	Actual/360	0	24

A-4

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	118	120	118	0	0	6/7/2017	9	7/9/2017	6/9/2027
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	120	120	120	0	0	7/28/2017	1	9/1/2017	8/1/2027
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	35	120	119	360	360	6/29/2017	1	8/1/2017	7/1/2020	8/1/2020
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	0	120	120	336	336	7/25/2017	6	9/6/2017		9/6/2017
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	120	120	120	0	0	7/21/2017	1	9/1/2017	8/1/2027
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	60	60	60	0	0	7/7/2017	6	9/6/2017	8/6/2022
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	120	120	120	0	0	7/14/2017	6	9/6/2017	8/6/2027
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	119	120	119	0	0	6/29/2017	6	8/6/2017	7/6/2027
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	12	120	120	360	360	7/18/2017	1	9/1/2017	8/1/2018	9/1/2018
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	120	120	120	0	0	7/11/2017	6	9/6/2017	8/6/2027
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	0	120	120	360	360	7/12/2017	1	9/1/2017		9/1/2017
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	111	120	111	0	0	10/25/2016	1	12/1/2016	11/1/2026
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	0	120	120	360	360	7/26/2017	1	9/1/2017		9/1/2017
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	119	120	119	0	0	6/30/2017	1	8/1/2017	7/1/2027
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	119	120	119	0	0	6/30/2017	1	8/1/2017	7/1/2027
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	119	120	119	0	0	6/30/2017	6	8/6/2017	7/6/2027
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	119	120	119	0	0	6/6/2017	1	8/1/2017	7/1/2027
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	118	120	118	0	0	5/12/2017	1	7/1/2017	6/1/2027
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	120	120	120	0	0	7/18/2017	6	9/6/2017	8/6/2027
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	0	120	119	360	359	6/6/2017	1	8/1/2017		8/1/2017
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	36	120	120	360	360	7/20/2017	6	9/6/2017	8/6/2020	9/6/2020
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	0	120	120	360	360	7/21/2017	1	9/1/2017		9/1/2017
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	0	60	57	360	357	4/27/2017	1	6/1/2017		6/1/2017
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	0	120	120	360	360	7/27/2017	1	9/1/2017		9/1/2017
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	0	120	119	360	359	6/23/2017	1	8/1/2017		8/1/2017
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	119	120	119	0	0	7/6/2017	6	8/6/2017	7/6/2027
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	0	120	120	300	300	7/14/2017	1	9/1/2017		9/1/2017
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	0	120	120	360	360	7/18/2017	1	9/1/2017		9/1/2017
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	59	120	119	360	360	7/3/2017	6	8/6/2017	7/6/2022	8/6/2022
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	0	120	120	360	360	7/21/2017	6	9/6/2017		9/6/2017
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	36	120	120	360	360	7/27/2017	6	9/6/2017	8/6/2020	9/6/2020
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	60	120	120	360	360	7/13/2017	6	9/6/2017	8/6/2022	9/6/2022
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	120	120	120	0	0	7/31/2017	1	9/1/2017	8/1/2027
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	35	120	119	360	360	6/30/2017	1	8/1/2017	7/1/2020	8/1/2020
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	120	120	120	0	0	7/13/2017	1	9/1/2017	8/1/2027
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	120	120	120	0	0	7/13/2017	1	9/1/2017	8/1/2027
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	120	120	120	0	0	7/13/2017	1	9/1/2017	8/1/2027
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	60	120	120	360	360	7/13/2017	1	9/1/2017	8/1/2022	9/1/2022
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	120	120	120	0	0	7/20/2017	6	9/6/2017	8/6/2027
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	60	120	120	360	360	7/25/2017	1	9/1/2017	8/1/2022	9/1/2022
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	35	120	119	360	360	7/6/2017	6	8/6/2017	7/6/2020	8/6/2020
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	23	120	119	360	360	6/30/2017	1	8/1/2017	7/1/2019	8/1/2019
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	23	120	119	360	360	6/29/2017	1	8/1/2017	7/1/2019	8/1/2019
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	22	84	82	360	360	5/25/2017	1	7/1/2017	6/1/2019	7/1/2019
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	0	120	119	360	359	6/28/2017	1	8/1/2017		8/1/2017
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	24	120	120	360	360	7/10/2017	1	9/1/2017	8/1/2019	9/1/2019
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	24	120	120	360	360	7/14/2017	1	9/1/2017	8/1/2019	9/1/2019
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	24	120	120	360	360	7/10/2017	1	9/1/2017	8/1/2019	9/1/2019

A-5

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2014 EGI ($)	2014 Expenses ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	6/9/2027	No		0	0	Lockout/26_Defeasance/87_0%/7	257,318,784	92,003,166
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	8/1/2027	No		5	5	Lockout/24_Defeasance/91_0%/5	32,649,051	12,900,841
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	7/1/2027	No		0	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	8/6/2027	No		0	0	Lockout/24_Defeasance/91_0%/5	14,971,239	8,750,887
4.01	Property				Courtyard by Marriott Old Town							9,227,944	5,456,608
4.02	Property				Fairfield Inn & Suites Old Town							5,743,295	3,294,279
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	8/1/2027	No		5	4	Lockout/24_Defeasance/92_0%/4	10,271,757	3,040,565
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	8/6/2022	No		0	0	Lockout/11_YM1%/42_0%/7	25,885,134	19,940,776
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	8/6/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	7/6/2027	No		0	0	Lockout/25_Defeasance/92_0%/3	8,506,891	2,079,826
8.01	Property				Balis Self Storage							1,309,479	163,500
8.02	Property				Feu Follet Self Storage							1,139,999	208,571
8.03	Property				Belle Chasse Self Storage							764,726	226,081
8.04	Property				Oak Villa Self Storage							713,502	150,730
8.05	Property				Harding Self Storage							718,781	127,709
8.06	Property				Florida Boulevard Self Storage							716,247	140,272
8.07	Property				Industriplex Self Storage							445,213	140,741
8.08	Property				Ambassador Self Storage							752,960	139,615
8.09	Property				Interline Self Storage							488,431	138,758
8.10	Property				Flowood Self Storage							483,287	169,047
8.11	Property				Pearl Self Storage							404,151	183,541
8.12	Property				Airway Self Storage							271,966	121,382
8.13	Property				Highway 18 Self Storage							298,151	169,880
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	8/1/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	10,719,653	6,526,530
9.01	Property				Homewood Suites Boise							3,642,111	2,194,534
9.02	Property				Hilton Garden Inn Twin Falls							3,796,091	2,378,364
9.03	Property				Hampton Inn and Suites West Jordan							3,281,451	1,953,632
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	8/6/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	2,900,093	964,138
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	8/1/2027	No		0	5	Lockout/24_Defeasance/91_0%/5	5,603,698	2,643,176
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	11/1/2026	No		5 days grace, once per trailing 12-month period	5	Lockout/23_YM1%/93_0%/4	3,505,190	846,753
12.01	Property				Lincoln Crossing							2,339,722	513,799
12.02	Property				Beavercreek							1,165,468	332,954
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	8/1/2027	No		0	5	Lockout/24_Defeasance/92_0%/4	13,105,997	9,087,910
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	7/1/2027	No		0	0	Lockout/25_YM1%/91_0%/4	5,734,265	2,472,303
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	7/1/2027	No		5	5	Lockout/23_YM1%/90_0%/7	2,592,379	1,223,696
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	7/6/2027	No		0	0	Lockout/25_Defeasance/89_0%/6	2,205,254	449,325
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	7/1/2027	No		5	4	Lockout/25_Defeasance/70_2%/12_1%/6_0%/7	5,406,969	2,924,376
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	6/1/2027	No		0	0	Lockout/26_Defeasance/87_0%/7	43,839,516	14,855,360
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	8/6/2027	No		0	0	Lockout/24_Defeasance or YM1%/92_0%/4	4,110,702	1,402,149
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	7/1/2027	No		5	4	Lockout/25_Defeasance/91_0%/4	3,316,068	1,298,870
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	8/6/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A
21.01	Property				Metro Storage - Oak Park							N/A	N/A
21.02	Property				EZ Storage - Wayne							N/A	N/A
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	8/1/2027	No		5	5	Lockout/24_Defeasance/92_0%/4	N/A	N/A
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	5/1/2022	No		0	4	Lockout/23_YM1%/33_0%/4	5,521,551	2,088,604
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	8/1/2027	No		5	5	Lockout/24_Defeasance/92_0%/4	N/A	N/A
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	7/1/2027	No		5	5	Lockout/25_Defeasance/91_0%/4	2,144,439	1,001,449
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	7/6/2027	No		0	0	Lockout/25_Defeasance or YM1%/91_0%/4	N/A	N/A
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	8/1/2027	No		5	5	Lockout/24_Defeasance/92_0%/4	1,973,107	169,189
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	8/1/2027	No		5	4	Lockout/24_YM1%/92_0%/4	N/A	N/A
28.01	Property				La Villa							N/A	N/A
28.02	Property				Arrow Palms							N/A	N/A
28.03	Property				Doll House and Hacienda Apartments							N/A	N/A
28.04	Property				Carriage Court							N/A	N/A
28.05	Property				Circle K							N/A	N/A
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	7/6/2027	No		0	0	Lockout/25_YM1%/90_0%/5	N/A	N/A
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	8/6/2027	No		0	0	Lockout/24_Defeasance/93_0%/3	N/A	N/A
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	8/6/2027	No		0	0	Lockout/24_Defeasance/93_0%/3	2,047,264	1,200,670
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	8/6/2027	No		0	0	Lockout/24_YM1%/92_0%/4	N/A	N/A
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	8/1/2027	No		5	5	Lockout/24_Defeasance/91_0%/5	N/A	N/A
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	7/1/2027	No		5	4	Lockout/25_Defeasance/91_0%/4	N/A	N/A
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	8/1/2027	No		4	4	Lockout/24_Defeasance/92_0%/4	888,133	377,148
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	8/1/2027	No		4	4	Lockout/24_Defeasance/92_0%/4	819,757	325,268
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	8/1/2027	No		4	4	Lockout/24_Defeasance/92_0%/4	753,717	291,880
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	8/1/2027	No		5	5	Lockout/24_Defeasance/92_0%/4	845,174	218,056
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	8/6/2027	No		0	0	Lockout/24_Defeasance or YM1%/90_0%/6	N/A	N/A
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	8/1/2027	No		5	4	Lockout/24_Defeasance/92_0%/4	N/A	N/A
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	7/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	610,778	268,570
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	7/1/2027	No		5	4	Lockout/25_Defeasance/91_0%/4	842,116	278,252
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	7/1/2027	No		5	5	Lockout/25_Defeasance/91_0%/4	793,489	256,273
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	6/1/2024	No		5	4	Lockout/26_YM1%/51_0%/7	760,289	356,445
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	7/1/2027	No		5	5	Lockout/23_YM1%/93_0%/4	532,671	258,204
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	8/1/2027	No		5	4	Lockout/24_Defeasance/92_0%/4	530,061	200,529
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	8/1/2027	No		5	4	Lockout/24_Defeasance/92_0%/4	1,046,935	656,120
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	8/1/2027	No		5	4	Lockout/24_Defeasance/92_0%/4	N/A	N/A

A-6

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)	Most Recent EGI (if past 2016) ($)	Most Recent Expenses (if past 2016) ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	165,315,617	249,768,162	99,256,499	150,511,664	256,349,455	104,924,109	151,425,346	N/A	N/A
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	19,748,210	32,405,920	13,228,233	19,177,687	32,614,789	13,589,313	19,025,476	32,502,956	13,680,575
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	N/A	15,719,083	7,115,124	8,603,959	17,756,205	7,689,156	10,067,049	17,823,123	7,646,861
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	6,220,352	15,505,491	9,157,208	6,348,283	14,705,503	8,877,806	5,827,697	15,685,451	9,171,810
4.01	Property				Courtyard by Marriott Old Town	3,771,336	9,482,892	5,663,537	3,819,355	8,732,038	5,421,450	3,310,588	9,558,133	5,626,697
4.02	Property				Fairfield Inn & Suites Old Town	2,449,016	6,022,599	3,493,671	2,528,928	5,973,465	3,456,356	2,517,109	6,127,318	3,545,113
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	7,231,192	10,759,783	3,231,344	7,528,439	10,875,707	3,149,471	7,726,236	11,380,362	3,306,263
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	5,944,358	27,083,475	21,423,123	5,660,352	27,712,741	21,135,404	6,577,337	27,419,598	20,888,429
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	N/A	N/A	N/A	N/A	1,980,235	924,698	1,055,537	3,005,866	960,484
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	6,427,066	9,523,030	2,362,249	7,160,781	11,458,526	2,546,907	8,911,619	12,361,669	2,765,927
8.01	Property				Balis Self Storage	1,145,979	1,350,912	181,583	1,169,329	1,557,241	177,748	1,379,493	1,651,985	206,188
8.02	Property				Feu Follet Self Storage	931,427	1,208,218	217,067	991,151	1,281,845	255,529	1,026,317	1,353,616	307,593
8.03	Property				Belle Chasse Self Storage	538,645	958,010	301,603	656,407	1,168,407	356,715	811,692	1,240,381	338,670
8.04	Property				Oak Villa Self Storage	562,772	766,313	168,264	598,049	942,432	163,659	778,773	1,051,638	176,347
8.05	Property				Harding Self Storage	591,072	777,341	138,258	639,082	913,474	144,562	768,912	961,363	160,349
8.06	Property				Florida Boulevard Self Storage	575,975	779,270	143,446	635,824	869,745	147,219	722,526	929,902	157,284
8.07	Property				Industriplex Self Storage	304,472	550,362	147,344	403,018	794,469	158,100	636,369	915,715	175,880
8.08	Property				Ambassador Self Storage	613,345	819,355	143,012	676,342	840,650	183,503	657,147	845,866	216,664
8.09	Property				Interline Self Storage	349,673	548,940	145,240	403,700	727,123	145,797	581,326	820,518	162,409
8.10	Property				Flowood Self Storage	314,240	577,844	228,404	349,440	730,425	236,392	494,034	760,755	248,435
8.11	Property				Pearl Self Storage	220,610	499,726	216,811	282,915	637,824	232,297	405,527	676,758	248,329
8.12	Property				Airway Self Storage	150,585	326,964	130,843	196,121	508,692	139,783	368,909	626,492	152,147
8.13	Property				Highway 18 Self Storage	128,271	359,775	200,372	159,403	486,198	205,603	280,595	526,682	215,631
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	4,193,123	11,354,559	6,841,059	4,513,500	12,100,207	6,964,059	5,136,148	12,084,661	7,083,233
9.01	Property				Homewood Suites Boise	1,447,577	3,966,614	2,386,412	1,580,202	4,414,599	2,431,030	1,983,569	4,454,122	2,486,672
9.02	Property				Hilton Garden Inn Twin Falls	1,417,727	3,843,120	2,375,829	1,467,291	4,314,302	2,533,208	1,781,094	4,201,448	2,552,992
9.03	Property				Hampton Inn and Suites West Jordan	1,327,819	3,544,825	2,078,818	1,466,007	3,371,306	1,999,821	1,371,485	3,429,091	2,043,569
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	1,935,955	3,002,007	1,058,604	1,943,403	3,095,036	1,120,047	1,974,989	3,143,659	1,147,027
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	2,960,521	5,555,821	2,744,639	2,811,182	5,822,859	2,591,293	3,231,566	5,778,163	2,589,098
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	2,658,436	3,234,460	706,587	2,527,873	3,167,125	798,589	2,368,536	3,102,378	773,804
12.01	Property				Lincoln Crossing	1,825,922	2,398,155	563,765	1,834,389	2,272,540	621,081	1,651,459	2,196,132	609,327
12.02	Property				Beavercreek	832,514	836,305	142,821	693,484	894,585	177,508	717,077	906,246	164,477
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	4,018,087	12,331,914	9,109,337	3,222,577	13,721,826	9,842,485	3,879,341	13,482,361	9,888,398
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	3,261,962	5,723,917	2,337,417	3,386,500	6,029,387	2,382,418	3,646,969	5,859,808	2,269,028
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	1,368,683	2,877,698	1,080,122	1,797,576	3,143,631	1,178,638	1,964,993	3,278,420	1,272,478
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	1,755,929	2,132,318	432,223	1,700,095	2,033,542	453,852	1,579,690	2,083,985	376,416
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	2,482,593	6,202,921	3,058,221	3,144,700	6,060,376	2,962,023	3,098,353	6,345,141	3,008,457
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	28,984,156	51,645,131	16,605,695	35,039,436	75,673,675	24,572,583	51,101,092	77,175,155	23,956,448
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	2,708,553	4,193,833	1,553,506	2,640,327	4,400,244	1,554,223	2,846,021	4,433,170	1,553,005
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	2,017,198	2,913,247	1,262,342	1,650,905	2,995,858	1,390,920	1,604,938	3,102,983	1,185,245
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	N/A	2,045,156	733,168	1,311,988	2,133,934	752,226	1,381,708	2,186,893	780,566
21.01	Property				Metro Storage - Oak Park	N/A	1,331,290	403,273	928,017	1,392,174	426,686	965,488	1,416,872	444,139
21.02	Property				EZ Storage - Wayne	N/A	713,866	329,895	383,971	741,760	325,540	416,220	770,021	336,427
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	N/A	1,406,216	554,766	851,450	1,844,082	742,011	1,102,071	2,030,039	830,819
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	3,432,947	6,054,209	2,298,306	3,755,903	5,500,063	2,246,971	3,253,092	5,571,014	2,313,501
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	N/A	N/A	N/A	N/A	5,057,112	3,646,322	1,410,790	5,993,191	4,241,992
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	1,142,990	2,394,616	1,099,961	1,294,654	2,383,659	976,587	1,407,072	2,436,022	986,584
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	1,803,918	2,105,486	163,001	1,942,485	2,007,318	168,880	1,838,438	N/A	N/A
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,699,934	707,736
28.01	Property				La Villa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	359,107	157,702
28.02	Property				Arrow Palms	N/A	N/A	N/A	N/A	N/A	N/A	N/A	455,768	170,174
28.03	Property				Doll House and Hacienda Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	333,998	160,297
28.04	Property				Carriage Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	270,091	109,938
28.05	Property				Circle K	N/A	N/A	N/A	N/A	N/A	N/A	N/A	280,970	109,625
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	846,594	2,173,542	1,158,438	1,015,104	2,220,737	1,178,405	1,042,332	2,277,535	1,203,570
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	N/A	N/A	N/A	N/A	N/A	N/A	N/A	699,996	3,000
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	N/A	231,155	77,972	153,183	529,468	103,657	425,811	626,088	106,236
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	N/A	1,231,601	578,222	653,379	1,303,921	621,576	682,345	1,336,928	633,356
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	510,985	1,046,157	402,988	643,169	1,156,718	400,657	756,061	1,183,562	396,734
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	494,489	952,901	344,855	608,046	1,010,076	354,382	655,694	995,547	356,775
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	461,837	838,471	318,230	520,241	933,928	329,671	604,257	946,588	333,494
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	627,118	861,674	230,187	631,487	857,248	227,491	629,758	N/A	N/A
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	N/A	N/A	84,456	(84,456)	58,274	54,858	3,416	258,812	48,381
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	N/A	613,664	213,441	400,223	891,987	257,563	634,424	904,463	273,344
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	342,208	748,157	273,850	474,307	850,062	288,844	561,218	860,390	292,124
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	563,864	866,049	250,258	615,791	882,220	261,050	621,170	875,764	239,548
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	537,216	792,303	276,487	515,816	808,919	287,214	521,705	806,716	298,297
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	403,844	806,910	393,046	413,864	850,916	395,480	455,436	855,340	397,447
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	274,468	585,152	241,453	343,699	659,784	261,473	398,310	N/A	N/A
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	329,532	593,235	198,368	394,867	591,007	208,825	382,182	593,449	215,176
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	390,815	1,065,728	688,104	377,624	1,155,497	715,523	439,974	1,139,431	706,475
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	N/A	365,059	186,935	178,124	379,103	197,457	181,646	380,841	183,203

A-7

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent NOI (if past 2016) ($)	Most Recent NOI Date (if past 2016)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	N/A	NAV	NAV	Not Available	334,764,418	107,458,009	227,306,409	15.5%
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	18,822,381	3/31/2017	12	Trailing 12	32,713,717	12,933,343	19,780,375	11.3%
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	10,176,262	4/30/2017	12	Trailing 12	17,818,325	7,761,032	10,057,294	10.7%
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	6,513,641	6/30/2017	12	Trailing 12	15,685,451	9,239,326	6,446,125	11.5%
4.01	Property				Courtyard by Marriott Old Town	3,931,436	6/30/2017	12	Trailing 12	9,558,133	5,650,965	3,907,168
4.02	Property				Fairfield Inn & Suites Old Town	2,582,205	6/30/2017	12	Trailing 12	6,127,318	3,588,361	2,538,957
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	8,074,099	5/31/2017	12	Trailing 12	12,319,405	4,245,022	8,074,383	15.4%
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	6,531,169	5/31/2017	12	Trailing 12	27,419,598	20,882,923	6,536,675	15.6%
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	2,045,382	5/31/2017	12	Trailing 12	3,227,820	589,112	2,638,708	6.6%
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	9,595,742	5/31/2017	12	Trailing 12	12,361,669	3,348,463	9,013,206	11.3%
8.01	Property				Balis Self Storage	1,445,796	5/31/2017	12	Trailing 12	1,651,985	320,451	1,331,534
8.02	Property				Feu Follet Self Storage	1,046,022	5/31/2017	12	Trailing 12	1,353,616	342,727	1,010,889
8.03	Property				Belle Chasse Self Storage	901,710	5/31/2017	12	Trailing 12	1,240,381	359,404	880,977
8.04	Property				Oak Villa Self Storage	875,291	5/31/2017	12	Trailing 12	1,051,638	247,974	803,663
8.05	Property				Harding Self Storage	801,015	5/31/2017	12	Trailing 12	961,363	232,570	728,794
8.06	Property				Florida Boulevard Self Storage	772,618	5/31/2017	12	Trailing 12	929,902	216,991	712,911
8.07	Property				Industriplex Self Storage	739,835	5/31/2017	12	Trailing 12	915,715	241,447	674,268
8.08	Property				Ambassador Self Storage	629,202	5/31/2017	12	Trailing 12	845,866	244,544	601,322
8.09	Property				Interline Self Storage	658,108	5/31/2017	12	Trailing 12	820,518	218,622	601,895
8.10	Property				Flowood Self Storage	512,320	5/31/2017	12	Trailing 12	760,755	246,958	513,797
8.11	Property				Pearl Self Storage	428,429	5/31/2017	12	Trailing 12	676,758	248,969	427,789
8.12	Property				Airway Self Storage	474,345	5/31/2017	12	Trailing 12	626,492	212,591	413,901
8.13	Property				Highway 18 Self Storage	311,050	5/31/2017	12	Trailing 12	526,682	215,214	311,468
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	5,001,428	5/31/2017	12	Trailing 12	12,084,661	6,951,601	5,133,060	15.2%
9.01	Property				Homewood Suites Boise	1,967,450	5/31/2017	12	Trailing 12	4,454,122	2,466,241	1,987,881
9.02	Property				Hilton Garden Inn Twin Falls	1,648,456	5/31/2017	12	Trailing 12	4,201,448	2,444,976	1,756,472
9.03	Property				Hampton Inn and Suites West Jordan	1,385,522	5/31/2017	12	Trailing 12	3,429,091	2,040,384	1,388,707
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	1,996,632	3/31/2017	12	Trailing 12	3,349,189	1,182,557	2,166,632	7.2%
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	3,189,064	5/31/2017	12	Trailing 12	5,868,040	2,804,403	3,063,636	12.2%
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	2,328,574	5/31/2017	12	Trailing 12	3,467,856	995,389	2,472,467	10.1%
12.01	Property				Lincoln Crossing	1,586,805	5/31/2017	12	Trailing 12	2,286,018	577,543	1,708,475
12.02	Property				Beavercreek	741,769	5/31/2017	12	Trailing 12	1,181,838	417,847	763,991
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	3,593,963	4/30/2017	12	Trailing 12	13,482,360	9,930,919	3,551,441	14.7%
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	3,590,780	3/31/2017	3	Annualized	5,500,426	2,454,733	3,045,693	13.2%
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	2,005,942	5/31/2017	12	Trailing 12	3,426,438	1,297,620	2,128,819	9.5%
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	1,707,569	5/31/2017	5	Annualized	2,730,847	777,801	1,953,046	8.9%
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	3,336,684	3/31/2017	12	Trailing 12	6,086,721	3,015,853	3,070,868	14.3%
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	53,218,707	3/31/2017	12	Trailing 12	81,259,520	21,915,628	59,343,892	15.8%
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	2,880,166	4/30/2017	12	Trailing 12	3,895,663	1,594,826	2,300,837	14.8%
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	1,917,738	4/30/2017	12	Trailing 12	2,653,710	1,189,962	1,463,748	9.6%
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	1,406,327	5/31/2017	12	Trailing 12	2,186,893	829,907	1,356,986	9.2%
21.01	Property				Metro Storage - Oak Park	972,733	5/31/2017	12	Trailing 12	1,416,872	481,796	935,076
21.02	Property				EZ Storage - Wayne	433,594	5/31/2017	12	Trailing 12	770,021	348,111	421,910
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	1,199,220	4/30/2017	12	Trailing 12	2,360,683	745,639	1,615,044	11.5%
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	3,257,512	2/28/2017	12	Trailing 12	6,058,700	2,344,782	3,713,918	11.5%
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	1,751,199	6/30/2017	12	Trailing 12	5,623,735	3,895,138	1,728,597	15.7%
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	1,449,438	4/30/2017	12	Trailing 12	2,301,009	995,992	1,305,017	11.9%
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	N/A	NAV	NAV	Not Available	840,000	N/A	840,000	8.0%
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	N/A	NAV	NAV	Not Available	2,281,171	804,418	1,476,752	14.2%
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	992,198	Various	12	Trailing 12	1,816,566	676,560	1,140,006	11.2%
28.01	Property				La Villa	201,405	5/31/2017	12	Trailing 12	400,360	128,697	271,663
28.02	Property				Arrow Palms	285,594	5/31/2017	12	Trailing 12	473,505	167,710	305,795
28.03	Property				Doll House and Hacienda Apartments	173,701	4/30/2017	12	Trailing 12	364,757	157,192	207,565
28.04	Property				Carriage Court	160,153	5/31/2017	12	Trailing 12	318,780	103,370	215,410
28.05	Property				Circle K	171,345	5/31/2017	12	Trailing 12	259,164	119,591	139,573
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	N/A	NAV	NAV	Not Available	10,961,487	866,852	10,094,635	12.6%
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	N/A	NAV	NAV	Not Available	1,233,791	405,818	827,973	8.8%
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	1,073,965	4/30/2017	12	Trailing 12	2,421,765	1,344,131	1,077,634	12.0%
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	696,996	6/30/2017	12	Trailing 12	1,054,533	342,257	712,276	8.4%
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	519,852	5/31/2017	12	Trailing 12	712,556	114,412	598,144	7.2%
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	703,572	5/31/2017	12	Trailing 12	1,362,165	621,465	740,700	9.5%
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	786,828	4/30/2017	12	Trailing 12	1,226,240	410,555	815,685	10.6%
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	638,772	4/30/2017	12	Trailing 12	1,039,315	360,394	678,921	9.9%
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	613,094	4/30/2017	12	Trailing 12	989,039	350,857	638,182	9.8%
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	N/A	NAV	NAV	Not Available	878,796	256,158	622,637	10.0%
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	210,431	4/30/2017	12	Trailing 12	548,901	79,259	469,642	7.6%
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	631,119	4/30/2017	12	Trailing 12	903,455	254,107	649,348	10.6%
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	568,266	4/30/2017	12	Trailing 12	860,390	319,025	541,365	9.0%
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	636,216	5/31/2017	12	Trailing 12	875,764	267,503	608,261	11.0%
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	508,419	4/30/2017	12	Trailing 12	800,599	295,525	505,075	9.7%
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	457,893	2/28/2017	12	Trailing 12	856,893	402,724	454,169	9.4%
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	N/A	NAV	NAV	Not Available	851,546	280,810	570,736	12.4%
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	378,273	5/31/2017	12	Trailing 12	624,755	193,461	431,294	10.3%
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	432,956	4/30/2017	12	Trailing 12	1,113,431	648,795	464,636	13.0%
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	197,638	5/31/2017	12	Trailing 12	387,440	169,221	218,219	12.1%

A-8

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	397,997	5,363,618	221,544,794	4.33	15.1%	4,800,000,000	5/8/2017	30.6%
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	242,270	1,230,800	18,307,305	2.74	10.5%	365,000,000	6/7/2017	47.9%
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	138,625	1,926,890	7,991,778	1.46	8.5%	133,200,000	5/23/2017	70.4%
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	627,418	N/A	5,818,707	1.63	10.4%	82,000,000	7/6/2017	68.3%
4.01	Property				Courtyard by Marriott Old Town	382,325	N/A	3,524,843			51,000,000	7/6/2017
4.02	Property				Fairfield Inn & Suites Old Town	245,093	N/A	2,293,864			31,000,000	7/6/2017
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	51,412	377,508	7,645,463	4.20	14.6%	129,500,000	6/15/2017	40.5%
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	1,096,784	N/A	5,439,891	2.57	13.0%	85,300,000	6/16/2017	49.2%
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	19,500	N/A	2,619,208	1.43	6.5%	61,900,000	5/23/2017	67.4%
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	133,596	N/A	8,879,611	2.78	11.1%	161,150,000	Various	49.6%
8.01	Property				Balis Self Storage	10,238	N/A	1,321,296			22,300,000	5/10/2017
8.02	Property				Feu Follet Self Storage	15,777	N/A	995,112			16,500,000	5/9/2017
8.03	Property				Belle Chasse Self Storage	13,020	N/A	867,957			14,500,000	5/9/2017
8.04	Property				Oak Villa Self Storage	12,194	N/A	791,470			13,000,000	5/10/2017
8.05	Property				Harding Self Storage	8,714	N/A	720,080			12,400,000	5/9/2017
8.06	Property				Florida Boulevard Self Storage	8,090	N/A	704,821			11,500,000	5/9/2017
8.07	Property				Industriplex Self Storage	8,930	N/A	665,338			10,800,000	5/10/2017
8.08	Property				Ambassador Self Storage	9,311	N/A	592,011			10,350,000	5/9/2017
8.09	Property				Interline Self Storage	9,096	N/A	592,799			9,700,000	5/10/2017
8.10	Property				Flowood Self Storage	9,991	N/A	503,806			8,300,000	5/15/2017
8.11	Property				Pearl Self Storage	7,497	N/A	420,292			6,900,000	5/15/2017
8.12	Property				Airway Self Storage	8,293	N/A	405,609			6,600,000	5/10/2017
8.13	Property				Highway 18 Self Storage	12,446	N/A	299,021			5,200,000	5/15/2017
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	483,387	N/A	4,649,673	2.20	13.7%	46,100,000	Various	73.5%
9.01	Property				Homewood Suites Boise	178,165	N/A	1,809,716			17,200,000	6/1/2017
9.02	Property				Hilton Garden Inn Twin Falls	168,058	N/A	1,588,414			16,200,000	6/1/2017
9.03	Property				Hampton Inn and Suites West Jordan	137,164	N/A	1,251,543			12,700,000	6/2/2017
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	13,374	34,429	2,118,828	1.60	7.1%	50,000,000	5/1/2017	60.0%
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	69,929	477,961	2,515,747	1.63	10.0%	33,600,000	4/19/2017	74.8%
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	72,909	142,977	2,256,580	2.16	9.2%	36,450,000	Various	67.3%
12.01	Property				Lincoln Crossing	51,527	114,468	1,542,481			24,200,000	7/18/2017
12.02	Property				Beavercreek	21,382	28,509	714,100			12,250,000	7/14/2017
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	539,294	N/A	3,012,147	2.07	12.4%	38,900,000	5/30/2017	62.2%
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	44,790	130,915	2,869,988	3.04	12.5%	43,900,000	5/10/2017	52.4%
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	88,000	N/A	2,040,819	2.15	9.1%	34,650,000	6/9/2017	65.0%
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	7,863	67,061	1,878,122	1.93	8.5%	36,200,000	5/2/2017	60.8%
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	55,696	280,612	2,734,560	3.30	12.7%	48,000,000	5/5/2017	44.8%
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	223,460	2,154,999	56,965,434	4.09	15.2%	1,155,000,000	4/23/2017	32.5%
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	18,828	178,265	2,103,744	4.02	13.6%	78,000,000	6/7/2017	19.9%
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	17,125	74,511	1,372,112	1.42	9.0%	22,000,000	4/27/2017	69.2%
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	20,146	N/A	1,336,840	1.44	9.0%	20,900,000	5/30/2017	70.7%
21.01	Property				Metro Storage - Oak Park	10,396	N/A	924,680			14,500,000	5/30/2017
21.02	Property				EZ Storage - Wayne	9,750	N/A	412,160			6,400,000	5/30/2017
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	21,146	170,775	1,423,124	1.64	10.2%	24,980,000	6/1/2017	56.0%
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	87,457	284,208	3,342,253	1.66	10.3%	55,750,000	4/7/2017	58.1%
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	224,949	N/A	1,503,648	2.19	13.7%	20,700,000	2/1/2017	53.1%
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	32,063	229,041	1,043,912	1.62	9.6%	16,200,000	4/25/2017	67.4%
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	N/A	N/A	840,000	2.01	8.0%	14,000,000	7/21/2017	75.0%
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	23,941	N/A	1,452,812	2.14	14.0%	17,100,000	5/5/2017	60.8%
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	40,669	N/A	1,099,337	1.75	10.8%	15,490,000	Various	65.9%
28.01	Property				La Villa	3,350	N/A	268,313			3,750,000	6/15/2017
28.02	Property				Arrow Palms	6,971	N/A	298,824			4,570,000	6/15/2017
28.03	Property				Doll House and Hacienda Apartments	22,398	N/A	185,167			2,490,000	6/21/2017
28.04	Property				Carriage Court	5,000	N/A	210,410			2,180,000	6/21/2017
28.05	Property				Circle K	2,950	N/A	136,623			2,500,000	6/15/2017
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	N/A	394,622	9,700,013	2.05	12.1%	157,230,000	3/29/2017	50.9%
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	6,045	48,035	773,894	1.24	8.2%	13,900,000	2/15/2017	67.8%
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	8,873	95,941	972,821	1.87	10.8%	14,000,000	5/30/2017	64.3%
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	6,133	30,844	675,298	1.27	7.9%	13,140,000	5/2/2017	64.7%
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	3,000	13,125	582,019	1.57	7.0%	13,200,000	6/7/2017	62.9%
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	33,152	N/A	707,548	1.49	9.1%	10,400,000	5/17/2017	75.0%
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	14,208	N/A	801,477	2.32	10.4%	13,000,000	5/4/2017	59.5%
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	10,265	N/A	668,656	2.19	9.8%	12,000,000	5/4/2017	57.1%
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	7,981	N/A	630,201	2.16	9.7%	10,800,000	5/4/2017	60.4%
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	8,563	37,393	576,682	1.48	9.2%	9,880,000	5/23/2017	63.3%
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	756	N/A	468,887	1.68	7.6%	10,500,000	6/6/2017	59.0%
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	9,425	N/A	639,923	1.64	10.5%	8,950,000	4/19/2017	68.2%
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	7,163	N/A	534,202	1.44	8.9%	8,240,000	5/25/2017	73.2%
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	10,153	N/A	598,108	1.83	10.8%	9,190,000	5/31/2017	60.4%
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	21,265	12,271	471,539	1.44	9.1%	7,525,000	5/22/2017	69.1%
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	11,688	N/A	442,481	1.44	9.1%	7,830,000	5/9/2017	61.9%
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	4,179	46,555	520,003	1.72	11.3%	7,280,000	5/18/2017	63.5%
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	10,449	N/A	420,845	1.61	10.1%	5,800,000	5/9/2017	72.0%
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	11,984	50,574	402,078	1.88	11.3%	5,160,000	6/5/2017	69.2%
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	8,751	N/A	209,468	1.82	11.6%	2,500,000	5/10/2017	72.0%

A-9

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	30.6%	95.0%	6/1/2017	NAP	NAP	Weil, Gotshal & Manges	489,867
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	47.9%	97.5%	6/1/2017	NAP	NAP	Dillards	291,700
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	61.1%	87.6%	6/6/2017	NAP	NAP	Quarles & Brady LLP	186,472
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	53.7%	85.4%	6/30/2017	148.42	126.78
4.01	Property				Courtyard by Marriott Old Town		84.8%	6/30/2017	149.14	126.49	NAP
4.02	Property				Fairfield Inn & Suites Old Town		86.3%	6/30/2017	147.42	127.20	NAP
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	40.5%	100.0%	6/30/2017	NAP	NAP	NYC Administration of Child Services	70,000
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	49.2%	81.4%	5/31/2017	733.12	597.05	NAP
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	67.4%	88.5%	5/15/2017	NAP	NAP	NAP
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	49.6%	85.5%	4/30/2017	NAP	NAP
8.01	Property				Balis Self Storage		90.9%	4/30/2017	NAP	NAP	NAP
8.02	Property				Feu Follet Self Storage		82.6%	4/30/2017	NAP	NAP	NAP
8.03	Property				Belle Chasse Self Storage		84.9%	4/30/2017	NAP	NAP	NAP
8.04	Property				Oak Villa Self Storage		82.4%	4/30/2017	NAP	NAP	NAP
8.05	Property				Harding Self Storage		93.6%	4/30/2017	NAP	NAP	NAP
8.06	Property				Florida Boulevard Self Storage		94.4%	4/30/2017	NAP	NAP	NAP
8.07	Property				Industriplex Self Storage		82.6%	4/30/2017	NAP	NAP	NAP
8.08	Property				Ambassador Self Storage		74.9%	4/30/2017	NAP	NAP	NAP
8.09	Property				Interline Self Storage		85.9%	4/30/2017	NAP	NAP	NAP
8.10	Property				Flowood Self Storage		92.5%	4/30/2017	NAP	NAP	NAP
8.11	Property				Pearl Self Storage		93.2%	4/30/2017	NAP	NAP	NAP
8.12	Property				Airway Self Storage		82.9%	4/30/2017	NAP	NAP	NAP
8.13	Property				Highway 18 Self Storage		76.8%	4/30/2017	NAP	NAP	NAP
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	61.5%	81.2%	5/31/2017	118.85	96.69
9.01	Property				Homewood Suites Boise		84.9%	5/31/2017	127.98	108.66	NAP
9.02	Property				Hilton Garden Inn Twin Falls		80.8%	5/31/2017	116.92	94.42	NAP
9.03	Property				Hampton Inn and Suites West Jordan		77.9%	5/31/2017	111.31	86.57	NAP
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	60.0%	100.0%	4/1/2017	NAP	NAP	Quik Park	17,136
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	60.6%	89.7%	4/18/2017	NAP	NAP	Meredith Corporation	17,199
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	67.3%	97.7%	6/13/2017	NAP	NAP
12.01	Property				Lincoln Crossing		95.6%	6/13/2017	NAP	NAP	Gordman’s	54,824
12.02	Property				Beavercreek		100.0%	6/13/2017	NAP	NAP	Kroger	122,697
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	50.2%	74.4%	4/30/2017	110.69	82.40	NAP
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	52.4%	96.6%	6/15/2017	NAP	NAP	HBCI / Golden Plough Inn	41,256
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	65.0%	98.0%	6/30/2017	NAP	NAP	NAP
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	60.8%	94.1%	5/10/2017	NAP	NAP	Pentecostal Church	19,700
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	44.8%	91.8%	5/1/2017	NAP	NAP	Steiner Sports Mkting	40,329
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	32.5%	85.2%	5/15/2017	NAP	NAP	J.C. Penney	163,346
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	19.9%	58.3%	6/12/2017	NAP	NAP	Rockefeller Philanthropy Advisory Group	18,450
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	56.7%	82.5%	5/24/2017	NAP	NAP	Cypress Surgery Center	26,961
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	63.7%	92.5%	Various	NAP	NAP
21.01	Property				Metro Storage - Oak Park		92.7%	6/12/2017	NAP	NAP	NAP
21.02	Property				EZ Storage - Wayne		92.2%	4/30/2017	NAP	NAP	NAP
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	45.5%	99.2%	6/30/2017	NAP	NAP	Jusgo Supermarket	49,697
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	53.5%	90.7%	4/5/2017	NAP	NAP	Home Depot	102,680
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	43.3%	75.8%	6/30/2017	129.27	98.04	NAP
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	54.1%	97.5%	5/1/2017	NAP	NAP	Texas Transportation Institute	10,126
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	75.0%	66.5%	5/31/2017	NAP	NAP	NAP
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	44.3%	100.0%	8/1/2017	NAP	NAP	University of Rochester	119,703
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	53.4%	86.9%	7/5/2017	NAP	NAP
28.01	Property				La Villa		97.0%	7/5/2017	NAP	NAP	NAP
28.02	Property				Arrow Palms		89.5%	7/5/2017	NAP	NAP	NAP
28.03	Property				Doll House and Hacienda Apartments		97.9%	7/5/2017	NAP	NAP	NAP
28.04	Property				Carriage Court		79.0%	7/5/2017	NAP	NAP	NAP
28.05	Property				Circle K		76.3%	7/5/2017	NAP	NAP	NAP
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	46.4%	100.0%	8/6/2017	NAP	NAP	International Game Technology	1,251,179
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	57.5%	81.8%	7/1/2017	NAP	NAP	Binny’s Beverage Depot	24,481
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	55.7%	96.0%	6/7/2017	NAP	NAP	Valley Isle Fitness	5,729
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	59.4%	100.0%	8/6/2017	NAP	NAP	Save Mart Supermarkets	61,332
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	62.9%	100.0%	7/31/2017	NAP	NAP	Hanki	900
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	65.6%	98.4%	6/23/2017	NAP	NAP	NAP
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	59.5%	88.8%	5/31/2017	NAP	NAP	NAP
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	57.1%	82.6%	5/31/2017	NAP	NAP	NAP
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	60.4%	84.0%	5/31/2017	NAP	NAP	NAP
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	58.1%	100.0%	7/14/2017	NAP	NAP	Price Chopper	46,741
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	59.0%	100.0%	8/6/2017	NAP	NAP	Capital One	5,040
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	62.8%	96.6%	7/1/2017	NAP	NAP	NAP
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	64.2%	91.1%	5/2/2017	NAP	NAP	NAP
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	51.2%	92.3%	6/27/2017	NAP	NAP	NAP
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	59.5%	94.4%	6/30/2017	NAP	NAP	Kroger	53,829
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	57.0%	89.4%	5/31/2017	NAP	NAP	NAP
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	52.4%	92.5%	6/15/2017	NAP	NAP	UBS	8,175
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	61.9%	89.2%	5/31/2017	NAP	NAP	NAP
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	58.9%	89.5%	5/31/2017	NAP	NAP	Manny Gutterman & Associates	7,238
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	62.2%	96.8%	6/19/2017	NAP	NAP	NAP

A-10

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	8/31/2034	Aramis	299,895	3/31/2020	Perella Weinberg
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	12/31/2019	Macy’s	229,520	1/31/2029	JC Penney
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	9/30/2028	Von Briesen & Roper, SC	70,759	5/31/2023	Northwestern Mutual Life Insurance
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio
4.01	Property				Courtyard by Marriott Old Town		NAP			NAP
4.02	Property				Fairfield Inn & Suites Old Town		NAP			NAP
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	3/31/2024	24 Hour Fitness	35,212	3/31/2019	PC Richard
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont		NAP			NAP
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street		NAP			NAP
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio
8.01	Property				Balis Self Storage		NAP			NAP
8.02	Property				Feu Follet Self Storage		NAP			NAP
8.03	Property				Belle Chasse Self Storage		NAP			NAP
8.04	Property				Oak Villa Self Storage		NAP			NAP
8.05	Property				Harding Self Storage		NAP			NAP
8.06	Property				Florida Boulevard Self Storage		NAP			NAP
8.07	Property				Industriplex Self Storage		NAP			NAP
8.08	Property				Ambassador Self Storage		NAP			NAP
8.09	Property				Interline Self Storage		NAP			NAP
8.10	Property				Flowood Self Storage		NAP			NAP
8.11	Property				Pearl Self Storage		NAP			NAP
8.12	Property				Airway Self Storage		NAP			NAP
8.13	Property				Highway 18 Self Storage		NAP			NAP
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio
9.01	Property				Homewood Suites Boise		NAP			NAP
9.02	Property				Hilton Garden Inn Twin Falls		NAP			NAP
9.03	Property				Hampton Inn and Suites West Jordan		NAP			NAP
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	1/31/2019	McCarton Center	15,414	2/28/2022	CVS
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	1/31/2021	Echo Global Logistics	16,456	8/31/2023	Dinsmore & Shohl
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio
12.01	Property				Lincoln Crossing	1/31/2024	PetSmart	25,177	2/28/2019	Dollar Tree
12.02	Property				Beavercreek	10/9/2035	Jack’s Pets	5,000	5/31/2033	Submarine House
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette		NAP			NAP
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	12/31/2032	Cock ‘n Bull	24,048	12/31/2032	Giggleberry Fair
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral		NAP			NAP
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	9/30/2024	Walgreens	12,735	5/1/2024	Public Health Solutions
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	4/30/2019	Westchester County Dept of Health	28,309	10/31/2022	Benchmark
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	12/31/2018	Nordstrom	138,000	2/28/2031	Dick’s Sporting Goods
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	10/31/2022	Christies	18,450	11/30/2018	Federal Express
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	5/31/2027	Wichita Radiological Group	11,210	4/30/2022	Mid-Kansas Women’s Center
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio
21.01	Property				Metro Storage - Oak Park		NAP			NAP
21.02	Property				EZ Storage - Wayne		NAP			NAP
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	6/30/2031	Karen Dillard’s Test Prep	20,035	7/31/2025	Sweet Hut Texas, Inc
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	1/31/2020	At Home	82,551	10/19/2026	Sears Outlet
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso		NAP			NAP
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	5/31/2019	Skyhawk Chemical, Inc.	9,322	9/30/2019	IT Works, Inc.
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee		NAP			NAP
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	1/31/2032	NAP			NAP
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio
28.01	Property				La Villa		NAP			NAP
28.02	Property				Arrow Palms		NAP			NAP
28.03	Property				Doll House and Hacienda Apartments		NAP			NAP
28.04	Property				Carriage Court		NAP			NAP
28.05	Property				Circle K		NAP			NAP
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	9/30/2032	NAP			NAP
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	1/31/2033	Retro Fitness	20,000	2/28/2029	Immigration Lawyers PC
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	3/31/2022	Whaler’s General Store	2,903	6/27/2023	Sangrita Grill & Cantina
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	11/1/2032	NAP			NAP
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	8/31/2025	Mr. Falafel	900	2/28/2026	City Roots Realty
34	Loan		BANA	Bank of America, N.A.	The Links Apartments		NAP			NAP
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens		NAP			NAP
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah		NAP			NAP
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway		NAP			NAP
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	4/21/2028	Dunkin Donuts	2,477	5/27/2024	NAP
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	12/31/2031	NAP			NAP
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC		NAP			NAP
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage		NAP			NAP
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage		NAP			NAP
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	8/31/2020	Eastlake Athletic Club	22,792	2/28/2022	Dollar General
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita		NAP			NAP
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	3/31/2024	BHHS-Realty	3,137	12/31/2017	Jameson-Sotheby’s
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport		NAP			NAP
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	7/31/2022	Dunn Solutions Group	7,082	1/31/2019	Kipnis, Rosen & Bloom
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage		NAP			NAP

A-11

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	130,155	1/31/2022	Apple	105,748	1/31/2034	BAMCO
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	203,410	11/30/2022	Dick’s Sporting Goods	36,667	1/31/2021	Zara
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	56,320	3/31/2019	Wisconsin Athletic Club	30,985	8/31/2025	Mercer (US) Inc.
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio
4.01	Property				Courtyard by Marriott Old Town			NAP			NAP
4.02	Property				Fairfield Inn & Suites Old Town			NAP			NAP
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	35,111	10/31/2022	Marshall’s	32,600	1/31/2028	1199 Education Centers
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont			NAP			NAP
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street			NAP			NAP
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio
8.01	Property				Balis Self Storage			NAP			NAP
8.02	Property				Feu Follet Self Storage			NAP			NAP
8.03	Property				Belle Chasse Self Storage			NAP			NAP
8.04	Property				Oak Villa Self Storage			NAP			NAP
8.05	Property				Harding Self Storage			NAP			NAP
8.06	Property				Florida Boulevard Self Storage			NAP			NAP
8.07	Property				Industriplex Self Storage			NAP			NAP
8.08	Property				Ambassador Self Storage			NAP			NAP
8.09	Property				Interline Self Storage			NAP			NAP
8.10	Property				Flowood Self Storage			NAP			NAP
8.11	Property				Pearl Self Storage			NAP			NAP
8.12	Property				Airway Self Storage			NAP			NAP
8.13	Property				Highway 18 Self Storage			NAP			NAP
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio
9.01	Property				Homewood Suites Boise			NAP			NAP
9.02	Property				Hilton Garden Inn Twin Falls			NAP			NAP
9.03	Property				Hampton Inn and Suites West Jordan			NAP			NAP
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	9,830	9/30/2028	NAP			NAP
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	16,454	2/29/2024	Tyco Electronics	15,998	9/30/2022	Harvey Kruse
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio
12.01	Property				Lincoln Crossing	18,022	9/30/2027	Party City	12,000	7/31/2023	Mattress Firm
12.02	Property				Beavercreek	3,000	7/31/2020	Elements Massage	2,250	9/30/2019	Hothead Burritos
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette			NAP			NAP
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	15,000	12/31/2032	HBCI / Buttonwood Grill	11,482	12/31/2032	Earl’s New American
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral			NAP			NAP
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	6,216	1/31/2027	Pollo Campero	3,500	3/31/2024	SCO Family Services
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	28,132	12/31/2024	Monroe College	19,656	6/30/2020	NYS Dept of Health
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	83,210	4/30/2027	AMC Theaters	76,800	9/30/2021	Burlington Coat Factory
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	6,000	12/31/2027	Silver Star Spa	2,800	11/30/2026	NAP
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	7,524	6/30/2020	Center for Reproductive Medicine	6,659	6/30/2020	Heartland Pathology
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio
21.01	Property				Metro Storage - Oak Park			NAP			NAP
21.02	Property				EZ Storage - Wayne			NAP			NAP
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	5,581	5/31/2026	Cathay Bank	4,850	7/31/2027	Hear My Anthem Dance Studio
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	44,327	5/31/2018	Michaels	31,480	8/31/2022	Ollie’s Bargain Outlet
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso			NAP			NAP
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	8,253	3/31/2019	LeTourneau University	7,727	12/31/2017	Vietnam Veterans Resource Center
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee			NAP			NAP
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office			NAP			NAP
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio
28.01	Property				La Villa			NAP			NAP
28.02	Property				Arrow Palms			NAP			NAP
28.03	Property				Doll House and Hacienda Apartments			NAP			NAP
28.04	Property				Carriage Court			NAP			NAP
28.05	Property				Circle K			NAP			NAP
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno			NAP			NAP
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	4,967	2/28/2029	NAP			NAP
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	2,834	9/30/2022	Maui Adventure-Snorkel Shop	2,434	10/31/2023	CJ’s Deli & Diner
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules			NAP			NAP
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	700	9/30/2026	Bagel Hole	700	3/31/2018	NAP
34	Loan		BANA	Bank of America, N.A.	The Links Apartments			NAP			NAP
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens			NAP			NAP
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah			NAP			NAP
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway			NAP			NAP
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue			NAP			NAP
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J			NAP			NAP
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC			NAP			NAP
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage			NAP			NAP
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage			NAP			NAP
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	8,624	11/30/2019	Rent A Center	5,082	11/30/2019	Gall’s Holding, Ltd
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita			NAP			NAP
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	2,944	3/31/2018	AGES Worldwide	1,900	4/30/2020	Portugal CPAs
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport			NAP			NAP
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	5,067	7/31/2021	JP Morgan Chase	4,535	11/30/2026	Wayne Messmer & Associates
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage			NAP			NAP

A-12

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	105,579	5/31/2035	5/9/2017	No	NAP	5/9/2017	NAP	NAP
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	34,722	4/30/2028	6/13/2017	No	NAP	6/12/2017	NAP	NAP
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	27,563	11/30/2023	5/3/2017	No	NAP	5/3/2017	NAP	NAP
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio
4.01	Property				Courtyard by Marriott Old Town			7/3/2017	No	NAP	6/30/2017	7/19/2017	8%
4.02	Property				Fairfield Inn & Suites Old Town			7/3/2017	No	NAP	7/25/2017	7/19/2017	8%
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	30,380	12/31/2022	6/30/2017	No	NAP	6/26/2017	NAP	NAP
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont			6/14/2017	No	NAP	6/14/2017	6/14/2017	18%
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street			5/26/2017	No	NAP	5/26/2017	NAP	NAP
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio
8.01	Property				Balis Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.02	Property				Feu Follet Self Storage			5/19/2017	No	NAP	6/15/2017	NAP	NAP
8.03	Property				Belle Chasse Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.04	Property				Oak Villa Self Storage			5/17/2017	No	NAP	6/15/2017	NAP	NAP
8.05	Property				Harding Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.06	Property				Florida Boulevard Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.07	Property				Industriplex Self Storage			5/19/2017	No	NAP	6/15/2017	NAP	NAP
8.08	Property				Ambassador Self Storage			5/19/2017	No	NAP	6/15/2017	NAP	NAP
8.09	Property				Interline Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.10	Property				Flowood Self Storage			5/17/2017	No	NAP	6/15/2017	NAP	NAP
8.11	Property				Pearl Self Storage			5/19/2017	No	NAP	6/15/2017	NAP	NAP
8.12	Property				Airway Self Storage			5/19/2017	No	NAP	5/19/2017	NAP	NAP
8.13	Property				Highway 18 Self Storage			5/19/2017	No	NAP	6/15/2017	NAP	NAP
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio
9.01	Property				Homewood Suites Boise			7/3/2017	No	NAP	7/3/2017	NAP	NAP
9.02	Property				Hilton Garden Inn Twin Falls			7/2/2017	No	NAP	7/3/2017	NAP	NAP
9.03	Property				Hampton Inn and Suites West Jordan			7/3/2017	No	NAP	7/3/2017	8/4/2017	8%
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo			4/25/2017	No	NAP	4/26/2017	NAP	NAP
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	15,486	4/30/2018	4/25/2017	No	NAP	4/25/2017	NAP	NAP
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio
12.01	Property				Lincoln Crossing	6,500	5/31/2024	7/22/2016	No	NAP	7/20/2016	NAP	NAP
12.02	Property				Beavercreek	2,000	1/31/2021	7/22/2016	No	NAP	7/22/2016	NAP	NAP
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette			6/7/2017	No	NAP	6/7/2017	NAP	NAP
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	6,262	12/31/2032	5/19/2017	No	NAP	5/21/2017	NAP	NAP
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral			6/15/2017	No	NAP	6/13/2017	NAP	NAP
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	2,500	9/30/2017	10/18/2016	No	NAP	10/18/2016	NAP	NAP
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	18,984	4/30/2019	5/17/2017	No	NAP	5/24/2017	NAP	NAP
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	60,000	1/31/2025	4/17/2017	No	NAP	4/20/2017	4/14/2017	12%
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street			6/14/2017	No	NAP	6/14/2017	NAP	NAP
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	6,251	10/31/2025	5/9/2017	No	NAP	5/15/2017	NAP	NAP
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio
21.01	Property				Metro Storage - Oak Park			6/2/2017	No	NAP	5/26/2017	NAP	NAP
21.02	Property				EZ Storage - Wayne			6/13/2017	No	NAP	6/9/2017	NAP	NAP
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	4,551	11/30/2021	6/8/2017	No	NAP	6/7/2017	NAP	NAP
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	26,948	1/31/2021	4/13/2017	No	NAP	4/19/2017	NAP	NAP
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso			2/9/2017	No	NAP	2/9/2017	NAP	NAP
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	4,920	7/30/2018	5/5/2017	No	NAP	5/5/2017	NAP	NAP
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee			6/20/2017	No	NAP	7/6/2017	NAP	NAP
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office			5/23/2017	No	NAP	5/23/2017	NAP	NAP
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio
28.01	Property				La Villa			5/9/2017	No	NAP	5/10/2017	NAP	NAP
28.02	Property				Arrow Palms			5/9/2017	No	NAP	5/9/2017	NAP	NAP
28.03	Property				Doll House and Hacienda Apartments			5/9/2017	No	NAP	5/10/2017	8/3/2017	6%
28.04	Property				Carriage Court			5/9/2017	No	NAP	5/9/2017	NAP	NAP
28.05	Property				Circle K			5/10/2017	No	NAP	5/10/2017	NAP	NAP
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno			3/8/2017	No	NAP	3/30/2017	3/7/2017	7%
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park			2/23/2017	No	NAP	2/23/2017	NAP	NAP
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	2,234	10/31/2022	6/2/2017	No	NAP	6/2/2017	NAP	NAP
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules			5/4/2017	No	NAP	5/4/2017	5/4/2017	12%
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue			6/12/2017; 6/13/2017	No	NAP	6/12/2017	NAP	NAP
34	Loan		BANA	Bank of America, N.A.	The Links Apartments			5/24/2017	No	NAP	6/23/2017	NAP	NAP
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens			5/8/2017	No	NAP	5/5/2017	NAP	NAP
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah			5/8/2017	No	NAP	5/5/2017	NAP	NAP
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway			5/5/2017	No	NAP	5/5/2017	NAP	NAP
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue			5/31/2017	No	NAP	6/2/2017	NAP	NAP
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J			6/15/2017	No	NAP	6/19/2017	NAP	NAP
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC			4/3/2017	No	NAP	3/31/2017	NAP	NAP
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage			5/24/2017	No	NAP	5/24/2017	NAP	NAP
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage			6/16/2017	No	NAP	6/16/2017	NAP	NAP
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	5,000	12/31/2021	5/25/2017	No	NAP	5/25/2017	NAP	NAP
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita			5/15/2017	No	NAP	5/15/2017	NAP	NAP
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	1,894	1/31/2024	5/30/2017	No	NAP	5/25/2017	NAP	NAP
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport			5/16/2017	No	NAP	5/17/2017	NAP	NAP
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	4,085	1/31/2020	6/8/2017	No	NAP	6/9/2017	NAP	NAP
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage			5/17/2017	No	NAP	5/17/2017	NAP	NAP

A-13

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	No	0	0	0	0	0	0	0	0
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	No	0	0	0	0	0	0	1,000,000	0
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	No	467,778	233,889	0	0	0	11,135	0	0
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	No	298,729	49,788	0	0	0	54,586	0	0
4.01	Property				Courtyard by Marriott Old Town	No
4.02	Property				Fairfield Inn & Suites Old Town	No
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	No	131,087	65,543	0	0	0	0	0	0
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	Yes	151,208	21,601	0	0	0	86,667	0	0
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	No	19,255	6,418	9,560	3,187	0	1,300	0	0
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	No	264,376	44,063	0	0	0	0	0	0
8.01	Property				Balis Self Storage	No
8.02	Property				Feu Follet Self Storage	No
8.03	Property				Belle Chasse Self Storage	No
8.04	Property				Oak Villa Self Storage	No
8.05	Property				Harding Self Storage	No
8.06	Property				Florida Boulevard Self Storage	No
8.07	Property				Industriplex Self Storage	No
8.08	Property				Ambassador Self Storage	No
8.09	Property				Interline Self Storage	No
8.10	Property				Flowood Self Storage	No
8.11	Property				Pearl Self Storage	No
8.12	Property				Airway Self Storage	No
8.13	Property				Highway 18 Self Storage	No
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	No	339,767	37,752	0	0	0	39,927	0	0
9.01	Property				Homewood Suites Boise	No
9.02	Property				Hilton Garden Inn Twin Falls	No
9.03	Property				Hampton Inn and Suites West Jordan	No
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	No	201,463	67,154	0	0	0	1,115	0	0
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	No	34,229	34,229	0	0	0	0	0	500,000
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	No	0	0	0	0	0	0	0	0
12.01	Property				Lincoln Crossing	No
12.02	Property				Beavercreek	No
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	No	358,176	35,818	0	0	0	22,471	0	0
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	No	290,000	30,417	188,000	23,500	0	3,732	0	0
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	No	20,773	20,773	0	0	0	7,333	0	0
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	No	26,769	13,385	58,423	5,311	0	655	0	0
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	No	150,030	75,015	0	0	0	0	0	0
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	No	0	0	0	0	0	0	446,400	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	No	0	0	0	0	0	0	0	0
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	No	115,000	38,333	0	0	0	1,427	0	0
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	No	56,012	18,671	0	0	0	1,679	0	0
21.01	Property				Metro Storage - Oak Park	No
21.02	Property				EZ Storage - Wayne	No
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	No	204,400	29,200	0	0	0	1,762	105,730	0
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	No	727,706	145,541	0	0	0	7,288	0	880,000
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	No	152,289	19,036	0	0	0	9,373	0	0
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	No	152,606	21,801	0	0	0	2,672	160,317	250,000
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	No	0	0	0	0	0	0	0	0
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	No	0	0	0	0	0	1,995	0	750,000
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	No	28,603	7,151	10,479	2,970	0	3,389	0	0
28.01	Property				La Villa	No
28.02	Property				Arrow Palms	No
28.03	Property				Doll House and Hacienda Apartments	No
28.04	Property				Carriage Court	No
28.05	Property				Circle K	No
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	No	0	0	0	0	0	0	0	0
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	No	22,325	22,325	1,661	831	0	504	18,135	0
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	No	12,784	12,784	6,380	3,190	0	739	0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	No	0	0	9,502	950	0	0	0	0
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	No	0	2,918	10,713	893	0	250	0	0
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	No	19,224	19,224	0	0	0	2,752	0	0
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	No	107,249	11,917	1,442	1,442	0	1,184	0	0
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	No	75,429	8,381	0	0	0	855	0	0
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	No	61,577	6,842	1,014	1,014	0	665	0	0
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	No	107,147	11,960	0	0	0	0	0	0
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	No	12,016	4,005	0	0	0	0	0	0
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	No	14,224	1,293	18,229	2,604	0	785	0	0
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	No	114,314	9,526	0	0	0	597	0	0
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	No	0	6,445	5,576	2,788	0	846	30,459	0
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	No	37,807	12,602	13,685	2,737	0	1,772	0	175,000
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	No	113,103	14,138	0	0	0	974	84,091	0
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	No	73,332	12,833	0	455	0	581	0	75,000
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	No	35,698	3,966	0	0	0	987	0	0
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	No	0	26,017	0	0	0	999	0	50,000
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	No	20,963	2,329	0	0	0	972	0	0

A-14

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	0	0	0	0	0	0	0	0	0
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	0	0	0	0	0	0	0	0	8,820,522
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	75,089	2,703,191	0	0	175,000	0	0	0	452,920
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	0	0	0	0	0	0	0	0	0
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	0	0	0	0	0	0	0	0	0
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	0	0	0	0	0	0	0	0	0
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	0	0	0	0	0	0	0	0	1,700,000
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	0	0	0	0	5,625	0	0	0	0
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	0	0	0	0	0	0	0	0	5,600,000
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	0	0	0	0	0	0	0	0	10,606
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	36,421	1,500,000	0	0	0	0	0	0	515,750
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	0	0	0	0	0	0	0	0	0
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	0	0	0	0	0	0	0	0	1,000,000
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	10,663	383,870	0	0	0	0	0	0	0
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	0	0	0	0	0	0	0	0	0
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	3,307	119,052	0	0	13,438	0	0	0	34,500
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	0	0	0	0	0	0	0	0	0
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	0	6,456,600	0	0	0	0	0	0	8,071,240
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	0	0	0	0	0	0	0	0	0
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	6,205	0	0	0	0	0	0	0	33,907
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	0	0	0	0	0	0	63,750	0	425,000
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	8,811	422,910	0	0	6,250	0	0	0	3,000,000
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	23,686	0	0	0	0	0	0	0	869,897
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	0	0	0	0	0	0	0	0	0
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	0	250,000	0	0	0	0	0	0	0
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	0	0	0	0	0	0	0	0	0
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	0	0	0	0	0	0	0	0	0
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	0	0	0	0	162,365	0	0	0	88,500
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	0	0	0	0	0	0	0	0	0
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	3,778	226,680	0	0	0	0	0	0	1,059,430
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	7,995	288,888	0	0	0	0	0	0	142,266
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	0	0	0	0	0	0	0	0	0
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	0	0	0	0	0	0	0	0	0
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	0	0	0	0	37,500	0	0	0	0
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	0	0	0	0	0	0	0	0	0
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	0	0	0	0	4,063	0	0	0	0
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	0	0	0	0	0	0	0	0	0
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	0	0	0	0	0	0	0	0	0
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	0	0	0	0	0	0	0	0	0
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	0	0	0	0	0	0	0	0	0
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	0	0	0	0	0	0	0	0	0
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	0	0	0	0	23,438	0	0	0	0
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	4,430	0	0	0	12,500	0	0	0	0
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	0	0	0	0	0	0	0	0	0
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	3,333	100,000	0	0	0	0	0	0	0
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	0	0	0	0	23,875	0	0	0	0
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	4,215	200,000	0	0	0	0	0	0	0
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	0	0	0	0	38,813	0	0	0	0

A-15

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	0
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	0	Outstanding TI/LC Reserve ($7,606,095); Rent Concession Reserve ($1,214,427)
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	0	Outstanding TI/LC Funds ($388,645); Free Rent Funds ($64,275)
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	0
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	0
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	0
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	0	Economic Holdback Reserve
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	0
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	66,667	PIP Funds
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	0	Condominium Common Charge Reserve
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	0	Outstanding TI/LC Funds ($365,804); Free Rent Funds ($149,945.55)
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	0
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	0	PIP Funds
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	0
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	0
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	0	Certificate of Occupancy Reserve
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	0
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	0	Outstanding TI/LC Reserve ($7,242,346); Gap Rent Reserve ($828,894)
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	0
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	0	Free Rent Reserve
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	0	Economic Holdback Reserve
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	0	Special Reserve
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	0	At Home Reserve
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	0
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	0
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	0
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	0
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	0	Additional Capital Improvements Reserve
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	0
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	0	Unfunded Obligations Reserve ($734,430); Economic Holdback Reserve ($325,000)
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	0	Unfunded Obligations Reserve ($77,306); Ground Rent Reserve ($64,960)
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	0
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	0
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	0
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	0
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	0
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	0
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	0
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	0
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	0
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	0
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	0
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	0
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	0
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	0
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	0
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	0
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	0

A-16

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	767 Fifth Partners LLC	No
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	Causeway LLC	No
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	Middleton Milwaukee Investors LLC	No
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	RPC Old Town Avenue Owner, L.L.C. and RPC Old Town Jefferson Owner, L.L.C.	No
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	Fordham Associates DE LLC	No
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	Chateau Property Holdings, LLC	No
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	331 Houston, LLC	No
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	Brookwood Holdings LA, L.L.C.; Brookwood Holdings MS, L.L.C.	No
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	Boise ATH2017, LLC, Twin Falls ATH2017, LLC and West Jordan ATH2017, LLC	No
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	Wellington Commercial Fee LLC	No
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	Wilshire Plaza Michigan Realty LP	No
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	TKG Beavercreek Plaza, LLC; 425 N. Maple, L.L.C.; TKG Lincoln Crossing, L.L.C.	No
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	Blue Sky Hospitality LLC	No
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	Peddlers Village Partnership	No
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	AV Doral, LLC	No
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	MZ Roosevelt LLC and Jarcar LLC	No
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	GHP 145 H LLC	No
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	Del Amo Fashion Center Operating Company, L.L.C.	No
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	6 West 48th LLC	No
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	DRG Cypress Investment LLC	No
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	Triple 9 Oak Park, LLC and Triple 9 Wayne, LLC	No
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	DFW Chinatown Coit, LLC	No
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	Washington Commons Newco LLC	No
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	Summit Indigo EP, LLC	No
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	Belridge Investment, L.P., Primeridge, LLC and Alphaequity, LLC	No
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	KCP Orlando North, LLC	No
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	Anthony J. Costello and Son (Andrea) Development, LLC	No
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	Winnemucca MHP LLC, Winnemucca Apartments LLC, Arrow MHP LLC, La Villa MHP LLC and Las Palmas MHP LLC	No
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	AGNL Slots, L.L.C.	No
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	Irving Park Property Holdings I, LLC	No
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	Fairway Shops Maui LLC	No
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	Hercules SPE - MW LLC	No
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	226 7th Avenue Investors LLC and 400 7th Avenue Investors LLC	No
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	SM-Links, LLC	No
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	WP-NM Miami Gardens, LLC	No
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	WP-NM Hialeah, LLC	No
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	WP-NM Speedway, LLC	No
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	GDP Saugerties, LLC	No
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	1221 Avenue J Owner LLC	No
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	Whaleshead Beach RV Resort Limited Partnership	No
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	CLC BSTX I, LLC	No
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	Park Street Storage, LLC	No
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	Trinity Square Shopping Plaza, LLC	No
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	TP Atascocita Road Self Storage, LTD.	No
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	Barrington Centre, LLC	No
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	TP Shreveport Self Storage, LLC	No
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	J2M-TOUHY, LLC	No
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	TP Baton Rouge Mini Storage, LLC	No

A-17

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	767 Fifth Partners LLC	Refinance	1,470,000,000
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	Jeffrey J. Feil	Refinance	175,000,000
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	Mitchel Greenberg, Keith Jaffee, Mark Cypert and Peter Holstein	Acquisition	93,750,000
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	Kline Hotel Holdings, LLC and Clearview Hotel Capital, LLC	Refinance	56,000,000
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	Samuel J. Jemal and James J Houlihan	Refinance	52,500,000
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	André Balazs	Refinance	42,000,000
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	Gili Haberberg and Baruch Bezner	Acquisition	41,700,000
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	Brookwood Properties, L.L.C.	Refinance	80,000,000
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	Phillip H. McNeill, Sr.	Acquisition	33,875,000
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	Michael Fuchs and Aby Rosen	Refinance	30,000,000
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	Raymond Massa	Acquisition	25,125,000
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	E. Stanley Kroenke	Refinance	24,536,250
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	Naveen Shah	Acquisition	24,200,000
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	Peddlers Village of Lahaska, Inc.	Refinance	23,000,000
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	Bernard Englard and Joseph Hoch	Refinance	22,522,500
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	Robert Zelman	Refinance	22,000,000
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	Andrew M. Greenspan and James J. Houlihan	Refinance	21,500,000
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	Simon Property Group, L.P.	Refinance	375,800,000
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	6 West 48th LLC	Refinance	15,500,000
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	Gary DeSanto	Refinance	15,250,000
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	Alex Meshechok, Lawrence Charles Kaplan and Richard Schontz	Acquisition	15,200,000
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	Jian Liu and Zhiyong Li	Refinance	14,000,000
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	Washington Commons Associates and Madeira Associates	Refinance	32,500,000
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	Bharat Bhatka	Refinance	11,000,000
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	Luis P. Young and Julie P. Young, as Trustee of the S.M.K.S. Irrevocable Trust, Luis P. Young and Julie P. Young	Refinance	10,935,000
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	Kawa Capital Partners LLC	Acquisition	10,500,000
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	The Estate of Anthony J. Costello and Brett A. Costello	Refinance	10,400,000
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	Jeremiah L. Boucher	Refinance	10,200,750
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Acquisition	80,000,000
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	Charles H. Cui	Refinance	9,750,000
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	John P. McBeath, III and John P. McBeath, III as Trustee of the John P. McBeath Trust u/d/t 05/22/2007	Acquisition	9,000,000
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	Shahriar Pourteymour and The Pourteymour Family Trust Dated March 1, 2007	Refinance	8,500,000
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	Arthur Bellini and Joshua Caspi	Refinance	8,300,000
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	John S. Newsome and Michael J. Doyle	Refinance	7,800,000
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	Drew Hoeven; Drew Hoeven, as the trustee of The Drew and Jaime Hoeven Family Trust; Drew Hoeven, as trustee of Drew C. Hoeven 2006 Trust	Acquisition	7,730,000
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	Drew Hoeven; Drew Hoeven, as the trustee of The Drew and Jaime Hoeven Family Trust; Drew Hoeven, as trustee of Drew C. Hoeven 2006 Trust	Acquisition	6,850,000
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	Drew Hoeven; Drew Hoeven, as the trustee of The Drew and Jaime Hoeven Family Trust; Drew Hoeven, as trustee of Drew C. Hoeven 2006 Trust	Acquisition	6,525,000
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	Adrian Goddard	Refinance	6,250,000
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	Joseph J. Sitt	Recapitalization	6,200,000
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	Andrew T. Cramer	Refinance	6,100,000
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	Alex Meshechok and Richard Schontz	Acquisition	6,035,000
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	Mark P. Heath and Julie C. Heath	Refinance	5,550,000
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	Charles E. Kalwitz and Sondra Kalwitz	Refinance	5,200,000
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	Stephen A. Pyhrr	Refinance	4,850,000
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	Fred J. Weinert	Refinance	4,625,000
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	Matthew McConkie, James D. Dunn, Jeffrey C. Danley, Jeffrey D. Burningham and Luxstone, LLC	Acquisition	4,175,000
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	Jonathan L. Janas	Acquisition	3,570,000
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	Matthew McConkie, James D. Dunn, Jeffrey C. Danley, Jeffrey D. Burningham and Luxstone, LLC	Acquisition	1,800,000

A-18

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	0	830,000,000	0	2,300,000,000	1,606,000,000	0
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	0	0	0	175,000,000	95,495,796	0
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	33,550,286	0	0	127,300,286	0	122,329,235
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	3,182,934	0	0	59,182,934	58,486,027	0
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	0	0	0	52,500,000	46,551,557	0
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	0	15,000,000	0	57,000,000	55,263,040	0
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	22,386,714	0	369,739	64,456,453	0	61,500,000
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	0	0	0	80,000,000	52,721,617	0
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	14,085,110	4,000,000	0	51,960,110	0	44,500,000
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	0	0	0	30,000,000	26,146,626	0
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	10,243,232	0	0	35,368,232	0	33,016,925
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	1,803,741	2,726,250	0	29,066,241	28,670,846	0
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	13,731,096	0	0	37,931,096	0	36,050,000
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	0	0	0	23,000,000	20,107,504	0
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	0	0	0	22,522,500	9,159,358	0
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	0	0	0	22,000,000	17,097,328	0
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	0	0	0	21,500,000	21,102,779	0
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	0	209,200,000	0	585,000,000	511,127,344	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	24,842	0	0	15,524,842	15,368,770	0
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	1,902,146	0	0	17,152,146	16,681,240	0
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	6,168,653	0	28,758	21,397,411	0	20,300,000
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	989,367	0	0	14,989,367	11,597,006	0
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	0	0	0	32,500,000	25,398,164	0
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	0	0	0	11,000,000	10,041,642	0
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	0	0	0	10,935,000	8,510,365	0
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	4,178,159	0	0	14,678,159	0	14,200,000
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	0	0	0	10,400,000	3,155,237	0
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	949,043	0	0	11,149,793	10,475,406	0
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	59,383,028	17,500,000	0	156,883,028	0	156,000,000
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	839,518	0	0	10,589,518	8,669,844	0
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	5,370,794	0	232,055	14,602,849	0	13,970,000
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	0	0	0	8,500,000	7,523,743	0
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	0	0	0	8,300,000	7,379,316	0
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	0	0	0	7,800,000	5,677,656	0
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	5,537,833	0	0	13,267,833	0	12,900,000
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	5,588,511	0	0	12,438,511	0	12,250,000
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	3,707,492	0	0	10,232,492	0	10,000,000
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	0	0	0	6,250,000	2,449,844	0
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	0	0	0	6,200,000	2,780,299	546,770
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	24,189	0	0	6,124,189	5,954,462	0
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	2,384,078	0	76,719	8,495,797	0	8,008,250
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	10,629	0	0	5,560,629	5,408,994	0
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	47,321	0	0	5,247,321	4,932,046	0
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	0	0	0	4,850,000	2,884,154	0
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	35,227	0	0	4,660,227	4,376,806	0
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	1,714,298	0	0	5,889,298	0	5,800,000
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	1,853,998	0	0	5,423,998	0	5,025,000
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	822,122	0	0	2,622,122	0	2,500,000

A-19

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	41,107,676	0	652,892,324	0	2,300,000,000	Hard	Springing
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	735,826	8,820,522	69,947,856	0	175,000,000	Hard	Springing
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	3,875,353	1,095,698	0	0	127,300,286	Hard	Springing
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	398,177	298,729	0	0	59,182,934	Hard	Springing
4.01	Property				Courtyard by Marriott Old Town
4.02	Property				Fairfield Inn & Suites Old Town
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	1,253,320	131,087	4,564,036	0	52,500,000	Hard	Springing
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	1,216,135	151,208	369,617	0	57,000,000	Hard	Springing
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	1,227,638	1,728,815	0	0	64,456,453	Springing	Springing
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	1,095,591	270,001	25,912,792	0	80,000,000	Springing	Springing
8.01	Property				Balis Self Storage
8.02	Property				Feu Follet Self Storage
8.03	Property				Belle Chasse Self Storage
8.04	Property				Oak Villa Self Storage
8.05	Property				Harding Self Storage
8.06	Property				Florida Boulevard Self Storage
8.07	Property				Industriplex Self Storage
8.08	Property				Ambassador Self Storage
8.09	Property				Interline Self Storage
8.10	Property				Flowood Self Storage
8.11	Property				Pearl Self Storage
8.12	Property				Airway Self Storage
8.13	Property				Highway 18 Self Storage
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	1,520,343	5,939,767	0	0	51,960,110	Soft	Springing
9.01	Property				Homewood Suites Boise
9.02	Property				Hilton Garden Inn Twin Falls
9.03	Property				Hampton Inn and Suites West Jordan
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	555,502	212,069	3,085,803	0	30,000,000	Hard	Springing
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	1,301,329	1,049,978	0	0	35,368,232	Springing	Springing
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	395,395	0	0	0	29,066,241	Springing	Springing
12.01	Property				Lincoln Crossing
12.02	Property				Beavercreek
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	522,920	1,358,176	0	0	37,931,096	Springing	Springing
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	710,919	478,000	1,703,577	0	23,000,000	Hard	Springing
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	245,177	20,773	13,097,192	0	22,522,500	Springing	Springing
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	567,256	133,130	4,202,287	0	22,000,000	Springing	Springing
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	179,887	150,030	67,304	0	21,500,000	Hard	Springing
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	3,288,487	8,071,240	62,512,928	0	585,000,000	Hard	Springing
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	156,072	0	0	0	15,524,842	Springing	Springing
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	322,000	148,907	0	0	17,152,146	Hard	In Place
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	552,649	544,762	0	0	21,397,411	Springing	Springing
21.01	Property				Metro Storage - Oak Park
21.02	Property				EZ Storage - Wayne
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	181,711	3,210,650	0	0	14,989,367	Springing	Springing
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	328,640	2,477,603	4,295,594	0	32,500,000	Hard	Springing
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	467,532	152,289	338,537	0	11,000,000	Springing	Springing
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	252,843	402,606	1,769,186	0	10,935,000	Springing	Springing
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	478,159	0	0	0	14,678,159	Hard	Springing
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	209,098	750,000	6,285,665	0	10,400,000	Springing	Springing
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	384,440	289,948	0	0	11,149,793	Springing	Springing
28.01	Property				La Villa
28.02	Property				Arrow Palms
28.03	Property				Doll House and Hacienda Apartments
28.04	Property				Carriage Court
28.05	Property				Circle K
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	883,028	0	0	0	156,883,028	Hard	Springing
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	836,258	1,083,416	0	0	10,589,518	Springing	Springing
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	471,420	161,429	0	0	14,602,849	Springing	Springing
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	142,479	9,502	824,277	0	8,500,000	Springing	Springing
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	266,756	10,713	643,215	0	8,300,000	Springing	Springing
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	46,489	56,724	2,019,131	0	7,800,000	Springing	Springing
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	259,143	108,690	0	0	13,267,833	Springing	Springing
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	109,019	79,492	0	0	12,438,511	Springing	Springing
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	169,901	62,591	0	0	10,232,492	Springing	Springing
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	311,151	107,147	3,381,858	0	6,250,000	Springing	Springing
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	307,404	12,016	2,553,511	0	6,200,000	Hard	In Place
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	137,274	32,453	0	0	6,124,189	Springing	Springing
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	373,234	114,314	0	0	8,495,797	Springing	Springing
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	122,621	29,013	0	0	5,560,629	Springing	Springing
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	76,283	238,992	0	0	5,247,321	Springing	Springing
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	113,473	113,103	1,739,270	0	4,850,000	Springing	Springing
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	135,089	148,332	0	0	4,660,227	Springing	Springing
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	29,726	59,573	0	0	5,889,298	Springing	Springing
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	348,998	50,000	0	0	5,423,998	Springing	Springing
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	62,347	59,775	0	0	2,622,122	Springing	Springing

A-20

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.0%	Yes - 2
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Tenant Cash Sweep Event	No
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) the bankruptcy or similar insolvency of Manager
4.01	Property				Courtyard by Marriott Old Town		No
4.02	Property				Fairfield Inn & Suites Old Town		No
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.0%, (iii) Bankruptcy action of the Manager, (iv) the occurrence of a Mezzanine Event of Default	No
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.0%	No
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
8.01	Property				Balis Self Storage		No
8.02	Property				Feu Follet Self Storage		No
8.03	Property				Belle Chasse Self Storage		No
8.04	Property				Oak Villa Self Storage		No
8.05	Property				Harding Self Storage		No
8.06	Property				Florida Boulevard Self Storage		No
8.07	Property				Industriplex Self Storage		No
8.08	Property				Ambassador Self Storage		No
8.09	Property				Interline Self Storage		No
8.10	Property				Flowood Self Storage		No
8.11	Property				Pearl Self Storage		No
8.12	Property				Airway Self Storage		No
8.13	Property				Highway 18 Self Storage		No
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio	(i) DSCR is less than 1.20x, (ii) Mezzanine Event of Default
9.01	Property				Homewood Suites Boise		No
9.02	Property				Hilton Garden Inn Twin Falls		No
9.03	Property				Hampton Inn and Suites West Jordan		No
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Major Tenant, (iii) DSCR is less than 1.20x, (iv) termination of Major Tenant lease, (v) the occurrence of a Major Tenant Event of Default, (vi) failure of Major Tenant to extend or renew lease 12 months prior to expiration	No
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza	(i) the occurrence of an Event of Default, (ii) the DSCR less than 1.25x	No
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x
12.01	Property				Lincoln Crossing		No
12.02	Property				Beavercreek		No
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) the occurrence of a Franchise Expiration Event, (iv) the occurrence of a Franchisee Default Event, (v) the occurrence of a Franchise Termination Event, (vi) the occurrence of a FF&E Reserve Failure	No
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village	DSCR is less than 1.25x	No
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral	(i) the occurrence of an Event of Default	No
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza	(i) the occurrence of an Event of Default, (ii) the occurrence of a Specified Tenant Trigger Period	No
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager or Borrower, (iii) DSCR is less than 1.40x, (iv) the occurrence of a Nordstrom Trigger Event	No
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street	(i) the occurrence of an Event of Default	No
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita	(i) DSCR is less than 1.15x, (ii) the occurrence of a Cypress Trigger Event, (iii) the occurrence of a Wichita Trigger Event	No
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
21.01	Property				Metro Storage - Oak Park		No
21.02	Property				EZ Storage - Wayne		No
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Tenant Credit Event, (iv) the occurrence of a Minimum Occupancy Cost Event	No
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons	(i) DSCR is less than 1.20x, (ii) Home Depot Rollover Event	No
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso	(i) the occurrence of an Event of Default, (ii) DSCR less than 1.25x, (iii) the occurrence of a Franchise Expiration Event, (iv) the occurrence of a Franchisee Default Event, (v) the occurrence of a Franchise Termination Event, (vi) the occurrence of an FF&E Reserve Deficiency Event	No
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event	No
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Tenant Credit Event	No
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
28.01	Property				La Villa		No
28.02	Property				Arrow Palms		No
28.03	Property				Doll House and Hacienda Apartments		No
28.04	Property				Carriage Court		No
28.05	Property				Circle K		No
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Total Loan DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event, (iv) the occurrence of a Specified Tenant Ratings Event	No
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Event	No
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	Yes
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Specified Tenant Trigger Event	No
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
34	Loan		BANA	Bank of America, N.A.	The Links Apartments	DSCR is less than 1.15x	No
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens	DSCR is less than 1.10x	No
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah	DSCR is less than 1.10x	No
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway	DSCR is less than 1.10x	No
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Tenant Credit Event, (iv) the occurrence of a Lease Expiration Event	No
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) February 6, 2027	No
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC	DSCR is less than 1.10x	No
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage	DSCR is less than 1.20x	No
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Expiration Event, (iv) the occurrence of a Tenant Credit Event	No
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita	DSCR is less than 1.15x	No
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Lease Expiration Event, (iv) the occurrence of a Jameson-Sotheby Lease Expiration Event, (v) the occurrence of a Tenant Credit Event	No
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport	DSCR is less than 1.20x	No
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x	No
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage	DSCR is less than 1.20x	No

A-21

CGCMT 2017-B1 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11, 12, 13, 14	MSMCH, CGMRC	Morgan Stanley Bank, N.A.; Citigroup Global Markets Realty Corp.	General Motors Building			1,377,300,000.00	830,000,000.00	3.43000%			Yes	1
2	Loan	15, 16, 17, 18	MSMCH	Morgan Stanley Bank, N.A.; Wells Fargo Bank, N.A.; Barclays Bank PLC	Lakeside Shopping Center	1) 2/28/2056; 2) 8/31/2056	1) $38,910; 2) $28,800	116,000,000.00					Yes	2
3	Loan	19, 20, 21, 22	MSMCH	Morgan Stanley Bank, N.A.	411 East Wisconsin			37,500,000.00					Yes	3
4	Loan	23	CREFI	Citi Real Estate Funding Inc.	Old Town San Diego Hotel Portfolio								Yes	4
4.01	Property				Courtyard by Marriott Old Town								Yes	4.01
4.02	Property				Fairfield Inn & Suites Old Town								Yes	4.02
5	Loan		BANA	Bank of America, N.A.	Two Fordham Square								Yes	5
6	Loan	24	CREFI	Citi Real Estate Funding Inc.	Chateau Marmont						15,000,000	9.00000%	Yes	6
7	Loan	25, 26	CREFI	Citi Real Estate Funding Inc.	327-331 East Houston Street								Yes	7
8	Loan	27, 28	CREFI	Citi Real Estate Funding Inc.	Brookwood Self Storage LA-MS Portfolio			40,000,000.00					Yes	8
8.01	Property				Balis Self Storage								Yes	8.01
8.02	Property				Feu Follet Self Storage								Yes	8.02
8.03	Property				Belle Chasse Self Storage								Yes	8.03
8.04	Property				Oak Villa Self Storage								Yes	8.04
8.05	Property				Harding Self Storage								Yes	8.05
8.06	Property				Florida Boulevard Self Storage								Yes	8.06
8.07	Property				Industriplex Self Storage								Yes	8.07
8.08	Property				Ambassador Self Storage								Yes	8.08
8.09	Property				Interline Self Storage								Yes	8.09
8.10	Property				Flowood Self Storage								Yes	8.10
8.11	Property				Pearl Self Storage								Yes	8.11
8.12	Property				Airway Self Storage								Yes	8.12
8.13	Property				Highway 18 Self Storage								Yes	8.13
9	Loan		BANA	Bank of America, N.A.	McNeill Hotel Portfolio						4,000,000	13.00000%	Yes	9
9.01	Property				Homewood Suites Boise								Yes	9.01
9.02	Property				Hilton Garden Inn Twin Falls								Yes	9.02
9.03	Property				Hampton Inn and Suites West Jordan								Yes	9.03
10	Loan		CREFI	Citi Real Estate Funding Inc.	Wellington Commercial Condo								Yes	10
11	Loan	29	MSMCH	Morgan Stanley Bank, N.A.	Wilshire Plaza								Yes	11
12	Loan	30, 31	MSMCH	Morgan Stanley Bank, N.A.	TKG 4 Retail Portfolio				2,726,250.00	4.19000%			Yes	12
12.01	Property				Lincoln Crossing								Yes	12.01
12.02	Property				Beavercreek								Yes	12.02
13	Loan	32	MSMCH	Morgan Stanley Bank, N.A.	DoubleTree Lafayette								Yes	13
14	Loan	33, 34, 35	BANA	Bank of America, N.A.	Peddler’s Village								Yes	14
15	Loan		MSMCH	Morgan Stanley Bank, N.A.	The Doral								Yes	15
16	Loan		CREFI	Citi Real Estate Funding Inc.	Corona Plaza								Yes	16
17	Loan	36	BANA	Bank of America, N.A.	145 Huguenot								Yes	17
18	Loan	37, 38	BANA	Bank of America, N.A.; Wells Fargo Bank, National Association; Barclays Bank PLC; Societe Generale	Del Amo Fashion Center			355,343,000.00	209,200,000.00	3.65750%			Yes	18
19	Loan		CREFI	Citi Real Estate Funding Inc.	6 West 48th Street								Yes	19
20	Loan	39	BANA	Bank of America, N.A.	Cypress Medical Center - Wichita								Yes	20
21	Loan	40, 41	CREFI	Citi Real Estate Funding Inc.	CityLine Michigan Portfolio								Yes	21
21.01	Property				Metro Storage - Oak Park								Yes	21.01
21.02	Property				EZ Storage - Wayne								Yes	21.02
22	Loan	42, 43, 44, 45	MSMCH	Morgan Stanley Bank, N.A.	2001 Coit Road Plano								Yes	22
23	Loan	46	BANA	Bank of America, N.A.	Crossgates Commons			19,927,878.78					Yes	23
24	Loan	47, 48	MSMCH	Morgan Stanley Bank, N.A.	Hotel Indigo El Paso								Yes	24
25	Loan	49	MSMCH	Morgan Stanley Bank, N.A.	Lafayette Office								Yes	25
26	Loan	50, 51	CREFI	Citi Real Estate Funding Inc.	Sheraton Orlando North Fee								Yes	26
27	Loan		MSMCH	Morgan Stanley Bank, N.A.	Clinton Crossings Medical Office								Yes	27
28	Loan	52	BANA	Bank of America, N.A.	Nevada MHC and Multifamily Portfolio								Yes	28
28.01	Property				La Villa								Yes	28.01
28.02	Property				Arrow Palms								Yes	28.02
28.03	Property				Doll House and Hacienda Apartments								Yes	28.03
28.04	Property				Carriage Court								Yes	28.04
28.05	Property				Circle K								Yes	28.05
29	Loan	53, 54, 55, 56	CREFI	Citi Real Estate Funding Inc.	IGT Reno			70,000,000.00			17,500,000	9.00000%	Yes	29
30	Loan	57, 58	CREFI	Citi Real Estate Funding Inc.	4901 West Irving Park								Yes	30
31	Loan	59	CREFI	Citi Real Estate Funding Inc.	Fairway Shops	5/31/2077	389,757						Yes	31
32	Loan		CREFI	Citi Real Estate Funding Inc.	Lucky Hercules								Yes	32
33	Loan	60, 61	MSMCH	Morgan Stanley Bank, N.A.	226 and 400 7th Avenue								Yes	33
34	Loan		BANA	Bank of America, N.A.	The Links Apartments								Yes	34
35	Loan		BANA	Bank of America, N.A.	US Storage Miami - Miami Gardens								Yes	35
36	Loan		BANA	Bank of America, N.A.	US Storage Miami - Hialeah								Yes	36
37	Loan		BANA	Bank of America, N.A.	US Storage Miami - Speedway								Yes	37
38	Loan		MSMCH	Morgan Stanley Bank, N.A.	138 Ulster Avenue								Yes	38
39	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	1221-1223 Avenue J								Yes	39
40	Loan	64	BANA	Bank of America, N.A.	Whaleshead MHC								Yes	40
41	Loan		CREFI	Citi Real Estate Funding Inc.	Balch Springs Self Storage								Yes	41
42	Loan		BANA	Bank of America, N.A.	Park Street Self Storage								Yes	42
43	Loan		MSMCH	Morgan Stanley Bank, N.A.	Trinity Square Center								Yes	43
44	Loan		BANA	Bank of America, N.A.	Move It Self Storage - Atascocita								Yes	44
45	Loan		MSMCH	Morgan Stanley Bank, N.A.	Barrington Centre Office								Yes	45
46	Loan	65	BANA	Bank of America, N.A.	Discount Self Storage, Shreveport								Yes	46
47	Loan		BANA	Bank of America, N.A.	Touhy Plaza								Yes	47
48	Loan	66	BANA	Bank of America, N.A.	Baton Rouge Mini Storage								Yes	48

A-22

Footnotes to Annex A

(1)	The Administrative Fee Rate (%) includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) of $92,700,000 represents the non-controlling notes A-1-A2, A-1-C3-2, A-3-C3-1 and A-3-A2-2 of a $2,300,000,000 Loan Combination evidenced by 33 senior pari passu notes and four junior subordinate notes. The senior controlling pari passu companion note A-1-S, together with the senior non-controlling pari passu companion notes A-2-S, A-3-S, A-4-S, A-1-C1, A-2-C1, A-3-C1 and A-4-C1, with an aggregate outstanding principal balance as of the Cut-off Date of $725,000,000 and the non-controlling, subordinate notes B-1-S, B-2-S, B-3-S and B-4-S, with an aggregate outstanding principal balance as of the Cut-off Date of $830,000,000, were contributed to the BXP 2017-GM securitization transaction. The non-controlling notes A-1-C2, A-1-C3-1 and A-4-A3, with an aggregate outstanding principal balance as of the Cut-off Date of $90,000,000, were contributed to the BANK 2017-BNK6 securitization transaction. The non-controlling notes A-4-C2, A-4-C3 and A-4-A2, with an aggregate outstanding principal balance as of the Cut-off Date of $115,000,000, were contributed to the WFCM 2017-C38 securitization transaction. The non-controlling notes A-2-C2-1, A-3-C2 and A-3-C3-2, with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000, are expected to be contributed to the CD 2017-CD5 securitization transaction. The remaining senior pari passu companion notes, with an aggregate outstanding principal balance as of the Cut-off Date of $347,300,000, are currently held by Morgan Stanley Bank, N.A., Citigroup Global Markets Realty Corp., Deutsche Bank AG, acting through its New York Branch, and Cantor Commercial Real Estate Lending, L.P., or their respective affiliates, and are expected to be contributed to future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the senior pari passu Cut-off Date Balance of $1,470,000,000, and exclude the subordinate note balance of $830,000,000.

(9)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of July 9, 2017. For the purposes of this Preliminary Prospectus, the assumed lockout period of 26 months is based on the expected CGCMT 2017-B1 securitization closing date in August 2017. The actual lockout period may be longer.

A-23

(10)	The Mortgage Loan documents allow for a two business day grace period for any monthly payment of interest due, provided the two business day grace period may only be used once during any twelve month period during the term of the loan.

(11)	At closing of the Mortgage Loan, Boston Properties Limited Partnership (“BPLP”) provided a guaranty in lieu of depositing (i) $107,946,183 for existing tenant improvement and leasing commission costs and (ii) $161,161,013 in existing gap rent and free rent obligations.

(12)	There is no nonrecourse carveout guarantor and no environmental indemnitor separate from the borrower. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

(13)	The Second Largest Tenant, Aramis, subleases 9,725 SF of its space on the 46th floor to GF Capital Management at $107.00 per SF.

(14)	The Fourth Largest Tenant, Apple, is temporarily occupying the space expected to be occupied by Under Armour once Under Armour’s lease commences, while the Apple Cube Space (as defined in Annex B) and expansion is under construction. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 SF of storage space through December 31, 2018 and 102,994 SF through January 1, 2034. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 SF of expansion space commencing in August 2017. BPLP provided a payment guaranty with respect to Apple’s free rent.

(15)	The Cut-off Date Balance ($) of $59,000,000 represents the controlling note A-1 comprising a portion of a $175,000,000 Loan Combination evidenced by three pari passu notes. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, is currently held by Wells Fargo Bank, National Association or an affiliate and is expected to be contributed to the WFCM 2017-C39 securitization transaction. The non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, is currently held by Barclays Bank PLC or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $175,000,000.

(16)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 1, 2017. For the purposes of this Preliminary Prospectus, the assumed lockout period of 24 months is based on the expected CGCMT 2017-B1 securitization closing date in August 2017. The actual lockout period may be longer.

(17)	The Fifth Largest Tenant, Zara, is not yet in occupancy. Zara’s lease is expected to commence in June 2018. Gap rent prior to June 2018 was reserved under the Loan Combination documents.

(18)	The Mortgaged Property is subject to two separate long-term ground leases encompassing a total 24,560 SF with a current aggregate annual ground rent payment of $67,710. Both ground leases expire in 2056. The 5,760 SF ground lease is subject to re-appraisal after August 31, 2017, which may result in rent escalation.

(19)	The Third Largest Tenant, Northwestern Mutual Life Insurance, is currently in occupancy but is expected to vacate upon lease expiration on March 31, 2019. Rent from such tenant was not underwritten.

(20)	The Cut-off Date Balance ($) of $56,250,000 represents the controlling note A-1 comprising a portion of a $93,750,000 Loan Combination evidenced by two pari passu notes. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $37,500,000, is currently held by Morgan Stanley Bank, N.A or an affiliate and is expected to be contributed to one or more future commercial mortgage securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on

A-24

Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $93,750,000.

(21)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2017. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-B1 securitization closing date in August 2017. The actual lockout period may be longer. In addition, notwithstanding the lockout period, during the period ending on (and including) the date that is the first anniversary of the origination date of the Loan Combination (which first anniversary date is June 29, 2018), the borrower is permitted to prepay the related Loan Combination in the amount of $24,712,500 in connection with the release of a release parcel at the Mortgaged Property. No yield maintenance premium, prepayment premium or other prepayment consideration is required in connection with such prepayment.

(22)	2014 historical cash flows are unavailable for the Mortgaged Property due to the previous owners’ acquisition of the Mortgaged Property in 2014.

(23)	On each monthly payment date, the borrower is required to deposit into an FF&E reserve account an amount equal to the greater of (i) the amount of FF&E reserve required to be deposited pursuant to the franchise agreement and (ii) one-twelfth of 4% of the annual gross revenues for the hotel-related operations at the Mortgaged Properties for the immediately preceding calendar year. The FF&E reserve payment shall be adjusted and determined by the lender annually on the monthly payment date in January 2018 and on each monthly payment date falling in each subsequent January thereafter.

(24)	On each monthly payment date, the borrower is required to deposit into an FF&E reserve account an amount equal to 4% of gross revenues for the hotel-related operations at the Mortgaged Property for the most recent preceding calendar month for which the borrower has delivered a monthly operating statement.

(25)	The Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $1,700,000 economic holdback reserve. The economic holdback reserve of $1,700,000 shall be disbursed to the borrower upon satisfaction of certain requirements which include but are not limited to (i) the borrower delivering to the lender a rent roll for the then-current calendar month and (ii) the annual effective gross income shall be no less than $3,549,665. The Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based upon the fully funded aggregate Mortgage Loan amount of $41,700,000 are each 6.3%.

(26)	The Mortgaged Property is subject to a 20-year tax abatement in connection with its affordable housing structure. According to the applicable governmental authority, the Mortgaged Property is in the first year of the 20-year tax abatement as of the Closing Date. Based on the current tax assessment, the unabated taxes for the Mortgaged Property would be $975,970; with the abatement taxes on the Mortgaged Property are currently $73,351.

(27)	The Cut-off Date Balance ($) of $40,000,000 represents the non-controlling note A-2 of a Loan Combination evidenced by two pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to the CD 2017-CD5 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $80,000,000.

(28)	The Mortgaged Properties’ Appraised Value ($) represents the “As Portfolio” bulk appraised value as of May 9, 2017 to May 15, 2017, which is inclusive of a $13,100,000 portfolio premium. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Properties’ Appraised Value ($) of $161,150,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the sum of the individual “as-is” appraised values of $148,050,000, which excludes the portfolio premium, are each 54.0%.

A-25

(29)	After the TI/LC Caps ($) of $1,500,000 is reached, in the event that the balance of the TI/LC reserve falls below $750,000, monthly TI/LC collections are required to resume until the cap is again reached.

(30)	The Cut-off Date Balance ($) of $24,536,250 represents the non-controlling note A comprising a portion of a $27,262,500 Loan Combination evidenced by one senior and one subordinate note. The controlling subordinate note B, which has an outstanding principal balance as of the Cut-off Date of $2,726,250, is currently held by Morgan Stanley Bank, N.A or an affiliate and is expected to be sold to a third party investor in the future. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Mortgage Loan Cut-off Date Balance of $24,536,250, and exclude the subordinate note balance of $2,726,250.

(31)	The Allocated Cut-off Date Loan Amount ($) for the TKG 4 Retail Portfolio Properties is based on the senior note’s proportionate share of the allocated loan amount for the TKG 4 Retail Portfolio Loan Combination, as shown in the related loan documents. The allocated loan amounts for the full TKG 4 Retail Portfolio Loan Combination are $18,225,000 for Lincoln Crossing and $9,037,500 for Beavercreek.

(32)	On each monthly payment date, the borrower is required to deposit for FF&E (i) commencing on the monthly payment date in September 2017 through the monthly payment date in August 2018, one-twelfth of 2.00% of the operating income for the preceding calendar year, (ii) commencing on the monthly payment date in September 2018 and ending on and including the monthly payment date in August 2020, one-twelfth of 3.00% of the operating income for the preceding calendar year, and (iii) commencing on the monthly payment date in September 2020 and on each monthly payment date thereafter, one-twelfth of 4.00% of the operating income for the preceding calendar year.

(33)	The Peddler’s Village Property is a mixed use property that consists of 213,261 SF of retail space, 13 multifamily units above certain retail spaces (totaling 8,888 SF) and a 67-room hotel component. Total Occupancy, Owned Occupancy and Cut-off Date Balance per SF are calculated based on the 213,261 SF retail component.

(34)	Peddler’s Village is secured by a leasehold mortgage covering the Borrower’s interest in three separate ground leases. The term of the ground leases extend at least 20 years beyond the stated maturity of the loan. The initial term of each lease expires on May 31, 2046, which may be extended to July 1, 2057. The ground lessors are affiliates of the Borrower and have provided the Lender with accommodation mortgages of the underlying fee interests.

(35)	The five largest tenants at the Peddler’s Village property, occupying approximately 46.0% of the net rentable SF are borrower-affiliated tenants: HBCI / Golden Plough Inn (occupying 41,256 SF with a lease that expires on December 31, 2032); Cock ‘n Bull (occupying 24,048 SF with a lease that expires on December 31, 2032); Giggleberry Fair (occupying 15,000 SF with a lease that expires on December 31, 2032); HBCI / Buttonwood Grill (occupying 11,482 SF with a lease that expires on December 31, 2032); and Earl’s New American (occupying 6,262 with a lease that expires on December 31, 2032).

(36)	The Fourth Largest Tenant, Monroe College, representing approximately 7.1% of the net rentable SF has multiple leases that expire as follows: 11,849 SF on June 30, 2020 and 7,807 SF on December 31, 2021.

(37)	The Cut-off Date Balance ($) of $20,457,000 represents the non-controlling note A-1-4. The loan combination, originated by Bank of America, N.A., Wells Fargo Bank, National Association, Barclays Bank PLC and Societe Generale, is evidenced by 17 promissory A-notes in the aggregate original principal amount of $375,800,000, which are pari passu with each other, 17 promissory B-notes in the aggregate original amount of $83,500,000, which are subordinate to the A-notes and 12 subordinate promissory notes in the aggregate original principal amount of $125,700,000, which are evidenced by four notes from each of three tranches (C-notes, D-notes and E-notes, each of which is subordinate to each other such tranche with a prior alphabetical designation). The controlling noteholder under the Del Amo Fashion Center Intercreditor Agreement is the securitization trust created pursuant to the terms of the DAFC 2017-AMO TSA. The Loan Per Unit ($), Debt Yield on Underwritten Net Operating Income (%), Underwritten NCF DSCR (X), Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio (%) numbers

A-26

presented above are based on the aggregate principal balance of the promissory notes comprising the Del Amo Fashion Center A-Note. The Loan Per Unit ($), Debt Yield on Underwritten Net Operating Income (%), Underwritten NCF DSCR (X), Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio (%) numbers based on the combined principal balance of the promissory notes comprising the Del Amo Fashion Center Loan Combination are $331, 10.1%, 2.63x, 50.6% and 50.6%, respectively.

(38)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of July 1, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 26 months is based on the expected CGCMT 2017-B1 securitization closing date in August 2017. The actual lockout period may be longer.

(39)	Borrower shall deposit $6,204.75 into the Ongoing TI/LC Reserve ($) account from the closing date until the payment date in July 2024. Beginning on the payment date in August 2024 the payment increases to $12,409.50.

(40)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $425,000 economic holdback reserve. The economic holdback reserve of $425,000 shall be disbursed to the borrower upon achieving satisfaction of certain requirements which include but are not limited to a debt yield that is equal to or exceeds 9.0% and the ratio of the gross Mortgage Loan amount to the acquisition costs (assuming full disbursement of the holdback) is not greater than 75%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based upon the fully funded aggregate Mortgage Loan amount of $15,200,000 are 72.7%, 8.9% and 8.8%, respectively.

(41)	Historical cash flows are unavailable for 2014 due to the recent acquisition of the Metro Storage - Oak Park and EZ Storage - Wayne properties.

(42)	2014 historical cash flows are unavailable for the Mortgaged Property due to the sponsors’ acquisition of the Mortgaged Property in 2015.

(43)	The Largest Tenant, Jusgo Supermarket, had a lease commencement date of September 1, 2015, and is currently paying rent, but is not yet in occupancy.

(44)	The Third Largest Tenant, Sweet Hut Texas, Inc, had a lease commencement date of June 1, 2016, and is currently paying rent, but is not yet in occupancy.

(45)	On the origination date, the borrower deposited $3,000,000 into a special reserve which is required to be released upon: (i) the Mortgaged Property achieving an occupancy rate of at least 90% or greater, and (ii) each of Jusgo Supermarket, Karen Dillard’s Test Prep and other tenants specified within the loan documents having provided a tenant estoppel stating it is in occupancy, open to the public, and paying full unabated rent with all tenant improvements and leasing commissions fully paid. If such conditions are not satisfied as of August 1, 2018, the related borrower is required to partially prepay the Mortgage Loan on the payment date on August 1, 2018 from the funds in such reserve, together with prepayment consideration.

(46)

The Cut-off Date Balance ($) of $12,454,924 represents the non-controlling note A-2. The controlling note A-1 with a cut-off date balance of $19,927,879 was securitized in the BANK 2017-BNK5 transaction. The Loan Per Unit ($), Debt Yield on Underwritten Net Operating Income (%), Underwritten NCF DSCR (X), Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio (%) numbers presented above are based on the Crossgates Commons Loan Combination.

(47)	On each monthly payment date, the borrower is required to deposit for FF&E (i) through the monthly payment date in July 2019, one-twelfth of 2.00% of the operating income for the property for the preceding calendar year and (ii) commencing on the monthly payment date in August 2019 and on each monthly payment date thereafter, one-twelfth of 4.00% of the operating income for the preceding calendar year.

A-27

(48)	2014 and 2015 historical cash flows are unavailable for the Mortgaged Property due to the hotel opening in 2016.

(49)

After the TI/LC Caps ($) of $250,000 is reached (which includes the initial $250,000 deposit), in the event that the balance of the TI/LC reserve falls below $250,000, monthly TI/LC collections are required to resume until the cap is again reached; provided that once the funds in the TI/LC reserve equal $250,000 and occupancy at the Mortgaged Property is at least 90%, the obligation to make further deposits will not re-commence unless the TI/LC reserve falls below $250,000 and/or the occupancy at the Mortgaged Property is less than 90%, in which event it will recommence until the funds in the TI/LC reserve reach $250,000 and occupancy is 90% or greater.

(50)

The Mortgaged Property is subject to a 99-year ground lease with CL1 Orlando, LLC, the sole tenant, expiring June 15, 2116. The initial ground lease payment is equal to $840,000 per annum and escalates 2% per annum for years 1 through 10, 3% per annum for years 11 through 30, 1% per annum for years 31 through 50, and 2% per annum thereafter.

(51)	Historical cash flow information is unavailable due to the recent bifurcation of the fee and leasehold interests of the Mortgaged Property.

(52)

The historical information for the Nevada MHC and Multifamily Portfolio is not available because the properties were recently acquired by the sponsor. Carriage Court was acquired in January 2016, Arrow Palms was acquired in March 2016, Doll House and Hacienda Apartments and La Villa were acquired in June 2016 and Circle K was acquired in May 2017.

(53)	The Cut-off Date Balance ($) of $10,000,000 represents the non-controlling note A-1-B of a Loan Combination evidenced by three pari passu notes. The non-controlling note A-2 has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Cantor Commercial Real Estate Lending, L.P., and is expected to be contributed to one or more future securitization transactions. The controlling note A-1-A has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to the CD 2017-CD5 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $80,000,000.

(54)

The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 6, 2017. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-B1 securitization closing date in August 2017. The actual lockout period may be longer.

(55)	The historical cash flow information is not available due to the recent acquisition of the Mortgaged Property.

(56)	The IGT Reno mezzanine loan is co-terminus with the IGT Reno Mortgage Loan and requires payments of interest only for the entire mezzanine loan term.

(57)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $325,000 economic holdback reserve. The economic holdback reserve of $325,000 shall be disbursed to the borrower upon achieving satisfaction of certain requirements which include but are not limited to (i) the debt yield being equal to or exceeding 8.75% and (ii) a debt service coverage ratio of at least 1.25x. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated based upon the fully funded aggregate Mortgage Loan amount of $9,750,000 are 70.1%, 8.5% and 7.9%, respectively.

A-28

(58)	Historical cash flow information is unavailable for the Mortgaged Property due to the recent renovation of the Mortgaged Property.

(59)	The Mortgaged Property is subject to a ground lease expiring May 31, 2077 with no extension options. Current annual rent is $389,757 with a 17.5% increase on June 1, 2022 and every five years thereafter.

(60)	2014 historical cash flows are unavailable for the Mortgaged Property due to the sponsors’ acquisition of the Mortgaged Property in 2015.

(61)	Units, Pads, Rooms, SF is comprised of 9,300 SF of multifamily space across 12 units and 3,200 SF of retail space across four units. Two of the multifamily units are rent stabilized.

(62)

Historical cash flows are unavailable for 2014 because the Mortgaged Property was acquired in 2014 while vacant. The lease for the Largest Tenant, Capital One, did not commence until April 2016, and for this reason the historical cash flows for 2015 and 2016 were materially lower than the underwritten net cash flow.

(63)

In 2014, the borrower acquired the leasehold interest in the Mortgaged Property for $4,680,000. The Loan Purpose is classified as a recapitalization because on the closing date of the Mortgage Loan, the borrower exercised a purchase option on the fee interest for $546,770, thereby collapsing the ground lease structure.

(64)	The mortgage with respect to the related Mortgaged Property is secured by a fee simple interest in the land on which 132 pad sites are located as well as easement interests on which 13 pad sites are located. Those 13 pad sites are located on adjacent parcels owned by a third party property owner through a “blanket easement” under which the related borrower has customary rights to continued use of the of the land included in the such easement and for which there is affirmative title insurance coverage.

(65)	Borrower shall deposit $987.00 into the Ongoing Replacement Reserve ($) account on each payment date occurring before the payment date in September 2022 and $755.00 on each payment date thereafter.

(66)	Borrower shall deposit $972.00 into the Ongoing Replacement Reserve ($) account on each payment date occurring before the payment date in September 2022 and $729.00 on each payment date thereafter.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: general motors building

B-2

LOAN #1: general motors building

B-3

LOAN #1: general motors building

General Motors Building
767 Fifth Avenue
New York, NY 10153
MANHATTAN
Upper East Side
Midtown
East Side
Sutton Place
Murray Hill
East River
CENTRAL PARK
The Lake
Boat House
Conservatory Pond
Bethesda Fountain
Strawberry Fields
Rumsey Playfield
The Mall
Sheep Meadow
East Green
The Dairy
Central Park Zoo
Wollman Rink
Heckscher Playground
The Pond
Central Park South
Whitney Museum of American Art
Emerging Image
Frick Collection
Asia Society
Hunter College
Park Ave. Armory
Temple Emanu-El
Broadway 1602
Academy Mansion
Elizabeth Wang Gallery
Barneys New York
Bloomingdale's
Bloomberg
Apple Store, FAO Schwarz, GM Building
Plaza Hotel
Grand Army Plaza
9 West 57th
Fuller Building
Forum Gallery
The War Museum
Bergdorf Goodman, Louis Vuitton
Carnegie Hall
Trump Tower
The Peninsula New York
St. Regis New York
Mt. Vernon Hotel Museum and Garden
QUEENSBORO BRIDGE
Museum of Modern Art
Lever House
399 Park
Citigroup Center
Lipstick Building
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
599 Lexington Avenue
875 Third
AXA Center
75 Rockefeller Plaza
345 Park
Time-Life Building
Radio City Music Hall
45 Rockefeller Plaza
St. Patrick's Cathedral
Mutual of Omaha Building
Gershwin Theatre
Exxon Building
GE Building
ROCKEFELLER CENTER
Saks Fifth Avenue
ITT-American Building
Palmolive Building
Paramount Plaza
1 Rockefeller Plaza
Tower 49
US Plywood Building
Morgan Stanley Building
News Corp. Building
JPMorgan Chase Tower
Japan Society
245 Park Avenue
485 Lexington
747 Third Avenue
Imperial Theatre
TIMES SQUARE
Viacom Intl.
MetLife Building
450 Lexington Avenue
2 Grand Central Tower
Winstar Building
UNITED NATIONS HEADQUARTERS
Bank of America Tower
Conde Nast Bldg. (4 Times Sq.)
SUNY College of Optometry
Grand Central Terminal (Metro North)
Chrysler Building
QUEENS MIDTOWN TUNNEL
Daily News
Bryant Park
New York Public Library
New York Times Building
Republic Bank Tower
495
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
FDR Drive
6th Ave.
7th Ave.
Broadway
METRO NORTH
E. 72nd St.
E. 71st St.
E. 70th St.
E. 69th St.
E. 68th St.
E. 67th St.
E. 66th St.
E. 65th St.
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
E. 51st St.
E. 50th St.
E. 49th St.
E. 48th St.
E. 47th St.
E. 46th St.
E. 45th St.
E. 44th St.
E. 43rd St.
E. 42nd St.
E. 41st St.
E. 40th St.
E. 39th St.
E. 38th St.
E. 58th St.
W. 57th St.
W. 55th St.
W. 53rd St.
W. 52nd St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
W. 40th St.
W. 39th St.
W. 38th St.
68TH ST/ HUNTER COLLEGE
63RD ST/ LEXINGTON
5TH AVE/ 59TH ST
59TH ST/ LEXINGTON
57TH ST
7TH AVE/ 53RD ST
5TH AVE/ 53RD ST
53RD ST
51ST ST/ LEXINGTON
50TH ST/ BROADWAY
49TH STREET
ROCKEFELLER CTR.
42ND ST/ TIMES SQ.
BRYANT PARK
5TH AVE
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
Upper West Side
Upper East Side
Astoria
QUEENS
West New York
North Bergen
Weehawken
Long Island City
Union City
Chelsea
Williamsburg
MANHATTAN
Greenwich Village
Hoboken
NEW JERSEY
SoHo
Tribeca
Chinatown
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

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LOAN #1: general motors building

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)		MSMCH / CGMRC
Location (City/State)	New York, New York	Cut-off Date Balance(4)		$92,700,000
Property Type	Mixed Use	Cut-off Date Balance per SF(2)		$738.70
Size (SF)	1,989,983	Percentage of Initial Pool Balance		9.8%
Total Occupancy as of 6/1/2017(1)	95.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2017(1)	95.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1968 / 2017	Mortgage Rate		3.43000%
Appraised Value	$4,800,000,000	Original Term to Maturity (Months)		120
Appraisal Date	5/8/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Boston Properties Limited Partnership; 767 LLC; Sungate Fifth Avenue LLC	Original Interest Only Period (Months) First Payment Date	120 7/9/2017
Property Management	Boston Properties Limited Partnership	Maturity Date	6/9/2027

Underwritten Revenues	$334,764,418
Underwritten Expenses	$107,458,009		Escrows(5)
Underwritten Net Operating Income (NOI)	$227,306,409		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$221,544,794	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	30.6%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	30.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	4.45x / 4.33x	TI/LC(6)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	15.5% / 15.1%	Other(6)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Pari Passu Notes	$1,470,000,000	63.9%	Loan Payoff	$1,606,000,000	69.8%
Junior Non-Trust Notes	830,000,000	36.1	Principal Equity Distribution	652,892,324	28.4
			Closing Costs	41,107,676	1.8

Total Sources	$2,300,000,000	100.0%	Total Uses	$2,300,000,000	100.0%

(1)	Occupancy includes Under Armour, which has an executed lease but is not expected to be in occupancy at the General Motors Building Property (as defined below) until January 1, 2019.

(2)	DSCR, LTV, Debt Yield and Balance per SF calculations are based on the aggregate outstanding principal balance of the General Motors Building Senior Pari Passu Notes (as defined below) and exclude the outstanding principal balance of the General Motors Building Junior Non-Trust Notes (as defined below). Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF, and Cut-off Date Balance per SF based on the aggregate outstanding principal balance of the General Motors Building Loan Combination (as defined below) are 47.9%, 47.9%, 2.84x, 2.77x, 9.9%, 9.6%, and $1,156, respectively.

(3)	The General Motors Building Loan Combination (as defined below) was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), Citigroup Global Markets Realty Corp. (“CGMRC”), Deutsche Bank AG, acting through its New York Branch (“DBNY”), and Wells Fargo Bank, National Association (“Wells Fargo”).

(4)	The Cut-off Date Balance of $92,700,000 represents the non-controlling notes A-1-A2, A-1-C3-2, A-3-C3-1 and A-3-A2-2 which are part of a loan combination evidenced by 37 notes having an aggregate outstanding principal balance as of the Cut-off Date of $2,300,000,000. The related companion loans are evidenced by (i) 29 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $1,377,300,000 and (ii) four junior notes with an aggregate outstanding principal balance as of the Cut-off Date of $830,000,000.

(5)	See “Escrows” below.

(6)	At closing, Boston Properties Limited Partnership (“BPLP”) provided a guaranty in lieu of depositing (i) $107,946,183 for existing tenant improvement and leasing commission costs and (ii) $161,161,013 in existing gap rent and free rent obligations.

■	The Mortgage Loan. The mortgage loan (the “General Motors Building Loan”) is part of a loan combination (the “General Motors Building Loan Combination”) evidenced by 37 notes comprising (i) 33 senior pari passu notes (collectively the “General Motors Building Senior Pari Passu Notes”) with a combined outstanding principal balance as of the Cut-off Date of $1,470,000,000, and (ii) four junior pari passu notes (collectively, the “General Motors Building Junior Non-Trust Notes”) with a combined outstanding principal balance as of the Cut-off Date of $830,000,000. The General Motors Building Junior Non-Trust Notes are subordinate to the General Motors Building Senior Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The General Motors Building Loan Combination” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all the notes evidencing the General Motors Building Loan Combination is $2,300,000,000. The General Motors Building Loan Combination is secured by the borrower’s fee simple interest in a Class A mixed use, office and retail building located in New York, New York (the “General Motors Building Property”). The General Motors Building Loan, which is evidenced by the non-controlling notes A-1-A2, A-1-C3-2, A-3-C3-1, and A-3-A2-2, has an aggregate outstanding principal balance as of the Cut-off Date of $92,700,000 and represents approximately 9.8% of the Initial Pool Balance. The related companion loans are evidenced by 29 senior pari passu notes (collectively, the “General Motors Building Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $1,377,300,000 and the General Motors Building Junior Non-Trust Notes, as detailed in the note summary table below. The General Motors Building Loan Combination was originated by MSBNA, CGMRC, DBNY, and Wells Fargo on June 7, 2017. MSMCH is expected to contribute notes A-1-A2 and A-1-C3-2 to this securitization transaction, which notes have an aggregate outstanding principal balance of $52,700,000 as of the Cut-off Date, and CGMRC is expected to contribute notes A-3-C3-1 and A-3-A2-2 to this securitization transaction, which notes have an aggregate outstanding principal balance of $40,000,000 as of the Cut-off Date. Each note evidencing the General Motors Building Loan Combination has an interest rate of 3.43000% per annum. The borrower utilized the proceeds of the General Motors Building Loan Combination to

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LOAN #1: general motors building

refinance the existing debt on the General Motors Building Property, return equity to the borrower sponsors and pay origination costs.

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Cut-off Date Balance
General Motors Building Loan
A-1-A2, A-1-C3-2, A-3-C3-1 and A-3-A2-2	CGCMT 2017-B1	$92,700,000(1)
General Motors Building Senior Pari Passu Companion Loans
A-1-S, A-1-C1, A-2-S, A-2-C1, A-3-S, A-3-C1, A-4-S and A-4-C1	BXP 2017-GM	$725,000,000
A-1-C2, A-1-C3-1, and A-4-A3	BANK 2017-BNK6	$90,000,000
A-1-C4 and A-1-A3	MSBNA	$111,900,000
A-1-A1, A-2-A1, A-3-A1, and A-4-A1	CCRE(2)	$85,000,000
A-2-C2-2, A-2-C3, A-2-A2, and A-2-A3	DBNY	$95,200,000
A-2-C2-1, A-3-C2, and A-3-C3-2	CD 2017-CD5(3)	$100,000,000
A-3-A2-1 and A-3-A3	CGMRC	$55,200,000
A-4-C2, A-4-C3 and A-4-A2	WFCM 2017-C38	$115,000,000
General Motors Building Junior Non-Trust Notes
B-1-S, B-2-S, B-3-S, and B-4-S	BXP 2017-GM	$830,000,000

(1)	MSMCH is expected to contribute $52,700,000 and CGMRC is expected to contribute $40,000,000 to the CGCMT 2017-B1 trust.

(2)	Cantor Commercial Real Estate Lending L.P.

(3)	Expected to be contributed to the related securitization upon closing of such securitization.

The General Motors Building Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The General Motors Building Loan Combination requires payment of interest only until the scheduled maturity date, which is the due date in June 2027. Voluntary prepayment of the General Motors Building Loan Combination without payment of a yield maintenance premium is permitted on or after the due date in December 2026. Defeasance of the General Motors Building Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted under the General Motors Building Loan Combination documents at any time after the earlier of June 7, 2020 or the second anniversary of the securitization of the last portion of the General Motors Building Loan Combination.

■	The Mortgaged Property. The General Motors Building Property is a 50-story mixed use office building comprised of approximately 1,989,983 total SF, including approximately 188,000 SF of retail space in the two-story retail base that wraps around the building and the below grade concourse. Originally developed in 1968 for the General Motors Corporation to serve as its headquarters, the General Motors Building Property occupies the entire city block bound by 58th Street, 59th Street, Madison Avenue and Fifth Avenue on the southeast corner of Central Park. The Fifth Avenue frontage of the General Motors Building Property features an open plaza with seating and is topped by the glass Apple cube, which serves as the entrance to Apple’s store in the below grade concourse. Because of its location, the General Motors Building Property features excellent light and unobstructed, protected views of Central Park from every office floor.

The General Motors Building Property is 95.0% leased as of June 1, 2017 by a diverse roster of office and retail tenants. Approximately 54.0% of the General Motors Building Property’s gross leasable area (“GLA”) is leased by investment grade or large law firm tenants, which contribute approximately 49.0% of the General Motors Building Property’s underwritten gross rent. The General Motors Building Property serves as the global headquarters for Weil, Gotshal & Manges (“Weil”) (24.6% of GLA, 19.4% of underwritten gross rent), headquarters for Aramis (15.1% of GLA, 12.4% of underwritten gross rent), is expected to serve as a flagship retail location for Under Armour (2.5% of GLA, 10.2% of underwritten gross rent), BAMCO (5.3% of GLA, 7.4% of underwritten gross rent) and Apple’s flagship retail store (5.3% of GLA, 6.6% of underwritten gross rent). The top five tenants by underwritten gross rent at the General Motors Building Property occupy 52.8% of GLA and comprise 56.1% of the underwritten gross rent. As of

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LOAN #1: general motors building

June 7, 2017, the weighted average remaining lease term for the top five tenants is approximately 11.7 years, and the weighted average remaining lease term for the entire General Motors Building Property is approximately 9.4 years.

The General Motors Building Property has retained two original office tenants since it was constructed in 1968 – Weil and Aramis, which represent a combined 39.7% of GLA and 31.8% of underwritten gross rent. Weil executed an early renewal of its lease in September 2014, extending it through August 2034 at an initial rent of $114.00 per SF, representing a premium to its existing weighted average in place gross rent of $92.37 per SF. The General Motors Building Property has retail frontage in the Upper Fifth Avenue retail submarket, which runs along Fifth Avenue between 49th Street and 60th Street, and is leased by Apple, Under Armour and Cartier, as well as frontage in the Madison Avenue retail submarket which is leased by Tumi and JP Morgan Chase.

The General Motors Building Property has a nine year average historical occupancy of 97.4% dating back to 2008. Since acquiring the General Motors Building Property in 2008 and through 2016, based on information provided by the borrower, the borrower has invested approximately $98.0 million in capital expenditures for tenant improvements and other capital projects at the General Motors Building Property.

As of June 1, 2017, the General Motors Building Property was approximately 95.0% leased to 38 tenants. The top five tenants by underwritten gross rent at the General Motors Building Property lease 52.8% of GLA and comprise 56.1% of the underwritten gross rent, and the top ten tenants by underwritten gross rent at the General Motors Building Property lease 67.3% of GLA and comprise 73.9% of the underwritten gross rent. The weighted average underwritten base rent for office tenants in the top 10 is $110.51 per SF and the weighted average underwritten base rent for retail tenants in the top 10 is $361.70 per SF.

The majority of the General Motors Building Property’s annual underwritten base rent comes from office tenants (73.2%), with the remaining underwritten rent coming from retail tenants (26.3%) and storage space (0.4%).

The following table presents certain information relating to historical leasing at the General Motors Building Property:

Historical Leased %(1)

	2008	2009	2010	2011	2012	2013	2014	2015	2016	As of 6/1/2017(2)
Owned Space	98.5%	97.5%	98.5%	98.2%	95.5%	96.9%	98.5%	96.7%	96.3%	95.0%

(1)	As provided by the borrower and which represents occupancy as of July 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll.

The following table presents certain information relating to historical average annual rent per SF at the General Motors Building Property:

Historical Average Base Rent per SF(1)

	2014	2015	2016	As of 6/1/2017(2)(3)
Base Rent per SF	$99.08	$97.37	$103.95	$118.01

(1)	As provided by the borrower.

(2)	Based on the underwritten rent roll.

(3)	Based on the entire General Motors Building Property of 1,989,983 SF, which includes vacant SF.

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LOAN #1: general motors building

The following table presents certain information relating to the General Motors Building Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Weil, Gotshal & Manges(4)	NR / NR / NR	489,867	24.6%	$51,278,352	19.3%	$104.68	8/31/2034	2, 5-year options
Under Armour(5)	NR / Baa2 / BB+	49,582	2.5	29,999,945	11.3	605.06	6/30/2034	2, 5-year options
Aramis(6)	NR / A2 / A+	299,895	15.1	27,530,236	10.3	91.80	3/31/2020	2, 5-year options
BAMCO(7)	NR / NR / NR	105,579	5.3	21,290,010	8.0	201.65	5/31/2035	1, 5-year option
Apple(8)	NR / Aa1 / AA+	105,748	5.3	18,057,615	6.8	170.76	1/31/2034	1, 10-year and 2, 5-year options
Perella Weinberg	NR / NR / NR	130,155	6.5	12,392,687	4.7	95.21	1/31/2022	N/A
JP Morgan Chase	A+ / A3 / A-	7,500	0.4	10,980,750	4.1	1,464.10	5/31/2021	1, 5-year option
Cartier	NR / NR / NR	11,745	0.6	8,891,545	3.3	757.05	12/31/2018	2, 10-year options
Balyasny Asset Management(9)	NR / NR / NR	63,606	3.2	8,150,250	3.1	128.14	12/31/2027	1, 5-year option
GM(10)	BBB- / Baa3 / BBB	76,200	3.8	7,010,400	2.6	92.00	3/31/2020	N/A
Ten Largest Owned Tenants		1,339,877	67.3%	$195,581,790	73.4%	$145.97
Remaining Tenants		550,242	27.7	70,735,275	26.6	128.55
Vacant		99,864	5.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		1,989,983	100.0%	$266,317,065	100.0%	$140.90

(1)	Based on the underwritten rent roll dated June 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF exclude $11,269,632 ($5.66 per SF) of straight line rents through the tenants’ respective lease terms associated with Weil ($6,010,916) and Apple ($4,107,800), as well as four other tenants, which are included in the “Cash Flow Analysis” table below.

(4)	Weil leases 100,024 SF of space through August 31, 2019 and 389,843 SF through August 31, 2034. Weil has the right to terminate (a) its 20,791 SF of below grade storage space, at any time, and (b) either (i) its 38,900 SF of space on the 22nd floor or (ii) its 39,900 SF of space on the 32nd floor, on or after August 31, 2022. Weil most recently extended its lease for 389,843 SF of its space through August 2034 at an initial base rent of $114.00 per SF, above its current in place weighted average gross rent of $92.37 per SF. BPLP, one of the borrower sponsors, provided a payment guaranty for the gap rent between Weil’s current rent and Weil’s underwritten rent which commences in September 2019.

(5)	Under Armour’s lease commences on the substantial completion of landlord’s work, which is projected to be January 1, 2019. Under Armour has the right to terminate its lease if its space is not delivered by July 1, 2019 and the failure to deliver the space is not due to tenant-caused delays or force majeure. Under Armour’s space is currently occupied by Apple while the Apple Cube Space (as defined below) and expansion is under construction. Under Armour is not currently in occupancy or paying rent. BPLP provided a payment guaranty with respect to Under Armour’s gap rent (for the difference between the rent being paid by Apple for the space anticipated to be occupied by Under Armour and the rent that will be due upon commencement of Under Armour’s lease) as well as with respect to Under Armour’s free rent. Under Armour has 12 months of free rent, equal to $30,000,000, beginning after its lease commencement date.

(6)	Aramis subleases 9,725 SF of its space on the 46th floor to GF Capital Management at $107.00 per SF.

(7)	BAMCO has executed a renewal to extend its lease to May 2035, commencing in January 2024 for a weighted average base rent of approximately $201.65 per SF. BAMCO’s in place weighted average base rent is approximately $147.77 per SF. BPLP provided a payment guaranty with respect to BAMCO’s gap rent between closing and the renewal rent commencing in January 2024. After the expiration of the guaranty by BPLP, the lower of market or in place rent has been underwritten.

(8)	Apple is temporarily occupying the space expected to be occupied by Under Armour once Under Armour’s lease commences, while the Apple Cube Space and expansion is under construction. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 SF of storage space through December 31, 2018 and 102,994 SF through January 1, 2034. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 SF of expansion space commencing in August 2017. Once Apple has moved back into its expanded and redeveloped space, it will be required to pay 2.25% in percentage rent above $200,000,000 a year in sales. BPLP provided a guaranty for the estimated gap percentage rent of $8,962,500, as well as with respect to Apple’s free rent in the amount of $9,562,000.

(9)	Balyasny Asset Management may terminate its lease effective December 31, 2022 with a minimum of one year’s notice and payment of a termination fee. Balyasny Asset Management has six months of free rent on its 34th floor space, totaling $1,481,625.

(10)	GM subleases 38,100 SF on the 14th floor to Grosvenor Capital at $80.00 per SF and 38,100 SF on the 16th floor to Reservoir Operations at $85.00 per SF.

The following table presents the lease rollover schedule at the General Motors Building Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
2017	11,226	0.6%	0.6%	$993,600	0.4%	$88.51	1
2018	52,373	2.6	3.2%	15,456,871	5.8	295.13	3
2019	106,096	5.3	8.5%	9,123,113	3.4	85.99	2
2020	532,016	26.7	35.3%	50,741,831	19.1	95.38	6
2021	35,486	1.8	37.0%	16,570,250	6.2	466.95	3
2022	144,898	7.3	44.3%	14,412,478	5.4	99.47	2
2023	2,747	0.1	44.5%	1,870,937	0.7	681.08	1
2024	38,100	1.9	46.4%	3,429,000	1.3	90.00	1
2025	66,347	3.3	49.7%	6,783,128	2.5	102.24	2
2026	48,201	2.4	52.1%	9,096,994	3.4	188.73	2
2027	99,324	5.0	57.1%	12,273,236	4.6	123.57	5
2028 & Thereafter	753,305	37.9	95.0%	125,565,627	47.1	166.69	10
Vacant	99,864	5.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,989,983	100.0%		$266,317,065	100.0%	$140.90	38

(1)	Calculated based on approximate square footage occupied by each owned tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent and UW Base Rent $ per SF exclude $11,269,632 of total underwritten straight line rents associated with Weil ($6,010,916), which leases 100,024 SF of space through August 31, 2019 and 389,843 SF through August 31, 2034, and Apple ($4,107,800) which leases 2,754 SF of storage space through December 31, 2018 and 102,994 SF through January 1, 2034, as well as four other tenants.

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LOAN #1: general motors building

Major Tenants

Weil, Gotshal & Manges (489,867 SF, 24.6% of GLA, 19.3% of underwritten base rent). Weil, an international corporate law firm, has its global headquarters at the General Motors Building Property. Founded in 1931, Weil currently has over 1,100 lawyers in 19 offices worldwide. Weil’s specialty practice areas include litigation, corporate, restructuring, tax and benefits. Weil was ranked #15 in a legal industry publication ranking for profits per partner for 2016. Weil is an original tenant at the General Motors Building Property, having been in continuous occupancy since 1968 and has expanded its space multiple times in its 49 years at the General Motors Building Property. Weil most recently extended its lease for 389,843 SF of its space through August 2034 at an initial base rent of $114.00 per SF, above its current in-place weighted average gross rent of $92.37 per SF. BPLP provided a payment guaranty for the gap rent between Weil’s current rent and Weil’s underwritten rent which commences in September 2019. Weil has the right to terminate (a) its 20,791 SF of below grade storage space, at any time, and (b) either (i) its 38,900 SF of space on the 22nd floor or (ii) its 39,900 SF space on the 32nd floor, on or after August 31, 2022.

Aramis (299,895 SF, 15.1% of GLA, 10.3% of underwritten base rent). The General Motors Building Property serves as headquarters for Aramis, a brand launched in 1964 by The Estée Lauder Companies. Aramis was the first prestige men’s fragrance to be sold in department stores and continues to be engaged in the men’s fragrance and grooming retail category. Aramis is an original tenant at the General Motors Building Property, having been in continuous occupancy since 1968. Aramis currently subleases 9,725 SF of its space that is noncontiguous on the 46th floor, and has two five-year extension options remaining, each with 18 months’ notice at 95% of fair market rents.

Under Armour (49,582 SF, 2.5% of GLA, 11.3% of underwritten base rent). Under Armour is a developer, manufacturer and retailer of performance apparel, footwear and accessories for men, women and youth. Under Armour’s space at the General Motors Building Property is expected to be used as its flagship “Under Armour Brand House” retail store. Under Armour’s lease commences on the substantial completion of landlord’s work, which is projected to be January 1, 2019. Under Armour has the right to terminate its lease if its space is not delivered by July 1, 2019 and the failure to deliver the space is not due to tenant-caused delays or force majeure. Under Armour’s space is currently occupied by Apple while the Apple Cube Space (as defined below) and expansion is under construction. Under Armour is not currently in occupancy or paying rent. BPLP provided a payment guaranty with respect to Under Armour’s gap rent (for the difference between the rent being paid by Apple for the space anticipated to be occupied by Under Armour and the rent that will be due upon commencement of Under Armour’s lease) and free rent due to Under Armour. Under Armour will have 12 months of free rent, equal to $30,000,000, beginning after its lease commencement date.

BAMCO (105,579 SF, 5.3% of GLA, 8.0% of underwritten base rent). BAMCO is a privately owned investment manager that provides services to investment companies and manages separate client-focused equity portfolios. BAMCO is a subsidiary of Baron Capital Group Inc., both of which are headquartered at the General Motors Building Property. BAMCO has executed a renewal to extend its lease to May 2035, commencing in January 2024 for a weighted average base rent of approximately $201.65 per SF. BAMCO’s in place weighted average base rent is approximately $147.77 per SF. BPLP provided a payment guaranty with respect to BAMCO’s gap rent between closing and the renewal rent commencing in January 2024. After the expiration of the guaranty by BPLP, the lower of market or in place rent has been underwritten.

Apple (105,748 SF, 5.3% of GLA, 6.8% of underwritten base rent). Apple is a designer, developer and retailer of consumer electronics, computer software and online services headquartered in Cupertino, California. Apple has its flagship retail location at the General Motors Building Property underneath a 35-foot glass cube at the center of the pedestrian plaza on the Fifth Avenue side of the General Motors Building Property (the “Apple Cube Space”). Apple recently executed an extension for 102,994 SF through January 2034 and is currently occupying the former FAO Schwarz space on the 58th Street side of the General Motors Building Property, while its store undergoes a renovation to expand its space by approximately 34,000 SF, increasing ceiling heights by lowering the floor approximately five feet and adding storage space and back of house capacity by expanding into formerly dark space located below grade. Apple is obligated to vacate its temporary space by December 31, 2018 and has the right to terminate its entire lease if its expanded Apple Cube Space is not delivered by February 3, 2020, subject to force majeure. Apple leases 2,754 SF of storage space through December 31, 2018 and 102,994 SF through January 1, 2034. Apple has 17 months of free rent, equal to $9,562,500, on its 21,907 SF of expansion space commencing in August 2017. BPLP provided a payment guaranty with respect to Apple’s free rent.

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LOAN #1: general motors building

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the General Motors Building Property:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten(2)	Underwritten $ per SF(2)
Base Rent(2)	$188,477,818	$197,172,437	$193,759,747	$206,851,492	$266,317,065	$133.83
Straight Line Rent(3)	0	0	0	0	11,269,632	5.66
Rent Abatements(4)	0	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	0	16,547,756	8.32
Reimbursements	29,544,790	35,800,858	38,501,366	39,027,298	27,629,542	13.88
Mark to Market(5)	0	0	0	0	17,100,676	8.59
Apple Percentage Rent	13,435,678	11,075,213	9,266,920	5,301,583	4,921,916	2.47
Direct Utilities	2,040,806	2,298,058	2,229,659	1,242,134	2,345,676	1.18
Service Income	2,596,805	2,976,371	3,277,203	3,357,322	4,425,456	2.22
Other Income(6)	16,176,651	7,995,847	2,733,268	569,626	754,455	0.38
Gross Revenue	$252,272,548	$257,318,784	$249,768,162	$256,349,455	$351,312,174	$176.54
Vacancy & Credit Loss	0	0	0	0	(16,547,756)	(8.32)
Effective Gross Income	$252,272,548	$257,318,784	$249,768,162	$256,349,455	$334,764,418	$168.22

Real Estate Taxes	$48,843,713	$56,588,425	$64,304,184	$69,746,440	$76,093,094	$38.24
Insurance	5,185,870	4,151,381	3,138,234	2,868,853	2,820,108	1.42
Management Fee(7)	5,242,237	5,338,307	5,478,829	5,405,290	1,000,000	0.50
Other Operating Expenses	24,989,132	25,925,053	26,335,252	26,903,525	27,544,807	13.84
Total Operating Expenses	$84,260,952	$92,003,166	$99,256,499	$104,924,109	$107,458,009	$54.00

Net Operating Income(8)	$168,011,596	$165,315,617	$150,511,664	$151,425,346	$227,306,409	$114.23
TI/LC	0	0	0	0	5,363,618	2.70
Capital Expenditures	0	0	0	0	397,997	0.20
Net Cash Flow	$168,011,596	$165,315,617	$150,511,664	$151,425,346	$221,544,794	$111.33

Occupancy	96.9%	98.5%	96.7%	96.3%	95.0%(9)
NOI Debt Yield(10)	11.4%	11.2%	10.2%	10.3%	15.5%
NCF DSCR(10)	3.29x	3.23x	2.94x	2.96x	4.33x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent and Underwritten $ per SF reflects contractual rents as of June 1, 2017, and includes rent steps through June 2018. Various adjustments have been made to the in place rents which are detailed below:

(i)	Apple is currently undergoing a major renovation to their Apple Cube Space. During the renovations, Apple is occupying the former FAO Schwarz space as temporary space until the earlier of the completion of their renovations or the outside kick out date of December 31, 2018. Base rent for Apple as of January 2019 has been underwritten in conjunction with the Under Armour lease commencement date. Apple is currently paying annual contractual rent of $12,500,004 on the temporary space, which steps up to $24,000,000 annually in August 2018 in addition to their existing lease for the Apple Cube Space. Lenders are underwriting $18,057,615 in base rent and $19,429,881 in gross rent (base rent plus recoveries) for Apple.

(ii)	Under Armour has executed a lease commencing in January 2019 for the space that is currently occupied by Apple as temporary space. Contractual rent has been underwritten for Under Armour based on the rent due date as of January 2019 when the lease is expected to commence. BPLP provided a payment guaranty for the gap rent between the rent Apple is currently paying to occupy its temporary space and the rent that will be due under Under Armour’s lease once such lease commences.

(iii)	Weil has executed a renewal for 389,843 SF of its space through August 2034, commencing in September 2019. Underwritten Base Rent for Weil uses rents effective as of September 2019. With respect to the space not extended, contractual in-place rent inclusive of 12 months’ rent steps and existing recoveries has been underwritten. BPLP provided a payment guaranty for the gap rent between Weil’s current rent and their underwritten rent which commences in September 2019.

(iv)	BAMCO has executed a renewal to extend its lease to May 2035, commencing in January 2024 for a weighted average base rent of approximately $201.65 per SF. BAMCO’s in place weighted average base rent is approximately $147.77 per SF. The gap rent between closing and the renewal rent commencing in January 2024 is guaranteed by BPLP. After the expiration of the guaranty by BPLP, the lower of market or in place rent has been underwritten.

(v)	Continental Grain is currently subleasing from GM and has executed a direct lease commencing in April 2020 on the expiration of their existing sublease. GM is currently paying $92.00 per SF in base rent. Continental Grain’s direct rent in 2020 of $110.00 per SF has been underwritten. BPLP provided a guaranty for the gap rent until 2020.

(3)	Underwritten Straight Line Rent is based on net present value of future contractual rent steps after June 1, 2018 for investment grade tenants and law firm tenants included in a listing of the largest 100 United States law firms through the tenants’ lease expirations (which in the case of certain tenants, expire beyond the loan term). Tenants with underwritten straight line rents include Weil ($6,010,916), Apple ($4,107,800) and four other tenants.

(4)	Apple has an abatement period for its percentage rent component that commences in October 2017 until it has moved into its expanded and redeveloped space. Once Apple has moved back into its expanded and redeveloped space, it will be required to pay 2.25% in percentage rent above $200,000,000 a year in sales. BPLP provided a guaranty for the estimated gap percentage rent. Underwritten Apple Percentage Rent is equal to the average Apple sales from 2013 through 2016 over the new $200,000,000 breakpoint and the 2.25% percentage rent.

(5)	Rents have been marked up or down, as applicable, based on the appraiser’s conclusion of market rents.

(6)	Underwritten Other Income primarily consists of net antenna income.

(7)	Contractual management fee is equal to 2.0% of Effective Gross Income. Underwritten management fee is capped at $1,000,000.

(8)	The Net Operating Income for the period beginning on January 1, 2017 and ending on March 31, 2017 was $49,643,832.

(9)	Underwritten Occupancy includes Under Armour, which has an executed lease but is not expected to be in occupancy at the General Motors Building Property until January 1, 2019.

(10)	NOI Debt Yield and NCF DSCR calculations are based on the aggregate outstanding principal balance of the General Motors Building Senior Pari Passu Notes and exclude the outstanding principal balance of the General Motors Building Junior Non-Trust Notes.

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LOAN #1: general motors building

■	Appraisal. According to the appraisal, the General Motors Building Property has an “as-is” appraised value of $4,800,000,000 as of May 8, 2017.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$4,600,000,000	N/A	3.50%
Discounted Cash Flow Approach	$4,800,000,000	6.00%	4.50	%(2)

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated May 9, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the General Motors Building Property.

■	Market Overview and Competition. The General Motors Building Property is located on the entire city block bound by Fifth Avenue and Madison Avenue between East 58th Street and East 59th Street. This area of Midtown Manhattan is known as the Madison/Fifth Avenue subdistrict and is considered one of Manhattan’s premier office locations according to the appraisal. The General Motors Building Property is surrounded by many of New York’s landmarks, restaurants, hotels, shops and tourist attractions, made accessible by the presence of several major transportation hubs. The General Motors Building Property is located within the boundaries of the Plaza District, which is generally bound by 47th Street to the south and 65th Street to the north, and from Avenue of the Americas to the East River.

As of the first quarter of 2017, the three office statistical areas that comprise the Plaza District contain 81.1 million SF of Class A office space, 6.4 million SF of Class B office space and 481,485 SF of Class C office space. Historically, the Plaza District has evidenced the highest rents in Midtown Manhattan due to the demand generated by its location and quality space, according to the appraisal. As of the first quarter of 2017, the Class A office space in the Plaza District had a direct vacancy rate of 9.4% and average asking rents of $99.69 per SF, above the direct primary Midtown Manhattan average of $88.93 per SF.

According to the appraisal, as of the first quarter of 2017, the Madison/Fifth Avenue subdistrict consisted of approximately 19.8 million SF of Class A office space and had a direct vacancy rate of 11.0% and overall direct weighted average asking rents of $110.15 per SF. Overall vacancy of Class A office space in the Madison/Fifth Avenue subdistrict dropped by 2.0% from 13.3% in the first quarter 2016 to 11.3% in the first quarter 2017, the lowest quarterly total since the first quarter of 2008. Direct weighted average Class A office rental rates increased by $5.10 per SF over the same time period.

The following table presents certain information relating to the Class A Office Market for the Plaza District as of first quarter 2017:

Plaza District - Class A Office Market Summary(1)
	Inventory (SF)	Overall Vacancy	Direct Vacancy	Direct Rental Rate	YTD Leasing Activity
Madison/Fifth	19,782,877	11.8%	11.0%	$110.15	296,980
Park Avenue	21,842,808	12.4%	9.2%	$101.41	249,730
Sixth Avenue/Rockefeller Center	39,485,121	10.9%	8.8%	$92.13	890,591
Total / Wtd. Avg.	81,110,806	11.5%	9.4%	$99.69	1,437,301

(1)	Source: Appraisal.

The appraiser identified 10 comparable recent office leases ranging in tenant size from 4,002 SF to 110,025 SF. The comparable leases are all located in buildings similar in class to the General Motors Building Property, and in the General Motors Building Property’s general competitive market according to the appraisal. The comparable leases have terms ranging from six to fifteen years and exhibit a range of rents from $108.50 per SF to $180.00 per SF, with an average of $148.95 per SF, prior to adjustments. After adjustments for rent concessions, the comparables’ rents range from $108.37 per SF to $189.50 per SF, with an average of $156.50 per SF. Free rent concessions ranged from zero to 13 months. Tenant improvement allowances ranged from $35.00 per SF to $100.00 per SF.

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LOAN #1: general motors building

The following table presents certain information relating to recent office leasing activity for the General Motors Building Property’s office market:

Recent Office Leasing Activity(1)
Address	590 Madison Avenue	520 Madison Avenue	375 Park Avenue	9 West 57th Street	650 Madison Avenue	450 Park Avenue	399 Park Avenue	9 West 57th Street	375 Park Avenue	375 Park Avenue
Year Built	1982	1982	1958	1971	1987	1972/2003	1961	1971	1958	1958
Office GLA (SF)	1,016,413	849,600	830,009	1,500,000	521,544	247,242	1,250,000	1,500,000	830,009	830,009
No. Stories	43	43	38	50	27	33	39	50	38	38
Lease Information
Tenant Name	Cemex	CIC Union	Servcorp NYC	Qatar Investment Authority	Carson Family Trust	Banco Bradesco	Morgan Stanley	Zimmer Partners	Fried Frank	Strategic Asset Services
Floor(s) Leased	Pt. 27th	Ent. 36th-37th	Pt. 26th	Pt. 38th	Pt. 26th	Ent. 32nd-33rd	Ent. 12th, Ent. 23rd, Ent. 24th	Pt. 33rd	Pt. 36th-37th	Pt. 20th
Lease Date	Feb-2017	Jan-2017	Jan-2017	Jan-2017	Jan-2017	Dec-2016	Jul-2016	Jul-2016	Jun-2016	May-2016
Term (Years)	15	10	10	10	10	13	15	10	6	7
Lease Type	Gross	Gross	Gross	Gross	Gross	Gross	Gross	Gross	Gross	Gross
Tenant Size	5,903	46,822	9,572	14,000	4,002	21,822	110,025	20,100	11,703	16,000
Rent per SF	$145.00	$127.00	$173.00	$180.00	$120.00	$149.00	$108.50	$155.00	$167.00	$165.00
Rent Steps	$155.00 (Yr. 5)	$136.00 (Yr. 6)	$183.00 (Yr. 6)	$185.00 (Yr. 6)	$130.00 (Yr. 6)	$159.00 (Yr. 6)	$118.50 (Yr. 6)	$165.00 (Yr. 6)	$174.00 (Yr. 5)	$170.00 (Yr. 5)
	$165.00 (Yr. 10)	$145.00 (Yr. 11)					$128.50 (Yr. 11)
Free Rent (Months)	8	13	4	6	6	11	10	0	6	3
Workletter (per SF)	$75.00	$77.50	$40.00	$65.00	$65.00	$70.00	$90.00	$110.00	$100.00	$35.00
Adjustments
Rent Concessions	$2.89	($1.81)	$14.53	$9.50	$6.50	$0.96	($0.13)	$11.50	$8.92	$22.68
Effective Adjusted Rent per SF	$147.89	$125.19	$187.53	$189.50	$126.50	$149.96	$108.37	$166.50	$175.92	$187.68

(1)	Source: Appraisal.

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LOAN #1: general motors building

The following table presents certain information relating to the appraiser’s concluded office rental rate for the General Motors Building Property:

Office Market Rent Conclusion(1)
Market Rent	Floors	Rent per SF
	3 to 6	$110.00
	7 to 10	$115.00
	11 to 16	$120.00
	17 to 26	$140.00
	27 to 37	$155.00
	38 to 43	$175.00
	44 to 50	$210.00
Tenant Category	Minor	Major
Size	Partial Floor	Full Floor
Lease Term (years)	10	15
Free Rent (months)	10	12
Tenant Improvements (per SF)	$65.00	$70.00
Lease Type (reimbursements)	Mod. Gross	Mod. Gross
Contract Rent Increase Projection	10.0% in Year 6	10.0% in every 5 years

(1)	Source: Appraisal.

The appraisal identified 29 comparable office properties totaling approximately 20.0 million SF that exhibited a gross rental range of $75.00 per SF to $200.00 per SF and a weighted average occupancy rate of approximately 90.5% for direct space. Of the 29 buildings surveyed, seven are considered directly competitive with the General Motors Building Property in terms of building classification, asking rents, rentable office area and current occupancy. The directly competitive properties exhibited a gross rental range of $85.00 per SF to $200.00 per SF and a weighted average direct occupancy of approximately 86.0%, and excluding 9 West 57th Street, the average direct occupancy rate for these buildings is 94.0%, compared to 90.5% for all the competitive buildings compared with the General Motors Building Property, and 91.3% for Class A space within Midtown as a whole.

Directly Competitive Buildings(1)
Property	Office Area (GLA SF)	Direct Available SF	Sublease Available SF	% Occupied (Direct)	% Occupied (Total)	Direct Asking Rent (per SF)
						Low	High
650 Madison Avenue	521,544	18,094	0	96.5%	96.5%	$120.00	$130.00
660 Madison Avenue	239,113	0	6,676	100.0%	97.2%	N/A	N/A
667 Madison Avenue	267,135	59,435	0	77.8%	77.8%	$135.00	$195.00
712 Fifth Avenue	457,281	31,408	9,813	93.1%	91.0%	$85.00	$140.00
375 Park Avenue	830,009	7,650	0	99.1%	99.1%	$150.00	$180.00
390 Park Avenue	260,000	36,979	10,726	85.8%	81.7%	$185.00	$185.00
9 West 57th Street	1,500,000	416,505	0	72.2%	72.2%	$110.00	$200.00
Total / Wtd. Avg.	4,075,082	570,071	27,215	86.0%	85.3%	$85.00	$200.00

(1)	Source: Appraisal.

The General Motors Building Property is located in both the Upper Fifth Avenue retail submarket, which is defined as Fifth Avenue between the north side of 49th Street to the south side of 60th Street, as well as the Madison Avenue retail submarket, which is defined as Madison Avenue between the north side of 57th Street and the south side of 72nd Street. The appraiser noted that the leasing markets along Fifth Avenue and Madison Avenue are among those with the highest rental rates in Manhattan and the United States as a whole. As of the first quarter 2017, direct asking rents in the Upper Fifth Avenue retail submarket and Madison Avenue retail submarket were $3,123 per SF and $1,407 per SF, respectively. The availability, the number of available retail spaces available divided by the total number of retail spaces in a given market, was 17.4% for the Upper Fifth Avenue retail submarket and 22.9% for the Madison Avenue retail submarket, for the first quarter 2017. The appraisal identified eight recent comparable retail leases which are detailed in the following chart.

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LOAN #1: general motors building

The following table presents certain information relating to recent retail leasing activity in the General Motors Building Property’s retail market:

Comparable Retail Leases(1)
Address	723 Madison Avenue	650 Fifth Avenue	680 Madison Avenue	683 Fifth Avenue	685 Fifth Avenue	683 Madison Avenue	730 Fifth Avenue	650 Madison Avenue
Tenant Name	Paule Ka	Nike	Tom Ford	Stuart Weitzman	Coach	Bally’s	Zegna	Moncler
Frontage	Madison Avenue	Fifth Avenue & 52nd Street	61st Street & Madison Avenue	Fifth Avenue	Fifth Avenue & 54th Street	Madison Avenue & 61st Street	West 57th Street	Madison Avenue & East 60th Street
Lease Date	Dec-16	Dec-16	Aug-16	Jun-16	Feb-16	Jan-16	Feb-16	Sep-15
Original Term	10	15.5	10	10	10	10	15	10
Lease Type	Gross	Gross	Gross	Gross	Gross	Gross	Gross	Gross
Tenant Size (SF)	867 Grade	7,008 Grade	3,470 Grade	1,281 Grade	4,627 Grade	3,013 Grade	1,600 Grade	3,000 Grade
	415 LL	4,706 LL	5,000 2nd		5,247 LL		850 LL
	379 2nd	9,500 2nd			1,601 Mezz		1,600 Mezz
		12,000 3rd			6,337 2nd		7,530 2nd
		12,000 4th			6,337 3rd
12,000 5th
12,000 6th
Base Rent	$1,452,225	$33,190,000	$6,300,000	$5,000,000	$21,000,000	$5,001,580	$7,200,000	$4,500,000
Base Rent (per SF)	$1,600 Grade	$3,500 Grade	$1,650 Grade	$3,903 Grade	$3,550 Grade	$1,660 Grade	$3,515 Grade	$1,500 Grade
	$50 LL	$50 LL	$115 2nd		$150 LL		$150 LL
	$125 2nd	$350 2nd			$200 Mezz		$200 Mezz
		$200 3rd			$400 2nd		$150 2nd
		$75 4th			$150 3rd
$75 5th
$75 6th
Escalations	N/A	% Incr. / Yr.	N/A	% Incr. / Yr.	9% Incr. / 3 Yrs.	% Incr. / Yr.	% Incr. / Yr.	% Incr. / Yr.
Free Rent (Months)	5	6	6	6	9	6	6	6
Workletter (per SF)	$0.00	$508.00	$1,534.83	$0.00	$869.60	$0.00	$1,727.12	$0.00

(1)	Source: Appraisal.

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LOAN #1: general motors building

The following table presents certain information relating to the appraiser’s concluded retail rental rate for the General Motors Building Property:

Retail Market Rent Conclusion(1)
Tenant Category	Rent per SF
Retail (Lobby)	$140.00
Retail (Basement)	$250.00
Retail (Concourse)	$75.00
Retail (Madison Corner)	$1,250.00
Retail (Madison Midblock)	$1,200.00
Retail (Fifth Avenue)	$1,500.00
Retail (2nd Floor)	$250.00
Lease Term (years)	10
Free Rent (mos)	6
Tenant Improvements (Per SF)	$0.00
Lease Type (reimbursements)	Mod. Gross
Contract Rent Increase Projection	10.0% in year 6

(1)	Source: Appraisal.

■	The Borrower. The borrower is 767 Fifth Partners LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel for the borrower delivered a non-consolidation opinion in connection with the origination of the General Motors Building Loan Combination. The sponsors for the General Motors Building Loan are BPLP, a Delaware limited partnership, 767 LLC, a Delaware limited liability company, and Sungate Fifth Avenue LLC, a Delaware limited liability company. Other than the borrower, no person or entity guarantees the non-recourse carveouts or provides environmental indemnities with respect to the General Motors Building Loan Combination. Boston Properties, Inc. (“Boston Properties”) is a self-administered and self-managed publicly traded real estate investment trust that conducts its business through BPLP, which in turn holds all of Boston Properties’ interests. BPLP is one of the largest owners, managers and developers of Class A office properties in the United States, with significant presence in five markets: Boston, Los Angeles, New York, San Francisco and Washington, D.C. As of May 31, 2017, BPLP owned or had interests in 175 commercial real estate properties, aggregating approximately 48.2 million net rentable SF. New York is BPLP’s largest market by net operating income, generating annualized net operating income of approximately $452 million as of the first quarter of 2017. For the same time period, BPLP reported that its New York CBD portfolio was 94.3% leased at an average rental rate of $102.50 per SF with over 3.4 million SF of office space under development nationwide. BPLP’s office buildings under development are 65% pre-leased and include Salesforce Tower in San Francisco, California, which is expected to be the tallest building in San Francisco when complete.

■	Escrows. During the continuance of a Cash Management Sweep Period (as defined below), the borrower is required to deposit on each due date an amount equal to one-twelfth of (i) the taxes that the lender reasonably estimates will be payable during the next ensuing 12 months, and (ii) the insurance premiums that the lender reasonably estimates will be payable for renewal of the coverage afforded by the policies upon their expiration, provided that the borrower’s obligation to deposit such amount is provisionally suspended upon delivery to the lender of evidence satisfactory to the lender that some or all of the policies of insurance required to be maintained by the borrower pursuant to the General Motors Building Loan documents are maintained pursuant to blanket insurance policies which blanket insurance policies otherwise comply with the requirements of the General Motors Building Loan documents. Notwithstanding the foregoing, in connection with the origination of the General Motors Building Loan, the borrower has the right to deliver the lender a guaranty (a “BPLP Guaranty”) from BPLP (in the context of the BPLP Guaranty, the “BPLP Guarantor”), in lieu of making the payments to any of the reserve accounts, so long as BPLP’s senior unsecured credit rating is BBB or higher by S&P and Baa3 or higher by Moody’s (the “BPLP Guarantor Required Rating”). The aggregate amount guaranteed under any such BPLP Guaranty (together with any cash delivered by the borrower to the lender in lieu of making the deposits to any reserve accounts and/or any letter of credit delivered by

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LOAN #1: general motors building

the borrower to the lender) related to any such purpose, must at all times be at least equal to the aggregate amount which the borrower is required to have on deposit for such purpose. The aggregate amount guaranteed under any such BPLP Guaranty will be reduced as the borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account. The aggregate amount of any BPLP Guaranty may not at any time exceed 11.8% of the outstanding principal balance of the General Motors Building Loan Combination.

In the event of any downgrade, withdrawal or qualification of the rating of BPLP Guarantor by any rating agency such that the BPLP Guarantor no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the borrower is required to (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

At closing, BPLP provided a BPLP Guaranty in lieu of depositing $107,946,183 for existing tenant improvement and leasing commission costs and $161,161,013 in existing gap rent and free rent obligations.

■	Lockbox and Cash Management. The General Motors Building Loan documents require a hard lockbox with springing cash management. The General Motors Building Loan documents required the borrower to deliver tenant direction letters at closing, directing tenants to pay rent directly to a lender-controlled lockbox account and require rents received by the borrower or the property manager with respect to the General Motors Building Property to be deposited into such lockbox account within five business days after receipt thereof during the term of the General Motors Building Loan. During the continuance of a Cash Management Sweep Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the General Motors Building Loan documents is continuing, applied to payment of debt service and funding of required reserves, with the remainder (i) to the extent a Cash Management Sweep Period is continuing, first applied to pay monthly operating expenses and then deposited into an excess cash flow reserve and held by the lender as additional collateral for the General Motors Building Loan; provided, however, if no event of default is continuing, such funds are required to be disbursed to the borrower within ten days after the lender’s receipt of a written request from the borrower (at its election) (a) to pay shortfalls on debt service on the General Motors Building Loan Combination, (b) to disburse monthly operating expenses (including payments to any affiliate of the borrower if set forth in the approved annual budget or otherwise approved by the lender) as set forth in the approved annual budget and extraordinary expenses reasonably approved by the lender, (c) to pay capital expenditures (other than payments to any affiliate of the borrower unless set forth in the approved annual budget or otherwise approved by the lender) subject to the satisfaction of certain capital expenditure release conditions and (d) to pay tenant improvement costs, tenant improvement allowances or leasing expenses as set forth in the approved annual budget or incurred on commercially reasonable terms in connection with leases which do not require the lender’s approval, subject to satisfaction of certain tenant improvement release conditions or leasing commission/allowance release conditions, and (ii) to the extent no Cash Management Sweep Period is continuing, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under the General Motors Building Loan documents, the lender may apply any funds in the cash management account to amounts payable under the General Motors Building Loan (and/or toward the payment of expenses of the General Motors Building Property), in such order of priority as the lender may determine.

A “Cash Management Sweep Period” will commence upon the occurrence of (a) an event of default under the General Motors Building Loan documents or (b) the debt service coverage ratio being less than 1.20x as of the last day of any calendar quarter and will terminate upon (x) in the case of clause (a), the cure of such event of default, and (y) in the case of clause (b) (A) the debt service coverage ratio of the General Motors Building Loan Combination being 1.20x or greater for one calendar quarter and no event of default is continuing or (B) the borrower’s delivery of (x) cash in an amount that would have to be prepaid to bring the debt service coverage ratio to 1.20x to be held as an additional reserve fund, (y) a letter of credit satisfying the requirements in the General Motors Building Loan documents or (z) so long as BPLP’s senior unsecured credit rating is BBB or higher by S&P and Baa3 or higher by Moody’s, a guaranty by BPLP, in each case in an amount that would be required to be prepaid in order for the debt service coverage ratio to equal at least 1.20x.

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LOAN #1: general motors building

■	Property Management. The General Motors Building Property is managed by BPLP, a borrower affiliate. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the General Motors Building Loan Combination documents has occurred and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager without the lender’s consent, provided no event of default is continuing under the General Motors Building Loan documents with a Qualified Manager (as defined below) provided that the borrower enters into a replacement property management agreement on an arms-length basis and commercially reasonable market terms and a subordination of management agreement reasonably acceptable to the lender, and, if such Qualified Manager is an affiliate of the borrower, upon delivery of a new non-consolidation opinion.

A “Qualified Manager” means (a) any affiliate of BPLP, (b) a property manager which has at least 10 years’ experience in the management of Class A office buildings in Manhattan, New York which at the time of its engagement as property manager of the General Motors Building Property has under management at least five million leasable SF comprising at least ten Class A office buildings, provided that such property manager is not the subject of a bankruptcy or similar insolvency proceeding; or (c) any other management organization approved by the lender in its reasonable discretion, for which the lender shall have received a rating agency confirmation in connection therewith.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the General Motors Building Property with no deductible in excess of $100,000 (except with respect to earthquake and windstorm coverage), plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional extended period of indemnity for up to six months after the physical loss has been repaired. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, in no event is the borrower required to pay insurance premiums for terrorism insurance exceeding two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of such terrorism insurance exceeds the Terrorism Premium Cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap. Provided that TRIPRA remains in effect, the borrower is permitted to maintain terrorism coverage from a captive insurance company pursuant to the conditions of the General Motors Building Loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #2: lakeside shopping center

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LOAN #2: lakeside shopping center

VETERANS MEMORIAL BOULEVARD
NORTH CAUSEWAY BOULEVARD
SEVERN AVENUE
17TH STREET
PARKING DECK
SECOND FLOOR
BRAVO
SUCRÉ
macy's
FOREVER 21
J.CREW
EXPRESS
PACSUN
HOLLISTER
AÉROPOSTALE
Disney store
SEPHORA
ZARA
COACH
GAP
ARMANI EXCHANGE
chico's
RESTORATION HARDWARE
LANE BRYANT
FOOD COURT
Madewell
ATHLETA
PANDORA
zumiez
jcpenney
Free People
VICTORIA'S SECRET
The Cheesecake Factory
pottery barn kids
Lids
AVEDA
Microsoft
ALDO
GameStop
LEE MICHAELS
MIMI KIDS
lululemon athletica
Abercrombie & Fitch
Brookstone
ANN TAYLOR
CHAMPS
AMERICAN EAGLE
Justice
RED LOBSTER
Dillard's
WHITNEY BANK
Fleming's
DICK'S SPORTING GOODS
EVERY SEASON STARTS AT
LOFT
Anchor
Major
In-Line
Food Court
Vacant
N

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LOAN #2: lakeside shopping center

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Lake Pontchartrain
Lakeside Shopping Center
3301 Veterans Memorial Boulevard
Metairie, LA 70002
Lakeway Office Complex
East Jefferson General Hospital
Clearview Mall
Lafreniere Park
Metairie
West End
Lakewood
Lake Shore-Lake Vista
University of New Orleans
Fillmore
City Park
Dillard University
Tad Gormley Stadium
Delgado Community College-City Park
Fair Grounds Race Course
Seventh Ward
Metairie Cemetery
Metairie Country Club
New Orleans Country Club
Zephyr Field
Garden of Memories
New Orleans Saints Training Facility
New Orleans
Holly Grove
Marigny
Ochsner Medical Center -New Orleans
Xavier University of Louisiana
Louis Armstrong Park
Elmwood Village Center
Notre Dame Seminary
Louisiana St University School of Medicine
French Quarter
The Shoppes at Canal Place
Gert Town
Leonidas
Mercedes-Benz Superdome
Broadmoor
Riverwalk Marketplace
Tulane University
Central City
Audubon Golf Club
Audubon Park
Uptown
Saint Thomas
West Riverside
Mississippi River
Gretna
Westwego
Louisiana
Mississippi
Jackson
Alexandria
Baton Rouge
Lafayette

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LOAN #2: lakeside shopping center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		MSMCH
Location (City/State)	Metairie, Louisiana	Cut-off Date Balance(3)		$59,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$144.47
Size (SF)	1,211,349	Percentage of Initial Pool Balance		6.3%
Total Occupancy as of 6/1/2017(1)	97.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2017(1)	97.5%	Type of Security	Fee Simple / Leasehold
Year Built / Latest Renovation	1960 / 2002	Mortgage Rate		3.77000%
Appraised Value	$365,000,000	Original Term to Maturity (Months)		120
Appraisal Date	6/7/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Jeffrey J. Feil	Original Interest Only Period (Months)		120
Property Management	Broadwall Management Corp.	First Payment Date		9/1/2017
		Maturity Date		8/1/2027

Underwritten Revenues(1)	$32,713,717
Underwritten Expenses	$12,933,343	Escrows(4)
Underwritten Net Operating Income (NOI)	$19,780,375		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$18,307,305	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	47.9%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	47.9%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.96x / 2.74x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.3% / 10.5%	Other(5)	$8,820,522	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$175,000,000	100.0%	Loan Payoff	$95,495,796	54.6%
			Principal Equity Distribution	69,947,856	40.0
			Reserves	8,820,522	5.0
			Closing Costs	735,826	0.4
Total Sources	$175,000,000	100.0%	Total Uses	$175,000,000	100.0%

(1)	Occupancy and Underwritten Revenues includes five tenants including Zara, Charles Schwab, Flemings Prime Steakhouse, J. Jill and Free People, representing 4.8% of GLA and 8.0% of underwritten base rent, which have executed leases but are not yet in occupancy or paying rent. Such tenants are anticipated to take occupancy between November 2017 and June 2018. Only the gap rent relating to Zara, Charles Schwab and Flemings Prime Steakhouse, collectively representing 6.8% of underwritten base rent, has been reserved.

(2)	Calculated based on the aggregate outstanding principal balance of the Lakeside Shopping Center Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $59,000,000 represents the controlling note A-1, which is part of a loan combination evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $175,000,000. The related companion loans are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, and is expected to be contributed to the WFCM 2017-C39 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, is currently held by Barclays Bank PLC or an affiliate, and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	Other upfront reserves are comprised of $7,606,095 for specified tenant improvement and leasing commissions and $1,214,427 for gap rent. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Lakeside Shopping Center Loan”) is part of a loan combination (the “Lakeside Shopping Center Loan Combination”) evidenced by three pari passu notes that are collectively secured by a first mortgage encumbering the borrower’s fee and leasehold interest in a super regional mall located in Metairie, Louisiana (the “Lakeside Shopping Center Property”). The Lakeside Shopping Center Loan, which is evidenced by the controlling note A-1, had an original principal balance of $59,000,000, has an outstanding principal balance as of the Cut-off Date of $59,000,000 and represents approximately 6.3% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $116,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $116,000,000 and are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, is currently being held by Wells Fargo Bank, National Association and is expected to be contributed to the WFCM 2017-C39 securitization transaction and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $58,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Lakeside Shopping Center Loan Combination was co-originated by Morgan Stanley Bank, N. A., Wells Fargo Bank, National Association and Barclays Bank PLC on July 28, 2017, had an original principal balance of $175,000,000, has an outstanding principal balance as of the Cut-off Date of $175,000,000 and accrues interest at an interest rate of 3.77000% per annum. The proceeds of the Lakeside Shopping Center Loan Combination were primarily used to retire the existing debt on the Lakeside Shopping Center Property, return equity to the borrower sponsor, fund reserves and pay origination costs.

The Lakeside Shopping Center Loan Combination has an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Lakeside Shopping Center Loan Combination requires interest only payments on each due date. The scheduled maturity date of the Lakeside Shopping Center Loan Combination is the due date in August 2027. Provided that no event of default has occurred and is continuing under the Lakeside Shopping Center Loan Combination documents, at any time after the earlier of July 28, 2020 and the second anniversary of the securitization of the last portion of the Lakeside Shopping Center Loan Combination, the Lakeside Shopping Center Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Lakeside Shopping Center Loan

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LOAN #2: lakeside shopping center

Combination documents. Voluntary prepayment of the Lakeside Shopping Center Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in April 2027.

■	The Mortgaged Property. The Lakeside Shopping Center Property comprises a one-story 1,211,349 SF super regional mall located in Metairie, Louisiana, approximately 7.8 miles northwest of New Orleans. The Lakeside Shopping Center Property is anchored by Dillard’s, Macy’s and JC Penney, all of which serve as collateral for the Lakeside Shopping Center Loan Combination. There are seven free-standing, outparcel buildings, which include three traditional multi-tenant strip retail structures, a free-standing bank branch, and three free-standing restaurants which are also included in the collateral. Other notable tenants at the Lakeside Shopping Center Property include Zara (not yet in occupancy), Apple, Forever 21, Victoria’s Secret, Restoration Hardware, Pottery Barn, J. Crew, Willams Sonoma, Microsoft, Athleta and other major national and regional retailers. The Lakeside Shopping Center Property contains a total of 5,232 parking spaces comprised of three parking garage structures totaling 3,203 parking spaces and 2,029 surface parking spaces (approximately 4.3 spaces per 1,000 SF).

The Lakeside Shopping Center Property was originally constructed in 1960 and subsequently expanded several times. The borrower acquired the Lakeside Shopping Center Property in 1970 and, according to the borrower, has invested over $86.7 million ($72 per SF) in capital improvements since 2005, including approximately $46.9 million in 2007-2008 to construct two new parking garages, approximately $5.0 million in 2012-2013 to construct a Cheesecake Factory, approximately $3.0 million on a new mall entrance, approximately $7.4 million in 2014 to remodel the food court and its entrances, bathrooms and common area upgrades and recently constructed a new strip center and two pad sites. A $10.0 million capital improvement plan for 2017-2018 includes a complete remodel of all common areas, the installation of skylights, new lighting and columns, and updated soft seating and amenities. The capital improvement plan will also include the construction and build-out of the Zara space. Zara’s lease is expected to commence in June 2018. Such capital improvements are permitted but not required under the Lakeside Shopping Center Loan Combination documents and have not been escrowed for.

As of June 1, 2017, the Lakeside Shopping Center Property was approximately 97.5% leased to over 120 tenants. From 2007 to 2016, occupancy at the Lakeside Shopping Center Property averaged 97.7%, never dropping below 95.2%. Apart from the anchor tenants, no tenant represents more than 3.0% of the GLA. JC Penney and Zara account for 5.6% and 4.3% of underwritten base rent, respectively, with no other tenant accounting for more than 3.2% of underwritten base rent. Total sales for all tenants, including anchors, that reported sales as of the trailing 12 month period ending April 30, 2017 were approximately $359.6 million. Total sales for all in-line and food court tenants that reported sales as of the trailing 12 month period ending April 30, 2017 were approximately $186.9 million. Sales per SF for comparable inline and food court tenants occupying less than 10,000 SF in 2014, 2015, 2016 and the trailing 12 month period ending April 30, 2017 were approximately $740, $784, $799 and $795, respectively, including Apple, and $608, $648, $657 and $651, respectively, excluding Apple. Occupancy costs for comparable inline and food court tenants occupying less than 10,000 SF for the same years were approximately 10.6%, 10.0%, 9.8% and 9.9%, respectively, including Apple and 12.8%, 12.0%, 11.9% and 12.0%, respectively, excluding Apple.

Anchor Sales Summary(1)

Tenant Name	2014	2015	2016	4/31/2017 TTM	Sales per SF
JC Penney	$20,123,607	$24,937,466	$23,676,934	NAV	$116(2)
Macy’s(3)	$46,918,633	$43,337,465	$39,222,133	$38,523,848	$168
Dillard’s	$64,544,357	$62,962,609	$57,212,818	$57,919,534	$199

(1)	Information as provided by the borrower sponsor.

(2)	JC Penney’s Sales per SF represents 2016 data.

(3)	Macy’s lease is a ground lease and it owns its own improvements.

The Lakeside Shopping Center Property is subject to two separate long-term ground leases encompassing a total of 24,560 SF with a current aggregate annual ground rent payment of $67,710. Both ground leases expire in 2056. The 5,760 SF ground lease is subject to re-appraisal after August 31, 2017 and every ten years thereafter, which may result in rent escalation. The rent on the other ground lease is subject to reappraisal every ten years, with the next reset after February 2027.

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LOAN #2: lakeside shopping center

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Lakeside Shopping Center Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration(4)	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
JC Penney	B+/B1/B+	203,410	16.8%	$1,320,131	5.6%	$6.49	11/30/2022	$116	8.5%	4, 5-year options
Zara	NR/NR/NR	34,722	2.9	1,009,716	4.3	29.08	4/30/2028(5)	NA	NA	1, 5-year option
Victoria’s Secret	NR/NR/NR	13,459	1.1	740,245	3.2	55.00	11/30/2025	$742	10.3%	NA
Forever 21	NR/NR/NR	15,094	1.2	724,512	3.1	48.00	1/31/2018	$417	16.6%	NA
Macy’s(6)	BBB/Baa3/BBB-	229,520	18.9	649,542	2.8	2.83	1/31/2029	$168	2.1%	4, 5-year options, 1, 10-yr option
Dick’s Sporting Goods	NR/NR/NR	36,667	3.0	531,672	2.3	14.50	1/31/2021	$252	8.6%	4, 5-year options
Dillards	BBB-/Baa3/BBB-	291,700	24.1	499,974	2.1	1.71	12/31/2019	$199	0.9%	1, 10-year option
Champs	NR/NR/NR	4,500	0.4	495,000	2.1	110.00	1/31/2024	$1,191	11.2%	NA
Apple	NR/Aa1/AA+	5,260	0.4	466,667	2.0	88.72	1/31/2019	$7,096	1.3%	NA
Express	NR/NR/NR	8,464	0.7	465,520	2.0	55.00	7/31/2027	$596	9.2%	NA
Ten Largest Owned Tenants		842,796	69.6%	$6,902,978	29.5%	$8.19
Other		338,554	27.9%	$16,521,985	70.5%	48.80
Vacant		29,999	2.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		1,211,349	100.0%	$23,424,962	100.0%	$19.83

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent and U/W Base Rent $ per SF include contractual rent steps through July 30, 2018 totaling $420,066.

(4)	Most tenants have existing co-tenancy options to terminate their lease or cease operations at the Lakeside Shopping Center Property generally related to one or more anchor tenants or tenants in excess of 100,000 SF not being open for business and/or certain occupancy thresholds for inline gross leasable area not being maintained for a period of six to twelve months.

(5)	Zara has an early termination option if net sales for the third full lease year are less than $8.0 million. Zara’s lease is expected to commence June 2018.

(6)	Macy’s lease is a ground lease and it owns its own improvements.

The following table presents certain information relating to the lease rollover schedule at the Lakeside Shopping Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	3,020	0.2%	0.2%	$24,002	0.1%	$ 7.95	4
2017	2,322	0.2	0.4	549,668	2.3%	236.72	2
2018	52,024	4.3	4.7	2,442,261	10.4%	46.94	26
2019	358,007	29.6	34.3	3,195,857	13.6%	8.93	15
2020	30,050	2.5	36.8	1,729,215	7.4%	57.54	14
2021	63,990	5.3	42.1	2,088,586	8.9%	32.64	11
2022	235,698	19.5	61.5	3,021,892	12.9%	12.82	12
2023	24,888	2.1	63.6	1,747,188	7.5%	70.20	11
2024	30,568	2.5	66.1	1,613,418	6.9%	52.78	7
2025	53,657	4.4	70.5	2,613,729	11.2%	48.71	13
2026	7,183	0.6	71.1	603,132	2.6%	83.97	4
2027	19,274	1.6	72.7	877,383	3.7%	45.52	4
2028 & Thereafter	300,669	24.8	97.5	2,918,633	12.5%	9.71	9
Vacant	29,999	2.5	100.0	0	0.0%	0.00	0
Total / Wtd. Avg.	1,211,349	100.0%		$23,424,962	100.0%	$19.83	132(4)

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted average annual UW Base Rent $ per SF excludes vacant space.

(4)	MiMi’s Kids Boutique, Starbucks and Maggie G each operate under two leases.

B-23

LOAN #2: lakeside shopping center

The following table presents certain information relating to historical leasing at the Lakeside Shopping Center Property:

Historical Leased %(1)

2012	2013	2014	2015	2016	As of 6/1/2017(2)
99.7%	98.3%	97.1%	98.2%	98.9%	97.5%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated June 1, 2017. Occupancy as of June 1, 2017 includes five tenants, Zara, Charles Schwab, Flemings Prime Steakhouse, J. Jill and Free People, representing 4.8% of GLA, which have executed leases but are not expected to take occupancy until November 2017 to June 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Lakeside Shopping Center Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 3/31/2017	Underwritten(2)	Underwritten $ per SF
Base Rent	$22,511,952	$22,224,455	$22,643,543	$22,644,279	$23,424,962	$19.34
Overage Rent	1,904,324	1,892,475	1,601,600	1,558,077	1,462,657(3)	1.21
Total Reimbursement Revenue	7,819,042	7,732,795	7,909,595	7,853,546	7,415,542	6.12
Other Income	413,733	556,196	460,051	447,054	410,556	0.34
Gross Revenue	$32,649,051	$32,405,920	$32,614,789	$32,502,956	$32,713,717	$27.01

Effective Gross Income	$32,649,051	$32,405,920	$32,614,789	$32,502,956	$32,713,717	$27.01

Total Operating Expenses	$12,900,841	$13,228,233	$13,589,313	$13,680,575	$12,933,343	$10.68

Net Operating Income	$19,748,210	$19,177,687	$19,025,476	$18,822,381	$19,780,375	$16.32
TI/LC	0	0	0	0	1,230,800	1.02
Capital Expenditures	0	0	0	0	242,270	0.20
Net Cash Flow	$19,748,210	$19,177,687	$19,025,476	$18,822,381	$18,307,305	$15.11

Occupancy	97.1%	98.2%	98.9%	97.3%(4)	97.5%(5)
NOI Debt Yield(6)	11.3%	11.0%	10.9%	10.8%	11.3%
NCF DSCR(6)	2.95x	2.87x	2.84x	2.81x	2.74x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on the rent roll as of June 1, 2017 and includes contractual rent increases through July 30, 2018 totaling $420,066 and income from Zara, Charles Schwab, Flemings Prime Steakhouse, J. Jill and Free People, representing 8.0% of underwritten base rent, which have executed leases but are not yet in occupancy or paying rent. Gap rent was reserved only for Zara, Charles Schwab and Flemings Prime Steakhouse, which collectively represents 6.8% of underwritten base rent.

(3)	Overage Rent is based on April 30, 2017 TTM actual sales.

(4)	Occupancy for the TTM 3/31/2017 is based on the May 1, 2017 rent roll.

(5)	Underwritten Occupancy includes five tenants, Zara, Charles Schwab, Flemings Prime Steakhouse, J. Jill, and Free People, which have executed leases but are not expected to take occupancy until November 2017 to June 2018. Under the terms of their leases, such tenants may have the right to take occupancy and commence paying rent at a date later than the anticipated date. See “Description of the Mortgage Pool—Tenant Issues-- Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” in the Preliminary Prospectus.

(6)	NOI Debt Yield and NCF DSCR are based on the outstanding principal balance of the Lakeside Shopping Center Loan Combination.

■	Appraisal. According to the appraisal, the Lakeside Shopping Center Property had an “as-is” appraised value of $365,000,000 as of June 7, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$372,000,000	N/A	5.25%
Discounted Cash Flow Approach	$365,000,000	6.50%	5.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report, dated June 13, 2017, there is a controlled recognized environmental condition, as well as certain other environmental matters, related to prior automotive service uses at the Lakeside Shopping Center Property. The borrower has an existing Premises Pollution Liability-type environmental insurance policy covering multiple locations with an aggregate $20,000,000 limits of liability and $5,000,000 per claim (with a $2,000,000 sublimit being set-aside for the Lakeside Shopping Center Property) with a term expiring June 18, 2022 and a $25,000 deductible. In addition, the loan documents include the borrower’s covenant to renew the environmental insurance policy for an additional 5-year term in 2022, and for an additional 3 year term in 2027. The lender and its successors will be an additional named insured to the environmental insurance policy. See “Description of the Mortgage Pool–Environmental Considerations” in the Preliminary Prospectus.

B-24

LOAN #2: lakeside shopping center

■	Market Overview and Competition. The Lakeside Shopping Center Property is located in Metairie, Louisiana, approximately 8.0 miles northwest of downtown New Orleans, Louisiana. Metairie is located in Jefferson Parish, and is bordered by Lake Pontchartrain to the north, the Mississippi River to the south, the Louis Armstrong International Airport to the west and New Orleans to the east. The Lakeside Shopping Center Property is located at the northwest corner of the North Causeway Boulevard and Veterans Memorial Boulevard intersection, approximately one half mile north of Interstate 10. North Causeway Boulevard serves as the primary north-south arterial for the submarket while Interstate 10 serves as the primary east-west arterial through southern Louisiana. The local area surrounding the Lakeside Shopping Center Property is primarily commercial along primary roadways with residential along secondary roadways. According to the appraisal, the Lakeside Shopping Center Property has a primary trade area encompassing a five-mile radius and a secondary trade area spanning up to ten miles.

The port of New Orleans serves as one of the primary employment and economic drivers for the region, contributing to an employment base dominated by the energy, manufacturing, port and pipeline, and tourism industries, with healthcare systems and multiple universities also serving as some of the largest employers in the metropolitan statistical area. According to the appraisal, the top three employers in the New Orleans metropolitan statistical area are the Ochsner Health System, Naval Air Station Joint Reserve Base New Orleans and Louisiana State University Health, employing approximately 14,500, 7,200 and 7,000 people, respectively.

According to the appraisal, the estimated 2016 population within a three-, five- and 10-mile radius of the Lakeside Shopping Center Property was 122,663, 277,319 and 656,089, respectively. The estimated 2016 average household income within a three-, five- and 10-mile radius of the Lakeside Shopping Center Property was $80,218, $77,112 and $67,288, respectively. The estimated 2016 population and average household income for the New Orleans core based statistical area (CBSA) are 1,262,777 and $70,321, respectively.

According to a third party report the Lakeside Shopping Center Property is located in the Causeway Corridor submarket of the New Orleans/Metairie/Kenner retail market. As of the second quarter of 2017, the Causeway Corridor retail submarket contained 146 buildings comprising approximately 2.4 million SF with a vacancy rate of 2.4%. As of the same period, the Mall subsector of the New Orleans/Metairie/Kenner retail market contained 10 centers comprising approximately 5.8 million SF with a vacancy rate of 4.7%. Between 2009 and 2016, the Mall subsector of the New Orleans/Metairie/Kenner retail market has maintained an average year-end occupancy of 94.5%, never falling below 91.7%.

According to the appraisal, primary competitors within the Lakeside Shopping Center Property’s primary trade area include the Clearview Mall and The Esplanade. According to the appraisal, the Clearview Mall is a Target and Sears-anchored mall with estimated sales of approximately $285 per SF and The Esplanade is a Macy’s, Dillard’s and Target anchored mall with sales of approximately $235 per SF.

The following table presents certain information relating to the primary competition for the Lakeside Shopping Center Property:

Competitive Set(1)

	Lakeside Shopping Center (Subject)	Clearview Mall	The Esplanade	The Shops at Canal Place	Oakwood Center
Distance from Subject	-	1.6 miles	5.5 miles	6.7 miles	9.2 miles
Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Fashion/Specialty Center	Super Regional Mall
Year Built	1960	1966	1984	1982	1966
Total GLA	1,211,349(2)	700,000	965,858	269,376	907,145
Total Occupancy	97.5%(2)	90.0%	89.0%	98.0%	98.0%
Sales per SF	$795(3)	$285	$235	$625	$400
Anchors	Dillard’s, Macy’s, JCPenney, Dick’s Sporting Goods	Target, Sears, AMC Theatres, Bed Bath & Beyond	Macy’s (closing), Dillard’s, Target, The Grand Theatre	Saks Fifth Avenue	Sears (closing), Dillard’s, JCPenney, Dick’s Shoe Dept/Encore

(1)	Source: Appraisal.

(2)	Per underwritten rent roll.
(3)	Sales per SF for the Lakeside Shopping Center Property includes food court tenants.

■	The Borrower. The borrower is Causeway LLC, a Delaware limited liability company, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Lakeside Shopping Center Loan Combination. The borrower sponsor and non-recourse carveout guarantor for the Lakeside Shopping Center Loan Combination is Jeffrey J. Feil.

B-25

LOAN #2: lakeside shopping center

Jeffrey J. Feil is the CEO of the Feil Organization. The Feil Organization, founded over 60 years ago, is a real estate company that developed and manages over 26.0 million SF of retail, commercial and industrial properties, over 5,000 residential rental units, as well as hundreds of net leased properties and thousands of acres of undeveloped land across the United States. The Feil Organization’s New Orleans market real estate holdings include approximately 1.7 million SF of retail space, 2.9 million SF of office space, 700,000 SF of industrial space and 942 multifamily units.

■	Escrows. The Lakeside Shopping Center Loan Combination documents provide for upfront escrows at closing in the amount of $7,606,095 for tenant improvement and leasing commission (“TI/LC”) costs relating to Zara ($3,000,000), Charles Schwab ($2,000,000), Whitney Bank ($1,035,325), Free People ($475,000), Express ($423,200), Flemings Prime Steakhouse ($390,320), J. Jill ($247,250) and Regis Corporation ($35,000); and $1,214,427 for gap rent relating to Zara ($841,430), Charles Schwab ($325,000), and Flemings Prime Steakhouse ($47,997).

During a Lakeside Shopping Center Trigger Period (as defined below), the borrower is required to deposit monthly escrows equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of the coverage (unless the Lakeside Shopping Center Property is insured under an acceptable blanket insurance policy), the monthly amount due under the ground lease for the month in which such due date occurs, into a ground rent reserve, $20,193 into a replacement reserve (provided that the borrower is not required to make the monthly deposit to the replacement reserve if it would cause the amount then on deposit to exceed $1,000,000), and an amount equal to $0.10 per SF for leases at the Lakeside Shopping Center Property covering less than 20,000 SF into a tenant improvements and leasing commissions reserve.

■	Lockbox and Cash Management. The Lakeside Shopping Center Loan Combination is structured with a hard lockbox with springing cash management. The Lakeside Shopping Center Loan Combination documents require the borrower to direct all tenants to pay their rents directly into a lender-controlled lockbox account. The Lakeside Shopping Center Loan Combination documents also require that all rents received by the borrower or the property manager be deposited into such lockbox account within one business day of receipt. If no Lakeside Shopping Center Trigger Period exists, all funds in the lockbox account are required to be swept on a daily basis to the borrower’s operating account. Upon the first occurrence of a Lakeside Shopping Center Trigger Period, the lender has the right to establish a lender controlled cash management account. During the continuance of a Lakeside Shopping Center Trigger Period, all cash flow is required to be swept daily from the lockbox account into such lender-controlled cash management account and applied in accordance with the Lakeside Shopping Center Loan Combination documents to make deposits into reserve funds, as described under “-Escrows” above, to pay debt service on the Lakeside Shopping Center Loan Combination; provided that the Lakeside Shopping Center Loan Combination has not been accelerated, to pay approved operating expenses in accordance with the approved annual budget, and to deposit the remainder into a cash sweep account to be held as additional collateral for the Lakeside Shopping Center Loan Combination during the continuance of such Lakeside Shopping Center Trigger Period.

A “Lakeside Shopping Center Trigger Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default under the Lakeside Shopping Center Loan Combination documents or (ii) the debt yield being less than 8.0% for two consecutive calendar quarters. A Lakeside Shopping Center Trigger Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt yield being at least 8.0% for two consecutive calendar quarters. However, with respect to clause (ii), the failure to maintain a debt yield of at least 8.0% for two consecutive calendar quarters will not result in the occurrence of a Lakeside Shopping Center Trigger Period if within 10 business days after borrower’s receipt of written notice of the failure to satisfy the debt yield requirement, the borrower delivers a letter of credit in an amount which, if applied as a partial prepayment of the Lakeside Shopping Center Loan Combination, would cause the debt yield to be greater than or equal to 8.0%.

■	Property Management. The Lakeside Shopping Center Property is managed by Broadwall Management Corp., an affiliate of the borrower, pursuant to the terms of the management agreement. If (a) an event of default under the Lakeside Shopping Center Loan Combination has occurred and is continuing, (b) the manager shall no longer be affiliated with the borrower, (c) the manager is insolvent or is a debtor in a bankruptcy proceeding, or (d) the manager is in monetary or material non-monetary default under the management agreement beyond any applicable notice, grace and cure periods or has engaged in gross negligence, fraud or willful misconduct, then the lender, at its option, may require the borrower to engage a replacement management agent that is a Qualified Manager (as defined below) chosen by the borrower.

A “Qualified Manager” means a manager that is a reputable and experienced professional management organization (a) having at least 15 years’ experience managing, and at such time manages, at least 2,000,000 SF of like or better

B-26

LOAN #2: lakeside shopping center

quality retail space (excluding the Lakeside Shopping Center Property) or (b) any other reputable and experienced professional management organization approved by the lender.

The borrower may not replace the property manager without the consent of the lender, which may not be unreasonably withheld.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Lakeside Shopping Center Loan Combination documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Lakeside Shopping Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity; provided that so long as TRIPRA is in effect, and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA in satisfaction of the foregoing requirements. If TRIPRA or a similar or subsequent statute is not in effect, provided that terrorism insurance coverage is commercially available, the borrower is required to carry terrorism insurance coverage as described above, provided that the borrower is not required to spend on terrorism insurance more than one and a half (1.5) times the insurance premium then payable for the property and business interruption coverage required under the Lakeside Shopping Center Loan Combination (without giving effect to the cost of terrorism components of such coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

B-27

LOAN #3: 411 EAST WISCONSIN

B-28

LOAN #3: 411 EAST WISCONSIN

Floor	Tenants
30	Quarles & Brady LLP 23,309 SF | 9/2028
29	Quarles & Brady LLP 23,309 SF | 9/2028
28	Quarles & Brady LLP 23,309 SF | 9/2028
27	Quarles & Brady LLP 23,309 SF | 9/2028
26	Quarles & Brady LLP 23,309 SF | 9/2028
25	Quarles & Brady LLP 23,309 SF | 9/2028
24	Quarles & Brady LLP 23,309 SF | 9/2028
23	Quarles & Brady LLP 23,309 SF | 9/2028
22	Morgan Stanley Smith Barney 20,944 SF | 4/2023; CoStar Group 2,471 SF | 11/2020
21	Nicholas Company, Inc. 11,676 SF | 4/2027; Vacant 1,797 SF; Vacant 4,103 SF; Vacant 8,576 SF; Robert Half International, Inc 8,010 SF | 2/2021
20	Landaas & Company 12,184 SF | 4/2019; Landaas & Company 974 SF | 4/2019; Vacant 9,715 SF
19	American Appraisal Associates 22,785 SF | 4/2022
18	Lindner & Marsack, S.C. 13,664 SF | 11/2023; Lindner & Marsack, S.C. 352 SF | 11/2023; Clearly Gull, Inc. 7,779 SF | 9/2027; Vacant 2,013 SF; Vacant 173 SF
17	UBS Financial Services, Inc. 3,662 SF | 9/2024; Generation Growth Capital, Inc. 2,552 SF | 12/2021; Generation Growth Capital, Inc. 651 SF | 12/2021; Vacant 4,614 SF
16	RSM US LLP 14,010 SF | 6/2023; US Legal Support Inc. 2,435 SF | 9/2022; Vacant 7,397 SF; Vacant 174 SF
15	Decision Resources, Inc. 24,016 SF | 5/2027
14	PNC, National Association 10,000 SF | 4/2019; PNC, National Association 3,992 SF | 4/2019; PNC, National Association 112 SF | 4/2019; Vacant 9,301 SF
13	Mercer (US) Inc. 22,638 SF | 11/2023
12	Mercer (US) Inc. 4,925 SF | 11/2023; Vacant 1,806 SF; Vacant 3,146 SF; Von Briesen & Roper, SC 1,573 SF | 12/2017; Mason Wells, Inc. 8,113 SF | 11/2023; Mason Wells, Inc. 3,339 SF | 11/2023; Vacant 181 SF
11	Von Briesen & Roper, SC 22,638 SF | 5/2023
10	Von Briesen & Roper, SC 22,638 SF | 5/2023
9	Von Briesen & Roper, SC 22,638 SF | 5/2023
8	Northwestern Mutual Life Insurance 23,992 SF | 3/2019
7	Northwestern Mutual Life Insurance 23,992 SF | 3/2019
6	Wisconsin Athletic Club 23,138 SF | 8/2025
5	Management Office 2,707 SF; ABM Janitorial 3,734 SF | 6/2020; Wisconsin Athletic Club 7,847 SF | 8/2025; Level 3 Communications 7,730 SF | 9/2017; Rau Family Dentistry 1,126 SF | 5/2019; Vacant 185 SF
4	Central Parking Systems, Inc. 1,450 SF | MTM; Vacant 1,202 SF; Jeff Rhine dba Virtual Empire 237 SF | 4/2020; Central Parking Systems, Inc. 300 SF | MTM; Von Briesen & Roper, SC 912 SF | 5/2023; Vacant 5,076 SF; Vacant 3,008 SF
3	Vacant 12,424 SF; Vacant 5,297 SF; Vacant 780 SF; Wynn Capital Management 1,203 SF | 11/2017; Vacant 201 SF
2	
1	PNC, National Association 12,500 SF | 4/2019; Davian's 8,501 SF | 5/2018; Conference Center 1,180 SF; Wooll Enterprises LLC 950 SF | MTM; The Rauser Agency, Inc. 1,532 SF | 12/2020; Vacant 641 SF; Charles Schwab & Co., Inc. 4,472 SF | 4/2021; Vacant 1,310 SF
CC	Northwestern Mutual Life Insurance 8,336 SF | 3/2019

VACANT | MTM | BUILDING | 2017 – 2018 | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025 – 2026 | 2027+

B-29

LOAN #3: 411 EAST WISCONSIN

Germantown
Mequon
Menomonee Falls
Brookfield
Wauwatosa
Waukesha
Milwaukee
New Berlin
Franklin
Muskego
South Milwaukee
Oak Creek
Lake Michigan
YANKEE HILL
EAST TOWN
WEST TOWN
MILWAUKEE
HISTORIC THIRD WARD
411 East Wisconsin
411 East Wisconsin Avenue
Milwaukee, WI 53202
Cathedral Square
Pere Marquette Park
Zeidler Park
U.S. Post Office
Wisconsin Center
794
MAP © 2017 CARTIFACT

B-30

LOAN #3: 411 EAST WISCONSIN

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		MSMCH
Location (City/State)	Milwaukee, Wisconsin	Cut-off Date Balance(3)		$56,250,000
Property Type	Office	Cut-off Date Balance per SF(2)		$138.10
Size (SF)	678,839	Percentage of Initial Pool Balance		6.0%
Total Occupancy as of 6/6/2017(1)	87.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/6/2017(1)	87.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1984 / 2014-2016	Mortgage Rate		4.14000%
Appraised Value	$133,200,000	Original Term to Maturity (Months)		120
Appraisal Date	5/23/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Middleton Partners LLC	Original Interest Only Term (Months)		36
Property Management	Inland Companies, Inc. D/B/A Colliers International	First Payment Date		8/1/2017
		Maturity Date		7/1/2027

Underwritten Revenues(1)	$17,818,325
Underwritten Expenses	$7,761,032	Escrows(4)
Underwritten Net Operating Income (NOI)(1)	$10,057,294		Upfront	Monthly
Underwritten Net Cash Flow (NCF)(1)	$7,991,778	Taxes	$467,778	$233,889
Cut-off Date LTV Ratio(2)	70.4%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	61.1%	Replacement Reserve	$0	$11,135
DSCR Based on Underwritten NOI / NCF(1)(2)	1.84x / 1.46x	TI/LC(5)	$0	$75,089
Debt Yield Based on Underwritten NOI / NCF(1)(2)	10.7% / 8.5%	Other(6)	$627,920	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$93,750,000	73.6%	Purchase Price(7)	$122,329,235	96.1%
Principal’s New Cash Contribution	33,550,286	26.4%	Closing Costs	3,875,353	3.0
			Reserves	1,095,698	0.9
Total Sources	$127,300,286	100.0%	Total Uses	$127,300,286	100.0%

(1)	Occupancy includes Northwestern Mutual Life Insurance (56,320 SF, 8.3% of GLA), which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019. Rent from such tenant was not underwritten.

(2)	Calculated based on the aggregate outstanding principal balance of the 411 East Wisconsin Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $56,250,000 represents the controlling note A-1 of the $93,750,000 411 East Wisconsin Loan Combination, which is evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $93,750,000. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-Off Date of $37,500,000, is currently held by Morgan Stanley Bank, N.A., and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	The borrower is not required to make the monthly deposit to the TI/LC reserve if it would cause the amount then on deposit to exceed the TI/LC reserve cap of $2,703,191.

(6)	The Upfront Other reserve includes $388,645 in outstanding tenant improvements and leasing commissions, a $175,000 deferred maintenance reserve and $64,275 in outstanding free rent.

(7)	The borrower acquired the 411 East Wisconsin Property for a contract purchase price of $124,600,000. $124,600,000 less a seller credit of $2,270,765, which represents tenant improvement obligations for Quarles & Brady LLP (which were paid at closing) and the balance of outstanding tenant improvement obligations results in a net purchase price of $122,329,235.

■	The Mortgage Loan. The mortgage loan (the “411 East Wisconsin Loan”) is part of a loan combination (the “411 East Wisconsin Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 678,839 SF office building located in Milwaukee, Wisconsin (the “411 East Wisconsin Property”). The 411 East Wisconsin Loan, which is evidenced by the controlling note A-1, had an original principal balance of $56,250,000, has an outstanding principal balance as of the Cut-off Date of $56,250,000 and represents approximately 6.0% of the Initial Pool Balance. The related companion loan is evidenced by the non-controlling note A-2, which had an original principal balance of $37,500,000, has an outstanding principal balance as of the Cut-off Date of $37,500,000, is currently held by Morgan Stanley Bank, N.A., and is expected to be contributed to one or more future commercial mortgage securitization transactions. The 411 East Wisconsin Loan Combination, which accrues interest at an interest rate of 4.14000% per annum, was originated by Morgan Stanley Bank, N.A. on June 29, 2017, had an original principal balance of $93,750,000 and has an outstanding principal balance as of the Cut-off Date of $93,750,000. The proceeds of the 411 East Wisconsin Loan Combination were primarily used to acquire the 411 East Wisconsin Property, fund reserves and pay origination costs.

The 411 East Wisconsin Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 411 East Wisconsin Loan Combination requires monthly payments of interest only through the due date in July 2020, after which it requires monthly payments of interest and principal sufficient to amortize the 411 East Wisconsin Loan Combination over a 30-year amortization schedule. The scheduled maturity date of the 411 East Wisconsin Loan Combination is the due date in July 2027. At any time after the earlier of 42 months following the first due date under the 411 East Wisconsin Loan Combination and the 25th due date following the securitization of the last portion of the 411 East Wisconsin Loan Combination, the 411 East Wisconsin Loan Combination may be, provided no event of default has occurred and is continuing under the 411 East Wisconsin Loan Combination documents, defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 411 East Wisconsin Loan Combination documents. Voluntary prepayment of the 411 East Wisconsin Loan Combination in full without payment of any yield

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maintenance or any other prepayment premium is permitted on or after the due date in April 2027. In addition, in connection with release of a release parcel (as described below under “—Release of Collateral”), the 411 East Wisconsin Loan Combination can be prepaid in the amount of $24,712,500 at any time on or prior to the first anniversary of the loan origination date, without payment of any yield maintenance premium or any other prepayment premium.

■	The Mortgaged Property. The 411 East Wisconsin Property consists of a 30-story, Class A, multi-tenant office building totaling 678,839 SF (the “Office Tower”), an eight-story parking garage that is next door to, and attached to, the Office Tower (the “Attached Garage”) and another six-story parking garage located across the street from the Office Tower (the “Annex Garage”).The Attached Garage and Annex Garage are connected via an overhead walkway and combine for 1,394 parking spaces. The Office Tower and the Attached Garage are situated on an entire city block, in downtown Milwaukee, bound by Wisconsin Avenue to the north, Jefferson Street to the east, Michigan Street to the south and Milwaukee Street to the west. The 411 East Wisconsin Property was built in 1984 and has undergone a variety of renovations at a cost of $14,707,479 between 2014 and 2016, according to the borrower sponsor. The scope of the renovations included parking garage repairs/upgrades ($3,328,378), interior improvements to the Office Tower ($4,358,679), exterior improvements to the Office Tower ($150,887), upgrades to the office tower mechanical systems ($6,338,353) and upgrades to the furniture, fixtures and equipment ($531,182). Building amenities include a glass-tiered lobby atrium, tenant conference facilities, a lower level courtyard with a reflecting pond, on-site parking and a sundry shop.

The largest tenant, Quarles & Brady LLP (27.5% of GLA), and second largest tenant, Von Briesen & Roper, SC (“Von Briesen”) (10.4% of GLA), have both increased their space at the 411 East Wisconsin Property by over 50.0% since they originally took occupancy in 1986 and 2002, respectively. Quarles & Brady LLP is a multidisciplinary legal services provider which is included in a listing of the largest 200 United States law firms, which has approximately 500 attorneys practicing in Chicago, Indianapolis, Madison, Milwaukee, Naples, Phoenix, Scottsdale, Tampa, Tucson, and Washington, D.C. The second largest tenant, Von Briesen, is a law firm. The third largest tenant, Northwestern Mutual Life Insurance (8.3% of GLA), is expected to vacate its space upon expiration of its lease on March 31, 2019. The fourth largest tenant, Wisconsin Athletic Club (4.6% of GLA), the largest privately-owned athletic club in Wisconsin, has been a tenant at the 411 East Wisconsin Property since 1999 and expanded its space by 7,847 SF in 2015.

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The following table presents certain information relating to the major tenants at the 411 East Wisconsin Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration		Renewal / Extension Options
Quarles & Brady LLP(3)	NR / NR / NR	186,472	27.5%	$3,263,260	35.7%	$17.50	9/30/2028		2, 5-year options
Von Briesen & Roper, SC	NR / NR / NR	70,759	10.4	1,206,153	13.2	$17.05	5/31/2023	(4)	3, 5-year options
Wisconsin Athletic Club	NR / NR / NR	30,985	4.6	558,969	6.1	$18.04	8/31/2025		1, 5-year option
PNC, National Association	A+ / A3 / A-	26,604	3.9	546,083	6.0	$20.53	4/30/2019		2, 5-year options
Mercer (US) Inc.(5)	NR / NR / NR	27,563	4.1	518,736	5.7	$18.82	11/30/2023		2, 5-year options
American Appraisal Associates	NR / NR / NR	23,685	3.5	379,598	4.2	$16.03	4/30/2022		1, 5-year option
Morgan Stanley Smith Barney(6)	A / A3 / BBB+	20,944	3.1	378,039	4.1	$18.05	4/30/2023		1, 5-year option
Decision Resources, Inc.	NR / NR / NR	24,016	3.5	353,275	3.9	$14.71	5/31/2027		1, 5-year option
RSM US LLP	NR / NR / NR	14,010	2.1	235,508	2.6	$16.81	6/30/2023		1, 5-year option
Landaas & Company	NR / NR / NR	13,158	1.9	219,312	2.4	$16.67	4/30/2019		1, 5-year option
Ten Largest Owned Tenants		438,196	64.6%	$7,658,933	83.8%	$17.48
Remaining Tenants(7)		100,303	14.8	1,479,090	16.2	$15.34
Vacant(8)		140,340	20.7	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(6)		678,839	100.0%	$9,138,024	100.0%	$17.09

(1)	Based on the underwritten rent roll dated June 6, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Quarles & Brady LLP has the two-time option to reduce its space by up to one full floor effective at any time from June 1, 2021 through May 31, 2026 by giving at least 12 months’ notice and payment of a termination fee (that is proportionate to the relinquished space) equal to the sum of tenant improvement costs, rent credits and other costs associated with Quarles & Brady LLP’s space at the 411 East Wisconsin Property that were paid by the landlord (as calculated under the lease). Each relinquished space must be a contiguous space of at least 11,500 SF on the lowest floor of the 411 East Wisconsin Property that Quarles & Brady LLP leases. Quarles & Brady LLP may not exercise its contraction rights within two years of the most recent exercise of expansion.
(4)	Von Briesen has 1,573 SF of storage space that expires 12/31/2017.
(5)	Mercer (US) Inc. has the option to terminate its lease effective May 31, 2019 provided Mercer (US) Inc. provides 14 months’ notice and pays a termination fee equal to the sum of (i) tenant improvement costs, rent credits and other costs associated with Mercer (US) Inc.’s space at the 411 East Wisconsin Property that were paid by the landlord (as calculated under the lease), (ii) $267,085.50 and (iii) six months of operating cost share rent and tax share rent at the estimated rate, as reasonably determined by the landlord, in effect for the month of June, 2019.
(6)	The tenant is an affiliate of the loan originator and loan seller.
(7)	The Remaining Tenants Tenant GLA includes, among other tenants, 1,180 SF of conference center space and 2,707 SF of management office space. Remaining Tenants and Total / Wtd. Avg. All Tenants UW Base Rent $ per SF exclude such 1,180 SF of conference center space and 2,707 SF of management office space, as no rent is attributed to such space.
(8)	Vacant includes Northwestern Mutual Life Insurance (56,320 SF, 8.3% GLA), which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019.

The following table presents certain information relating to the lease rollover schedule at the 411 East Wisconsin Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	2,700	0.4%	0.4%	$21,210	0.2%	$7.86	2
2017	10,506	1.5%	1.9%	$180,026	2.0%	$17.14	2
2018	8,501	1.3%	3.2%	$28,183	0.3%	$3.32	1
2019	40,888	6.0%	9.2%	$792,226	8.7%	$19.38	4
2020	7,974	1.2%	10.4%	$133,478	1.5%	$16.74	4
2021	15,685	2.3%	12.7%	$276,868	3.0%	$17.65	3
2022	26,120	3.8%	16.6%	$423,915	4.6%	$16.23	2
2023	157,648	23.2%	39.8%	$2,724,413	29.8%	$17.28	6
2024	3,662	0.5%	40.3%	$61,144	0.7%	$16.70	1
2025	30,985	4.6%	44.9%	$558,969	6.1%	$18.04	1
2026	0	0.0%	44.9%	$0	0.0%	$0.00	0
2027	43,471	6.4%	51.3%	$674,331	7.4%	$15.51	3
2028 & Thereafter(4)	190,359	28.0%	79.3%	$3,263,260	35.7%	$17.50	1
Vacant(5)	140,340	20.7%	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.(4)	678,839	100.0%		$9,138,024	100.0%	$17.09	30

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and which are not reflected in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(4)	2028 & Thereafter Expiring Owned GLA includes, among other tenants, 1,180 SF of conference center space and 2,707 SF of management office space. 2028 & Thereafter and Total / Wtd. Avg. All Tenants UW Base Rent $ per SF exclude such 1,180 SF of conference center space and 2,707 SF of management office space, as no rent is attributed to such space.

(5)	Vacant includes Northwestern Mutual Life Insurance (56,320 SF, 8.3% of GLA), which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019.

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The following table presents certain information relating to historical leasing at the 411 East Wisconsin Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 6/6/2017(2)
Owned Space	88.1%	76.0%	93.0%	90.0%	87.6%

(1)	As provided by the borrower which reflects average occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated June 6, 2017. Includes Northwestern Mutual Life Insurance (56,320 SF, 8.3% of GLA), which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 411 East Wisconsin Property:

Cash Flow Analysis(1)

	2015	2016	TTM 4/30/2017	Underwritten	Underwritten $ per SF
Gross Potential Rent(2)	$8,537,792	$9,160,877	$9,261,127	$11,041,494	$16.27
Reimbursements	5,392,035	6,512,999	6,517,729	7,003,910	10.32
Other Income(3)	2,377,159	2,489,721	2,558,611	2,565,541	3.78
Vacancy, Credit Loss & Concessions(4)	(587,903)	(407,393)	(514,344)	(2,792,619)	(4.11)
Effective Gross Income	$15,719,083	$17,756,205	$17,823,123	$17,818,325	$26.25

Real Estate Taxes	$2,362,989	$2,651,726	$2,677,035	$2,723,194	$4.01
Insurance	128,009	128,057	128,638	118,569	0.17
Management Fee	485,036	552,148	552,611	534,550	0.79
Other Expenses	4,139,090	4,357,225	4,288,577	4,384,719	6.46
Total Operating Expenses	$7,115,124	$7,689,156	$7,646,861	$7,761,032	$11.43

Net Operating Income	$8,603,959	$10,067,049	$10,176,262	$10,057,294	$14.82
TI/LC	0	0	0	1,926,890	2.84
Replacement Reserves	0	0	0	138,625	0.20
Net Cash Flow	$8,603,959	$10,067,049	$10,176,262	$7,991,778	$11.77

Occupancy	93.0%	90.0%	87.5%	79.3%(5)
NOI Debt Yield(6)	9.2%	10.7%	10.9%	10.7%
NCF DSCR(6)	1.58x	1.84x	1.86x	1.46x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Gross Potential Rent is based on the rent roll as of June 6, 2017 and includes rent steps of $332,981 through July 1, 2018.

(3)	Other Income includes storage rent, antenna rent, parking income, tenant service income and other miscellaneous income. The parking income accounts for $2,318,829 of the Underwritten Other Income.

(4)	Underwritten Vacancy, Credit Loss & Concessions includes base rent for Northwestern Mutual Life Insurance, which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019.

(5)	Underwritten Occupancy reflects in-place occupancy excluding Northwestern Mutual Life Insurance (56,320 SF, 8.3% of GLA), which is currently in occupancy but expected to vacate upon lease expiration on March 31, 2019.

(6)	NOI Debt Yield and NCF DSCR are based on the outstanding principal balance of the 411 East Wisconsin Loan Combination.

■	Appraisal. According to the appraisal, the 411 East Wisconsin Property had an “as-is” appraised value of $133,200,000 as of May 23, 2017. The appraiser valued the 411 East Wisconsin Property based on the two approaches below and gave equal weight to both approaches to determine the “as-is” appraised value of the 411 East Wisconsin Property.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$134,200,000	NA	7.50%
Discounted Cash Flow Approach	$133,200,000	9.00%	7.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on the Phase I environmental report dated May 3, 2017, there were no recognized environmental conditions related to the 411 East Wisconsin Property.

■	Market Overview and Competition. The 411 East Wisconsin Property is located in the downtown office submarket of Milwaukee, Wisconsin, according the appraisal. According to the appraisal, for the first quarter of 2017, the Milwaukee metropolitan office market contained 81,069,700 SF of office space, with a vacancy of 7.7% and effective rent of $16.16 per SF. According to a third party market report, for the first quarter of 2017, the downtown submarket Class A office vacancy was 13.7%, with an effective rent of $22.22 per SF.

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Northwestern Mutual Life Insurance, a tenant at the 411 East Wisconsin Property, is currently constructing a 32-story, 1.1 million SF mixed use tower, which will become the Northwestern Mutual Life Insurance headquarters, a few blocks from the 411 East Wisconsin Property. Northwestern Mutual Life Insurance is expected to vacate the 411 East Wisconsin Property upon its lease expiring on March 31, 2019.

The estimated 2016 population within a one-, three- and five-mile radius of the 411 East Wisconsin Property is 17,192, 200,756 and 425,330, respectively, according to the appraisal.

The following table presents certain information relating to sales comparables for the 411 East Wisconsin Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)	Sale Price per SF
411 East Wisconsin Property	Milwaukee, WI	678,839(2)	May 2017	$122.3(3)	$180.20
ABB Building	Wauwatosa, WI	91,009	Nov. 2016	$19.4	$212.62
Honey Creek Corporate	Milwaukee, WI	118,072	Sep. 2016	$17.3	$146.10
The 100 East Building	Milwaukee, WI	430,865	Aug. 2016	$78.0	$181.03
Milwaukee Center	Milwaukee, WI	370,000	Mar. 2016	$60.5	$163.51

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 6, 2017.

(3)	The borrower acquired the 411 East Wisconsin Property for a contract purchase price of $124,600,000. $124,600,000 less a seller credit of $2,270,765, which represents tenant improvement obligations for Quarles & Brady LLP (which were paid at closing) and the balance of outstanding tenant improvement obligations results in a net purchase price of $122,329,235.

The following table presents certain information relating to office lease comparables for the 411 East Wisconsin Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date(s)	GLA	Lease Term (months)	Base Rent per SF	Lease Type
Milwaukee Center	Milwaukee, WI	Merrill Lynch	Jan. 2018	7,002	60	$16.00	Triple Net
Milwaukee Center	Milwaukee, WI	Aspirant Investment Advisors	Nov. 2016	3,594	60	$17.00	Triple Net
100 East Wisconsin Ave.	Milwaukee, WI	Resources Global Professionals	Nov. 2016	2,887	63	$16.50	Triple Net
Milwaukee Center	Milwaukee, WI	Accenture	Sep. 2016	3,712	82	$16.50	Triple Net
Milwaukee Center	Milwaukee, WI	REV Group Inc.	May 2016	4,935	64	$16.50	Triple Net
U.S. Bank Center	Milwaukee, WI	National Investment Services	Jan 2016	10,676	120	$17.25	Triple Net
Schlitz RiverCenter	Milwaukee, WI	Minacs USA	Jan 2016	17,880	120	$13.00	Triple Net

(1)	Source: Appraisal.

■	The Borrower. The borrower is Middleton Milwaukee Investors LLC, a newly formed special purpose Delaware limited liability company structured to be bankruptcy remote, with two independent directors in its borrower structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 411 East Wisconsin Loan Combination. The borrower sponsor is Middleton Partners LLC. The non-recourse carveout guarantors for the 411 East Wisconsin Loan Combination are Mitchel Greenberg, Keith Jaffee, Mark Cypert and Peter Holstein, jointly and severally (together, the “411 East Wisconsin Non-Recourse Carveout Guarantors”).

The borrower has issued class A and class B shares. The cash equity contribution was provided by the class A shares and control of the borrower is held by the class B shares. The 411 East Wisconsin Non-Recourse Carveout Guarantors own 79.25% of the class B shares indirectly through family trusts and affiliated entities and indirectly own 12.5% of the class A shares through family trusts and affiliated entities. Middleton Partners LLC is a private real estate investment company, which serves as the platform for the investment activities of Mitchel Greenberg, Keith Jaffee and Peter Holstein, whose family trusts have invested in the class B shares of the borrower through such entity or its affiliates.

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■	Escrows. In connection with the origination of the 411 East Wisconsin Loan Combination, the borrower funded reserves of (i) $467,778 for real estate taxes; (ii) $388,645 for outstanding tenant improvements and leasing commissions obligations with respect to four tenants, including the third largest tenant, Northwestern Mutual Life Insurance, and the fifth largest tenant by underwritten rent, PNC, National Association, (iii) $64,275 for outstanding free rent with respect to two tenants and (iv) $175,000 for immediate repairs to the façade of the 411 East Wisconsin Property.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the 411 East Wisconsin Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $233,889), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, provided that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket insurance policies in accordance with the 411 East Wisconsin Loan Combination documents, (iii) a $11,135 monthly replacement reserve; and (iv) a $75,089 monthly tenant improvements and leasing commissions reserve; provided that the borrower is not required to make the monthly deposit to the tenant improvements and leasing commissions reserve if it would cause the amount then on deposit to exceed a cap of $2,703,191.

■	Lockbox and Cash Management. The 411 East Wisconsin Loan Combination is structured with a hard lockbox with springing cash management. The 411 East Wisconsin Loan Combination documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower or property manager with respect to the 411 East Wisconsin Property be deposited into such lockbox account within one business day following receipt. If no 411 East Wisconsin Cash Sweep Event Period (as defined below) exists, all funds in the lockbox account are required to be swept into the borrower’s operating account. Upon the first occurrence of a 411 East Wisconsin Cash Sweep Event Period, the lender is required to establish, and the borrower is required to cooperate with the cash management bank to establish, a lender controlled cash management account. During the continuance of a 411 East Wisconsin Cash Sweep Event Period, all cash flow is required to be swept from the lockbox account into such lender-controlled cash management account and applied in accordance with the 411 East Wisconsin Loan Combination documents to make deposits into reserve funds, as described under “—Escrows” above, to pay debt service on the 411 East Wisconsin Loan Combination; provided no event of default is continuing, to pay approved operating expenses in accordance with the approved annual budget and extraordinary expenses approved by the lender, and to deposit the remainder into a cash sweep account to be held as additional collateral for the 411 East Wisconsin Loan Combination during the continuance of such 411 East Wisconsin Cash Sweep Event Period.

A “411 East Wisconsin Cash Sweep Event Period” means the period:

(i)	commencing upon the occurrence of an event of default under the 411 East Wisconsin Loan Combination and ending upon the acceptance by the lender in its sole discretion of a cure of such event of default; or

(ii)	commencing upon the debt service coverage ratio of the 411 East Wisconsin Loan Combination falling below 1.10x for the immediately preceding six calendar months based on the trailing six months operating statements and rent rolls and ending upon the debt service coverage ratio being equal to or greater than 1.15x for the immediately preceding six calendar months based on the trailing six months operating statements and rent rolls; or

(iii)	commencing upon a Major Tenant (as defined below) terminating or cancelling its lease (including, without limitation, any rejection of its lease in a bankruptcy or similar proceeding) or a Major Tenant filing for bankruptcy or becoming involved in an insolvency proceeding, and ending upon either (x) such Major Tenant’s lease has been affirmed in bankruptcy and such Major Tenant is in occupancy of the entirety of its space, open for business and paying full contractual rent, or (y) the entirety of such Major Tenant’s space has been re-let to one or more replacement tenant(s) pursuant to a replacement lease(s), which replacement tenant(s) and lease(s) are acceptable to the lender, and the borrower delivers a reasonably acceptable tenant estoppel certificate(s) from each such replacement tenant(s) stating that such replacement tenant(s) is/are in occupancy of the entirety of such Major Tenant’s space, open for business and either paying full contractual rent or the lender has received sufficient amounts to escrow for the same (a “411 East Wisconsin Replacement Tenant Cure”); or

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(iv)	commencing upon (A) any Major Tenant’s lease terminates or fails to be in full force and effect for any reason, (B) any Major Tenant goes dark, vacates or otherwise fails to occupy its premises, or fails to be open for business during customary hours, (C) any Major Tenant gives a termination notice or notice to vacate under its lease for all or any portion of its premises or (D) one year prior to the stated expiration date of any Major Tenant’s lease unless it has been renewed or extended in accordance with its terms or on other terms acceptable to the lender and in all events in compliance with the requirements of the 411 East Wisconsin Loan agreement and ending upon either (x) such Major Tenant is open for business either pursuant to its lease or pursuant to a replacement lease acceptable to the lender, as evidenced by a reasonably acceptable tenant estoppel certificate stating that such Major Tenant is in occupancy of the entirety of such Major Tenant’s space, open for business and paying full contractual rent or (y) a 411 East Wisconsin Replacement Tenant Cure.

A “Major Tenant” means Quarles & Brady LLP, Von Briesen or any replacement tenant for the foregoing.

■	Property Management. The 411 East Wisconsin Property is managed by Inland Companies, Inc. d/b/a Colliers International, pursuant to the terms of the management agreement. If (a) an event of default under the 411 East Wisconsin Loan Combination has occurred and is continuing, (b) the property manager (I) is insolvent or a debtor in a bankruptcy proceeding or (II) has engaged in gross negligence, fraud or willful misconduct, (c) an event of default by the property manager occurs under the related management agreement (subject to any applicable grace periods) or (d) the debt service coverage ratio of the 411 East Wisconsin Loan Combination falls below 1.10x, then the lender, at its option, may require the borrower to engage a replacement management agent that is an unaffiliated Qualified Manager (as defined below) chosen by the borrower and terminate the property manager without fee or obligation to the lender.

A “Qualified Manager” means a manager that is a reputable and experienced professional management organization reasonably approved by the lender (which may be conditioned on a rating agency confirmation). The borrower may not replace the property manager without the consent of the lender, which may not be unreasonably withheld (and may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. During the period ending on (and including) the first anniversary of the loan origination date, provided no event of default is continuing under the 411 East Wisconsin Loan Combination, the borrower is permitted to obtain the release of a release parcel comprised of the Attached Garage and the Annex Garage, upon prepayment of the 411 East Wisconsin Loan Combination in the amount of $24,712,500 and satisfaction of the following conditions, among others: (i) the loan-to-value ratio of the remaining 411 East Wisconsin Property following such release does not exceed the lesser of (x) 70.5% or (y) the loan-to-value ratio immediately prior to the release, (ii) the debt service coverage ratio of the remaining 411 East Wisconsin Property following such release exceeds the greater of (x) 1.44x and (y) the debt service coverage ratio immediately prior to the release, (iii) the debt yield of the remaining 411 East Wisconsin Property following such release exceeds the greater of (x) 8.41% and (y) the debt yield immediately prior to the release, (iv) delivery of a reciprocal easement agreement or similar instrument reasonably acceptable to the lender, providing mutual ingress, egress, parking and utility easements and otherwise containing certain covenants and restrictions providing for the harmonious development and operation of the 411 East Wisconsin Property and the release parcel to the extent reasonably necessary to the continued operation thereof, (v) compliance of such release with legal and zoning requirements (including subdivision or similar applicable process), leases (including parking requirements therein) and covenants applicable to the 411 East Wisconsin Property, (vi) the release parcel constitutes a separate tax parcel or all documentation required for the creation of such separate tax parcel has been submitted to the applicable governmental authority and the issuance thereof is simply an administrative matter; provided, however, that the lender may continue to reserve taxes for the release parcel until such time as evidence is received that the release parcel is being assessed separately and (vii) receipt of a legal opinion that such release will not endanger the status of the issuing entity as a REMIC, result in the imposition of a tax upon the issuing entity or its assets or transactions or cause the 411 East Wisconsin Loan Combination to fail to satisfy REMIC requirements. No yield maintenance premium or other prepayment premium is required in connection with the release of the release parcel.

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LOAN #3: 411 EAST WISCONSIN

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy (with a deductible that is acceptable to the lender and is no greater than $25,000) that provides coverage for terrorism in an amount equal to 100.0% of the full replacement cost of the 411 East Wisconsin Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 12-month extended period of indemnity; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. For so long as TRIPRA is in effect and continues to cover both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance coverage which covers against “covered acts” as defined by TRIPRA. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #4: old town san diego hotel portfolio

Courtyard by Marriott Old Town

Fairfield Inn & Suites Old Town

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LOAN #4: old town san diego hotel portfolio

MAP © 2017 CARTIFACT
MIRAMAR AIR FORCE BASE
La Jolla Bay
LA JOLLA VILLAGE
LA JOLLA
NORTH CLAIREMONT
KEARNY MESA
GILLESPIE FIELD
BAY HO
CLAIREMONT MESA
BAY PARK
PACIFIC BEACH
SERRA MESA
Mission Bay
San Diego
GRANTVILLE
Pacific Ocean
MISSION VALLEY
MISSION BEACH
UNIVERSITY HEIGHTS
NORMAL HEIGHTS
OLD TOWN
LOMA PORTAL
OCEAN BEACH
NORTH PARK
SAN DIEGO INTERNATIONAL AIRPORT (SAN)
MIDTOWN
CITY HEIGHTS
SUNSET CLIFFS
San Diego Bay
DOWNTOWN SAN DIEGO
NORTH ISLAND AIR STATION
Coronado
Carlsbad
Vista
Escondido
Encinitas
Solana Beach
Del Mar
Poway
Pacific Ocean
Santee
San Diego
El Cajon
La Mesa
National City
Chula Vista

Old Town San Diego Hotel Portfolio

#	Property Name	Address	City/State
1	Courtyard by Marriott Old Town	2345 Jefferson Street	San Diego, CA
2	Fairfield Inn & Suites Old Town	3900 Old Town Avenue	San Diego, CA

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LOAN #4: old town san diego hotel portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CREFI
Location (City/State)	San Diego, California	Cut-off Date Balance		$56,000,000
Property Type	Hospitality	Cut-off Date Balance per Room		$187,290.97
Size (Rooms)	299	Percentage of Initial Pool Balance		5.9%
Total TTM Occupancy as of 6/30/2017	85.4%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 6/30/2017	85.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		4.63000%
Appraised Value	$82,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/6/2017	Original Amortization Term (Months)		336
Borrower Sponsor	Kline Hotel Holdings, LLC	Original Interest Only Period (Months)		NAP
Property Management	Dolphin California Management, LLC	First Payment Date		9/6/2017
		Maturity Date		8/6/2027
Underwritten Revenues	$15,685,451
Underwritten Expenses	$9,239,326	Escrows
Underwritten Net Operating Income (NOI)	$6,446,125
Underwritten Net Cash Flow (NCF)	$5,818,707		Upfront	Monthly
Cut-off Date LTV Ratio	68.3%	Taxes	$298,729	$49,788
Maturity Date LTV Ratio	53.7%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	1.80x / 1.63x	FF&E(1)	$0	$54,586
Debt Yield Based on Underwritten NOI / NCF	11.5% / 10.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$56,000,000	94.6%	Loan Payoff	$58,486,027	98.8%
Principal’s New Cash Contribution	3,182,934	5.4	Closing Costs	398,178	0.7
			Reserves	298,729	0.5

Total Sources	$59,182,934	100.0%	Total Uses	$59,182,934	100.0%

(1)	The Old Town San Diego Hotel Portfolio Loan (as defined below) documents require monthly deposits into the FF&E reserve equal to the greater of (i) the amount required to be deposited pursuant to the franchise agreement and (ii) one-twelfth of 4% of gross revenue for the prior year (initially $54,586). See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Old Town San Diego Hotel Portfolio Loan”) is evidenced by a note in the original principal amount of $56,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in two limited service hotels with an aggregate of 299 rooms located in San Diego, California (the “Old Town San Diego Hotel Portfolio Properties”). The Old Town San Diego Hotel Portfolio Loan was originated by Citi Real Estate Funding Inc. on July 25, 2017 and represents approximately 5.9% of the Initial Pool Balance. The note evidencing the Old Town San Diego Hotel Portfolio Loan had an original principal balance of $56,000,000, has an outstanding principal balance as of the Cut-off Date of $56,000,000 and accrues interest at an interest rate of 4.63000% per annum. The proceeds of the Old Town San Diego Hotel Portfolio Loan were used to refinance existing debt on the Old Town San Diego Hotel Portfolio Properties, fund reserves and pay origination costs.

The Old Town San Diego Hotel Portfolio Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Old Town San Diego Hotel Portfolio Loan requires monthly payments of $297,694, which payments include interest and principal based on a 28-year amortization schedule. The scheduled maturity date of the Old Town San Diego Hotel Portfolio Loan is the due date in August 2027. Provided that no event of default has occurred and is continuing under the Old Town San Diego Hotel Portfolio Loan documents, at any time after the second anniversary of the securitization Closing Date, the Old Town San Diego Hotel Portfolio Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Old Town San Diego Hotel Portfolio Loan documents. Provided that no event of default has occurred and is continuing under the Old Town San Diego Hotel Portfolio Loan documents, voluntary prepayment of the Old Town San Diego Hotel Portfolio Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in April 2027.

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LOAN #4: old town san diego hotel portfolio

■	The Mortgaged Properties. The Old Town San Diego Hotel Portfolio Properties consist of two limited service hospitality properties located in the Old Town district of San Diego, California. The Courtyard by Marriott Old Town (the “Courtyard by Marriott Old Town Property”), and the Fairfield Inn & Suites Old Town (the “Fairfield Inn & Suites Old Town Property”), contain an aggregate of 299 rooms, and as of June 30, 2017, combined Total Occupancy and Owned Occupancy were both 85.4%.

The following table presents certain information relating to the Old Town San Diego Hotel Portfolio Properties:

Property Name	Year Built / Renovated	Total Rooms	Occupancy	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	UW NCF
Courtyard by Marriott Old Town	1987 / 2016	176	84.8%	$34,350,000	61.3%	$51,000,000	$3,524,843
Fairfield Inn & Suites Old Town	1988 / 2012	123	86.3%	21,650,000	38.7	31,000,000	2,293,864
Total / Wtd. Avg.		299	85.4%	$56,000,000	100.0%	$82,000,000	$5,818,707

Courtyard by Marriott Old Town Property

The Courtyard by Marriott Old Town Property is a 176-room limited service hotel located in the Old Town neighborhood of San Diego, California. The Courtyard by Marriott Old Town Property was built in 1987 and has undergone $6.2 million dollars in renovations since 2012, including approximately $3.7 million most recently spent on the Courtyard by Marriott Old Town Property during a 2015-2016 renovation. Renovations at the Courtyard by Marriott Old Town Property covered the hotel’s guestrooms, corridors, meeting space, lobby and restaurant. The Courtyard by Marriott Old Town Property operates under a franchise agreement with MIF, L.L.C., an affiliate of Marriott International Inc., which expires on April 25, 2031, more than three years following the Old Town San Diego Hotel Portfolio Loan maturity date. Because of the recent renovations, no PIP is currently required at the Courtyard by Marriott Old Town Property. The Courtyard by Marriott Old Town Property consists of one four-story building and one two-story annex with both surface parking and three subterranean parking garages located beneath the buildings. Amenities at the Courtyard by Marriott Old Town Property include an outdoor pool, fitness center, airport shuttle, market pantry and guest laundry room, as well as a 57 seat restaurant and lounge located adjacent to the lobby where breakfast and dinner are served daily. The Courtyard by Marriott Old Town Property contains five meeting rooms totaling 3,416 SF. The guestroom mix at the Courtyard by Marriott Old Town Property includes 90 double bed rooms, 70 king bed rooms, 8 studio suites and 8 one-bedroom suites.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Courtyard by Marriott Old Town Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Occupancy				ADR				RevPAR
	12/31/2014	12/31/2015	12/31/2016(2)	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016(2)	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016(2)	TTM 6/30/2017
Courtyard by Marriott Old Town	88.3%	84.4%	79.5%	84.8%	$138.60	$148.63	$146.41	$149.48	$122.36	$125.45	$116.36	$126.77
Competitive Set	86.1%	84.3%	86.2%	86.6%	$142.77	$151.66	$156.40	$157.79	$122.99	$127.88	$134.86	$136.72
Penetration Rate	102.5%	100.1%	92.2%	97.9%	97.1%	98.0%	93.6%	94.7%	99.5%	98.1%	86.3%	92.7%

(1)	Source: Travel Research Report.

(2)	The Courtyard by Marriott Old Town Property underwent a PIP in 2016 that resulted in the loss of 3,305 and 880 room nights in January and February 2016, respectively, and also suffered from a flood caused by a storm which closed the Courtyard by Marriott Old Town Property for six days in 2016.

The following table presents certain information relating to the 2016 demand analysis with respect to the Courtyard by Marriott Old Town Property based on market segmentation, as provided in the appraisal for the Courtyard by Marriott Old Town Property:

2016 Accommodated Room Night Demand(1)

Commercial/Government	Leisure	Group
45%	35%	20%

(1)	Source: Appraisal.

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LOAN #4: old town san diego hotel portfolio

Fairfield Inn & Suites Old Town Property

The Fairfield Inn & Suites Old Town Property is a 123-room limited service hotel located in the Old Town neighborhood of San Diego, California. The Fairfield Inn & Suites Old Town Property was constructed in 1988 initially under the Holiday Inn Express flag and, after being acquired by the sponsor, was converted to a Fairfield Inn & Suites flag in 2012 following a $4 million renovation of the Fairfield Inn & Suites Old Town Property’s interior and exterior, including all guestrooms, corridors and public spaces. Additionally, the sponsor invested approximately $500,000 towards property renovations in 2015. Because of the recent renovations, no PIP is currently required at the Fairfield Inn & Suites Old Town Property. The Fairfield Inn & Suites Old Town Property operates under a franchise agreement with MIF, L.L.C., an affiliate of Marriott International, Inc., which expires on January 5, 2032, more than four years following the Old Town San Diego Hotel Portfolio Loan’s maturity date. The Fairfield Inn & Suites Old Town Property consists of three buildings that are interconnected by covered walkways forming a central courtyard. Parking at the Fairfield Inn & Suites Old Town Property is located in a subterranean garage located below the buildings. Amenities at the Fairfield Inn & Suites Old Town Property include an outdoor pool, fitness center, airport shuttle, and guest laundry room, as well as a 36 seat breakfast dining area where complimentary breakfast is provided to hotel guests. The Fairfield Inn & Suites Old Town Property contains two meeting rooms totaling 1,260 SF. The guestroom mix at the Fairfield Inn & Suites Old Town Property includes 60 double bed rooms, 59 king bed rooms and 4 one-bedroom suites.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Fairfield Inn & Suites Old Town Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Occupancy				ADR				RevPAR
	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017
Fairfield Inn & Suites Old Town	89.8%	88.2%	86.2%	86.3%	$134.33	$143.43	$144.52	$147.45	$120.61	$126.53	$124.59	$127.20
Competitive Set	83.6%	82.6%	81.4%	82.7%	$128.33	$137.00	$139.34	$141.03	$107.22	$113.22	$113.40	$116.66
Penetration Rate	107.5%	106.7%	105.9%	104.3%	104.7%	104.7%	103.7%	104.6%	112.5%	111.8%	109.9%	109.0%

(1)	Source: Travel Research Report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Fairfield Inn & Suites Old Town Property based on market segmentation, as provided in the appraisal for the Fairfield Inn & Suites Old Town Property:

2016 Accommodated Room Night Demand(1)

Commercial/Government	Leisure	Group
65%	25%	10%

(1)	Source: Appraisal.

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LOAN #4: old town san diego hotel portfolio

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Old Town San Diego Hotel Portfolio Properties:

Cash Flow Analysis(1)

	2014	2015	2016(2)	TTM 6/30/2017	Underwritten	Underwritten $ per Room
Room Revenue	$13,274,711	$13,739,701	$13,095,360	$13,836,079	$13,836,079	$46,275
Food & Beverage Revenue	933,715	917,668	864,471	926,304	926,304	3,098
Other Revenue(3)	762,813	848,122	745,672	923,068	923,068	3,087
Total Revenue	$14,971,239	$15,505,491	$14,705,503	$15,685,451	$15,685,451	$52,460

Room Expense	2,910,806	2,927,911	2,941,841	3,129,196	3,132,848	10,478
Food & Beverage Expense	691,601	686,247	658,819	704,886	704,886	2,357
Other Expense	177,691	146,249	120,704	133,049	133,049	445
Total Departmental Expense	$3,780,098	$3,760,407	$3,721,364	$3,967,131	$3,970,783	$13,280
Total Undistributed Expense	4,202,571	4,649,790	4,396,555	4,476,733	4,556,529	15,239
Total Fixed Charges	768,218	747,011	759,887	727,946	712,014	2,381
Total Operating Expenses	$8,750,887	$9,157,208	$8,877,806	$9,171,810	$9,239,326	$30,901

Net Operating Income	$6,220,352	$6,348,283	$5,827,697	$6,513,641	$6,446,125	$21,559
FF&E	598,850	620,220	588,220	627,418	627,418	2,098
Net Cash Flow	$5,621,502	$5,728,063	$5,239,476	$5,886,223	$5,818,707	$19,461

Occupancy	88.9%	86.0%	82.2%	85.4%	85.4%
NOI Debt Yield	11.1%	11.3%	10.4%	11.6%	11.5%
NCF DSCR	1.57x	1.60x	1.47x	1.65x	1.63x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The decrease in 2016 Room Revenue was primarily due to a PIP at the Courtyard by Marriott Old Town Property that resulted in the loss of 3,305 and 880 room nights in January and February 2016, respectively, as well as a flood caused by a storm which closed the Courtyard by Marriott Old Town Property for six days.

(3)	Other Revenue consists of gift shop sales, movie rentals, guest laundry, vending commissions, cancellation fees and other miscellaneous sources of revenue.

■	Appraisal. According to the appraisals, the Old Town San Diego Hotel Portfolio Properties had an aggregate “as-is” appraised value of $82,000,000 as of July 6, 2017. The individual “as-is” appraised values as of July 6, 2017 are $51,000,000 for the Courtyard by Marriott Old Town Property and $31,000,000 for the Fairfield Inn & Suites Old Town Property.

■	Environmental Matters. According to the Phase I environmental reports, each dated July 3, 2017, there were no recognized environmental conditions or recommendations for further action at the Old Town San Diego Hotel Portfolio Properties except for the continued implementation of the existing asbestos O&M plan at each of the Old Town San Diego Hotel Portfolio Properties.

■	Market Overview and Competition. The Old Town San Diego Hotel Portfolio Properties are both located in the Old Town neighborhood of San Diego, California, approximately 3.5 miles north of the San Diego central business district and less than one mile north of the San Diego International Airport. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Old Town San Diego Hotel Portfolio Properties ranges from 12,817-13,514, 140,507-148,779 and 436,478-442,291, respectively, between the two subject properties. According to the appraisal, 2017 estimated average household income within a one-, three- and five-mile radius of the Old Town San Diego Hotel Portfolio Properties ranges from $114,763-$116,189, $93,458-$94,829 and $90,052-$90,778, respectively, between the two subject properties. According to the appraisal, there are no hotels under construction or in development which are expected to be primarily competitive with the Old Town San Diego Hotel Portfolio Properties.

Old Town is a neighborhood in downtown San Diego which is the site of the first European settlement in present-day California. Old Town contains Presidio Park and Old Town San Diego State Historic Park, both of which are listed on the National Register of Historic Places. Demand drivers located within five miles of the Old Town San Diego Hotel Portfolio Properties include the San Diego Convention Center, SeaWorld San Diego, San Diego Zoo and the University of San Diego. The San Diego Convention Center hosts annual events such as San Diego Comic-Con International, the American College of Cardiology Scientific Session, the National Safety Council Expo, Cisco Live and the Esri User Conference. During 2016, the San Diego Convention Center generated nearly 750,000 estimated hotel room nights through bookings for conventions and trade show events.

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LOAN #4: old town san diego hotel portfolio

The largest employer in the market is the federal government, which includes the area’s extensive military installations. The U.S. military presence in San Diego County is estimated to be the largest in the world, currently containing 16 major bases, including the well-known Marine Corps Base Camp Pendleton and the Naval Base San Diego. In addition to the armed forces, the defense industry in San Diego includes innovation companies focused on unmanned vehicles, cyber security, shipbuilding, and robotics. San Diego County also contains the campuses of six universities.

The Old Town San Diego Hotel Portfolio Properties share a competitive set. The appraiser identified four properties with varying degrees of competitiveness to the Old Town San Diego Hotel Portfolio Properties. The following table presents certain information related to the competitive properties identified in the appraisals for the Old Town San Diego Hotel Portfolio Properties:

Old Town San Diego Hotel Portfolio Properties Competitive Set(1)

Property	Year Opened	Number of Rooms(2)	Distance (in miles)	Commercial / Government Demand	Leisure Demand	Group Demand	Appraiser’s Estimated 2016 Occupancy(3)	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Courtyard by Marriott Old Town	1987	176	—	45%	35%	20%	79.7%	$146.23	$116.54
Fairfield Inn & Suites Old Town	1988	123	—	65%	25%	10%	86.5%	$144.51	$124.93
Hilton Garden Inn San Diego Old Town Sea World Area	2015	179	0.5	35%	60%	5%	85% –90%	$150 – $160	$130 – $140
Best Western Plus Hacienda Old Town	1987	200	0.2	30%	45%	25%	75% –80%	$140 – $150	$110 – $115
Holiday Inn Express San Diego Airport Old Town	1989	123	0.6	30%	60%	10%	85% –90%	$140 – $150	$125 – $130
La Quinta Inn San Diego Old Town	1988	79	0.1	30%	65%	5%	75% –80%	$120 – $125	$95 – $100
Total / Wtd. Average		581		39%	47%	14%	83.8%	$144.32	$120.99

(1)	Source: Appraisal.

(2)	Total Number of Rooms excludes rooms at the Old Town San Diego Hotel Portfolio Properties.

(3)	During 2016, the Courtyard by Marriott Old Town Property underwent a PIP that resulted in the loss of 3,305 and 880 room nights in January and February, respectively, and a flood caused by a storm closed the Courtyard by Marriott Old Town Property for six days.

■	The Borrowers. The borrowers are RPC Old Town Jefferson Owner, L.L.C., which owns the Courtyard by Marriott Old Town Property, and RPC Old Town Avenue Owner, L.L.C., which owns the Fairfield Inn & Suites Old Town Property. Each of the borrowers is a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Old Town San Diego Hotel Portfolio Loan. The non-recourse carveout guarantors are Kline Hotel Holdings, LLC and Clearview Hotel Capital, LLC, each of which are controlled by Jon Kline, the founder and CEO of Clearview Hotel Capital, LLC. Clearview Hotel Capital, LLC is a privately-held hotel investment and advisory company located in Newport Beach, California focused on acquiring and managing hotels in urban and unique locations. Founded in 2007 by Jon Kline, Clearview Hotel Capital, LLC has acquired over $1 billion of hotels containing over 8,500 rooms. Clearview Hotel Capital, LLC’s current portfolio is comprised of 10 hotel properties located across 8 states across the United States.

■	Escrows. On the origination date, the borrowers funded reserves of $298,729 for real estate taxes with respect to the Old Town San Diego Hotel Portfolio Properties.

On each monthly payment date, the borrowers are required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, initially estimated to be $49,788, (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay for renewal of the coverage, provided that the monthly insurance reserve deposit is waived if the borrowers are maintaining blanket insurance policies in accordance with the Old Town San Diego Hotel Portfolio Loan documents and (iii) a reserve for FF&E, initially estimated to be $54,586, in an amount equal to the greater of (a) one-twelfth of 4% of the annual gross revenues for the hotel related operations at the Old Town San Diego Hotel Portfolio Properties for the immediately preceding calendar year as reasonably determined by the lender and (b) the amount of the deposit (if any) then required by the franchisor under the franchise agreement.

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LOAN #4: old town san diego hotel portfolio

■	Lockbox and Cash Management. The Old Town San Diego Hotel Portfolio Loan is structured with a lender-controlled lockbox that is in place at origination and springing cash management. The borrowers were required, on or prior to the origination date of the Old Town San Diego Hotel Portfolio Loan, to send letters to all credit card companies directing such credit card companies to pay all sums directly to the lender-controlled lockbox account, and the borrowers and the property manager are required to deposit all revenue generated by the Old Town San Diego Hotel Portfolio Properties in the lockbox account. If any leases are in place at the Old Town San Diego Hotel Portfolio Properties, with respect to any payments under such leases constituting less than 5% of the annual revenue for either of the Old Town San Diego Hotel Portfolio Properties, the applicable borrower may instruct tenants to deliver sums payable under the leases by check to the borrower, after which the borrower deposits the checks in the lender-controlled lockbox at least twice per week. Prior to the occurrence of an Old Town San Diego Hotel Portfolio Trigger Period (as defined below), funds in the lockbox account are disbursed to the borrowers’ operating account. Upon the occurrence of an Old Town San Diego Hotel Portfolio Trigger Period, all sums on deposit in the lockbox account are required to be swept on each business day into a cash management account for the payment of, among other things, debt service and property operating expenses, and for the funding of monthly escrows, with any excess to be held as additional collateral by the lender until the termination of the applicable Old Town San Diego Hotel Portfolio Trigger Period. Upon the termination of any Old Town San Diego Hotel Portfolio Trigger Period, funds in the excess cash account are returned to the borrowers. Upon an event of default under the Old Town San Diego Hotel Portfolio Loan documents, the lender may apply funds from the Old Town San Diego Hotel Portfolio Properties in such order of priority as it may determine.

An “Old Town San Diego Hotel Portfolio Trigger Period” means a period commencing upon the earliest of (a) the occurrence of an event of default under the Old Town San Diego Hotel Portfolio Loan documents and continuing until the cure, if applicable, of such event of default, (b) the occurrence of the debt service coverage ratio including the Old Town San Diego Hotel Portfolio Loan being less than 1.20x, and continuing until the debt service coverage ratio is equal to or greater than 1.25x for three consecutive calendar months, (c) the occurrence of a Franchise Agreement Trigger Event (as defined below) and continuing until (x) the Franchise Agreement Cure Conditions (as defined below) are satisfied or (y) the branding, flagging, and operation of the applicable Old Town San Diego Hotel Portfolio Property pursuant to a replacement franchise agreement in accordance with the Old Town San Diego Hotel Portfolio Loan documents that is in full force and effect, and any required PIP reserve is deposited with the lender, (d) the occurrence of a Franchise Renewal Trigger Event (as defined below) and continuing until the occurrence of a Franchise Renewal Event (as defined below) and (e) the occurrence of a bankruptcy or similar insolvency of the property manager and continuing until such property manager is replaced in accordance with the Old Town San Diego Hotel Portfolio Loan documents.

“Franchise Agreement Cure Conditions” means (i) the applicable borrower has cured all defaults (if any) under the franchise agreement to the satisfaction of the applicable franchisor, (ii) the applicable borrower and the applicable franchisor have re-affirmed the franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction and (iv) the applicable Old Town San Diego Hotel Portfolio Property continues to be operated, “flagged” and branded pursuant to the franchise agreement.

A “Franchise Agreement Trigger Event” means the occurrence of any of the following: (i) a borrower being in default under the franchise agreement beyond any applicable notice and cure periods; (ii) a borrower or franchisor giving notice that it is terminating the franchise agreement; (iii) any termination or cancellation of a franchise agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of the franchisor) and/or the franchise agreement expiring or otherwise failing to otherwise be in full force and effect; (iv) any bankruptcy or similar insolvency of a franchisor; and (v) either of the Old Town San Diego Hotel Portfolio Properties failing to be operated, “flagged” and/or branded pursuant to the applicable franchise agreement.

A “Franchise Renewal Trigger Event” means an event which shall be deemed to have occurred if a Franchise Renewal Event does not occur on or before the date which is twelve months prior to the expiration of the then-applicable term of the franchise agreement.

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LOAN #4: old town san diego hotel portfolio

A “Franchise Renewal Event” means the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence shall include, without limitation, a duly executed estoppel certificate and comfort letter from the applicable franchisor (in each case, in form and substance reasonably acceptable to lender)) that (i) the related franchise agreement has been extended or replaced by a new franchise agreement in accordance with the terms of the Old Town San Diego Hotel Portfolio Loan documents, in each case, for a term expiring no earlier than three years after the maturity date of the Old Town San Diego Hotel Portfolio Loan, (ii) such franchise agreement (as so extended) or such replacement franchise agreement, as applicable, is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, a deposit has been made to the PIP escrow in accordance with the terms of the Old Town San Diego Hotel Portfolio Loan documents.

■	Property Management. The Old Town San Diego Hotel Portfolio Properties are currently managed by Dolphin California Management, LLC. The lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the Old Town San Diego Hotel Portfolio Loan documents has occurred and is continuing; (iii) such termination is required under the franchise agreement; (iv) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (v) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrowers have the right to replace the property manager provided that (i) no event of default is continuing under the Old Town San Diego Hotel Portfolio Loan documents, (ii) the borrowers provide the lender with 30 days’ notice, (iii) such replacement does not cause a termination right, right of first refusal, or termination fee to arise or default or material adverse effect to occur under the franchise agreement and (iv) the applicable new manager (and management agreement) are each approved by the lender in writing (which approval may be conditioned upon a rating agency confirmation if the new manager and management agreement fail to meet certain criteria set forth in the Old Town San Diego Hotel Portfolio Loan documents).

■	Mezzanine or Subordinate Indebtedness. None.

■	Release of Collateral. Provided that no event of default has occurred and is continuing under the Old Town San Diego Hotel Portfolio Loan documents, the borrowers may obtain the release of one of the Old Town San Diego Hotel Portfolio Properties at any time after the second anniversary of the securitization Closing Date by partially defeasing the Old Town San Diego Hotel Portfolio Loan with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Old Town San Diego Hotel Portfolio Loan documents, subject to the satisfaction of certain conditions, including, without limitation: (i) that the aforesaid defeasance collateral is sufficient to make all payments (including balloon payments) on a defeased portion of the Old Town San Diego Hotel Portfolio Loan, which such portion shall equal 135% of the allocated loan amount for the applicable Old Town San Diego Hotel Portfolio Property, (ii) when giving notice of the partial defeasance and after giving effect to the release, the debt service coverage ratio based on the remaining Old Town San Diego Hotel Portfolio Property being greater than the greater of (a) the debt service coverage ratio immediately prior to the release (or notice date, as applicable) of the respective Old Town San Diego Hotel Portfolio Property, and (b) 1.63x, (iii) when giving notice of the partial defeasance and after giving effect to the release, the loan-to-value ratio based on the remaining Old Town San Diego Hotel Portfolio Property being no greater than the lesser of (a) the loan to value ratio immediately prior to the release (or notice date, as applicable) of the respective Old Town San Diego Hotel Portfolio Property, and (b) 68.3%, and (iv) delivery of a ratings agency confirmation and REMIC opinion with respect to the partial defeasance.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Old Town San Diego Hotel Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income less non-continuing expenses of the Old Town San Diego Hotel Portfolio Properties for eighteen months, plus six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $100,000 except with respect to windstorm/named storms, which such insurance shall provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the applicable Old Town San Diego Hotel Portfolio Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #5: two fordham square

P.C. RICHARD
Marshalls
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verizon wireless
PLACE

B-50

LOAN #5: two fordham square

Two Fordham Square
2501-2511 Grand Concourse
Bronx, NY 10468
Englewood
Englewood Cliffs
Hudson River
Palisades Interstate Pkwy
Sylvan Ave
Riverdale
Woodlawn-Nordwood
Van Cortlandt Park
Woodlawn Cemetery
Mosholu Golf Course
Wakefield-Williamsbridge
Kings Bridge
Spuyten Duyvil
Bedford Park
Bronx River Pky
Columbia University-Baker Field
Inwood
University Heights
Bronx Community College
Fordham University -Rose Hill
Fordham
Bronx Park
Williams Bridge
Baychester
Allerton Ave
Boston Rd
E Gun Hill Rd
Bronx and Pelham Pky E
Jacobi Medical Center
Albert Einstein College of Medicine
Morris Park
Tremont
St Barnabas Hospital
Bronx Zoo
Southern Blvd
Morris Heights
Washington Heights
Columbia Presbyterian Medical Center
High Bridge
E Tremont Ave
Parkchester
White Plains Rd
Castle Hill Ave
Crotona Park
Claremont Park
3rd Ave
South Bronx
Yankee Stadium
Hamilton Heights
CUNY-City College
Soundview
Union Port
Melrose Ave
St Anns Ave
E 149th St
Mott Haven
Hunts Point
Morningside Heights
Harlem
Harlem Hospital Center
Barnard College-Columbia University
Columbia University
East Harlem
Upper West Side
Central Park
Yorkville
FDR Dr
Steinway
Upper East Side
Broadway
7th Ave
Ramsey
Tarrytown
Harrison
Stamford
White Plains
Scarsdale
NJ
NY
Paramus
Mamaroneck
Yonkers
Hackensack
Bronx
Glen Cove
Port Washington
Manhasset
New York
LaGuardia Airport
Manhattan
Jersey City
Queens
Westbury
Brooklyn
JFK Int'l Airport
Long Island Sound

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LOAN #5: two fordham square

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		BANA
Location (City/State)	Bronx, New York	Cut-off Date Balance		$52,500,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF		$204.23
Property Size (SF)(1)	257,062	Percentage of Initial Pool Balance		5.6%
Total Occupancy as of 6/30/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1930 / 2001-2003	Mortgage Rate		3.41800%
Appraised Value	$129,500,000	Original Term to Maturity (Months)		120
Appraisal Date	6/15/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Samuel J. Jemal and James J Houlihan	Original Interest Only Term (Months)		120
Property Management	JJ Operating Inc.	First Payment Date		9/1/2017
		Maturity Date		8/1/2027
Underwritten Revenues	$12,319,405
Underwritten Expenses	$4,245,022	Escrows
Underwritten Net Operating Income (NOI)	$8,074,383		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,645,463	Taxes	$131,087	$65,543
Cut-off Date LTV Ratio	40.5%	Insurance(2)	$0	$0
Maturity Date LTV Ratio	40.5%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	4.44x / 4.20x	TI/LC(3)	$0	$0
Debt Yield Based on Underwritten NOI / NCF	15.4% / 14.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$52,500,000	100.0%	Loan Payoff	$46,551,557	88.7%
			Principal Equity Distribution	4,564,036	8.7
			Closing Costs	1,253,320	2.4
			Reserves	131,087	0.2
Total Sources	$52,500,000	100.0%	Total Uses	$52,500,000	100.0%

(1)	The Two Fordham Square Property (as defined below) consists of 257,062 SF of total rentable area, of which 140,689 SF is leased to office tenants and 116,373 SF is leased to retail tenants.

(2)	The Two Fordham Square Loan documents require a monthly insurance reserve deposit unless the Two Fordham Square Property is maintained under an acceptable blanket insurance policy.

(3)	After the occurrence of a TI/LC Trigger Event (as defined below), the Two Fordham Square Loan documents require a monthly deposit of $175,000 for twelve consecutive payment dates or until the occurrence of a TI/LC Trigger Cure (as defined below) (see “—Escrows” below).

■	The Mortgage Loan. The mortgage loan (the “Two Fordham Square Loan”) is evidenced by a note secured by a first mortgage encumbering the borrower’s fee simple interest in a 257,062 SF mixed use building located in the Bronx, New York (the “Two Fordham Square Property”). The Two Fordham Square Loan was originated by Bank of America, N.A. on July 21, 2017 and represents approximately 5.6% of the Initial Pool Balance. The note evidencing the Two Fordham Square Loan has an outstanding principal balance as of the Cut-off Date of $52,500,000 and an interest rate of 3.41800% per annum. The proceeds of the Two Fordham Square Loan were primarily used to refinance the Two Fordham Square Property, fund reserves, pay loan origination costs and return equity to the Two Fordham Square sponsors.

The Two Fordham Square Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Two Fordham Square Loan requires payment of interest-only for the entire Two Fordham Square Loan term. The scheduled maturity date of the Two Fordham Square Loan is the due date in August 2027. At any time after the second anniversary of the securitization Closing Date, the Two Fordham Square Loan may be defeased with certain direct, non-callable full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Two Fordham Square Loan documents. Voluntary prepayment of the Two Fordham Square Loan is permitted after the due date occurring in May 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Two Fordham Square Property is located at 2501-2511 Grand Concourse in the Bronx, New York, and consists of a four-story, 257,062 SF office and retail building built on a 1.02-acre site. The Two Fordham Square Property is situated at the northwest intersection of East Fordham Road and the Grand Concourse providing unobstructed exposure along two primary arterial and retail corridors in the Bronx. The Two Fordham Square Property is less than 1.0 mile from the Major Deegan Expressway (I-87), just over 1.0 mile from the Bronx River Parkway and approximately 2.0 miles from the Cross Bronx Expressway (I-95). The Two Fordham Square Property has access to Metropolitan Transportation Authority (MTA) public transportation at bus stops along East Fordham Road, the B and D subway lines at the Fordham Road Station within one block of the Two Fordham Square Property, and the Metro North Harlem Line train service within 1.0 mile of the Two Fordham Square Property which

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LOAN #5: two fordham square

provides direct service to mid-town Manhattan (Grand Central Terminal) in 20 minutes. Fordham University is less than half a mile east of the Two Fordham Square Property.

The Two Fordham Square Property was originally built as a department store in 1930 and underwent a complete renovation between 2001 and 2003 when the Two Fordham Square sponsors purchased the property. From the acquisition and renovation, the Two Fordham Square sponsors have a current cost basis in the Two Fordham Square Property of $64,449,974. The Two Fordham Square Property is currently receiving an Industrial and Commercial Incentive Program (“ICIP”) tax exemption granted as a result of the major renovation completed between 2001 and 2003. ICIP exemptions provide an exemption of property taxes for periods up to 25 years in which the assessed value or a portion of the assessed value of the improvements is exempted from taxation for 16 years, followed by a 9-year phase out period. The Two Fordham Square Property’s ICIP exemption benefit period began July 1, 2003. Beginning July 1, 2019, the Two Fordham Square Property is expected to enter the phase out period and the ICIP exemption is expected to end on June 30, 2028.

The Two Fordham Square Property as of June 30, 2017 was 100.0% leased to 11 tenants. Occupancy was 100.0% as of December 2016, 100.0% as of December 2015 and 94.4% as of December 2014. Long-term tenants who have been in-place since the renovation occupy 69.5% of NRA and the weighted average lease term remaining for all tenants is 6.3 years. Credit rated tenants occupy 47.4% of the NRA.

The largest tenant at the Two Fordham Square Property is NYC Administration of Child Services (“NYC ACS”) (Fitch / Moody’s / S&P: AA / Aa2 / AA). NYC ACS occupies 70,000 SF (27.2% of NRA) at the Two Fordham Square Property on a lease that expires in March 2024. NYC ACS has one, five year extension option on its lease. NYC ACS has a right to terminate its lease effective March 31, 2019 or at any time thereafter upon 365 days’ prior notice and payment of a termination fee equal to the unamortized portion of the brokerage commissions. NYC ACS provides child welfare, juvenile justice, and early care and education services. NYC ACS contracts with private nonprofit organizations for preventative services and foster care, and manages and funds detention and placement services, community-based alternatives for youth, support services for families, and subsidized children’s programs. NYC ACS has fifteen offices in the five New York City boroughs, including its location at the Two Fordham Square Property, in addition to an emergency children’s services office and an office of special investigation.

The other office tenants at the Two Fordham Square Property include 1199 Education Centers, City University of NY, and GSA / Social Security. The large retail tenants at the Two Fordham Square Property include PC Richard, 24 Hour Fitness and Marshall’s.

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LOAN #5: two fordham square

The following table presents certain information relating to the tenants at the Two Fordham Square Property:

Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Office Tenants
NYC Administration of Child Services	AA / Aa2 / AA	70,000	27.2%	$2,571,468	24.6%	$36.74	3/31/2024(4)	1, 5- year option
1199 Education Centers	NR / NR / NR	30,380	11.8	856,108	8.2	28.18	12/31/2022
City University of NY	NR / NR / NR	26,000	10.1	826,800	7.9	31.80	4/30/2025
GSA / Social Security	AAA / Aaa / AA+	14,309	5.6	493,651	4.7	34.50	10/8/2025
Total / Wtd. Avg. Office Tenants		140,689	54.7%	$4,748,027	45.5%	$33.75

Retail Tenants
PC Richard	NR / NR / NR	35,111	13.7%	1,646,004	15.8%	$46.88	10/31/2022	2, 5- year options
24 Hour Fitness(5)	NR / Caa1 / B	35,212	13.7	1,091,572	10.4	31.00	3/31/2019	2, 5- year options
Marshall’s	NR / A2 / A+	32,600	12.7	1,004,169	9.6	30.80	1/31/2028	1, 5- year option
The Children’s Place	NR / NR / NR	5,477	2.1	870,295	8.3	158.90	1/31/2022
Capital One	A- / Baa1 / BBB	3,398	1.3	671,819	6.4	197.71	7/31/2021
Verizon Wireless	A- / Baa1 / BBB+	1,575	0.6	210,000	2.0	133.33	7/31/2018
Concrete	NR / NR / NR	3,000	1.2	204,000	2.0	68.00	1/31/2029
Total / Wtd. Avg. Retail Tenants		116,373	45.3%	$5,697,858	54.5%	$48.96

Vacant Spaces		0	0.0%	$0	0.0%	$0.00
Total / Wtd. Avg. All Tenants		257,062	100.0%	$10,445,885	100.0%	$40.64

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company, of the U.S. federal government or New York City, whether or not the parent or the U.S. federal government or New York City, as applicable, guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent increases through June 2018 and straight-line rent for NYC Administration of Child Services, GSA / Social Security and Marshall’s.

(4)	NYC Administration of Child Services has a right to terminate its lease effective March 31, 2019 or at any time thereafter upon 365 days’ prior notice and payment of a termination fee equal to the unamortized portion of the brokerage commissions.

(5)	24 Hour Fitness has completed repairs to its leased space following minor flooding. Its equipment has been installed however the tenant has not yet re-opened for business. 24 Hour Fitness is current on its rental payments and is not in default under its lease.

The following table presents certain information relating to the lease rollover schedule at the Two Fordham Square Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	1,575	0.6	0.6%	210,000	2.0	133.33	1
2019	35,212	13.7	14.3%	1,091,572	10.4	31.00	1
2020	0	0.0	14.3%	0	0.0	0.00	0
2021	3,398	1.3	15.6%	671,819	6.4	197.71	1
2022	70,968	27.6	43.2%	3,372,407	32.3	47.52	3
2023	0	0.0	43.2%	0	0.0	0.00	0
2024	70,000	27.2	70.5%	2,571,468	24.6	36.74	1
2025	40,309	15.7	86.2%	1,320,451	12.6	32.76	2
2026	0	0.0	86.2%	0	0.0	0.00	0
2027	0	0.0	86.2%	0	0.0	0.00	0
2028 & Thereafter	35,600	13.8	100.0%	1,208,169	11.6	33.94	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	257,062	100.0%		$10,445,885	100.0%	$40.64	11

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

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LOAN #5: two fordham square

      The following table presents certain information relating to historical leasing at the Two Fordham Square Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 6/30/2017
Two Fordham Square	94.4%	94.4%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which reflects occupancy for the specified year as of December 31, unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Two Fordham Square Property:

Cash Flow Analysis

	2013	2014	2015	2016	5/31/2017 TTM	Underwritten	Underwritten $ per SF
Base Rent(1)	$8,820,302	$9,010,635	$9,270,418	$9,588,074	$9,882,697	$9,907,783	$38.54
Contractual Rent Steps(2)	0	0	0	0	0	538,102	2.09
Vacancy(3)	0	0	0	0	0	(503,121)	(4.0%)
Reimbursements	1,092,037	1,169,328	1,319,626	1,116,883	1,326,917	2,109,272	8.21
Other Income(4)	83,188	91,794	169,739	170,750	170,748	267,369	1.04
Effective Gross Income	$9,995,526	$10,271,757	$10,759,783	$10,875,707	$11,380,362	$12,319,405	$47.92

Real Estate Taxes(5)	$437,622	$453,664	$677,236	$726,667	$726,666	$1,831,274	$7.12
Insurance	112,898	118,956	123,642	125,820	131,867	101,893	0.40
Management Fee	297,087	330,012	323,846	324,495	330,495	369,582	1.44
Other Operating Expenses	2,115,684	2,137,933	2,106,620	1,972,489	2,117,235	1,942,273	7.56
Total Operating Expenses	$2,963,291	$3,040,565	$3,231,344	$3,149,471	$3,306,263	$4,245,022	$16.51

Net Operating Income	$7,032,235	$7,231,192	$7,528,439	$7,726,236	$8,074,099	$8,074,383	$31.41
TI/LC	0	0	0	0	0	377,508	1.47
Capital Expenditures	0	0	0	0	0	51,412	0.20
Net Cash Flow	$7,032,235	$7,231,192	$7,528,439	$7,726,236	$8,074,099	$7,645,463	$29.74

Occupancy	94.4%	94.4%	100.0%	100.0%	100.0%(6)	96.0%
NOI Debt Yield	13.4%	13.8%	14.3%	14.7%	15.4%	15.4%
NCF DSCR	3.87x	3.97x	4.14x	4.25x	4.44x	4.20x

(1)	Underwritten Base Rent assumes straight-lined rent for three credit tenants: NYC Administration of Child Services, GSA / Social Security and Marshall’s.

(2)	Contractual Rent Steps include scheduled rent increases through June 1, 2018 for PC Richard and Concrete.

(3)	Underwritten Vacancy is 4.0%. The Two Fordham Square Property was 100.0% occupied as of June 30, 2017.

(4)	Other Income includes straight-lined roof sign income for Marshall’s and contractual roof sign income for PC Richard. Other Income also includes amortized tenant improvements for GSA / Social Security normalized for remaining lease term (97 months).

(5)	Underwritten Real Estate Taxes are based on the average real estate taxes due during the loan term under the ICIP exemption.

(6)	Occupancy as of June 30, 2017.

■	Appraisal. According to the appraisal, the Two Fordham Square Property had an “As-Is” value of $129,500,000 as of June 15, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$132,100,000	N/A	5.00%
Discounted Cash Flow Approach	$126,900,000	6.50%	5.50%(1)

(1)       Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated June 30, 2017, there are no recognized environmental conditions or recommendations for further action at the Two Fordham Square Property other than a recommendation for an asbestos operations and maintenance plan and a lead-based paint operations and maintenance plan, which are already in place.

■	Market Overview and Competition. The Two Fordham Square Property is located in the Fordham Manor section of the Bronx, New York. The Bronx is the northernmost of the five boroughs of New York City with a population of approximately 1.4 million and is home to New York City attractions including the New York Yankees (attracting over 3.5 million visitors annually), the Bronx Zoo and the New York Botanical Garden (attracting a combined 2.8 million visitors annually). According to the New York City Economic Development Corporation, between 2004 and 2014, the

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LOAN #5: two fordham square

Bronx population grew 9.2%, private sector jobs grew 20% and the unemployment rate declined 1.9% during that period. According to the appraisal, the estimated 2016 population within a 0.75 mile-radius of the Two Fordham Square Property was 160,488 representing a 5.37% increase since 2010.

The Two Fordham Square Property is located in the Bronx Retail Market. The immediate area contains 148 retail properties (2,023,699 SF) with an average year built of 1934, average occupancy of 93.8% and average rents of $54.56 per SF. The competitive set includes 69 retail properties totaling 1,004,515 SF with a current average rent of $89.48 per SF and vacancy of 8.1%. The five year average for the competitive set had average rent of $69.28 and vacancy of 2.2%.

According to the appraisal, from 2012 to 2016, the Bronx Retail Market inventory increased by 7.5% to a total of approximately 30.8 million SF, with 1.3% positive absorption, vacancy decreased by 1.2%, and average asking rent increased by 17.3%. As of the first quarter 2017, vacancy has continued to decline to 4.5% and average asking rents have continued to increase to $42.33 per SF. According to the appraisal, there are eight retail projects under construction in the Bronx Retail Market totaling 89,530 SF that represent 0.3% of supply that will be added in the near term.

The Two Fordham Square Property is located in the Bronx Office Market. The competitive set includes 15 office properties totaling 981,094 SF with a current average rent of $26.88 per SF and vacancy of 7.2%. Over the five years from 2012 through 2016, the competitive set had an average rent of $31.19 per SF and vacancy of 6.7%. From 2012 to 2016, the Bronx Office Market inventory increased by 13.3% to a total of approximately 11.7 million SF, with 2.6% positive absorption, and vacancy decreased by 3.8%. Average asking rent has decreased over that period 1.1% to a 2016 average rent of $28.85 per SF. As of the first quarter 2017, vacancy has continued to decline to 10.5% and average asking rents have increased to $29.51 per SF. According to the appraisal, there is one office project under construction in the Bronx Office Market totaling 51,000 SF that represent 0.4% of supply that is expected to be delivered in 2018.

There are limited opportunities for added supply due to limited vacant land sites and the high cost of construction in the Fordham Manor neighborhood.

The following table presents certain information relating to certain retail and mixed use lease comparables provided in the appraisal for the Two Fordham Square Property:

Retail and Mixed Use Competitive Set(1)

Property Name	Distance from Subject (miles)	Year Built	Property Type	Total SF	Occupancy %	Asking Rent Range $/SF
Two Fordham Square	-	1930	Retail/Office	257,062(2)	100.0%(2)	$31 - $198(2)
2426 Grand Ave	0.3	1912	Retail/Mixed	40,655	97.6%	$100 - $140
114-118 Fordham Rd	0.1	1931	Retail/Mixed	2,988	100.0%	$140 - $180
2460-2468 Grand Concourse	0.1	1939	Retail	5,638	74.7%	$100 - $125
305-315 E Fordham Rd	0.2	1928	Retail	8,283	100.0%	$100 - $125
2-8 East Fordham Rd	0.2	1912	Retail	3,635	69.7%	$125 - $175
3250 Westchester Avenue	3.7	1954	Retail	18,700	100.0%	$50 - $70
5530 Broadway	1.1	2014	Retail	130,000	81.5%	$40 - $60 NNN
10216 Liberty Ave	12.9	2016	Retail	17,642	94.3%	$40 - $50 NNN
184 W. 237th St	1.4	2015	Retail	159,037	98.0%	$40 - $60 NNN
3119 Webster Avenue	2.6	1963	Retail/Mixed	50,000	88.0%	$25 - $35
2480-2488 Grand Concourse	0.1	1937	Retail/Mixed	97,832	91.7%	$25 - $35
1526 Grand Concourse	2.3	1925	Retail	16,902	100.0%	$30 - $40
188 West 230th St	2.0	1927	Retail/Mixed	59,000	100.0%	$30 - $40
2435 Grand Concourse	0.1	1930	Retail	10,000	100.0%	$20 - $30
5500 Broadway	1.1	1921	Retail/Mixed	26,500	62.6%	$45 - $55 NNN

(1)	Source: Appraisal unless otherwise noted.

(2)	Based on underwritten rent roll with in-place rents represented.

■	The Borrower. The borrower is Fordham Associates DE LLC, a single-purpose, single-asset, bankruptcy-remote entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Two Fordham Square Loan. The non-recourse carve-out guarantors are Samuel J. Jemal and James J Houlihan, jointly and severally.

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Samuel J. Jemal and family have been active real estate owners, investors and managers for over 50 years with a current portfolio of approximately 9.0 million SF of commercial real estate in the New York metropolitan area, New Jersey and Pennsylvania including shopping centers, office buildings, data centers and strip malls.

James J Houlihan is the managing partner of Houlihan-Parnes Realtors, LLC, a five-generation commercial real estate firm founded in 1891. Houlihan-Parnes has expanded to affiliated real estate service companies; James J Houlihan is an active partner in Houlihan Parnes Properties, a commercial property management company, HP Capital, a mortgage service company, GHP Office Realty, LLC, an entity involved in the principal acquisition, management and leasing of office buildings, and Q10 Capital, LLC, a commercial real estate finance company. James J Houlihan is a graduate of Fordham University School of Business and served as Chairman on the Executive Committee of the President’s Council of Fordham University from 2013 through 2015. He now serves as a member of the Fordham Board of Trustees.

■	Escrows. On the origination date of the Two Fordham Square Loan, the borrower funded escrow reserves of $131,087 for real estate taxes.

On each due date, the borrower is required to fund the following reserves with respect to the Two Fordham Square Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then ensuing 12- month period, initially estimated to be $65,543; and (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12- month period (unless the Two Fordham Square Property is maintained under an acceptable blanket insurance policy).

After the occurrence of a TI/LC Trigger Event (as defined below) the borrower is required to deposit monthly $175,000 for 12 consecutive payment dates or until the occurrence of a TI/LC Trigger Cure (as defined below).

A “TI/LC Trigger Event” means (a) 24 Hour Fitness has not given notice to extend and/or renew its lease at least 12 months prior to its lease expiration and (b) NYC ACS has either terminated its lease or given notice of intent to terminate its lease or vacate the Two Fordham Square Property.

A “TI/LC Trigger Cure” means the 24 Hour Fitness and NYC ACS leased spaces have been substantially re-leased for a minimum term of three years.

■	Lockbox and Cash Management. The Two Fordham Square Loan is structured with a hard lockbox which is already in place and requires all tenants to pay their rents directly into such lockbox account. During a Cash Sweep Period (as defined below), the funds on deposit in the lockbox account are required to be transferred daily to the cash management account under the control of the lender and on each due date applied to fund reserves, pay debt service and pay operating expenses and extraordinary expenses, with all amounts remaining held by the lender as additional collateral for the Two Fordham Square Loan.

A “Cash Sweep Period” will commence on either (i) an event of default or (ii) the debt service coverage ratio being less than 1.20x on a trailing six month basis, and end on either (i) the cure of the event of default or (ii) the debt service coverage ratio being equal to or greater than 1.25x on a trailing six month basis.

■	Property Management. The Two Fordham Square Property is currently managed by JJ Operating Inc., an affiliate of the borrower, pursuant to a management agreement. The Two Fordham Square Loan documents provide that the lender may require the borrower to replace the property manager with a qualified manager upon (i) the property manager becoming insolvent or a debtor in a bankruptcy proceeding, (ii) an event of default occurring and continuing, (iii) default under the management agreement (beyond any grace, notice or cure period) occurring and continuing or (iv) the property manager engaging in gross negligence, fraud, willful misconduct or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

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■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Two Fordham Square Property, plus 18 months of business interruption coverage for a period continuing until the restoration of the Two Fordham Square Property is completed and containing an extended period endorsement which provides for up to six months of additional coverage. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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SAN FERNANDO VALLEY
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SANTA MONICA BLVD
Chateau Marmont
8221 West Sunset Boulevard
West Hollywood, CA 90046
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Holy Cross Cemetery
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Kindred Hospital Los Angeles
W SLAUSON AVE
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Promenade at Howard Hughes
CENTINELA AVE
Pacific Ocean
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Loyola Marymount University
Inglewood Park Cemetery
PLAYA DEL RAY
WESTCHESTER
W MANCHESTER AVE
The Forum
Inglewood
Otis College of Arts & Design
Westchester Golf Course
Westchester Village
W ARBOR VITAE ST
Centinela Hospital
Future Los Angeles Rams Stadium
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MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

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LOAN #6: chateau marmont

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	West Hollywood, California	Cut-off Date Balance	$42,000,000
Property Type	Hospitality	Cut-off Date Balance per Room	$666,666.67
Size (Rooms)	63	Percentage of Initial Pool Balance	4.5%
Total TTM Occupancy as of 5/31/2017	81.4%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 5/31/2017	81.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	1929 / 1990	Mortgage Rate	4.98000%
Appraised Value	$85,300,000	Original Term to Maturity (Months)	60
Appraisal Date	6/16/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	André Balazs	Original Interest Only Period (Months)	60
Property Management	Chateau 99 Management Ltd.	First Payment Date	9/6/2017
Maturity Date	8/6/2022
Underwritten Revenues	$27,419,598
Underwritten Expenses	$20,882,923	Escrows
Underwritten Net Operating Income (NOI)	$6,536,675
Underwritten Net Cash Flow (NCF)	$5,439,891	Upfront	Monthly
Cut-off Date LTV Ratio	49.2%	Taxes	$151,208	$21,601
Maturity Date LTV Ratio	49.2%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	3.08x / 2.57x	FF&E(1)	$0	$86,667
Debt Yield Based on Underwritten NOI / NCF	15.6% / 13.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$42,000,000	73.7%	Loan Payoff	$55,263,040	97.0%
Mezzanine Debt	15,000,000	26.3	Closing Costs	1,216,135	2.1
Principal Equity Distribution	369,617	0.6
Reserves	151,208	0.3
Total Sources	$57,000,000	100.0%	Total Uses	$57,000,000	100.0%

(1)	The Chateau Marmont Loan (as defined below) documents require monthly deposits into the FF&E reserve equal to 4% of the gross revenues for the hotel-related operations at the Chateau Marmont Property (as defined below) for the most recent preceding calendar month, initially estimated to be $86,667. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Chateau Marmont Loan”) is evidenced by a note in the original principal amount of $42,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 63-room, full service hotel located in West Hollywood, California (the “Chateau Marmont Property”). The Chateau Marmont Loan was originated by Citi Real Estate Funding Inc. on July 7, 2017 and represents approximately 4.5% of the Initial Pool Balance. The note evidencing the Chateau Marmont Loan has an outstanding principal balance as of the Cut-off Date of $42,000,000 and accrues interest at an interest rate of 4.98000% per annum. The proceeds of the Chateau Marmont Loan were used to refinance a previous loan encumbered by the Chateau Marmont Property, fund reserves, return equity to the borrower sponsor and pay origination costs.

The Chateau Marmont Loan had an initial term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The Chateau Marmont Loan requires interest only payments on each due date through its loan term. The scheduled maturity date of the Chateau Marmont Loan is the due date in August 2022. Provided that no event of default has occurred and is continuing under the Chateau Marmont Loan documents, at any time on or after the first anniversary of the origination date of the Chateau Marmont Loan and prior to the due date in February 2022, the Chateau Marmont Loan may be prepaid in full with payment of a yield maintenance premium. Provided that no event of default has occurred and is continuing under the Chateau Marmont Loan documents, voluntary prepayment of the Chateau Marmont Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in February 2022.

■	The Mortgaged Property. The Chateau Marmont Property is a 63-room, full service hotel located on approximately 1.62 acres in West Hollywood, Los Angeles County, California. Built in 1929, the Chateau Marmont Property is a landmarked hotel set in a 1920s French, castle-like building on the Sunset Strip. The hotel was designed by architect William Douglas Lee. It was modeled loosely after the Château d’Ambrose, a royal retreat in France’s Loire Valley. The Chateau Marmont Property serves as a Hollywood landmark and has been listed as one of Los Angeles’ Historical-Cultural Landmarks since 1976.

The Chateau Marmont Property was built in four separate phases ranging from 1929 to the 1950’s and was extensively renovated and restored following its acquisition by the borrower sponsor in 1990. The amenities at the Chateau Marmont Property include an expansive lobby with vaulted ceilings, a full-service restaurant with a formal dining room and garden terrace, an outdoor heated pool with a pool deck, a private courtyard, and a small fitness room. The room mix at the Chateau Marmont Property includes 50 guestrooms in the main tower, nine cottages, and four bungalows. The nine cottages were built in the 1930s as part of a separate property and were later acquired by the previous owner of the hotel in 1940s. The cottages are located east of the outdoor swimming pool and surround a

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private courtyard with a separate, private entrance to Sunset Boulevard. The four bungalow units serve as the most private accommodations on the premises. Each bungalow unit features its own parking space.

The guestrooms at the Chateau Marmont Property are uniquely furnished with depression-era antiques based upon individual layouts and room type. In general, guestroom furnishings include one or two beds, nightstands, a desk with chair, a dresser, at least one flat-screen television with premium channels, a lounge chair, lamps, telephone, and in-room safes. Larger units also feature leather or suede couches. The majority of units feature full kitchens (with the exception of the 11 standard guestrooms), and some have formal dining rooms, balconies, and private terraces, as the Chateau Marmont Property was originally constructed as a luxury apartment complex in the 1920s.

The Chateau Marmont Property includes a food & beverage component which operates at approximately a 75% expense margin historically. The “Restaurant at Chateau Marmont” features an indoor dining area, hotel lobby, as well as a colonnade and an idyllic garden terrace. The full restaurant menu is offered for room service.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Chateau Marmont Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Chateau Marmont Property			Competitive Set			Penetration
	2015	2016	TTM 5/31/2017	2015	2016	TTM 5/31/2017	2015	2016	TTM 5/31/2017
Occupancy	87.3%	86.3%	84.2%	81.9%	78.2%	82.5%	106.5%	110.4%	102.1%
ADR	$658.26	$682.35	$709.62	$353.60	$370.41	$392.03	186.2%	184.2%	181.0%
RevPAR	$574.50	$589.13	$597.23	$289.74	$289.63	$323.30	198.3%	203.4%	184.7%

(1)	Source: May 2017 third party travel research report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Chateau Marmont Property based on market segmentation, as provided in the appraisal for the Chateau Marmont Property:

2016 Accommodated Room Night Demand(1)

	Transient	Meeting and Group
Chateau Marmont Property	99.0%	1.0%
Market-wide	79.2%	20.8%

(1)	Source: Appraisal.

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■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Chateau Marmont Property:

Cash Flow Analysis(1)

	2013	2014	2015	2016	TTM 5/31/2017	Underwritten	Underwritten $ per Room
Room Revenue	$12,344,075	$12,951,297	$13,291,481	$13,727,266	$13,729,181	$13,729,181	$217,924
Food & Beverage Revenue	10,613,396	11,643,474	12,569,193	12,657,077	12,328,988	12,328,988	195,698
Other Revenue(2)	1,294,989	1,290,363	1,222,801	1,328,398	1,361,429	1,361,429	21,610
Total Revenue	$24,252,460	$25,885,134	$27,083,475	$27,712,741	$27,419,598	$27,419,598	$435,232

Room Expense	$2,811,204	$3,135,705	$3,264,445	$3,297,767	$3,163,448	$3,163,448	$50,213
Food & Beverage Expense	7,927,334	8,895,349	9,736,448	9,282,414	8,966,159	8,966,159	142,320
Other Expense	446,534	482,050	501,506	660,946	647,023	647,023	10,270
Total Departmental Expense	$11,185,072	$12,513,104	13,502,399	$13,241,127	$12,776,630	$12,776,630	$202,804
Total Undistributed Expense	6,300,568	6,743,481	7,230,632	7,179,732	7,330,775	7,330,775	116,362
Total Fixed Charges	719,702	684,191	690,092	714,545	781,024	775,518	12,310
Total Operating Expenses	$18,205,342	$19,940,776	$21,423,123	$21,135,404	$20,888,429	$20,882,923	$331,475

Net Operating Income	$6,047,118	$5,944,358	$5,660,352	$6,577,337	$6,531,169	$6,536,675	$103,757
FF&E	970,098	1,035,405	1,083,339	1,108,510	1,096,784	1,096,784	17,409
Net Cash Flow	5,077,020	$4,908,953	$4,577,013	$5,468,827	$5,434,385	$5,439,891	$86,347

Occupancy	84.7%	85.0%	84.3%	82.1%	81.4%	81.4%
NOI Debt Yield	14.4%	14.2%	13.5%	15.7%	15.6%	15.6%
NCF DSCR	2.39x	2.31x	2.16x	2.58x	2.56x	2.57x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten net cash flow.

(2)	Other Revenue consists of parking, gift shop, laundry, vending machines, in-house movies, and other miscellaneous sources of revenue.

■	Appraisal. According to the appraisal, the Chateau Marmont Property had an “as-is” appraised value of $85,300,000 as of June 16, 2017.

Appraisal Approach(1)	Value	Discount Rate	Terminal Capitalization Rate
Income Capitalization Approach	$85,300,000	9.00%	6.69%

(1)	Source: Appraisal.

■	Environmental Matters. According to the Phase I environmental report, dated June 14, 2017, there were no recognized environmental conditions or recommendations for further action at the Chateau Marmont Property other than the continued implementation of the existing asbestos O&M plan.

■	Market Overview and Competition. The Chateau Marmont Property is located in West Hollywood, Los Angeles County, California. The Chateau Marmont Property is located along Sunset Boulevard at the east end of the Sunset Strip which serves as a prime commercial district within the city of West Hollywood. The “Strip”, which is an approximately 1.5 mile stretch of Sunset Boulevard, is characterized by an array of premium boutiques, restaurants, music venues, comedy clubs, and nightclubs that attract rocks stars, movie stars and other entertainers. Regional access to the area is provided by Interstate 10 (Santa Monica Freeway) which travels between the city of Santa Monica and Los Angeles County, as well as north/south US Route 101 that extends through California, Oregon, and Washington. Local east/west primary arterials include Sunset Boulevard, Santa Monica Boulevard and Melrose Avenue.

West Hollywood is bounded by Beverly Hills to the west and by Hollywood (a district within Los Angeles) to the north, east, and south. West Hollywood benefits from close proximity to many major entertainment and production companies, as well as from a variety of tourist attractions in the area. Entertainment and production companies located within the neighborhood include the Daily & Associates Inc., Fox Interactive Media, CBS Television City, CNN, MGM Studios, Hollywood Center Studios, Capitol Records and E! Entertainment. Tourist attractions located within the neighborhood include The Comedy Store, Pacific Design Center, Beverly Center, House of Blues, West Hollywood Gateway, TCL Chinese Theater, Hollywood Walk of Fame, Hollywood & Highland Center, The Grove, Melrose Avenue, Pantages Theater and Universal Studios. The peak season for tourism in the area is June through August; however, hotels benefit from holiday-related demand as well. The spring is also a prime period for weddings and other social events.

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The third party travel report identified five properties with varying degrees of competitiveness to the Chateau Marmont Property. The following table presents certain information related to the competitive properties identified in a third party travel report for the Chateau Marmont Property:

Chateau Marmont Property Competitive Set(1)

Property	Year Opened	Number of Rooms
Chateau Marmont Property	1929	63
L`Ermitage	1976	116
Mondrian Hotel	1959	236
Sunset Marquis Hotel	1964	152
Luxury Collection SLS Hotel @ Beverly Hills	1991	297
Sunset Tower	1989	81
Total		945

(1)	Source: May 2017 third party travel research report.

■	The Borrower. The borrower is Chateau Property Holdings, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Chateau Marmont Loan. The non-recourse carveout guarantor is André Balazs of André Balazs Properties. André Balazs Properties’ portfolio currently consists of several hotels across the United States. The hotel portfolio includes The Mercer Hotel in New York City, Chateau Marmont in Hollywood, Chiltern Firehouse in London and Sunset Beach on Shelter Island. André Balazs also maintains a minority stake in Standard International, which owns The Standard Hollywood, The Standard Downtown Los Angeles, The Standard Spa Miami Beach, The Standard High Line and The Standard East Village.

■	Escrows. On the origination date, the borrower funded reserves of $151,208 for real estate tax expenses with respect to the Chateau Marmont Property.

On each monthly payment date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, initially estimated to be $21,601, (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance for the renewal of the coverage for over the then succeeding 12-month period, provided that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket or umbrella insurance policies in accordance with the Chateau Marmont Loan documents and (iii) a reserve for FF&E, in an amount equal to 4% of the gross revenues for the hotel-related operations at the Chateau Marmont Property for the most recent preceding calendar month for which the borrower has delivered an operating statement in accordance with the Chateau Marmont Loan documents, initially estimated to be $86,667.

■	Lockbox and Cash Management. The Chateau Marmont Loan is structured with a lender-controlled lockbox in place at origination and springing cash management. The borrower is required to deliver notices to all credit card companies (and tenants, if any) directing them to deposit all sums payable to the borrower into the lender-controlled lockbox account. The property manager is required to deposit all funds payable to the borrower into the lender-controlled lockbox account. All sums on deposit in the lockbox account are required to be swept on each business day to the borrower or at the borrower’s direction, unless a Chateau Marmont Trigger Period (defined below) is continuing, in which case all funds in the lender-controlled lockbox will be swept on each business day into the cash management account for the payment of, among other things, debt service and property operating expenses, for the funding of monthly escrows, and for the payment of regularly scheduled monthly debt service payments to the Mezzanine Lender (as defined below), with any excess (i) to the extent a Chateau Marmont Cash Trap Period (defined below) has not occurred and the Mezzanine Lender is not entitled to additional sums beyond regularly scheduled debt service pursuant to the Chateau Marmont Mezzanine Loan (as defined below), to be returned to the borrower, (ii) to the extent a Chateau Marmont Cash Trap Period has occurred, to be held as additional collateral by the lender until the expiration of the applicable Chateau Marmont Cash Trap Period after which it is returned to the borrower and (iii) to the extent a Chateau Marmont Cash Trap Period has not occurred and the Mezzanine Lender is entitled to additional sums beyond regularly scheduled debt service pursuant to the Chateau Marmont Mezzanine Loan, to be disbursed at the direction of the Mezzanine Lender.

A “Chateau Marmont Trigger Period” means a period (a) commencing upon the occurrence of an event of default under the Chateau Marmont Loan documents and continuing until the cure (if applicable) or the lender’s waiver of

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lOAN #6: chateau marmont

such event of default, (b) commencing upon the debt yield (including the Chateau Marmont Mezzanine Loan) being less than 8.0% for one full calendar quarter, and continuing until the debt yield is equal to or greater than 8.0% for one full calendar quarter, (c) commencing upon the occurrence of a bankruptcy or similar proceeding of the property manager and continuing until the replacement of the applicable property manager in accordance with the terms of the Chateau Marmont Loan documents with a Qualified Manager (defined below), or (d) the Mezzanine Lender’s delivery of a written notice to lender that an event of default under the Chateau Marmont Mezzanine Loan has occurred and is continuing and continuing until Mezzanine Lender’s delivery of written notice to the lender that no event of default under the Chateau Marmont Mezzanine Loan is outstanding.

A “Chateau Marmont Cash Trap Period” means a period (i) commencing upon the occurrence and continuance of an event of default and continuing until the cure (if applicable) of such event of default, (ii) commencing upon the debt yield falling below 7.0% for one full calendar quarter and continuing until the debt yield has been equal to or greater than 7.25% for one full calendar quarter, and (iii) commencing upon a bankruptcy filing or similar proceeding by the property manager and continuing until the replacement of the applicable property manager in accordance with the Chateau Marmont Loan documents with a Qualified Manager.

The borrower may cure a Chateau Marmont Trigger Period and/or a Chateau Marmont Cash Trap Period related to a failure to satisfy the applicable debt yield threshold by depositing cash or a letter of credit with lender, in each case to serve as additional collateral for the Chateau Marmont Loan, in an amount reasonably determined by the lender to be sufficient, if deducted from the principal amount of the Chateau Marmont Loan solely for purposes of determining the debt yield, to cause the debt yield to be equal to or greater than (x) with respect to a Chateau Marmont Trigger Period, 8.0%, and (y) with respect to a Chateau Marmont Cash Trap Period, 7.0%. Any such additional collateral shall be returned to the borrower if no Chateau Marmont Trigger Period and/or Chateau Marmont Cash Trap Period, as applicable, is continuing and the applicable debt yield test would be satisfied without deducting the amount of such collateral from the principal amount of the Chateau Marmont Loan for purposes of determining the debt yield.

■	Property Management. The Chateau Marmont Property is currently managed by Chateau 99 Management, Ltd., a California limited partnership. The borrower has the right to replace the property manager provided that (i) no event of default is continuing under the Chateau Marmont Loan documents, (ii) the borrower provides the lender with 30 days’ notice, (iii) such replacement is permitted under the Chateau Marmont Mezzanine Loan documents, and (iv) such replacement manager is a Qualified Manager.

A “Qualified Manager” means a person or entity approved by the lender in writing (which such approval may be conditioned upon the lender’s receipt of a rating agency confirmation with respect to such person or entity); provided that HotelsAB, LLC, a Delaware limited liability company (“HotelsAB”) shall be deemed to be a Qualified Manager so long as (i) no event of default shall have occurred and be continuing, (ii) the lender has not, in accordance with the Chateau Marmont Loan documents, caused the borrower to terminate a management agreement with any property manager that is an affiliate of HotelsAB; (iii) no affiliated property manager being replaced by HotelsAB shall then be subject to any action or proceeding under any creditors’ rights law, and (iv) no event shall have occurred and be continuing, and no condition shall exist, which, in each case, would give the lender the right in accordance with the Chateau Marmont Loan documents to cause the borrower to terminate a management agreement with HotelsAB immediately upon HotelsAB assuming management of the Chateau Marmont Property.

■	Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Chateau Marmont Loan, Citigroup Global Markets Realty Corp. (with its successors and/or assigns, the “Mezzanine Lender”) funded a mezzanine loan in the amount of $15,000,000 (the “Chateau Marmont Mezzanine Loan”) to Chateau Mezz Holdings, LLC, as mezzanine borrower, which is the direct owner of 100.0% of the limited liability company interests in the borrower. The Chateau Marmont Mezzanine Loan is secured by a pledge of the mezzanine borrower’s 100% limited liability company interests in the borrower. The Chateau Marmont Mezzanine Loan carries an interest rate of 9.00000% per annum and is coterminous with the Chateau Marmont Loan. The Chateau Marmont Mezzanine Loan is subject to an intercreditor agreement.

■	Release of Collateral. Not permitted.

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lOAN #6: chateau marmont

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Chateau Marmont Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the Chateau Marmont Property for 18 months, plus six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and to be no greater than $25,000, except with respect to earthquake and windstorm/named storm, which may provide for no deductible in excess of 5% of the total insurable value of the Chateau Marmont Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

B-67

LOAN #7: 327-331 EAST HOUSTON STREET

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LOAN #7: 327-331 EAST HOUSTON STREET

327-331 East Houston Street
327-331 East Houston Street
New York, NY 10002
EAST VILLAGE
LOWER EAST SIDE
Tompkins Square Park
Hamilton Park
New York
MANHATTAN
Upper West Side
Upper East Side
West New York
Metropolitan Museum of Art
Natural History Museum
Central Park
Astoria
Carnegie Hall
Long Island City
Times Square
United Nations
Madison Square Garden
Empire State Building
Hoboken
JFK Stadium
NYU
SoHo
Jersey City
Financial District
BROOKLYN
Hudson River
East River
E 10TH STREET
E 9TH STREET
E 8TH STREET
E 7TH STREET
E 6TH STREET
E 5TH STREET
E 4TH STREET
E 3RD STREET
E 2ND STREET
E HOUSTON STREET
STANTON STREET
RIVINGTON STREET
DELANCEY STREET
BROOME STREET
GRAND STREET
FIRST AVENUE
AVENUE A
AVENUE B
AVENUE C
ALLEN STREET
ORCHARD STREET
LUDLOW STREET
ESSEX STREET
NORFOLK STREET
SUFFOLK STREET
CLINTON STREET
ATTORNEY STREET
RIDGE STREET
PITT STREET
COLUMBIA STREET
LEWIS STREET
JACKSON STREET
Boys Club of NY
St Nicholas Carpatho Church
Performance Space 122
PS 64
9th Street Garden Park
La Plaza Cultural
PSA 4
Village East Towers
St Brigida
Coalition Housing
Gethsemane Garden Baptist Church
Green Oasis
East Village Bed & Coffee
Saint Stanislaus
Village View Houses
Lillian Wald Houses
San Isidro Y San Leandro
PS 15
PS 63
Most Holy Redeemer Church
Connelly Theater
Upright Citizens Brigade Theatre East
Disciples of Christ
First Houses
Monastery of Saint Mary of Egypt
PS 188
Former Rectory of St. Nicholas
Bard High School Early College
Baruch Houses
NEST+m
Angel Orensanz Foundation
The Ludlow Hotel
SIXTY LES Hotel
The Anna Silver School
Our Lady of Sorrows Church
Masaryk Towers
Intermediate School 25
PS 140 Nathan Straus
Dewitt Reformed Church
Comfort Inn
Samuel Gompers Houses
LATEA Theater
Manhattan Charter School
New York Foundation
University Settlement Society
Essex Market
Sea of Galilee Temple
NY Chinese Alliance Church
FDNY Engine 15
NYPD
275 Delancey
PS 110
Cooperative Village
Tenement Museum
Blue Moon Hotel
Bialystoker Synagogue
Hillman Housing
Amalgamated Dwellings
Abrons Arts Center
Congregation Beth Hamedrash
St Mary's Church
408 Grand
Seward Park High School
Ahern Park
PS 134
PS 12
Seward Park Cooperative House III
Seward Park Cooperative House IV
377 Grand
175 Clinton
Seward Park Cooperative House I
Henry Street Settlement
St Augustine's Chapel
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

B-69

LOAN #7: 327-331 EAST HOUSTON STREET

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	New York, New York	Cut-off Date Balance	$41,700,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$534,615.38
Size (Units)	78	Percentage of Initial Pool Balance	4.4%
Total Occupancy as of 5/15/2017	88.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 5/15/2017	88.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate	4.32000%
Appraised Value	$61,900,000	Original Term to Maturity (Months)	120
Appraisal Date	5/23/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	Gili Haberberg	Original Interest Only Period (Months)	120
Property Management	Arkar, Inc.	First Payment Date	9/6/2017
Maturity Date	8/6/2027

Underwritten Revenues	$3,227,820
Underwritten Expenses	$589,112	Escrows
Underwritten Net Operating Income (NOI)	$2,638,708	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,619,208	Taxes	$19,255	$6,418
Cut-off Date LTV Ratio(1)	67.4%	Insurance	$9,560	$3,187
Maturity Date LTV Ratio	67.4%	Replacement Reserve	$0	$1,300
DSCR Based on Underwritten NOI / NCF	1.44x / 1.43x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	6.6% / 6.5%	Other(1)	$1,700,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$41,700,000	64.7%	Purchase Price	$61,500,000	95.4%
Principal’s New Cash Contribution	22,386,714	34.7	Reserves	1,728,815	2.7
Other Sources	369,739	0.6	Closing Cost	1,227,638	1.9

Total Sources	$64,456,453	100.0%	Total Uses	$64,456,453	100.0%

(1)	At the origination of the 327-331 East Houston Street Loan (as defined below), the borrower deposited an amount equal to $1,700,000, in a lender-controlled account, to be held as additional collateral for the 327-331 East Houston Street Loan. The Cut-off Date LTV Ratio if calculated net of the $1,700,000 economic holdback reserve is 64.6%. The economic holdback reserve of $1,700,000 will be disbursed within 10 business days of satisfaction of the economic holdback release conditions set forth in the next sentence, and in the following manner: (i) to the borrower if no 327-331 East Houston Street Trigger Period (as defined below) has occurred and remains outstanding or (ii) to the lender-controlled excess cash flow account if a 327-331 East Houston Street Trigger Period has occurred and remains outstanding. The economic holdback release conditions mean, (a) the borrower must submit a request for disbursement of the economic holdback reserve funds prior to July 14, 2019, (b) the borrower has delivered to the lender a current rent roll , (c) no event of default under the 327-331 East Houston Street Loan documents is continuing and (d) the annual effective gross income is no less than $3,549,665.

(2)	The Debt Yield Based on Underwritten NOI / NCF is calculated net of a $1,700,000 economic holdback reserve. The Debt Yield Based on Underwritten NOI / NCF calculated based upon the fully funded aggregate 327-331 East Houston Street Loan amount of $41,700,000 is 6.3% and 6.3%, respectively.

■	The Mortgage Loan. The mortgage loan (the “327-331 East Houston Street Loan”) is evidenced by a note in the original principal amount of $41,700,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 13-story, 78-unit, newly developed, high rise, Class A, multifamily property located in New York, New York (the “327-331 East Houston Street Property”). The 327-331 East Houston Street Loan was originated by Citi Real Estate Funding Inc. on July 14, 2017 and represents approximately 4.4% of the Initial Pool Balance. The note evidencing the 327-331 East Houston Street Loan has an outstanding principal balance as of the Cut-off Date of $41,700,000 and an interest rate of 4.32000% per annum. The proceeds of the 327-331 East Houston Street Loan were primarily used to acquire the 327-331 East Houston Street Property, fund reserves and pay origination costs.

The 327-331 East Houston Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 327-331 East Houston Street Loan requires monthly payments of interest only for the entire term of the 327-331 East Houston Street Loan. The scheduled maturity date of the 327-331 East Houston Street Loan is the due date in August 2027. At any time after the second anniversary of the securitization Closing Date, the 327-331 East Houston Street Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 327-331 East Houston Street Loan documents. Voluntary prepayment of the 327-331 East Houston Street Loan is permitted on or after the due date occurring in May 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The 327-331 East Houston Street Property is a 13-story, 78-unit, newly developed, high rise, Class A, multifamily property located on the south side of Houston Street between Attorney and Ridge Streets in New York City’s Lower East Side neighborhood. The 327-331 East Houston Street Property was built in 2016 and is an 80/20 affordable multifamily building with 80% market units and 20% affordable units. The 327-331 East Houston Street Property is currently 88.5% occupied and consists of 62 market-rate apartments and 16 affordable apartments. The 327-331 East Houston Street Property contains 25 studio apartments, 40 one-bedroom apartments, 12 two-bedroom apartments and one three-bedroom apartment. The 327-331 East Houston Street Property amenities include a boutique-style lobby, a lobby lounge, library, fitness center, 46 bike storage slots and a private garden with exclusive street access. The 327-331 East Houston Street Property also features a landscaped rooftop with 360-degree views, an outdoor screening area, a sun terrace with misting shower and private dining and grilling areas for

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LOAN #7: 327-331 EAST HOUSTON STREET

entertainment and relaxation. In addition to the aforementioned amenities, the 327-331 East Houston Street Property is equipped with a comprehensive security system which includes camera monitoring throughout the development, a video-intercom entrance system and a 24-hour attended lobby. Twelve-month leases are typical for the 327-331 East Houston Street Property and tenants pay electricity via direct metering.

■	Tax Abatement. Pursuant to Section 421(a) of the New York Real Property Tax Law and a certain Regulatory Agreement dated September 9, 2013 between the borrower and the City of New York acting by and through the Department of Housing Preservation and Development, the 327-331 East Houston Street Property is entitled to a 20-year abatement of real estate taxes. Pursuant to information obtained from the applicable tax assessor, the 327-331 East Houston Street Property is currently in year one of 20 of the applicable abatement. The 327-331 East Houston Street Loan is recourse for any of lender’s losses in the event of any loss of the tax abatement, reinstatement of past-abated taxes or actions against the borrower for damages for failure to comply with the terms of Section 421(a) of the New York State Real Property Tax Law. The borrower and recourse carveout guarantors have also provided a payment guaranty to the lender of any such amounts that become due.

The following table presents certain information relating to historical leasing at the 327-331 East Houston Street Property:

Historical Leased %(1)

	2016	As of 5/15/2017
Owned Space	70.9%	88.5%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 327-331 East Houston Street Property:

Cash Flow Analysis(1)

	2016	TTM 5/31/2017	Underwritten	Underwritten $ per SF
Base Rent	$1,970,266	$2,983,477	$3,215,820	$41,228
Gross Up Vacancy	0	0	443,628	5,688
Gross Potential Rent	$1,970,266	$2,983,477	$3,659,448	$46,916
Vacancy & Credit Loss & Concessions(2)	0	0	(443,628)	(5,688)
Total Rent	$1,970,266	2,983,477	$3,215,820	41,228
Other Income(3)	9,969	22,389	12,000	154
Effective Gross Income	$1,980,235	$3,005,866	$3,227,820	$41,382

Real Estate Taxes(4)	$74,131	$0	$73,351	$940
Insurance	44,020	41,471	36,420	467
Management Fee	59,407	90,176	96,835	1,241
Other Operating Expenses	747,140	828,837	382,506	4,904
Total Operating Expenses	$924,698	$960,484	$589,112	$7,553

Net Operating Income	$1,055,537	$2,045,382	$2,638,708	$33,830
Replacement Reserves	0	0	19,500	250
Net Cash Flow	$1,055,537	$2,045,382	$2,619,208	$33,580

Occupancy(5)	70.9%	88.5%(6)	87.9%
NOI Debt Yield	2.5%	4.9%	6.6%
NCF DSCR	0.58x	1.12x	1.43x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Concessions of one to two months were provided during 2016 while the 327-331 East Houston Street Property was in lease-up. There are currently no concessions offered to new tenants.

(3)	Other income includes late fees, bike storage, miscellaneous income and amenity fees.

(4)	The 327-331 East Houston Street Property is subject to a 20-year tax abatement pursuant to Section 421(a) of the New York Real Property Tax Law that provides a 100% exemption through 2025 with a 20% reduction in 2026 and every two years thereafter until 2034 when the 327-331 East Houston Street Property is fully taxable.

(5)	The 327-331 East Houston Street Property was completed in 2015 with occupancy commencing in January 2016. The 327-331 East Houston Street Property had reached stabilized occupancy by August 2016. Underwritten occupancy represents the actual, economic occupancy at the 327-331 East Houston Street Property.

(6)	Occupancy is as of May 15, 2017.

■	Appraisal. According to the appraisal, the 327-331 East Houston Street Property had an “as-is” appraised value of $61,900,000 as of May 23, 2017.

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LOAN #7: 327-331 EAST HOUSTON STREET

■	Environmental Matters. According to a Phase I environmental report, dated May 26, 2017, there are no recognized environmental conditions or recommendations for further action at the 327-331 East Houston Street Property.

■	Market Overview and Competition. The 327-331 East Houston Street Property is located in the Lower East Side on the south side of Houston Street between Attorney and Ridge Streets. The 327-331 East Houston Street Property is in close proximity to both the Second Avenue subway and the F train. Additionally, there are several hotels, restaurants and nightlife venues within a short walking distance of the 327-331 East Houston Street Property. According to a third party report, the 327-331 East Houston Street Property is in the West Village/Downtown multifamily submarket of New York City. As of the fourth quarter of 2016, the West Village/Downtown NYC submarket consists of 123 properties totaling 25,343 units with a vacancy rate of 3.8% and average asking rents of $4,348 per unit. The West Village/Downtown NYC multifamily submarket is the second largest in the New York metro area behind Kings County. According to a third party report, vacancy rates have remained below 5% year-over-year over the last 10 years with an average vacancy rate of 2.9% since 2007. In addition, asking rents have increased approximately 1.5% year-over-year, on average, since 2007.

The following table presents certain information relating to the primary competition for the 327-331 East Houston Street Property:

Directly Competitive Buildings(1)

	327-331 East Houston Street Property	The Ludlow	Tompkins Square Plaza	Avalon ChrystiePlace PH I	Soho Court	Soho Abbey
Number of Stories	13	23	7	14	18	10
Year Built	2016	2008	1999	2005	1996	1992
Number of units	78	243	130	361	195	170
Unit size:
- Studio	444(2)	511	429	469	526	550
- 1-BR	622(2)	650	643	725	650	750
- 2-BR	888(2)	900	835	1,005	-	900
- 3-BR	1,258(2)	-	-	-	-	-
Rent per month:
- Studio	$3,454(2)	$3,652	$2,450	$3,450	$3,000	$3,611
- 1-BR	$4,699(2)	$4,325	$3,200	$4,650	$3,850	$4,200
- 2-BR	$6,753(2)	$6,650	$3,900	$6,500	-	$5,200
- 3-BR	$9,000(2)	-	-	-	-	-

	Cooper Square	Mulberry South	Mulberry North	50 Prince
Number of Stories	15	7	7	7
Year Built	2010	1989	1950	1988
Number of units	143	96	84	73
Unit size:
- Studio	529	391	444	500
- 1-BR	644	605	701	605
- 2-BR	1,367	880	830	925
- 3-BR	-	1,075	-	-
Rent per month:
- Studio	$4,144	$2,800	$3,491	$3,500
- 1-BR	$5,686	$4,300	$4,500	$3,583
- 2-BR	$9,604	$5,057	$6,500	$5,040
- 3-BR	-	$6,560	-	-

(1)	Source: Appraisal.

(2)	The data does not include information for the affordable units at the 327-331 East Houston Street Property which consist of five studios, eight 1-BR units and three 2-BR units. The studios, 1-BR units and 2-BR units average 468 SF, 608 SF and 867 SF, respectively, with average rent per month of $847, $909 and $1,108, respectively.

■	The Borrower. The borrower is 331 Houston, LLC, a Delaware limited liability company, a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 327-331 East Houston Street Loan. Gili Haberberg is the non-member manager of the borrowing entity. Gili Haberberg and Baruch Bezner are the carveout guarantors for the 327-331 East Houston Street Loan.

Gili Haberberg has been involved in commercial real estate for more than 20 years as an owner and operator, with a real estate portfolio primarily concentrated in Manhattan. Gili Haberberg’s real estate portfolio consists of eight multifamily and mixed-use investment properties totaling approximately 200 units with an estimated value of $74,000,000.

■	Escrows. On the origination date of the 327-331 East Houston Street Loan, the borrower funded a reserve of (i) $19,255 for real estate taxes, (ii) $9,560 for insurance and (iii) $1,700,000 for economic holdback reserve funds.

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LOAN #7: 327-331 EAST HOUSTON STREET

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, initially estimated to be $6,418 per month, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy, initially estimated to be $3,187 per month and (iii) $1,300 for replacement reserves.

■	Lockbox and Cash Management. The 327-331 East Houston Street Loan documents require a springing lockbox with springing cash management. During the continuance of a 327-331 East Houston Street Trigger Period (as defined below), all amounts in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and, provided no event of default under the 327-331 East Houston Street Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the 327-331 East Houston Street Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a 327-331 East Houston Street Trigger Period is continuing, to be held by the lender as additional collateral for the 327-331 East Houston Street Loan and (ii) to the extent no 327-331 East Houston Street Trigger Period is continuing, to be swept to the borrower. Upon the occurrence and during the continuance of an event of default under the 327-331 East Houston Street Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 327-331 East Houston Street Loan (and/or toward the payment of expenses of the 327-331 East Houston Street Property), in such order of priority as the lender may determine. Pursuant to the Regulatory Agreement with the New York City Department of Planning and Development (the “Department”), the Department has the right under the Regulatory Agreement to freeze the borrower’s account associated with maintenance and operation of affordable housing units upon the occurrence of certain events under the Regulatory Agreement. The 327-331 East Houston Street Loan documents require the borrower to maintain separate operating accounts for the affordable housing units and non-affordable housing units.

A “327-331 East Houston Street Trigger Period” means a period commencing upon the earlier to occur of (i) the occurrence of an event of default under the 327-331 East Houston Street Loan documents and (ii) any time on or after the date that is six months following the origination of the 327-331 East Houston Street Loan, the debt yield being less than 6.0% and continuing until, (y) with respect to a 327-331 East Houston Street Trigger Period which commenced in connection with clause (i), the cure, if applicable, of such event of default and (z) with respect to a 327-331 East Houston Street Trigger Period which commenced in connection with clause (ii), the debt yield being equal to or greater than 6.25% for two consecutive calendar quarters.

■	Property Management. The 327-331 East Houston Street Property is currently managed by Arkar, Inc., a borrower affiliate. Under the 327-331 East Houston Street Loan documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) a 327-331 East Houston Street Trigger Period under the 327-331 East Houston Street Loan documents is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the 327-331 East Houston Street Loan documents and upon 60 days’ prior notice to the lender, with a new or replacement property manager approved by the lender in writing (which such approval may be conditioned upon the lender’s receipt of a rating agency confirmation with respect to such property manager), provided that such replacement would not cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a material adverse effect to occur under the Regulatory Agreement dated September 9, 2013 between East Houston Development, LLC and the City of New York acting by and through the Department of Housing Preservation and Development.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

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LOAN #7: 327-331 EAST HOUSTON STREET

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 327-331 East Houston Street Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the 327-331 East Houston Street Property for 18 months, plus six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000, except with respect to earthquake and windstorm/named storm which may provide for no deductible in excess of 5% of the total insurable value of the 327-331 East Houston Street Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

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LOAN #8: BROOKWOOD SELF STORAGE LA-MS PORTFOLIO

Balis Self Storage

CubeSmart
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Harding Self Storage

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LOAN #8: BROOKWOOD SELF STORAGE LA-MS PORTFOLIO

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Jackson
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7	Industriplex Self Storage	12340 Industriplex Boulevard	Baton Rouge, LA	70817
8	Ambassador Self Storage	2952 Ambassador Caffery Parkway	Lafayette, LA	70506
9	Interline Self Storage	9059 Interline Avenue	Baton Rouge, LA	70809
10	Flowood Self Storage	131 Howard Wilson Lane	Flowood, MS	39232
11	Pearl Self Storage	4235 Highway 80 East	Pearl, MS	39208
12	Airway Self Storage	8836 Airway Drive	Baton Rouge, LA	70806
13	Highway 18 Self Storage	5651 Highway 18	Jackson, MS	39209

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Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	13	Loan Seller		CREFI
Location (City/State)	Various, Various	Cut-off Date Balance(3)		$40,000,000
Property Type	Self Storage	Cut-off Date Balance per SF(2)		$63.39
Size (SF)	1,262,106	Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 4/30/2017	85.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/30/2017	85.5%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		3.94000%
Appraised Value(1)	$161,150,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	Robert Craig Smith	Original Interest Only Term (Months)	120
Property Management	CubeSmart Asset Management, LLC	First Payment Date Maturity Date	8/6/2017 7/6/2027

Underwritten Revenues	$12,361,669
Underwritten Expenses	$3,348,463
Underwritten Net Operating Income (NOI)	$9,013,206	Escrows(4)
Underwritten Net Cash Flow (NCF)	$8,879,611		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	49.6%	Taxes	$264,376	$44,063
Maturity Date LTV Ratio(1)(2)	49.6%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)(2)	2.82x / 2.78x	Replacement Reserves	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)(2)	11.3% / 11.1%	Other(5)	$5,625	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$80,000,000	100.0%	Loan Payoff	$52,721,617	65.9%
			Principal Equity Distribution	25,912,792	32.4
			Closing Costs	1,095,591	1.4
			Reserves	270,001	0.3
Total Sources	$80,000,000	100.0%	Total Uses	$80,000,000	100.0%

(1)	The Appraised Value represents the “As Portfolio” bulk appraised value based on individual valuations dated between May 9, 2017 to May 15, 2017, which is inclusive of a $13,100,000 portfolio premium. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based upon the Brookwood Self Storage LA-MS Portfolio Properties’ Appraised Value of $161,150,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the sum of the individual “as-is” appraised values of $148,050,000 are each 54.0%.

(2)	Calculated based on the aggregate outstanding principal balance of the Brookwood Self Storage LA-MS Portfolio Loan Combination.

(3)	The Cut-off Date Balance of $40,000,000 represents the non-controlling note A-2 which is part of a loan combination evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000. The related companion loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Citi Real Estate Funding Inc. (“CREFI”) and is expected to be contributed to the CD 2017-CD5 securitization transaction. See “— The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	Other escrow represents $5,625 for immediate repairs.

■	The Mortgage Loan. The mortgage loan (the “Brookwood Self Storage LA-MS Portfolio Loan”) is part of a loan combination (the “Brookwood Self Storage LA-MS Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee interest in a 13 building self storage portfolio located in Louisiana and Mississippi (the “Brookwood Self Storage LA-MS Portfolio Properties”). The Brookwood Self Storage LA-MS Portfolio Loan, which is evidenced by note A-2 and represents the non-controlling interest in the Brookwood Self Storage LA-MS Portfolio Loan Combination, had an original principal balance of $40,000,000, and has a Cut-off Date Balance of $40,000,000. The Brookwood Self Storage LA-MS Portfolio Loan represents approximately 4.2% of the Initial Pool Balance. The related companion loan (the “Brookwood Self Storage LA-MS Portfolio Companion Loan”), which is evidenced by the controlling note A-1, had an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by CREFI and is expected to be contributed to the CD 2017-CD5 securitization transaction. The Brookwood Self Storage LA-MS Portfolio Loan Combination was originated by CREFI on June 29, 2017, had an original principal balance of $80,000,000 and has an outstanding principal balance as of the Cut-off Date of $80,000,000. The Brookwood Self Storage LA-MS Portfolio Loan Combination accrues interest at an interest rate of 3.94000% per annum. The proceeds of the Brookwood Self Storage LA-MS Portfolio Loan Combination were primarily used to refinance a prior debt secured by the Brookwood Self Storage LA-MS Portfolio Properties, return equity to the borrower sponsor, pay origination costs and fund reserves.

The Brookwood Self Storage LA-MS Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Brookwood Self Storage LA-MS Portfolio Loan requires payments of interest only during its term. The scheduled maturity date of the Brookwood Self Storage LA-MS Portfolio Loan Combination is the due date in July 2027. Voluntary prepayment of the Brookwood Self Storage LA-MS Portfolio Loan Combination without payment of any prepayment premium is permitted on or after the due date in May 2027. In the event the lender does not make net proceeds from an individual property available to the borrowers for restoration and such proceeds are applied to the debt in accordance with the Brookwood Self Storage LA-MS Portfolio Loan documents, the borrowers may prepay the debt for such individual property (and satisfy the other conditions of the Brookwood Self Storage LA-MS Portfolio Loan documents) and obtain a release of such individual property. See “—Release of Collateral” below. At any time after the earlier to occur of (i) the second anniversary of

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the last securitization of any portion of the Brookwood Self Storage LA-MS Portfolio Loan Combination and (ii) June 29, 2021, the Brookwood Self Storage LA-MS Portfolio Loan Combination may be defeased in full with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Brookwood Self Storage LA-MS Portfolio Loan documents.

■	The Mortgaged Properties. The Brookwood Self Storage LA-MS Portfolio Properties consist of 13 self storage properties located in various suburban communities, which were built between 1997 and 2009. The Brookwood Self Storage LA-MS Portfolio Properties total 9,847 units, of which 3,607 units are traditional, non-climate controlled and 6,175 units are climate controlled. Typical amenities across the Brookwood Self Storage LA-MS Portfolio Properties include an electronic gate, keypad entry, video cameras, on-site managers and exterior lighting.

The weighted average occupancy of the Brookwood Self Storage LA-MS Portfolio Properties peaked at 92% in August 2016 predominantly due to a flood in Baton Rouge, Louisiana and to a lesser extent, Lafayette, Louisiana. The August 2016 flood affected 18,750 homes and over 50,000 people throughout the state of Louisiana. During the week of the flood, the Brookwood Self Storage LA-MS Portfolio Properties experienced 1,417 move-ins, which represent 27% of the units located in Baton Rouge. However, since that time, over 57% of those units have moved out. The remaining flood tenants comprise of 11.5% of the overall Baton Rouge units and 6.1% of the total units. As of April 30, 2017, the weighted average occupancy of the Brookwood Self Storage LA-MS Portfolio Properties was 85.5%.

The following table presents certain information relating to the Brookwood Self Storage LA-MS Portfolio Properties:

Portfolio Summary

Property Name	City	State	Cut-off Date Allocated Loan Amount	Total GLA	Year Built / Renovated	Occupancy As of 4/30/2017	Appraised Value	UW NCF
Balis Self Storage	Baton Rouge	LA	$6,041,000	93,075	2001	90.9%	$22,300,000	$1,321,296
Feu Follet Self Storage	Lafayette	LA	4,455,000	157,765	1997, 2000, 2008	82.6%	16,500,000	995,112
Belle Chasse Self Storage	Gretna	LA	3,910,000	130,203	2004	84.9%	14,500,000	867,957
Oak Villa Self Storage	Baton Rouge	LA	3,510,000	121,935	2006	82.4%	13,000,000	791,470
Harding Self Storage	Baton Rouge	LA	3,349,500	87,135	2009	93.6%	12,400,000	720,080
Florida Boulevard Self Storage	Baton Rouge	LA	3,105,000	80,900	2004	94.4%	11,500,000	704,821
Industriplex Self Storage	Baton Rouge	LA	2,917,500	89,300	2007	82.6%	10,800,000	665,338
Ambassador Self Storage	Lafayette	LA	2,794,500	93,110	1998	74.9%	10,350,000	592,011
Interline Self Storage	Baton Rouge	LA	2,620,000	90,963	2006	85.9%	9,700,000	592,799
Flowood Self Storage	Flowood	MS	2,242,500	76,850	2008	92.5%	8,300,000	503,806
Pearl Self Storage	Pearl	MS	1,865,000	74,970	2008	93.2%	6,900,000	420,292
Airway Self Storage	Baton Rouge	LA	1,785,000	82,925	2007	82.9%	6,600,000	405,608
Highway 18 Self Storage	Jackson	MS	1,405,000	82,975	2008	76.8%	5,200,000	299,021
Total / Wtd. Avg.			$40,000,000(1)	1,262,106		85.5%	$148,050,000(2)	$8,879,611

(1)	The Brookwood Self Storage LA-MS Portfolio Loan has a Cut-off Date Balance of $40,000,000 and is evidenced by the non-controlling note A-2 which is part of a loan combination evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000. The related companion loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by CREFI and is expected to be contributed to the CD 2017-CD5 securitization transaction.

(2)	The Appraised Value of $148,050,000 represents the sum of the individual "as-is" appraisal values of the Brookwood Self Storage LA-MS Portfolio Properties. The bulk appraisal value for the Brookwood Self Storage LA-MS Portfolio Properties is $161,150,000.

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LOAN #8: BROOKWOOD SELF STORAGE LA-MS PORTFOLIO

The following table presents certain information relating to the climate controlled versus non-climate controlled units at the Brookwood Self Storage LA-MS Portfolio Properties:

Unit Summary(1)

Property Name	Total GLA	Number of Floors	Total Number of Units	Number of Climate Controlled Units	% of Climate Controlled Units
Balis Self Storage	93,075	3	922	922	100%
Feu Follet Self Storage	157,765	3	989	577	58%
Belle Chasse Self Storage	130,203	2	1,031	569	55%
Oak Villa Self Storage	121,935	2	870	370	43%
Harding Self Storage	87,135	3	665	310	47%
Florida Boulevard Self Storage	80,900	2	649	231	36%
Industriplex Self Storage	89,300	3	772	772	100%
Ambassador Self Storage	93,110	1	753	344	46%
Interline Self Storage	90,963	2	682	414	61%
Flowood Self Storage	76,850	2	617	617	100%
Pearl Self Storage	74,970	2	584	317	54%
Airway Self Storage	82,925	1	676	364	54%
Highway 18 Self Storage	82,975	1	637	368	58%
Total / Wtd. Avg.	1,262,106		9,847	6,175	63%

(1)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Brookwood Self Storage LA-MS Portfolio Properties:

Historical Leased %(1)

Property Name	2014	2015	2016	As of 4/30/2017
Balis Self Storage	75.0%	78.0%	88.0%	90.9%
Feu Follet Self Storage	62.0%	63.6%	71.6%	82.6%
Belle Chasse Self Storage	52.7%	68.3%	81.1%	84.9%
Oak Villa Self Storage	49.9%	54.0%	72.6%	82.4%
Harding Self Storage	68.2%	75.9%	87.7%	93.6%
Florida Boulevard Self Storage	73.2%	76.9%	86.9%	94.4%
Industriplex Self Storage	42.6%	50.1%	73.7%	82.6%
Ambassador Self Storage	72.4%	79.3%	82.3%	74.9%
Interline Self Storage	50.9%	58.4%	77.5%	85.9%
Flowood Self Storage	64.9%	78.9%	91.5%	92.5%
Pearl Self Storage	62.2%	78.8%	91.5%	93.2%
Airway Self Storage	36.5%	41.0%	66.8%	82.9%
Highway 18 Self Storage	32.8%	46.9%	64.8%	76.8%
Total / Wtd. Avg.	57.2%	65.0%	79.0%	85.5%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

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LOAN #8: BROOKWOOD SELF STORAGE LA-MS PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Brookwood Self Storage LA-MS Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	2016	TTM 5/31/2017	Underwritten	Underwritten $ per SF
Base Rent	$7,511,531	$7,800,716	$8,665,780	$10,228,862	$10,959,064	$11,740,854	$9.30
Gross Up Vacancy	0	0	0	0	0	1,922,161	1.52
Total Rent	$7,511,531	$7,800,716	$8,665,780	$10,228,862	$10,959,064	$13,663,015	$10.83
Other Income	650,833	706,176	857,250	1,229,665	1,402,605	1,402,605	1.11
Vacancy & Credit Loss	0	0	0	0	0	(2,703,951)	(2.14)
Effective Gross Income	$8,162,364	$8,506,891	$9,523,030	$11,458,526	$12,361,669	$12,361,669	$9.79

Real Estate Taxes	$493,155	$502,218	$509,533	$525,437	$526,383	$523,516	$0.41
Insurance	103,944	136,955	138,413	144,214	148,162	154,834	0.12
Management Fee	0	41,322	124,749	167,771	222,695	618,083	0.49
Other Operating Expenses	1,274,494	1,399,331	1,589,554	1,709,485	1,868,687	2,052,030	1.63
Total Operating Expenses	$1,871,593	$2,079,826	$2,362,249	$2,546,907	$2,765,927	$3,348,463	$2.65

Net Operating Income	$6,290,771	$6,427,066	$7,160,781	$8,911,619	$9,595,742	$9,013,206	$7.14
Replacement Reserves	0	0	0	0	0	133,596	0.11
Net Cash Flow	$6,290,771	$6,427,066	$7,160,781	$8,911,619	$9,595,742	$8,879,611	$7.04

Occupancy	NAP	57.2%	65.0%	79.0%	83.3%	85.5%(3)
NOI Debt Yield(2)	7.9%	8.0%	9.0%	11.1%	12.0%	11.3%
NCF DSCR(2)	1.97x	2.01x	2.24x	2.79x	3.00x	2.78x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were are not considered for the underwritten net cash flow.

(2)	Calculated based on the aggregate outstanding principal balance of the Brookwood Self Storage LA-MS Portfolio Loan Combination.

(3)	Based on the underwritten rent roll dated April 30, 2017.

■	Appraisal. As of the appraisal valuation dates ranging from May 9, 2017 to May 15, 2017, the Brookwood Self Storage LA-MS Portfolio Properties had an aggregate “as-is” appraised value of $148,050,000. The “As Portfolio” bulk appraisal value for the Brookwood Self Storage LA-MS Portfolio Properties is $161,150,000 which includes a portfolio premium of $13,100,000.

■	Environmental Matters. According to the Phase I environmental reports dated May 19, 2017, there were no recommendations for further action at the Brookwood Self Storage LA-MS Portfolio Properties.

■	Market Overview and Competition. The Brookwood Self Storage LA-MS Portfolio Properties consist of 13 self storage facilities which are all part of the Southwest Sector as defined by the 2016 Self Storage Almanac. The Southwest Sector has a total of 6,384 facilities which comprise a total of 331,968,000 SF. The second quarter 2016 vacancy for the Southwest Sector was 9.1%.

The following table presents the local demographics data at the Brookwood Self Storage LA-MS Portfolio Properties:

Local Demographics Summary

Property Name	City	State	2016 Population (within 1-mi. / 3-mi. / 5-mi. Radius) (1)	2016 Average Household Income (within 1-mi. / 3-mi. / 5-mi. Radius) (2)
Balis Self Storage	Baton Rouge	LA	7,843 / 84,966 / 178,677	$104,623 / $68,991 / $67,148
Feu Follet Self Storage	Lafayette	LA	7,011 / 58,452 / 145,277	$86,478 / $90,038 / $79,349
Belle Chasse Self Storage	Gretna	LA	15,341 / 106,688 / 247,882	$69,272 / $63,735 / $66,470
Oak Villa Self Storage	Baton Rouge	LA	4,887 / 67,756 / 192,843	$56,655 / $59,694 / $62,431
Harding Self Storage	Baton Rouge	LA	4,094 / 58,341 / 119,388	$39,693 / $43,411 / $44,359
Florida Boulevard Self Storage	Baton Rouge	LA	10,770 / 84,008 / 209,962	$52,449 / $62,760 / $62,187
Industriplex Self Storage	Baton Rouge	LA	3,271 / 63,073 / 148,978	$94,192 / $93,021 / $91,785
Ambassador Self Storage	Lafayette	LA	10,814 / 65,162 / 135,111	$65,588 / $80,607 / $78,980
Interline Self Storage	Baton Rouge	LA	7,465 / 72,187 / 206,054	$80,520 / $79,022 / $78,559
Flowood Self Storage	Flowood	MS	311 / 15,001 / 84,162	$82,777 / $93,801 / $80,281
Pearl Self Storage	Pearl	MS	1,410 / 23,324 / 57,453	$66,463 / $68,096 / $70,650
Airway Self Storage	Baton Rouge	LA	4,990 / 75,813 / 210,818	$67,577 / $64,701 / $65,501
Highway 18 Self Storage	Jackson	MS	2,107 / 39,220 / 102,883	$35,054 / $43,249 / $46,907

(1)	Figures represent the 2016 population within the 1-, 3-, 5-mile radius from the referenced property.

(2)	Figures represent the 2016 average household income within the 1-, 3-, 5-mile radius from the referenced property.

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LOAN #8: BROOKWOOD SELF STORAGE LA-MS PORTFOLIO

The following table presents certain information relating to certain self storage lease comparables provided in the appraisal for the Brookwood Self Storage LA-MS Portfolio Properties:

Competitive Set Summary(1)

Property Name	Occupancy Rates As of 4/30/2017	Competitive Set Average Occupancy Rates	Competitive Set Gross Average Asking Rent
Balis Self Storage	90.9%	91.1%	$0.76 per SF - $2.40 per SF
Feu Follet Self Storage	82.6%	84.5%	$0.49 per SF - $2.00 per SF
Belle Chasse Self Storage	84.9%	85.5%	$0.30 per SF - $1.96 per SF
Oak Villa Self Storage	82.4%	83.0%	$0.30 per SF - $3.12 per SF
Harding Self Storage	93.6%	88.6%	$0.50 per SF - $3.12 per SF
Florida Boulevard Self Storage	94.4%	87.0%	$0.41 per SF - $3.12 per SF
Industriplex Self Storage	82.6%	88.9%	$0.38 per SF - $3.08 per SF
Ambassador Self Storage	74.9%	80.5%	$0.42 per SF - $2.40 per SF
Interline Self Storage	85.9%	85.2%	$0.41 per SF - $2.84 per SF
Flowood Self Storage	92.5%	88.1%	$0.62 per SF - $2.44 per SF
Pearl Self Storage	93.2%	85.0%	$0.36 per SF - $2.36 per SF
Airway Self Storage	82.9%	86.5%	$0.47 per SF - $2.60 per SF
Highway 18 Self Storage	76.8%	80.4%	$0.42 per SF - $1.86 per SF
Total / Wtd. Avg.	85.5%

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Brookwood Holdings LA, L.L.C. and Brookwood Holdings MS, L.L.C., each a single-purpose Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Brookwood Self Storage LA-MS Portfolio Loan. The non-recourse carveout guarantor for the Brookwood Self Storage LA-MS Portfolio Loan is Brookwood Properties, L.L.C., a Louisiana limited liability company (“Brookwood”). If at any time Brookwood does not have a net worth of $80,000,000 and a liquidity of $4,000,000, Robert Craig Smith is required to be added as a guarantor under the guaranty.

Brookwood is a closely held real estate company that was founded by Robert Craig Smith in 1986 and is currently headquartered in Baton Rouge, Louisiana. Brookwood develops, acquires, and manages self-storage properties in Louisiana, Mississippi, and Texas. Brookwood has developed the majority of its portfolio and maintains a long-term ownership strategy. Brookwood’s current portfolio consists of over 35 properties and 3.2 million SF of self-storage.

■	Escrows. On the origination date of the Brookwood Self Storage LA-MS Portfolio Loan Combination, the borrowers funded a reserve of (i) $264,376 for real estate taxes, and (ii) $5,625 for immediate repairs.

On each due date, the borrowers are required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $44,063, (ii) at any time the required insurance is not on an approved blanket policy (which it is as of the origination date of the Brookwood Self Storage LA-MS Loan Combination), one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums due for the renewal of the above referenced coverage, (iii) $11,133 for replacement reserves, provided, however that such replacement reserve deposits are conditionally waived so long as the debt service coverage ratio is at least 1.40x, and at any time monthly deposits are not waived pursuant to the foregoing, the replacement reserve is capped at an amount equal to 36 months’ worth of deposits (which based on the current monthly payment amount is $400,788), and (iv) upon the occurrence and continuance of a Brookwood Self Storage LA-MS Portfolio Trigger Period (as defined below), an operating expenses reserve and the excess cash flow generated by the Brookwood Self Storage LA-MS Portfolio Properties for the immediately preceding interest accrual period.

■	Lockbox and Cash Management. The Brookwood Self Storage LA-MS Portfolio Loan documents require a springing lockbox with springing cash management, provided that, upon a Brookwood Self Storage LA-MS Portfolio Trigger Period occurring after the termination of the first Brookwood Self Storage LA-MS Portfolio Trigger Period following origination, the lockbox remains in place. During the continuance of a Brookwood Self Storage LA-MS Portfolio Trigger Period, all amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day and, provided no event of default under the Brookwood Self Storage LA-MS Portfolio Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event

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of default under the Brookwood Self Storage LA-MS Portfolio Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a Brookwood Self Storage LA-MS Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the Brookwood Self Storage LA-MS Portfolio Loan and (ii) to the extent no Brookwood Self Storage LA-MS Portfolio Trigger Period is continuing, to be swept into the borrowers’ operating account. Upon the occurrence and during the continuance of an event of default under the Brookwood Self Storage LA-MS Portfolio Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Brookwood Self Storage LA-MS Portfolio Loan (and/or toward the payment of expenses of the Brookwood Self Storage LA-MS Portfolio Properties), in such order of priority as the lender may determine.

A “Brookwood Self Storage LA-MS Portfolio Trigger Period” means a period (i) commencing upon the occurrence of an event of default under the Brookwood Self Storage LA-MS Portfolio Loan documents and continuing until such event of default is cured and (ii) commencing if the debt service coverage ratio calculated based on a 30-year amortization schedule (“DSCR”) is less than 1.15x for one calendar quarter and continuing until the DSCR is equal to or greater than 1.20x for two consecutive calendar quarters. Notwithstanding the foregoing, no Brookwood Self Storage LA-MS Portfolio Trigger Period will be deemed to expire in the event any other triggering event is then ongoing.

■	Property Management. The Brookwood Self Storage LA-MS Portfolio Properties are currently managed by CubeSmart Asset Management, LLC, an unaffiliated third party. Under the Brookwood Self Storage LA-MS Portfolio Loan documents, the borrowers may terminate the property management agreement and replace the property manager without the lender’s consent if, among other conditions no event of default is continuing and the applicable replacement property manager is approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of a rating agency confirmation). The lender has the right to terminate the management agreement and replace the property manager or require that the borrowers terminate the property management agreement and replace the property manager (i) upon an event of default under the property management agreement, (ii) upon any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof or any voluntary bankruptcy or insolvency proceeding with respect to the property manager, (iii) if there exists a Brookwood Self Storage LA-MS Portfolio Trigger Period or (iv) if the property manager has engaged in fraud, willful misconduct, gross negligence or misappropriation of funds.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. In the event the lender does not make net proceeds from an individual property available to the borrowers for restoration and such proceeds are applied to the debt in accordance with the Brookwood Self Storage LA-MS Portfolio Loan documents at any time prior to the maturity date of the Brookwood Self Storage LA-MS Portfolio Loan Combination, the borrowers may prepay the debt for such individual property (and obtain a release of such individual property upon the satisfaction of certain conditions, including, among others: (i) no event of default has occurred and is continuing under the Brookwood Self Storage LA-MS Portfolio Loan documents, (ii) the borrowers have delivered a REMIC opinion with respect to the release in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies then applicable REMIC rules and regulations, (iii) payment of a release price equal to 115% of the allocated loan amount, (iv) the individual property is conveyed to an entity other than the borrowers, and (v) delivery of a rating agency confirmation if required by the lender.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Brookwood Self Storage LA-MS Portfolio Properties (plus 15 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering (i) the six months following restoration or (ii) the period of time until such income returns to the same level it was at prior to the loss, whichever occurs first). No deductible will be in excess of $25,000, provided, however, that with respect to windstorm or named storm, such insurance shall provide for no deductible in relation to such coverage in excess of 5% of the total insurable value of the Brookwood Self Storage LA-MS Portfolio Properties. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #9: MCNEILL HOTEL PORTFOLIO

Hilton Garden Inn Twin Falls

Hampton Inn and Suites West Jordan

Homewood Suites Boise

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MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Butte
Bozeman
MONTANA
La Grande
Baker City
Sawtooth National Forest
Yellowstone National Park
OREGON
Boise
Nampa
IDAHO
Carey
Idaho Falls
Mountain Home
Twin Falls
Pocatello
WYOMING
Burley
Humboldt National Forest
Wasatch-Cache National Forest
Ogden
Evanston
Great Salt Lake
Elko
Salt Lake City
Ashley National Forest
Dinosaur National Monument
Park City
UTAH
Provo
NEVADA
Manti la Sal National Forest
1
2
3
90
15
84
86
80
70

McNeill Hotel Portfolio

#	PROPERTY NAME	ADDRESS	CITY/STATE	ZIP CODE
1	Homewood Suites Boise	7957 West Spectrum Street	Boise, ID	83709
2	Hilton Garden Inn Twin Falls	1741 Harrison Street North	Twin Falls, ID	83301
3	Hampton Inn and Suites West Jordan	3923 West Center Park Drive	West Jordan, UT	84084

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Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		BANA
Location (City/State)(1)	Various	Cut-off Date Balance		$33,875,000
Property Type	Hospitality	Cut-off Date Balance per Room		$104,876.16
Size (Rooms)(1)	323	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 5/31//2017(1)	81.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2017(1)	81.2%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		4.72400%
Appraised Value(1)(2)	$46,100,000	Original Term to Maturity (Months)		120
Appraisal Date	6/1/2017 & 6/2/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Phillip H. McNeill, Jr.	Original Interest Only Period (Months)		12
Property Management	McNeill Hotel Company, LLC	First Payment Date		9/1/2017
		Maturity Date		8/1/2027

Underwritten Revenues	$12,084,661
Underwritten Expenses	$6,951,601	Escrows(3)
Underwritten Net Operating Income (NOI)	$5,133,060		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,649,673	Taxes	$339,767	$37,752
Cut-off Date LTV Ratio(2)	73.5%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	61.5%	FF&E Reserve	$0	$39,927
DSCR Based on Underwritten NOI / NCF	2.43x / 2.20x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	15.2% / 13.7%	Other	$5,600,000	$66,667

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,875,000	65.2%	Purchase Price	$44,500,000	85.6%
Principal’s New Cash Contribution	14,085,110	27.1	Reserves	$5,939,767	11.4
Mezzanine Loan	4,000,000	7.7	Closing Costs	$1,520,343	2.9

Total Sources	$51,960,110	100.0%	Total Uses	$51,960,110	100.0%

(1)	See chart below under “—The Mortgaged Properties”.

(2)	The “As Stabilized” aggregated appraised value for the McNeill Hotel Portfolio as of June 2, 2019 is $52,400,000, which assumes the completion of the property improvement plan for each McNeill Hotel Portfolio Property (the estimated cost of which the lender has fully reserved). The “As Stabilized” appraised value results in a Cut-off Date LTV Ratio of 64.6% and a Maturity Date LTV Ratio of 54.1%.

(3)	See “–Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “McNeill Hotel Portfolio Loan”) is evidenced by a note secured by a first mortgage encumbering the borrowers’ fee simple interest in three hotels, totaling 323 rooms located in Boise, Idaho, Twin Falls, Idaho and West Jordan, Utah (the “McNeill Hotel Portfolio Property” or the “McNeill Hotel Portfolio Properties”). The McNeill Hotel Portfolio Loan was originated by Bank of America, N.A. on July 18, 2017 and represents approximately 3.6% of the Initial Pool Balance. The note evidencing the McNeill Hotel Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $33,875,000 and an interest rate of 4.72400% per annum. The proceeds of the McNeill Hotel Portfolio Loan were primarily used, along with the proceeds of the McNeill Hotel Portfolio Mezzanine Loan (as defined under “—Mezzanine or Secured Subordinate Indebtedness” below) and new sponsor equity, to acquire the McNeill Hotel Portfolio Properties and pay loan origination costs and fund upfront reserves.

The McNeill Hotel Portfolio Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The McNeill Hotel Portfolio Loan requires payment of interest-only for the initial 12 months, followed by monthly payments of interest and principal sufficient to amortize the McNeill Hotel Portfolio Loan over a 30-year amortization schedule. The scheduled maturity date of the McNeill Hotel Portfolio Loan is the due date in August 2027. At any time after the second anniversary of the securitization Closing Date, the McNeill Hotel Portfolio Loan may be defeased in whole or in part (see “—Release of Collateral” below) with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the McNeill Hotel Portfolio Loan documents. Voluntary prepayment of the McNeill Hotel Portfolio Loan is permitted on or after the due date occurring in May 2027 without payment of any prepayment premium.

■	The Mortgaged Properties. The McNeill Hotel Portfolio Properties are comprised of a total of 323 rooms between the Homewood Suites Boise, Idaho (the “Boise Property”), the Hilton Garden Inn Twin Falls, Idaho (the “Twin Falls Property”) and the Hampton Inn and Suites, West Jordan, Utah (the “West Jordan Property”). The McNeill Hotel Portfolio Properties are each subject to franchise agreements with Hilton Franchise Holding LLC that expire on July 31, 2032. As of May 31, 2017, the McNeill Hotel Portfolio Properties had a weighted-average occupancy rate of 81.2% and a weighted average underwritten RevPAR of $96.69.

The Boise Property. The Boise Property is a four-story, select-service, upscale extended-stay hotel constructed as a Homewood Suites in 2007. The Boise Property consists of 110 guestrooms (48 queen studios, 47 king one-bedrooms and 15 two-bedroom suites). Room amenities include a sitting area with sofa bed, dining table/desk, flat panel

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television, kitchen alcove with two-burner stove, full-size refrigerator, microwave, dishwasher and granite-countertop baths. Hotel amenities include a social area where daily hot breakfast and weekday evening socials are offered, a business center, convenience shop, billiards room, guest laundry, indoor pool with hot tub, fitness center, outdoor terrace with BBQ grills, 990 SF meeting room and free internet access. The Boise Property also includes 113 surface parking spaces.

The Boise Property is located at the intersection of West Spectrum Street and Saturn Road in the neighborhood of Spectrum Pointe, a suburban entertainment district in Boise. Across the street from the Boise Property are a 21-screen movie theater and a number of restaurants. The Boise Property is located approximately three miles from the Boise Airport and approximately five miles from downtown Boise, the Idaho State Capitol and Boise State University.

The demand at the Boise Property is estimated at 65% corporate, driven in 2016 by stays by Tokyo Electron, M W Group, Micron Technology, Applied Materials, Carmax and Toray Engineering.

The borrower that owns the Boise Property entered into a new 15-year franchise agreement when the Boise Property was acquired in connection with this financing. The franchise agreement requires an estimated $1.5 million property improvement plan, primarily comprised of a softgood renovation, which is expected to be completed in the next year. The estimated cost of the property improvement plan has been fully reserved by the lender.

The Twin Falls Property. The Twin Falls Property is a four-story, select-service, hotel constructed as a Hilton Garden Inn in 2009. The Twin Falls Property consists of 107 guestrooms (56 king rooms, 42 queen/queen rooms and 9 king suites). Room amenities include an armchair with ottoman or sofa bed, desk, flat panel television, mini-refrigerator, microwave, and granite-countertop baths. Hotel amenities include a two-story lobby/seating area with wood paneling and gas fireplace, restaurant with bar, business center, convenience shop, guest laundry, indoor pool with hot tub, fitness center, 2,728 SF of meeting space in three rooms and free internet access. The Twin Falls Property also includes 105 surface parking spaces.

The Twin Falls Property is located along Pole Line Road, the main arterial road through the city, and approximately five miles from Interstate 84 which is a critical roadway for Twin Falls for agricultural shipping activity, as well as a draw for regional visitors to Twin Falls from other cities within Idaho and from Oregon, Washington and Utah. To the north of the Twin Falls Property are the Snake River Canyon, the Perrine Bridge and Shoshone Falls which are the main tourist draws to Twin Falls. Also to the north are Canyon Springs Golf Course and Blue Lakes Country Club. To the south of the Twin Falls Property is the College of Southern Idaho. To the east is the Magic Valley Mall.

The demand at the Twin Falls Property is estimated at 65% corporate, driven in 2016 by stays by Chobani, TPG Capital, Glanbia and Clif Bar.

The borrower that owns the Twin Falls Property entered into a new 15-year franchise agreement when the Twin Falls Property was acquired in connection with this financing. The franchise agreement requires an estimated $1.5 million property improvement plan, primarily comprised of a softgood renovation, which is expected to be completed in the next year. The estimated cost of the property improvement plan has been fully reserved by the lender.

The West Jordan Property. The West Jordan Property is a three-story, limited-service hotel constructed as a Hampton Inn and Suites in 2008. The West Jordan Property consists of 106 guestrooms (35 king room, 47 queen/queen rooms, 16 king studios and 8 queen/queen studios). Room amenities include a flat panel television, desk and granite-countertop baths. Suite guestrooms are located at various corners of the building and generally include a wet bar with sink, mini-refrigerator and microwave. Hotel amenities include a two-story lobby/seating area with wood paneling and gas fireplace which also serves as the breakfast room, business center, convenience shop, guest laundry, indoor pool with hot tub, fitness center, 1,904 SF meeting room and free internet access. The West Jordan Property also includes 107 surface parking spaces.

The West Jordan Property is located just west of the Jordan Landing master retail development. Jordan Landing is a 500-acre master-planned community encompassing 250 single-family homes and 1,500 multi-family units adjacent to Jordan Landing Shopping Center, a 2.0 million SF shopping and dining center featuring a Wal-Mart Super Center, a 24-screen theater, fitness center and spa. Jordan Landing Shopping Center is the largest retail development in the state of Utah. The West Jordan Property is located approximately five miles from the intersection of Interstates 15 and 215, connecting Provo and Salt Lake City and extending to Los Angeles via Las Vegas. Salt Lake City International Airport is approximately 12.5 miles to the north and downtown Salt Lake is approximately 15 miles to the northeast of the West Jordan Property, accessibly by car or the public TRAX rail system.

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The demand at the West Jordan Property is estimated at 65% corporate, driven in 2016 by stays by Mountain America and Sysco Foods.

The borrower that owns the West Jordan Property entered into a new 15-year franchise agreement when the West Jordan Property was acquired in connection with this financing. The franchise agreement requires an estimated $1.6 million property improvement plan, primarily comprised of a softgood renovation, which is expected to be completed in the next year. The estimated cost of the property improvement plan has been fully reserved by the lender.

The following table presents certain information relating to the McNeill Hotel Portfolio Properties:

Portfolio Summary(1)

Property Name/Address	Year Built / Renovated	Rooms	Occupancy(2)	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value(3)	UW RevPAR	UW NCF
Boise Property 7957 West Spectrum Street Boise, ID 83709	2007 / NAP	110	84.9%	$12,800,000	37.8%	$17,200,000	$108.66	$1,809,716
Twin Falls Property 1741 Harrison Street North Twin Falls, ID 83301	2009 / NAP	107	80.8	11,725,000	34.6	16,200,000	$94.42	1,588,414
West Jordan Property 3923 West Center Park Drive West Jordan, UT 84084	2008 / NAP	106	77.9	9,350,000	27.6	12,700,000	$86.57	1,251,543
Total / Wtd. Avg.		323	81.2%	$33,875,000	100.0%	$46,100,000	$96.69	$4,649,673

(1)	Source: Appraisal.

(2)	Underwritten occupancy as of May 31, 2017.

(3)	The “As Stabilized” aggregated appraised value for the McNeill Hotel Portfolio as of June 1, 2019 is $52,400,000, which assumes the completion of the property improvement plans for each McNeill Hotel Portfolio Property (the estimated cost of which the lender has fully reserved). The “As Stabilized” appraised value results in a Cut-off Date LTV Ratio of 64.6% and a Maturity Date LTV Ratio of 54.1%.

The following tables present certain information relating to historical occupancy, ADR and RevPAR at the McNeill Hotel Portfolio Properties and the competitive sets, as provided in third-party industry travel research reports:

Boise Property Historical Statistics(1)

	Boise Property			Competitive Set			Penetration
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	71.8%	$101.64	$73.02	66.0%	$80.23	$52.91	108.9%	126.7%	138.0%
2012	77.1%	$105.44	$81.28	72.7%	$84.76	$61.66	106.0%	124.4%	131.8%
2013	77.5%	$111.94	$86.73	75.2%	$88.07	$66.25	103.0%	127.1%	130.9%
2014	78.9%	$112.31	$88.64	75.5%	$94.25	$71.19	104.5%	119.2%	124.5%
2015	81.9%	$117.95	$96.58	77.3%	$102.97	$79.56	106.0%	114.6%	121.4%
2016	86.5%	$124.30	$107.52	80.9%	$111.13	$89.93	106.9%	111.9%	119.6%
TTM 5/31/2017	85.1%	$127.81	$108.72	79.2%	$113.60	$89.95	107.4%	112.5%	120.9%

(1)	Source: Industry travel research report.

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Twin Falls Property Historical Statistics(1)

	Twin Falls Property			Competitive Set			Penetration
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	68.6%	$94.99	$65.18	64.1%	$86.90	$55.74	107.0%	109.3%	116.9%
2012	73.1%	$99.92	$73.04	67.5%	$91.21	$61.60	108.2%	109.5%	118.6%
2013	78.5%	$105.60	$82.93	69.8%	$95.51	$66.69	112.5%	110.6%	124.4%
2014	78.6%	$108.05	$84.97	68.4%	$96.52	$66.06	114.9%	112.0%	128.6%
2015	78.6%	$109.10	$85.72	73.5%	$97.48	$71.67	106.9%	111.9%	119.6%
2016	83.1%	$116.33	$96.66	78.5%	$107.04	$84.03	105.8%	108.7%	115.0%
TTM 5/31/2017	80.8%	$116.87	$94.38	77.9%	$106.27	$82.78	103.7%	110.0%	114.0%

(1)	Source: Industry travel research report.

West Jordan Property Historical Statistics(1)

	West Jordan Property			Competitive Set			Penetration
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	69.9%	$103.08	$72.10	68.1%	$97.83	$66.60	102.7%	105.4%	108.2%
2012	69.5%	$107.10	$74.46	70.8%	$100.46	$71.15	98.2%	106.6%	104.7%
2013	76.2%	$108.11	$82.44	68.0%	$105.37	$71.65	112.1%	102.6%	115.1%
2014	77.5%	$106.95	$82.87	63.0%	$107.81	$67.92	123.0%	99.2%	122.0%
2015	80.6%	$111.21	$89.65	66.6%	$108.26	$72.06	121.1%	102.7%	124.4%
2016	77.7%	$109.52	$85.11	70.6%	$110.70	$78.20	110.0%	98.9%	108.8%
TTM 5/31/2017	78.2%	$111.14	$86.95	71.2%	$112.71	$80.30	109.8%	98.6%	108.3%

(1)	Source: Industry travel research report.

The following table presents certain information relating to the demand analysis with respect to the McNeill Hotel Portfolio Properties based on market segmentation, as provided in the appraisals:

Accommodated Room Night Demand(1)

Property	Commercial	Group	Leisure
Boise Property	65%	10%	25%
Twin Falls Property	65%	10%	25%
West Jordan Property	65%	10%	25%

(1)	Source: Appraisal.

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■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the McNeill Hotel Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	2016	TTM 5/31/2017	Underwritten	Underwritten $ per Room
Room Revenue	$9,908,739	$10,082,661	$10,692,731	$11,407,240	$11,410,703	$11,410,703	$35,327
Food & Beverage Revenue	449,730	389,605	405,394	433,657	421,089	421,089	1,304
Other Revenue(1)	291,240	247,387	256,434	259,310	252,869	252,869	783
Total Revenue	$10,649,709	$10,719,653	$11,354,559	$12,100,207	$12,084,661	$12,084,661	$37,414

Room Expense	$1,995,943	$2,036,600	$2,180,295	$2,175,490	$2,197,317	$2,197,317	$6,803
Food & Beverage Expense	403,956	389,164	383,197	417,266	434,677	405,099	1,254
Other Expense	142,295	116,126	129,565	115,663	112,410	112,410	348
Total Departmental Expense	$2,542,194	$2,541,890	$2,693,057	$2,708,419	$2,744,404	$2,714,826	$8,405
Total Undistributed Expense	3,390,677	3,460,292	3,604,213	3,698,225	3,740,827	3,624,730	11,222
Total Fixed Charges	595,940	524,348	543,789	557,415	598,002	612,045	1,895
Total Operating Expenses	$6,528,811	$6,526,530	$6,841,059	$6,964,059	$7,083,233	$6,951,601	$21,522

Net Operating Income	$4,120,898	$4,193,123	$4,513,500	$5,136,148	$5,001,428	$5,133,060	$15,892
FF&E	425,989	428,786	454,183	484,008	483,387	483,387	1,497
Net Cash Flow	$3,694,909	$3,764,337	$4,059,317	$4,652,140	$4,518,041	$4,649,673	$14,395

Occupancy	77.3%	78.1%	79.9%	82.3%	81.2%	81.1%
NOI Debt Yield	12.2%	12.4%	13.3%	15.2%	14.8%	15.2%
NCF DSCR	1.75x	1.78x	1.92x	2.20x	2.14x	2.20x

(1)	Other Revenue consists of telephone revenue, guest laundry, meeting room rentals, Lodgenet income, gift shop revenue and other miscellaneous revenue.

■	Appraisal. According to the appraisals dated as of June 1, 2017 and June 2, 2017, the McNeill Hotel Portfolio Properties had an aggregate “as- is” appraised value of $46,100,000.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Boise Property	Direct Capitalization Approach	$17,300,000	N/A	8.75%
Boise Property	Direct Capitalization Approach (As Stabilized)(1)	$19,200,000	N/A	9.00%
Boise Property	Discounted Cash Flow Approach	$17,200,000	10.25%	9.25%(2)

Twin Falls Property	Direct Capitalization Approach	$16,400,000	N/A	8.50%
Twin Falls Property	Direct Capitalization Approach (As Stabilized)(1)	$18,400,000	N/A	8.75%
Twin Falls Property	Discounted Cash Flow Approach	$16,200,000	10.25%	9.00%(2)

West Jordan Property	Direct Capitalization Approach	$12,700,000	N/A	8.75%
West Jordan Property	Direct Capitalization Approach (As Stabilized)(1)	$14,800,000	N/A	9.00%
West Jordan Property	Discounted Cash Flow Approach	$12,700,000	10.25%	9.25%(2)

(1)	The “As Stabilized” aggregated appraised value for the McNeill Hotel Portfolio as of June 2, 2019 is $52,400,000, which assumes completion of the property improvement plans for each McNeill Hotel Portfolio Property for which the lender has fully reserved. The “As Stabilized” appraised value results in a Cut-off Date LTV Ratio of 64.6% and a Maturity Date LTV Ratio of 54.1%

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to three separate Phase I environmental reports, dated either July 2, 2017 or July 3, 2017, there are no recognized environmental conditions or recommendations for further action for the McNeill Hotel Portfolio Properties.

■	Market Overview and Competition. The McNeill Hotel Portfolio Properties are located in the metropolitan areas of Boise, Idaho, Twin Falls, Idaho and Salt Lake City, Utah.

Boise, Idaho. The Boise metropolitan statistical area is the headquarters for several major companies such as J.R. Simplot Company, WinCo Foods, Boise Cascade, Albertsons, Idaho Pacific Lumber, Idaho Timber and Clearwater Analytics. The technology industry is also growing in the region with Micron Technology, Hewlett-Packard, Healthwise, ClickBank, Meta Geek and Microsoft establishing large presences. The call center industry is also a major source of employment in the area with more than 20 call centers including centers for WDSGlobal, EDS, Teleperformance, DIRECTV and T-Mobile. The Idaho state government is also a major employer in Boise. Boise’s unemployment rate as of April 2017 was 2.5%, continuing a year over year trend of declining unemployment since 2009.

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The 2017 estimated population in the Boise metropolitan statistical area (“MSA”) was 695,765, a 1.7% annual increase since 2010, with estimated average household income of $73,401. The 2017 estimated population within a three- and five-mile radius of the Boise Property was 84,876 and 213,919, respectively, a 1.2-1.3% annual increase since 2010, with estimated average household income of $63,870 and $67,234, respectively.

As of 2016, the largest employers in the city of Boise are St. Luke’s Health Systems (8,499 employees), Micron Technology (6,799 employees) and Boise State University (4,799 employees). Downtown Boise’s attractions include the Idaho State Capitol, classic Egyptian Theater, Boise Art Museum and Zoo Boise. Downtown Boise is served by Interstate 184 (“The Connector”), connecting Boise to Portland and Salt Lake City. Downtown Boise is the urban center of the Treasure Valley serving as the government, business, cultural and entertainment center for southwest Idaho and eastern Oregon. Downtown is home to the Idaho State Capital, Adad County Courthouse complex and Boise City Hall. The BoDo District is a downtown shopping destination which hosts the annual Alive After Five summer concert series. Demand drivers in the City of Boise include the 50,000 SF convention center, which in 2016 hosted 270 events and is in the midst of a $38 million expansion, St. Luke’s Boise Medical Center, Idaho’s largest health care provider, the only children’s hospital in Idaho and the flagship hospital of the St. Luke’s Health System, and Boise State University with spring 2016 enrollment of 19,271.

The appraiser identified a 186-room Residence Inn hotel anticipated to open in December 2017, at the intersection of South Capitol Boulevard and West Myrtle Street, which is expected to compete with the Boise Property when open.

Twin Falls, Idaho. The Twin Falls metropolitan statistical area is the economic hub for the Magic Valley Region and its main economy is related to agriculture raw production and processing. For proximity to dairy sources, Chobani built a $450 million, 1.0 million SF manufacturing plant in Twin Falls, which is the world’s largest yogurt manufacturing center. Similarly for proximity to ingredient sources, Clif (producer of Clif Bars) built a $90 million, 300,000 SF bakery in Twin Falls. Twin Falls’ unemployment rate as of April 2017 was 2.8%, continuing a year over year trend of declining unemployment since 2010.

The 2017 estimated population in the Twin Falls MSA was 107,060, a 1.1% annual increase since 2010, with estimated average household income of $61,252. The 2017 estimated population within a three-mile radius of the Twin Falls Property was 38,865, a 1.1% annual increase since 2010, with estimated average household income of $62,175.

The 2017 largest employers in Twin Falls are St. Luke’s Magic Valley Regional Medical Center (2,500 employees), Twin Falls School District (1,499 employees), College of Southern Idaho (999 employees), Personnel Plus (999 employees), Chobani Idaho (999 employees) C3 Customercontact Channels (999 employees) and Conagra Foods (999 employees). Demand to Twin Falls is driven by its natural landmarks including the Snake River Canyon, the Perrine Bridge and Shoshone Falls, regional retail centers including the Magic Valley Mall, universities including the College of Southern Idaho, Idaho State University’s Twin Falls campus and University of Idaho’s Twin Falls research extension, and medical centers including St. Luke’s Magic Valley Regional Medical Center. Twin Falls also attracts significant corporate visitors due to the agricultural industry and draws tourists en route to other cities via Interstate 84.

The appraiser identified no new hotels planned for Twin Falls.

Salt Lake City, Utah. Salt Lake City is the capital and largest city in the state of Utah. The Salt Lake economy is driven by government, trade and utilities, banking and professional services, health services, tourism particularly led by the convention center and the local ski industry, as well as transportation, with Salt Lake City International serving as a Delta airlines hub. Huntsman Corporation (a Fortune 500 company) and Zions Bancorporation and Questar Corporation (two Fortune 1000 companies) are headquartered in the Salt Lake City area as are AlphaGraphics, Sinclair Oil, Smith’s Food and Drug (owned by Kroger), MonaVie, Myriad Genetics and Vehix.com. Other major employers in the Salt Lake City area include the University of Utah and the Church of Jesus Christ of Latter-day Saints. Marriott Hotels, InterContinental Hotels Group, Delta Airlines, Continental Airlines, and JetBlue Airways all have reservation call centers in Salt Lake City. Salt Lake City’s unemployment rate as of April 2017 was 3.1%, continuing a year over year trend of declining unemployment since 2010.

The 2017 estimated population in the Salt Lake City MSA was 1,193,358, a 1.3% annual increase since 2010, with estimated average household income of $86,829. The 2017 estimated population within a three- and five-mile radius of the West Jordan Property was 151,903 and 334,550, respectively, a 1.1-1.2% annual increase since 2010, with estimated average household income of $82,568 and $82,225, respectively.

West Jordan is a suburb of Salt Lake City and is the fourth largest city in Utah with an estimated population of over 115,000. The 2017 largest employer in West Jordan is Jordan School District (3,145 employees). Demand to West

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Jordan is driven by Rio Tinto Stadium, a 20,000-seat soccer venue and stadium, the sporting product industry (over 1,000 outdoor product companies are doing business in Utah, with Amer Sports, Black Diamond, Gregory Mountain Products headquartered in the Salt Lake City area), Jordan Landing Shopping Center and South Valley Regional Airport, an alternative to Salt Lake City International Airport for business, law enforcement and military travelers and a training base for the Utah National Guard Army Aviation Support for Apache and Blackhawk helicopters. The Jordan Valley Medical Center is a community hospital that has tripled in size over the past few years and recently completed a major expansion project. The area is also supported by business visitors to Salt Lake City, tourists drawn to the outdoor activities, and religious pilgrims to visit the home base of the Church of Latter Day Saints.

The appraiser identified a 99-room Residence Inn hotel under development within 0.5 miles of the West Jordan Property that may compete with the West Jordan Property when open.

The following tables present certain information relating to the primary competition for the McNeill Hotel Portfolio Properties:

Boise Property Competitive Set(1)

Property	Number of Rooms	Year Built
Boise Property	110	2007
Residence Inn Downtown/University	104	1986
Hyatt Place Boise Towne Square	127	1999
Hilton Garden Inn Boise Spectrum	137	2002
Residence Inn Boise West	104	2005
Candlewood Suites Boise Town Square	84	2007
TownePlace Suites Boise West Meridian	100	2008
Total(2)	656

(1)	Source: Appraisal
(2)	Total excludes the Boise Property.

Twin Falls Property Competitive Set(1)

Property	Number of Rooms	Year Built
Twin Falls Property	107	2009
Best Western Plus Twin Falls	120	1992
Hampton Inn Twin Falls	75	2004
La Quinta Inn and Suites Twin Falls	101	2008
Holiday Inn Express and Suites Twin Falls	91	2009
Fairfield Inn and Suites Twin Falls	92	2014
Total(2)	479

(1)	Source: Appraisal
(2)	Total excludes the Twin Falls Property.

West Jordan Property Competitive Set(1)

Property	Number of Rooms	Year Built
West Jordan Property	106	2008
Hampton Inn Sandy	130	1991
Courtyard Sandy	123	1995
Staybridge Suites Midvale	93	2013
Holiday Inn Express and Suites Murray	114	2014
TownePlace Suites West Valley	87	2015
Total(2)	547

(1)	Source: Appraisal
(2)	Total excludes the West Jordan Property.

■	The Borrowers. The borrowers, Boise ATH2017, LLC, Twin Falls ATH2017, LLC and West Jordan ATH2017, LLC are each single purpose Delaware limited liability companies. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the McNeill Hotel Portfolio Loan. The borrower sponsor is Phillip H. McNeill, Jr. Phillip H. McNeill, Jr. is the founder, managing partner and CEO of McNeill Hotel Company and was formerly the Executive Vice President of Equity Inns (NYSE: ENN). McNeill Hotel Company offers hotel management, construction, renovation, development and financing services and has a current portfolio of seventeen hotels, including the McNeill Hotel Portfolio Properties. The guarantor is Phillip H. McNeill, Sr. Phillip H. McNeill, Sr. is the founder, Chairman and CEO of Chartwell Hospitality LLC, Senior Vice President of Design and Construction at Archon Hospitality, L.P., and Chairman and President of McNeill Investment Company. Phillip H. McNeill, Sr. has

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LOAN #9: MCNEILL HOTEL PORTFOLIO

been the Non-Executive Chairman of the Board of Equity Inns since 2005 and has served as President of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association.

■	Escrows. In connection with the origination of the McNeill Hotel Portfolio Loan, the borrowers funded $339,767 for a tax reserve. Additionally at origination, the borrowers funded a PIP reserve of $5,600,000 and are required to deposit monthly $66,667 into the PIP reserve until an $800,000 cap has been reached or until a letter of credit in the amount of the PIP reserve cap has been provided, in order to fund an estimated $6.4 million of scheduled PIP work.

The McNeill Hotel Portfolio borrowers are required to fund the following reserves on a monthly basis with respect to the McNeill Hotel Portfolio Properties: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $37,752), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period (unless the McNeill Hotel Portfolio Properties are maintained under a blanket insurance policy), and (iii) an FF&E reserve in the amount of $39,927.

■	Lockbox and Cash Management. The McNeill Hotel Portfolio Loan documents require a soft lockbox with springing cash management. During a Cash Sweep Period (as defined below), the funds on deposit in the lockbox account are required to be transferred on a daily basis to the cash management account under the control of the lender and on each due date applied to fund reserves, pay debt service, pay operating and extraordinary expenses, and pay debt service on the McNeill Hotel Portfolio Mezzanine Loan, with all amounts remaining held by lender as additional collateral for the McNeill Hotel Portfolio Loan.

A “Cash Sweep Period” means the earlier of (x) the period commencing when the debt service coverage ratio (inclusive of the debt service for the McNeill Hotel Portfolio Mezzanine Loan) is less than 1.20x on a trailing-12 month basis, tested quarterly, and ending when the debt service coverage ratio is equal to or greater than 1.20x on a trailing-12 month basis for two consecutive calendar quarters, and (y) the period commencing upon and continuing during an event of default under the McNeill Hotel Portfolio Mezzanine Loan.

■	Property Management. The McNeill Hotel Portfolio Properties are managed by McNeill Hotel Company, LLC, a borrower-affiliate manager. The lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy proceeding; (ii) an event of default under the McNeill Hotel Portfolio Loan documents has occurred and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond any applicable cure periods; or (v) the lender determines that the McNeill Hotel Portfolio Properties are not being managed in accordance with generally accepted management practices and lender’s conditions are not remedied.

■	Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the McNeill Hotel Portfolio Loan, MSC–I84 Hotels Holdco, LLC funded a mezzanine loan in the amount of $4,000,000 (the “McNeill Hotel Portfolio Mezzanine Loan”) to ATH2017, LLC, as mezzanine borrower, which is the direct owner of 100.0% of the limited liability company interests in each of the borrowers. The McNeill Hotel Portfolio Mezzanine Loan is secured by a pledge of the mezzanine borrower’s 100% limited liability company interests in each of the borrowers. The McNeill Hotel Portfolio Mezzanine Loan carries an interest rate of 13.00000% per annum and is co-terminus with the McNeill Hotel Portfolio Loan. The McNeill Hotel Portfolio Mezzanine Loan is subject to an intercreditor agreement.

■	Release of Collateral. The borrowers have the right, at any time after the second anniversary of the securitization Closing Date, to release one or more individual property (provided that unless the Twin Falls Property has been released, either the Boise Property or the West Jordan Property must remain as collateral for the McNeill Hotel Portfolio Loan and cannot be released from the lien of the McNeill Hotel Portfolio Loan) from the lien of the McNeill Hotel Portfolio Loan, upon satisfaction of the following conditions, among others: (i) no event of default shall have occurred and be continuing; (ii) delivery of defeasance collateral in an amount equal to 125% of the allocated loan amount for the related Mortgaged Property; (iii) following such release, the debt service coverage ratio (inclusive of the McNeill Hotel Portfolio Mezzanine Loan) of the remaining properties is at least equal to the greater of (x) 1.72x and (y) the debt service coverage ratio (inclusive of the outstanding principal balance of the McNeill Hotel Portfolio Mezzanine Loan) for the trailing-12 month period immediately prior to the release, (iv) after giving effect to such release, the debt yield of the remaining property is at least the greater of (x) 12.10% and (y) the debt yield immediately prior to the release; (v) a loan-to-value ratio not greater than the lesser of (x) 72.3% and (y) the loan-to-value ratio calculated immediately prior to the subject release with respect to all of the Mortgaged Properties not

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LOAN #9: MCNEILL HOTEL PORTFOLIO

subject to the release (inclusive of the individual property to be released); (vi) delivery of an opinion of counsel to the effect that the trust will not fail to maintain its status as a REMIC as a result of such release; and (vii) confirmation (or deemed confirmation) from each rating agency that such release will not cause the downgrade, withdrawal or qualification of the then-current ratings of the Certificates.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the McNeill Hotel Portfolio Properties, plus 18 months of business interruption coverage for a period continuing until the restoration of the McNeill Hotel Portfolio Properties is completed and containing an extended period which provides for six months of additional coverage. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #10: WELLINGTON COMMERCIAL CONDO

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LOAN #10: WELLINGTON COMMERCIAL CONDO

Wellington Commercial Condo
1569 First Avenue
New York, NY 10028
UPPER
EAST SIDE
Central
Park
Metropolitan
Museum of Art
FIFTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
THIRD AVENUE
SECOND AVENUE
FIRST AVENUE
E 92ND STREET
E 91ST STREET
E 90TH STREET
E 89TH STREET
E 88TH STREET
E 87TH STREET
E 86TH STREET
E 85TH STREET
E 84TH STREET
E 83RD STREET
E 82ND STREET
E 81ST STREET
E 80TH STREET
E 79TH STREET
E 78TH STREET
E 77TH STREET
E 76TH STREET
E 75TH STREET
E 74TH STREET
E 73RD STREET
E 72ND STREET
Nightingale Bamford School
Russian Consulate
1155 Park Ave
92nd Street Y
Yorkville Towers
The Spence School
Cooper Hewitt Smithsonian Design Museum
National Academy of Design
60 E 90th
200 E 90th
Our Lady of Good
Upper East Side Suites
Saint David's School
Guggenheim Museum
1095 Park Ave
The Dalton School
200 E 89th
115 E 87th
Lexington Towers
Claridge House
1049 Fifth Avenue
The Park Lane
1511 Third
The Ventura
USPS
400 E 85th
Marymount School of New York
Loyola School
Goethe-Institut
PS 6 The Lillie Devereaux Blake School
1565 First
410 E 81st
995 Fifth Avenue
Greek Consulate
East Wind Condos
1542 First
1040 Madison
Greek Consulate
1513 First
The Caedmon School
St Monica's Church
French Consulate
50 East 79th St
350 E 79th
188 E 78th
1359 3rd
Hazelwood House
680 Madison
The Carlyle Hotel
Lenox Hill Hospital
Duane Reade
945 Fifth Avenue
The Surrey
955 Madison
Hewitt School
Eye Institute of New York
Saint Jean Baptiste Catholic Church
MS 167-Robert F. Wagner Middle School
The Met Breuer
Apple
The Fairmont
Upper West Side
Metropolitan Museum of Art
Natural History Museum
Upper East Side
Astoria
West New York
Central Park
Long Island City
Carnegie Hall
Midtown
Times Square
United Nations
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
JFK Stadium
Hudson River
East River
NYU
SoHo
Jersey City
Financial District
BROOKLYN
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

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LOAN #10: wellington commercial condo

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	New York, New York	Cut-off Date Balance	$30,000,000
Property Type	Retail	Cut-off Date Balance per SF	$707.88
Size (SF)	42,380	Percentage of Initial Pool Balance	3.2%
Total Occupancy as of 4/1/2017	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/1/2017	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1998 / NAP	Mortgage Rate	4.36600%
Appraised Value	$50,000,000	Original Term to Maturity (Months)	120
Appraisal Date	5/1/2017	Original Amortization Term (Months)	NAP
Borrower Sponsors(1)	Michael Fuchs, Aby Rosen and RFR Realty LLC	Original Interest Only Period (Months)	120
Property Management	RFR Realty LLC	First Payment Date	9/6/2017
Maturity Date	8/6/2027

Underwritten Revenues	$3,349,189
Underwritten Expenses	$1,182,557	Escrows
Underwritten Net Operating Income (NOI)	$2,166,632	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,118,828	Taxes	$201,463	$67,154
Cut-off Date LTV Ratio	60.0%	Insurance	$0	$0
Maturity Date LTV Ratio	60.0%	Replacement Reserve	$0	$1,115
DSCR Based on Underwritten NOI / NCF	1.63x / 1.60x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.2% / 7.1%	Other(2)	$10,606	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,000,000	100.0%	Loan Payoff	$26,146,626	87.2%
Principal Equity Distribution	3,085,803	10.3
Closing Costs	555,502	1.9
Reserves	212,069	0.7
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%

(1)	Michael Fuchs and Aby Rosen are the non-recourse carveout guarantors under the Wellington Commercial Condo Loan documents.

(2)	The Upfront Other reserve consists of $10,606 for a condominium common charge reserve.

■	The Mortgage Loan. The mortgage loan (the “Wellington Commercial Condo Loan”) is evidenced by a note in the original principal amount of $30,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 42,380 SF, three-story commercial condo at the base of a luxury, high-rise condominium tower located in New York, New York (the “Wellington Commercial Condo Property”). The Wellington Commercial Condo Loan was originated by Citi Real Estate Funding Inc. on July 11, 2017 and represents approximately 3.2% of the Initial Pool Balance. The note evidencing the Wellington Commercial Condo Loan had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and accrues interest at an interest rate of 4.36600% per annum. The proceeds of the Wellington Commercial Condo Loan were primarily used to refinance prior debt secured by the Wellington Commercial Condo Property, return equity to the sponsor, fund reserves and pay origination costs.

The Wellington Commercial Condo Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Wellington Commercial Condo Loan requires payments of interest only for the term of the Wellington Commercial Condo Loan. The scheduled maturity date of the Wellington Commercial Condo Loan is the due date in August 2027. At any time after the second anniversary of the securitization Closing Date, the Wellington Commercial Condo Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Wellington Commercial Condo Loan documents. Voluntary prepayment (in whole but not in part) of the Wellington Commercial Condo Loan is permitted on or after the due date occurring in May 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Wellington Commercial Condo Property is a 42,380 SF, three-story, commercial condo, consisting of the basement, ground floor and second floor, at the base of a 156-unit, luxury high-rise condominium tower, located on the southwest corner of First Avenue and East 82nd Street on the Upper East Side of Manhattan. The residential portion of the building, which is 18-stories, is not part of the collateral for the Wellington Commercial Condo Loan. The art deco-inspired condominium tower was constructed in 1998 and it features modern storefronts framed with limestone and includes approximately 100 feet of frontage on First Avenue and an additional 225 feet on East 82nd Street.

The Wellington Commercial Condo Property is 100.0% leased to three tenants that have been located at the Wellington Commercial Condo Property for over 15 years. The three tenants at the Wellington Commercial Condo Property are: CVS, McCarton Center and Quik Park. CVS, the largest tenant based on underwritten base rent, has occupied its space at the Wellington Commercial Condo Property since 1998. CVS occupies 8,765 SF of the corner

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LOAN #10: WELLINGTON COMMERCIAL CONDO

retail space and an additional 1,065 SF of lower level storage space. CVS has agreed to an early renewal which extends the lease through September 2028. The second largest tenant at the Wellington Commercial Condo Property is McCarton Center. McCarton Center has been a tenant at the Wellington Commercial Condo Property since 2002 and it occupies 15,414 SF of the community space at the 82nd Street ground floor and second floor space. McCarton Center is a multidisciplinary center dedicated to the assessment, diagnosis and treatment of children with developmental disabilities and special needs. The McCarton Center was founded in 1998 and it functions both as a school and a clinic. The third largest tenant based on underwritten base rent, Quik Park, has been at the Wellington Commercial Condo Property since 1999 and operates the 53 space subterranean parking garage.

The Wellington Commercial Condo Property consists of three commercial condominiums within a 156-unit, luxury high-rise condominium tower (the “Wellington Tower Condominium”). The Wellington Tower Condominium has a total of four commercial units. The fourth unit is owned by the condominium board for the benefit of the Wellington Tower Condominium. Pursuant to the Wellington Tower Condominium declaration and by-laws, the Wellington Tower Condominium board has seven members, two of which are appointed by the commercial unit owners. Each board member serves a one year term and the members appointed by the commercial unit owners may only be removed by the commercial unit owners. Board meetings may only be held if a quorum (the majority of board members) is present, and, subject to certain major decision requirements, decisions at board meetings are required to be made by a majority vote of the quorum.

The following decisions may not be decided by the board unless approved by consent of two-thirds of the aggregate common interest: (i) whenever the cost of alterations, additions or improvements to the general common elements will exceed $250,000 in any fiscal year and (ii) borrowing money in connection with same.

The following decisions may not be decided by the board unless approved by affirmative vote of four-fifths of the entire board: the cost of alterations, additions or improvements to the general common elements with respect to sums less than $250,000 and (ii) borrowing money in connection with same.

The three collateral units and their respective common interest in the Wellington Tower Condominium are as follows: (i) the retail unit having a 7.59% interest in the common elements, (ii) the community facility unit having a 7.7615% interest in the common elements and (iii) the garage unit having a 7.0787% interest in the common elements.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Wellington Commercial Condo Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA	% of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent	UW Base Rent $ per SF(4)	Lease Expiration	Renewal / Extensions Options
CVS	NR / Baa1 / BBB+	9,830	23.2%	$2,156,579	63.1%	$219.39	9/30/2028	NA
McCarton Center	NR / NR / NR	15,414	36.4	925,441	27.1	$60.04	2/28/2022	NA
Quik Park	NR / NR / NR	17,136	40.4	335,979	9.8	$19.61	1/31/2019	NA
Largest Owned Tenants		42,380	100.0%	$3,417,999	100.0%	$80.65
Remaining Owned Tenants		0	0.0	0	0.0	$0.00
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		42,380	100.0%	$3,417,999	100.0%	$80.65

(1)	Based on the underwritten rent roll dated April 1, 2017.

(2)	Tenants at the Wellington Commercial Condo Property are not required to report sales.

(3)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(4)	UW Base Rent and UW Base Rent $ per SF include contractual rent increases through March 1, 2018 and the present value of rent steps for CVS.

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LOAN #10: wellington commercial condo

The following table presents certain information relating to the lease rollover schedule at the Wellington Commercial Condo Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	17,136	40.4	40.4%	335,979	9.8	$19.61	1
2020	0	0.0	40.4%	0	0.0	$0.00	0
2021	0	0.0	40.4%	0	0.0	$0.00	0
2022	15,414	36.4	76.8%	925,441	27.1	$60.04	1
2023	0	0.0	76.8%	0	0.0	$0.00	0
2024	0	0.0	76.8%	0	0.0	$0.00	0
2025	0	0.0	76.8%	0	0.0	$0.00	0
2026	0	0.0	76.8%	0	0.0	$0.00	0
2027	0	0.0	76.8%	0	0.0	$0.00	0
2028 & Thereafter	9,830	23.2	100.0%	2,156,579	63.1	$219.39	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	42,380	100.0%		$3,417,999	100.0%	$80.65	3

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent increases through March 1, 2018 and the present value of rent steps for CVS.

The following table presents certain information relating to historical leasing at the Wellington Commercial Condo Property:

Historical Leased %(1)

	2014	2015	2016	As of 4/1/2017(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 1, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Wellington Commercial Condo Property:

Cash Flow Analysis

	2014	2015	2016	TTM 3/31/2017	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$2,428,187	$2,458,553	$2,514,312	$2,554,844	$2,649,624	$62.52
Contractual Rent Steps	0	0	0	0	768,375	18.13
Reimbursements	468,474	540,404	576,016	583,890	102,538	2.42
Other Income	3,432	3,050	4,708	4,925	4,925	0.12
Vacancy & Credit Loss	0	0	0	0	(176,273)	(4.16)
Effective Gross Income	$2,900,093	$3,002,007	$3,095,036	$3,143,659	$3,349,189	$79.03

Real Estate Taxes	$709,472	$800,835	$837,576	$846,961	$878,020	$20.72
Insurance	24,851	25,652	21,301	19,100	17,406	0.41
Management Fee	87,003	90,060	92,851	94,310	100,476	2.37
Other Operating Expenses	142,812	142,057	168,319	186,656	186,656	4.40
Total Operating Expenses	$964,138	$1,058,604	$1,120,047	$1,147,027	$1,182,557	$27.90

Net Operating Income	$1,935,955	$1,943,403	$1,974,989	$1,996,632	$2,166,632	$51.12
TI/LC	0	0	0	0	34,429	0.81
Capital Expenditures	0	0	0	0	13,374	0.32
Net Cash Flow	$1,935,955	$1,943,403	$1,974,989	$1,996,632	$2,118,828	$50.00

Occupancy	100.0%	100.0%	100.0%	100.0%	95.0%(3)
NOI Debt Yield	6.5%	6.5%	6.6%	6.7%	7.2%
NCF DSCR	1.46x	1.46x	1.49x	1.50x	1.60x

(1)	Underwritten Base Rent includes contractual rent increases of $22,572 through March 1, 2018 for McCarton Center and the present value of scheduled rent increases (totaling $745,803) through the end of the lease term for CVS.

(2)	Based on the owned space at the Wellington Commercial Condo Property.

(3)	Represents the underwritten economic vacancy at the Wellington Commercial Condo Property.

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LOAN #10: WELLINGTON COMMERCIAL CONDO

■	Appraisal. According to the appraisal, the Wellington Commercial Condo Property had an “as-is” appraised value of $50,000,000 as of May 1, 2017.

Appraisal Approach(1)	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$50,000,000	N/A	4.00%
Discounted Cash Flow Approach	$50,000,000	6.00%	5.00%(2)

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated April 25, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Wellington Commercial Condo Property.

■	Market Overview and Competition. According to the appraisal, the Manhattan retail market is considered an anomaly when compared to other metropolitan retail markets. The relative lack of available retail sites requires retailers to utilize non-traditional space layouts. The majority of retail space within the Manhattan market is comprised of street-level suites within the base of residential and commercial buildings. The Wellington Commercial Condo Property is a 42,380 SF, three-story, commercial condo, consisting of the basement, ground floor and second floor, at the base of a 156-unit, luxury high-rise condominium tower. The Wellington Commercial Condo Property is well-located on the southwest corner of First Avenue and East 82nd Street and it is part of the Upper East Side Retail submarket of Manhattan. It is approximately five blocks from the newly constructed, Second Avenue subway’s 86th Street station and within close proximity to the 4, 5 and 6 subway lines as well.

According to a third party report, the Upper East Side retail submarket of New York City is comprised of nearly 3.2 million SF of retail space with a 2.8% vacancy and average asking rent of $94.25 per SF. Over the past 10 years, the submarket has experienced a tight range of vacancy from a low of 1.7% to a high of 4.8%.

The following tables present certain information relating to the primary competition for the Wellington Commercial Condo Property:

Competitive Set – Retail(1)

	300 East 86th Street	241 East 86th Street	1415 Second Avenue	1707 Second Avenue
Tenant Name	CVS	Wells Fargo	Intalmood	Confidential
Tenant SF	15,000	5,950	500	1,015
Lease Date	4/1/2017	3/1/2017	2/1/2017	1/1/2017
Lease Type	Modified Gross	Modified Gross	Modified Gross	Modified Gross
Base Rent per SF	$243.00	$134.00	$225.00	$182.00

(1)	Source: Appraisal.

Competitive Set – Community Facility(1)

	Wellington Commercial Condo Property	540-544 West 26th Street	310 East 72nd Street	90 Fifth Avenue	162 Fifth Avenue
Tenant Name	McCarton Center	Avenues School	72nd Street Medical Associates	Alt School	Simon’s Foundation
Year Built	1998	2017	NAV	1903	1930
Tenant SF	15,414	85,241	14,239	12,090	124,724
Base Rent per SF	$58.57	$78.87	$83.00	$97.98	$50.00
Lease Term (years)	10	28	10	12	32
Lease Type	Gross	Net	Modified Gross	Modified Gross	Net

(1)	Source: Appraisal.

■	The Borrower. The borrower, Wellington Commercial Fee LLC, is 100% owned by R&F Wellington Commercial LLC, which is owned 50% by Aby Rosen and 50% by Michael Fuchs. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Wellington Commercial Condo Loan. The sponsors and non-recourse carve-out guarantors for the Wellington Commercial Condo Loan are Aby Rosen and Michael Fuchs of RFR. The borrower is an affiliate of RFR which is owned and controlled by Aby Rosen and Michael Fuchs. RFR is a fully integrated real estate investment firm based in New York City with a core focus on select urban markets in the United States and Germany. RFR’s portfolio has grown to include more than 100 properties comprising commercial, hotel, residential and retail holdings.

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LOAN #10: WELLINGTON COMMERCIAL CONDO

■	Escrows. On the origination date of the Wellington Commercial Condo Loan, the borrower funded reserves of (i) $201,463 for real estate taxes and (ii) $10,606 for a condominium common charge reserve.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $67,154, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy and (iii) $1,115 for replacement reserves.

■	Lockbox and Cash Management. The Wellington Commercial Condo Loan requires a lender-controlled hard lockbox account, established at the origination of the Wellington Commercial Condo Loan, into which the borrower and property manager direct all tenants to directly pay rents. The Wellington Commercial Condo Loan also requires the borrower or property manager to deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind from the Wellington Commercial Condo Property received by the borrower or the property manager. Upon the occurrence and during the continuance of a Wellington Commercial Condo Trigger Period (as defined below), all funds in the lockbox account are to be swept daily to a cash management account under the control of the lender and disbursed to pay debt service and fund reserves, after which (x) to the extent a Wellington Commercial Condo Trigger Period has occurred and is ongoing, all excess cash flow will be held by the lender as additional collateral for the Wellington Commercial Condo Loan, and (y) to the extent no Wellington Commercial Condo Trigger Period is continuing, all excess cash flow will be disbursed to the borrower. Prior to the occurrence of a Wellington Commercial Condo Trigger Period, all funds in the lockbox account are to be swept daily to the borrower’s operating account. Upon the occurrence of an event of default under the Wellington Commercial Condo Loan documents, the lender may apply funds to amounts payable under the Wellington Commercial Condo Loan in the order of priority it determines.

A “Wellington Commercial Condo Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default under the Wellington Commercial Condo Loan documents; (ii) the debt service coverage ratio (which the lender will use good faith efforts to calculate within 45 days of the end of each calendar quarter under the Wellington Commercial Condo Loan documents) being less than 1.20x for one calendar quarter; (iii) any Wellington Commercial Condo Major Tenant (as defined below) becoming subject to bankruptcy or insolvency or similar proceedings; (iv) any termination or cancellation of a Wellington Commercial Condo Major Tenant lease; (v) any Wellington Commercial Condo Major Tenant being in major non-monetary default or default as a result of a Wellington Commercial Condo Major Tenant’s failure to pay base rent or fixed rent under its lease; and (vi) the date any Wellington Commercial Condo Major Tenant fails to extend or renew its lease in accordance with the Wellington Commercial Condo Loan documents. A Wellington Commercial Condo Trigger Period will expire: with regard to clause (i), upon the cure of such event of default, if applicable; with regard to clause (ii), upon the debt service coverage ratio equaling or exceeding 1.20x for one calendar quarter; with respect to clause (iii), the Wellington Commercial Condo Major Tenant has affirmed its lease in the applicable bankruptcy jurisdiction pursuant to a final, non-appealable order of a court of competent jurisdiction or such tenant’s space has been leased pursuant to a replacement tenant in accordance with the Wellington Commercial Condo Loan documents, with regard to clause (iv), the Wellington Commercial Condo Major Tenant’s revocation of termination and affirmation of its lease being in full force and effect, or re-tenanting of such tenant’s space pursuant to a qualified replacement lease in accordance with the Wellington Commercial Condo Loan documents; with regard to clause (v), evidence that default is cured and the Wellington Commercial Condo Major Tenant is paying full, unabated rent; and with regard to clause (vi), a Wellington Commercial Condo Major Tenant extends or renews its lease on or prior to the date that is the earlier of (a) twelve months prior to the expiration of such lease or (b) the last day of the notice or renewal period permitted under such lease, or the borrower leases the designated space pursuant to one or more qualified replacement leases in accordance with the terms of the Wellington Commercial Condo Loan documents. However, no Wellington Commercial Condo Trigger Period will be deemed to exist solely with respect to clause (ii) above during any period that the Wellington Commercial Condo Collateral Cure Conditions (defined below) are satisfied.

A “Wellington Commercial Condo Major Tenant” means (a)(i) CVS and (ii) McCarton Center together with their respective affiliates providing credit support or a guaranty in connection with the major tenant lease or (b) any replacement tenant of the foregoing (provided that any replacement tenant is a tenant under a lease which is (i) any lease which, individually or when aggregated with all other leases at the Wellington Commercial Condo Property with the same tenant or its affiliate (and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease), demises (or would demise following exercise of all such expansion rights and/or preferential rights to lease additional space contained in such lease) any of 5,000 SF or more of the Wellington Commercial Condo Property’s gross leasable area, (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Wellington Commercial Condo Property

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LOAN #10: WELLINGTON COMMERCIAL CONDO

(other than an option or right of first refusal or other similar entitlement to lease additional space at the Wellington Commercial Condo Property), (iii) any lease which is with an affiliate of the borrower or of a guarantor (but specifically excluding any space not greater than 1,000 SF for which such occupant’s sole purpose is to exclusively service the Wellington Commercial Condo Property), or (iv) any lease entered into during the continuance of an event of default under the Wellington Commercial Condo Loan documents ).

■	Property Management. The Wellington Commercial Condo Property is managed by RFR Realty LLC, a borrower-affiliated manager. The lender has the right to terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) there exists an event of default under the Wellington Commercial Condo Loan documents which remains uncured and is continuing; (iii) gross negligence, fraud, willful misconduct or misappropriation of funds is committed by one or more members of the senior management of the property manager with respect to the Wellington Commercial Condo Property, unless the property manager promptly (but in any event within 30 days after becoming aware of such act) cures such act and removes the applicable member or members of senior management; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the Wellington Commercial Condo Loan documents and the borrower provides the lender with 30 days’ notice, with (A) a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation) or (B) one of certain designated property managers provided that no material adverse effect has occurred to the existing property manager prior to the replacement property manager taking over management of the Wellington Commercial Condo Property.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Wellington Commercial Condo Property, plus a business interruption insurance policy that provides 24 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $25,000 except with respect to earthquake and windstorm/named storm coverage, which may have a deductible up to 5% the insurable value of the Wellington Commercial Condo Property, and water damage, which may have a deductible up to $50,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

B-103

LOAN #11: wilshire plaza

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		MSMCH
Location (City/State)	Troy, Michigan	Cut-off Date Balance		$25,125,000
Property Type	Office	Cut-off Date Balance per SF		$71.86
Size (SF)	349,643	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 4/18/2017(1)	89.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/18/2017(1)	89.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	1986 / 2013	Mortgage Rate		4.59000%
Appraised Value	$33,600,000	Original Term to Maturity (Months)		120
Appraisal Date	4/19/2017	Original Amortization Term (Months)		360
Borrower Sponsor(2)	Group RMC Corporation	Original Interest Only Period (Months)		NAP
Property Management	CBRE, Inc.	First Payment Date		9/1/2017
		Maturity Date		8/1/2027

Underwritten Revenues(1)	$5,868,040
Underwritten Expenses	$2,804,403	Escrows
Underwritten Net Operating Income (NOI) (1)	$3,063,636		Upfront	Monthly
Underwritten Net Cash Flow (NCF) (1)	$2,515,747	Taxes	$34,229	$34,229
Cut-off Date LTV Ratio	74.8%	Insurance(3)	$0	$0
Maturity Date LTV Ratio	60.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.98x / 1.63x	TI/LC(4)	$500,000	$36,421
Debt Yield Based on Underwritten NOI / NCF(1)	12.2% / 10.0%	Other(5)	$515,750	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,125,000	71.0%	Purchase Price(6)	$33,016,925	93.4%
Principal’s New Cash Contribution	$10,243,232	29.0	Closing Costs	1,301,329	3.7
			Reserves	1,049,978	3.0
Total Sources	$35,368,232	100.0%	Total Uses	$35,368,232	100.0%

(1)	Occupancy includes Arthritis Foundation (4,611 SF) and Premier Communications (2,792 SF), both of which are in occupancy but expected to vacate. The Wilshire Plaza Property is 87.6% occupied without Arthritis Foundation and Premier Communications. Rent from such tenants was not underwritten.
(2)	The non-recourse carveout guarantor is Raymond Massa, who indirectly owns approximately 9.7% of the borrower sponsor.
(3)	No insurance reserve is required for so long as the borrower maintains blanket insurance policies in accordance with the related loan documents.
(4)	The TI/LC reserve has a cap of $1,500,000. After the cap is reached, in the event that the balance of the TI/LC reserve falls below $750,000, monthly TI/LC collections are required to resume until the cap is again reached.
(5)	Upfront Other reserves include reserves for outstanding TI/LC funds ($365,804) and free rent funds ($149,946).
(6)	The borrower acquired the Wilshire Plaza Property for a contract purchase price of $33,500,000. $33,500,000 less a seller credit of $483,075, which represents the balance of outstanding tenant improvement obligations, and free rent owed to existing tenants, results in a net purchase price of $33,016,925.

The following table presents certain information relating to the major tenants at the Wilshire Plaza Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
Dinsmore & Shohl	NR / NR / NR	16,454	4.7%	$334,839	5.7%	$20.35	2/29/2024	1, 5-year option
Meredith Corporation(3)	NR / NR / NR	17,199	4.9	331,081	5.6	19.25	1/31/2021	N/A
Echo Global Logistics(4)	NR / NR / NR	16,456	4.7	327,171	5.5	19.88	8/31/2023	1, 5-year option
Tyco Electronics	A- / A- / NR	15,998	4.6	323,960	5.5	20.25	9/30/2022	2, 3-year options
Harvey Kruse	NR / NR / NR	15,486	4.4	288,175	4.9	18.61	4/30/2018	N/A
SSOE(5)	NR / NR / NR	15,156	4.3	287,964	4.9	19.00	3/31/2022	2, 5-year options
Posco Daewoo America	NR / NR / NR	13,183	3.8	271,983	4.6	20.63	7/31/2018	N/A
Entrega Systems(6)	NR / NR / NR	13,190	3.8	263,800	4.5	20.00	1/31/2024	N/A
Mastercard International	NR / A2 / A	15,191	4.3	247,500	4.2	16.29	2/28/2018	N/A
Portfolio Solutions	NR / NR / NR	11,187	3.2	241,709	4.1	21.61	6/30/2021	1, 5-year option
Ten Largest Owned Tenants		149,500	42.8%	$2,918,182	49.4%	$19.52
Remaining Tenants(7)		156,739	44.8	2,984,945	50.6	19.26
Vacant Spaces(8)		43,404	12.4	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants(7)		349,643	100.0%	$5,903,127	100.0%	$19.39

(1)	Based on the underwritten rent roll dated April 18, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Meredith Corporation has a one-time right to terminate its lease on July 31, 2019 with six months’ prior notice and payment of a $90,000 termination fee.
(4)	Echo Global Logistics has the option to terminate its lease effective August 31, 2021 provided Echo Global Logistics provides between 270 and 365 days of prior notice and payment of a $237,887 termination fee.
(5)	SSOE has the option to terminate its lease effective March 31, 2021 provided SSOE provides at least 6 months’ prior notice and payment of a $51,783 termination fee.
(6)	Entrega Systems has the option to terminate its lease effective January 31, 2022 provided Entrega Systems provides at least 180 days’ prior notice and payment of a $105,255 termination fee.
(7)	Remaining Tenants and Total / Wtd. Avg. All Owned Tenants UW Base Rent $ per SF do not include 977 SF of management office space and 752 SF of maintenance area space for which there is no rent attributed.
(8)	Vacant Spaces includes Arthritis Foundation (4,611 SF) and Premier Communications (2,792 SF), both of which are in occupancy but expected to vacate.

B-104

LOAN #11: wilshire plaza

The following table presents certain information relating to the lease rollover schedule at the Wilshire Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM(4)	0	0.0%	0.0%	$1,600	0.0%	$0.00	1
2017	2,118	0.6	0.6%	42,360	0.7	$20.00	1
2018	84,537	24.2	24.8%	1,603,521	27.2	$18.97	12
2019	33,895	9.7	34.5%	617,573	10.5	$18.22	10
2020(5)	42,383	12.1	46.6%	846,667	14.3	$19.98	10
2021	49,271	14.1	60.7%	961,306	16.3	$19.51	7
2022	40,338	11.5	72.2%	783,152	13.3	$19.41	6
2023	19,370	5.5	77.8%	385,683	6.5	$19.91	3
2024	32,598	9.3	87.1%	661,264	11.2	$20.29	3
2025	0	0.0	87.1%	0	0.0	$0.00	0
2026	0	0.0	87.1%	0	0.0	$0.00	0
2027	0	0.0	87.1%	0	0.0	$0.00	0
2028 & Thereafter(6)	1,729	0.5	87.6%	0	0.0	$0.00	2
Vacant(5)	43,404	12.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	349,643	100.0%		$5,903,127	100.0%	$19.39	55

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space, 977 SF of management office space and 752 SF of maintenance area space for which there is no rent attributed.
(4)	MTM represents a UPS drop box at the Wilshire Plaza Property.
(5)	Vacant includes Arthritis Foundation (4,611 SF), which is operating on a MTM basis and Premier Communications (2,792 SF) which has a lease expiration in 2020, both of which are in occupancy but expected to vacate.
(6)	2028 & Thereafter has no UW Base Rent because it is comprised of 977 SF of management office space and 752 SF of maintenance area space for which there is no rent attributed.

The following table presents certain information relating to historical leasing at the Wilshire Plaza Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 4/18/2017(2)(3)
Owned Space	84.4%	78.9%	84.8%	87.4%	89.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated April 18, 2017.
(3)	Occupancy As of 4/18/2017 includes Arthritis Foundation (4,611 SF) and Premier Communications (2,792 SF), both of which are in occupancy but expected to vacate. The Wilshire Plaza Property is 87.6% occupied without Arthritis Foundation and Premier Communications.

B-105

LOAN #11: wilshire plaza

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Wilshire Plaza Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 5/31/2017	Underwritten(2)(3)	Underwritten $ per SF
Gross Potential Rent(2)	$5,104,337	$5,043,971	$5,424,954	$5,382,822	$6,762,755	$19.34
Reimbursements	440,088	456,156	356,601	335,398	497,405	1.42
Other Income(4)	59,273	55,694	41,304	59,943	41,304	0.12
Vacancy & Credit Loss	0	0	0	0	(1,433,424)	(4.10)
Effective Gross Income	$5,603,698	$5,555,821	$5,822,859	$5,778,163	$5,868,040	$16.78

Real Estate Taxes	$501,163	$562,796	$550,140	$534,022	$659,342	$1.89
Insurance	42,795	43,461	37,832	36,160	42,167	0.12
Management Fee	192,349	195,215	204,934	188,637	205,381	0.59
Other Operating Expenses	1,906,870	1,943,166	1,798,386	1,830,279	1,897,513	5.43
Total Operating Expenses	$2,643,176	$2,744,639	$2,591,293	$2,589,098	$2,804,403	$8.02

Net Operating Income	$2,960,521	$2,811,182	$3,231,566	$3,189,064	$3,063,636	$8.76
TI/LC	0	0	0	0	477,961	1.37
Replacement Reserves	0	0	0	0	69,929	0.20
Net Cash Flow	$2,960,521	$2,811,182	$3,231,566	$3,189,064	$2,515,747	$7.20

Occupancy	78.9%	84.8%	87.4%	89.7%	79.9%(5)
NOI Debt Yield	11.8%	11.2%	12.9%	12.7%	12.2%
NCF DSCR	1.92x	1.82x	2.09x	2.07x	1.63x

(1)	Certain items such as interest expense, interest income, amortization expense, depreciation expense and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Gross Potential Rent is based on the underwritten rent roll as of April 18, 2017 and includes rent steps of $179,593 through July, 1 2018.
(3)	Underwritten cash flows exclude Arthritis Foundation (4,611 SF) and Premier Communications (2,792 SF), both of which are in occupancy but are expected to vacate.
(4)	Other Income includes storage, drop box, late fees and miscellaneous income.
(5)	Underwritten Occupancy reflects submarket vacancy for comparable office buildings in the Wilshire Plaza Property’s submarket, as of June 2017, according to an industry research report.

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B-107

LOAN #12: TKG 4 RETAIL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		MSMCH
Location (City/State)	Various	Cut-off Date Balance(3)		$24,536,250
Property Type	Retail	Cut-off Date Balance per SF(2)		$81.37
Size (SF)	301,530	Percentage of Initial Pool Balance		2.6%
Total Occupancy as of 6/13/2017	99.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/13/2017	97.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		4.19000%
Appraised Value	$36,450,000	Original Term to Maturity (Months)		120
Appraisal Date	July 2017	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	E. Stanley Kroenke	Original Interest Only Term (Months)	120
Property Management	TKG Management, Inc.	First Payment Date	12/1/2016
		Maturity Date	11/1/2026

Underwritten Revenues	$3,467,856
Underwritten Expenses	$995,389	Escrows
Underwritten Net Operating Income (NOI)	$2,472,467		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,256,580	Taxes(4)	$0	$0
Cut-off Date LTV Ratio(2)	67.3%	Insurance(4)	$0	$0
Maturity Date LTV Ratio(2)	67.3%	Replacement Reserve(4)	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.37x / 2.16x	TI/LC(4)	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.1% / 9.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Note	$24,536,250	84.4%	Loan Payoff	$28,670,846	98.6%
Junior Non-Trust Note	2,726,250	9.4	Closing Costs	395,395	1.4
Principal’s New Cash Contribution	1,803,741	6.2
Total Sources	$29,066,241	100.0%	Total Uses	$29,066,241	100.0%

(1)	E. Stanley Kroenke is the non-recourse carveout guarantor with respect to the TKG 4 Retail Portfolio Loan Combination.
(2)	DSCR, LTV Ratio, Debt Yield and Balance per SF calculations are based on the outstanding principal balance of the TKG 4 Retail Portfolio senior note ($24,536,250) (the “TKG 4 Retail Portfolio Senior Note”) and exclude the outstanding principal balance of the TKG 4 Retail Portfolio junior note ($2,726,250) (the “TKG 4 Retail Portfolio Junior Non-Trust Note”). Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF, and Cut-off Date Balance per SF based on the aggregate outstanding principal balance of the TKG 4 Retail Portfolio Loan Combination (as defined below) are 74.8%, 74.8%, 2.13x, 1.95x, 9.1%, 8.3% and $90.41.
(3)	The Cut-off Date Balance of $24,536,250 represents the TKG 4 Retail Portfolio Senior Note, which is part of a loan combination evidenced by two notes having an aggregate outstanding principal balance as of the Cut-off Date of $27,262,500 (the “TKG 4 Retail Portfolio Loan Combination”). The related companion loan is evidenced by the TKG 4 Retail Portfolio Junior Non-Trust Note with an outstanding principal balance as of the Cut-off Date of $2,726,250.
(4)	During a period when certain triggers have occurred under the TKG 4 Retail Portfolio Loan Combination documents, the borrowers are required to deposit (i) for replacement reserves, $6,076 ($1,782 for the Beavercreek Property and $4,294 for the Lincoln Crossing Property, which obligations are several), (ii) for TI/LC’s, $12,628 ($3,089 for the Beavercreek Property and $9,539 for the Lincoln Crossing Property, which obligations are several), (iii) for taxes, one-twelfth of estimated annual real estate taxes (except with respect to any taxes as to which (a) tenants pay such taxes directly to the applicable taxing authority or (b) tenants are required to reimburse the borrowers for such taxes under their leases, and timely do so) , and (iv) one-twelfth of estimated annual insurance premiums (unless acceptable blanket policies are in effect).

The following table presents certain information relating to the TKG 4 Retail Portfolio Properties:

Portfolio Summary

Property Name	City / State	Year Built / Renovated	Building GLA	Occupancy(1)	Cut-off Date Allocated Loan Amount(2)	% Cut-off Date Allocated Loan Amount(2)	Appraised Value	Appraisal Direct Cap Rate	UW Base Rent $ per SF(1)	UW NCF
Lincoln Crossing	Lincoln / NE	1993(3) / NAP	158,983	95.6%	$16,402,500	66.9%	$24,200,000	7.25%	$12.21	$1,542,481
Beavercreek	Beavercreek / OH	1976 / 2010, 2012	142,547	100.0%	8,133,750	33.1	12,250,000	6.25%	5.62	714,100
Total / Wtd. Avg.			301,530	97.7%	$24,536,250	100.0%	$36,450,000		$9.02	$2,256,580

(1)	Based on the underwritten rent roll dated June 13, 2017.
(2)	Represents the TKG 4 Retail Portfolio Senior Note’s proportionate share of the allocated loan amount for the TKG 4 Retail Portfolio Loan Combination, as shown in the related loan documents. The allocated loan amounts for the full TKG 4 Retail Portfolio Loan Combination are $18,225,000 for Lincoln Crossing and $9,037,500 for Beavercreek.
(3)	The Lincoln Crossing Property was built from 1993-1994, with certain additions built in 2010.

B-108

LOAN #12: TKG 4 RETAIL PORTFOLIO

The following table presents certain information relating to the major tenants at the TKG 4 Retail Portfolio Properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name – Property	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost(2)(3)	Renewal / Extension Options
Gordman’s – Lincoln(4)	NR / NR / NR	54,824	18.2%	$553,174	20.8%	$10.09	1/31/2024	NAV	NAV	4, 5-year options
Kroger – Beavercreek(5)	BBB / Baa1 / BBB	122,697	40.7	401,320	15.1	$3.27	10/9/2035	NAV	NAV	8, 5-year options
PetSmart – Lincoln	NR / NR / NR	25,177	8.3	248,497	9.4	$9.87	2/28/2019	NAV	NAV	2, 5-year options
Party City – Lincoln(6)	NR / NR / NR	12,000	4.0	237,000	8.9	$19.75	7/31/2023	$130.54	15.1%	3, 5-year options
Dollar Tree – Lincoln(7)	NR / NR / BB+	18,022	6.0	171,209	6.4	$9.50	9/30/2027	NAV	NAV	1, 5-year option
Mattress Firm – Lincoln	NR / NR / NR	6,500	2.2	160,940	6.1	$24.76	5/31/2024	NAV	NAV	2, 5-year options
Famous Footwear – Lincoln(8)	BB+ / Ba3 / BB	5,960	2.0	78,672	3.0	$13.20	9/30/2020	$234.29	5.6%	2, 5-year options
Asian Buffet – Lincoln	NR / NR / NR	6,000	2.0	75,000	2.8	$12.50	4/30/2021	$224.69	5.6%	2, 5-year options
Verizon Wireless – Lincoln (9)	A- / Baa1 / BBB+	3,500	1.2	68,250	2.6	$19.50	11/30/2019	NAV	NAV	1, 5-year option
Submarine House – Beavercreek	NR / NR / NR	3,000	1.0	66,000	2.5	$22.00	7/31/2020	$469.76	4.7%	1, 5-year option
Ten Largest Owned Tenants		257,680	85.5%	$2,060,062	77.5%	$7.99
Remaining Tenants		36,850	12.2	597,424	22.5	$16.21
Vacant		7,000	2.3	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		301,530	100.0%	$2,657,487	100.0%	$9.02

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Certain tenants at the TKG 4 Retail Portfolio Properties are not required to report sales and, in such cases, Tenant Sales $ per SF and Occupancy Cost are not available.
(3)	Occupancy Cost calculations are based on underwritten base rent.
(4)	Gordman’s filed for Chapter 11 bankruptcy protection on March 13, 2017. On June 9, 2017, an order was entered by the United States Bankruptcy Court for the District of Nebraska approving the assumption by and assignment to Specialty Retailers, Inc., a Texas corporation (a subsidiary of Stage Stores, Inc.), of the lease for such tenant effective as of June 11, 2017. Gordman’s may reduce rent to 67% of base rent if at any time during the lease term either Super Walmart or Hy-Vee, which are located at the adjacent parcel and constitute shadow anchors for the Lincoln Crossing Property, is not open and operating for business within the parcel adjacent to the Lincoln Crossing Property.
(5)	Tenant is Kroger Limited Partnership I (“Kroger”). Kroger ground leases the land and owns the related improvements during the term of the ground lease. Kroger has a right of first refusal to purchase the Beavercreek Property. Such right does not apply to a foreclosure or deed in lieu of foreclosure by the lender.
(6)	Party City has an option to terminate its lease if its annual gross sales do not exceed $1,450,000 at the expiration of the sixth lease year (July 20, 2018), provided Party City provides 12 months’ prior written notice, which must be given within 60 days of July 20, 2018, and pays a termination fee of $125,000. Party City also has the right to pay the lesser of (i) 4% of gross sales and (ii) fixed minimum rent if less than 65% of the tenants at the Lincoln Crossing Property are open and operating, and to terminate such lease if such condition continues for 12 months.
(7)	Dollar Tree has the right to terminate its lease if Super Walmart vacates or ceases to operate within the parcel adjacent to the Lincoln Crossing Property for a period of six months.
(8)	Famous Footwear has the right to pay the lesser of (i) 4% of gross sales and (ii) fixed minimum rent if either Bed Bath & Beyond, which is located at the adjacent parcel and constitutes a shadow anchor for the Lincoln Crossing Property, or Gordman’s, is not open and operating for business and to terminate such lease if such condition continues for 12 months.
(9)	Verizon Wireless may reduce its base rent by 50% if 35% or more of the Lincoln Crossing property becomes vacant. Verizon Wireless may terminate its lease if vacancy at the Lincoln Crossing Property remains in excess of 35% for 12 continuous months.

The following table presents the lease rollover schedule at the TKG 4 Retail Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	2,000	0.7%	0.7%	$27,000	1.0%	$13.50	1
2017	0	0.0	0.7%	0	0.0	0.00	0
2018	6,200	2.1	2.7%	94,200	3.5	15.19	3
2019	34,927	11.6	14.3%	415,569	15.6	11.90	4
2020	10,960	3.6	17.9%	175,472	6.6	16.01	3
2021	13,600	4.5	22.4%	241,740	9.1	17.78	5
2022	1,200	0.4	22.8%	28,080	1.1	23.40	1
2023	13,600	4.5	27.4%	274,632	10.3	20.19	2
2024	66,324	22.0	49.4%	770,764	29.0	11.62	3
2025	0	0.0	49.4%	0	0.0	0.00	0
2026	0	0.0	49.4%	0	0.0	0.00	0
2027	18,022	6.0	55.3%	171,209	6.4	9.50	1
2028 & Thereafter	127,697	42.3	97.7%	458,820	17.3	3.59	2
Vacant	7,000	2.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	301,530	100.0%		$2,657,487	100.0%	$9.02	25

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.
(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

B-109

LOAN #12: TKG 4 RETAIL PORTFOLIO

The following table presents certain information relating to historical leasing at the TKG 4 Retail Portfolio Properties:

Historical Leased %(1)(2)

	2016	As of 6/13/2017(3)
Owned Space	99.4%	97.7%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the specified year unless otherwise indicated.
(2)	Due to the borrower sponsor acquiring the TKG 4 Retail Portfolio Properties in 2015, historical leasing information prior to 2016 is not available.
(3)	Based on the underwritten rent roll dated June 13, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the TKG 4 Retail Portfolio Properties:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 5/31/2017	Underwritten(1)	Underwritten $ per SF
Gross Potential Rent(2)	$2,769,580	$2,657,304	$2,620,398	$2,572,291	$2,755,487	$9.14
Reimbursements	736,076	575,588	542,604	525,990	840,054	2.79
Other Income	5,737	1,568	4,124	4,096	0	0.00
Vacancy & Credit Loss	(6,204)	0	0	0	(127,685)	(0.42)
Effective Gross Income	$3,505,190	$3,234,460	$3,167,125	$3,102,378	$3,467,856	$11.50

Real Estate Taxes	$513,379	$346,838	$380,253	$381,183	$594,677	$1.97
Insurance	23,417	23,865	25,020	26,749	26,817	0.09
Management Fee	85,811	127,530	86,403	86,334	138,714	0.46
Other Operating Expenses	224,146	208,353	306,914	279,539	235,181	0.78
Total Operating Expenses	$846,753	$706,587	$798,589	$773,804	$995,389	$3.30

Net Operating Income	$2,658,436	$2,527,873	$2,368,536	$2,328,574	$2,472,467	$8.20
TI/LC	0	0	0	0	142,977	0.47
Replacement Reserves	0	0	0	0	72,909	0.24
Net Cash Flow	$2,658,436	$2,527,873	$2,368,536	$2,328,574	$2,256,580	$7.48

Occupancy	NAV(3)	NAV(3)	99.4%	97.7%	95.7%
NOI Debt Yield(4)	10.8%	10.3%	9.7%	9.5%	10.1%
NCF DSCR(4)	2.55x	2.43x	2.27x	2.23x	2.16x

(1)	Certain items such as interest expense, interest income, amortization expense, depreciation expense and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Gross Potential Rent is based on the rent roll as of June 13, 2017 and includes rent steps of $63,535 through June 1, 2018 and a downward mark to market adjustment totaling $12,921 for two tenants.
(3)	Due to the borrower sponsor acquiring the TKG 4 Retail Portfolio Properties in 2015, historical leasing information prior to 2016 is not available.
(4)	Debt service coverage ratios and debt yields are based on the TKG 4 Retail Portfolio Senior Note and exclude the TKG 4 Retail Portfolio Junior Non-Trust Note.

B-110

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B-111

LOAN #13: DOUBLETREE LAFAYETTE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	MSMCH
Location (City/State)	Lafayette, Louisiana	Cut-off Date Principal Balance	$24,200,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room	$74,006.12
Size (Rooms)	327	Percentage of Initial Pool Balance	2.6%
Total TTM Occupancy as of 4/30/2017	74.4%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 4/30/2017	74.4%	Type of Security	Fee Simple
Year Built / Latest Renovation	1983 / 2015	Mortgage Rate	4.42000%
Appraised Value	$38,900,000	Original Term to Maturity (Months)	120
Appraisal Date	5/30/2017	Original Amortization Term (Months)	360
Borrower Sponsor(1)	Navika Capital Group, LLC	Original Interest Only Period (Months)	NAP
Property Management	Yashodhar Management Co., LLC	First Payment Date	9/1/2017
Maturity Date	8/1/2027

Underwritten Revenues	$13,482,360
Underwritten Expenses	$9,930,919	Escrows
Underwritten Net Operating Income (NOI)	$3,551,441
Underwritten Net Cash Flow (NCF)	$3,012,147	Upfront	Monthly
Cut-off Date LTV Ratio	62.2%	Taxes	$358,176	$35,818
Maturity Date LTV Ratio	50.2%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.44x / 2.07x	FF&E(2)	$0	$22,471
Debt Yield Based on Underwritten NOI / NCF	14.7% / 12.4%	Other(3)	$1,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,200,000	63.8%	Purchase Price	$36,050,000	95.0%
Principal’s New Cash Contribution	13,731,096	36.2	Reserves	1,358,176	3.6
Closing Costs	522,920	1.4
Total Sources	$37,931,096	100.0%	Total Uses	$37,931,096	100.0%

(1)	Naveen Shah is the non-recourse carveout guarantor under the DoubleTree Lafayette loan. Naveen Shah is one of the three people on the executive committee of the board of managers for Navika Capital Group, LLC.

(2)	Commencing in September 2017, on each monthly payment date, the borrower is required to deposit (i) through the monthly payment date in August 2018, 1/12 of 2.00% of the operating income for the DoubleTree Lafayette Property for the preceding calendar year, (ii) commencing on the monthly payment date in September 2018 and ending on and including the monthly payment date in August 2020, 1/12 of 3.00% of the operating income for the DoubleTree Lafayette Property for the preceding calendar year, and (iii) commencing on the monthly payment date in September 2020 and on each monthly payment date thereafter, 1/12 of 4.00% of the operating income for the DoubleTree Lafayette Property for the preceding calendar year. Such deposit will equal $22,471 for September through December 2017, and will be adjusted annually by the lender thereafter based on the foregoing formula.

(3)	Other upfront reserves represent a PIP Funds reserve.

The following table presents certain information relating to the 2016 demand analysis with respect to the DoubleTree Lafayette Property based on market segmentation, as provided in the appraisal for the DoubleTree Lafayette Property:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
DoubleTree Lafayette	25%	30%	45%

(1)	Source: Appraisal.

B-112

LOAN #13: DOUBLETREE LAFAYETTE

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the DoubleTree Lafayette Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	DoubleTree Lafayette			Competitive Set			Penetration
	TTM 4/30/2015	TTM 4/30/2016	TTM 4/30/2017	TTM 4/30/2015	TTM 4/30/2016	TTM 4/30/2017	TTM 4/30/2015	TTM 4/30/2016	TTM 4/30/2017
Occupancy	69.8%	72.4%	75.0%	78.6%	71.4%	69.4%	88.9%	101.4%	108.1%
ADR	$110.74	$112.01	$110.47	$107.13	$106.95	$103.99	103.4%	104.7%	106.2%
RevPAR	$77.35	$81.14	$82.83	$84.20	$76.37	$72.14	91.9%	106.2%	114.8%

(1)	Source: April 2017 travel research report.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the DoubleTree Lafayette Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 4/30/2017	Underwritten	Underwritten $ per Room
Room Revenue	$9,579,442	$9,148,652	$10,017,421	$9,835,505	$9,835,505	$30,078
Food & Beverage Revenue	3,372,375	3,013,369	3,535,930	3,483,319	3,483,319	$10,652
Other Revenue(2)	154,180	169,893	168,475	163,537	163,536	$500
Total Revenue	$13,105,997	$12,331,914	$13,721,826	$13,482,361	$13,482,360	$41,230

Room Expense	$2,192,681	$2,238,908	$2,336,696	$2,306,346	$2,306,346	$7,053
Food & Beverage Expense	1,912,003	1,992,750	2,192,462	2,157,288	2,157,288	$6,597
Other Expense	141,348	38,178	46,437	48,193	48,193	$147
Total Departmental Expense	$4,246,032	$4,269,836	$4,575,595	$4,511,827	$4,511,827	$13,798
Total Undistributed Expense	$4,023,286	$3,991,916	$4,250,717	$4,301,548	$4,404,859	$13,471
Management Fee	$411,636	$369,957	$411,660	$404,462	$404,471	$1,237
Total Fixed Charges	406,956	477,628	604,513	670,561	609,762	$1,865
Total Operating Expenses	$9,087,910	$9,109,337	$9,842,485	$9,888,398	$9,930,919	$30,370

Net Operating Income	$4,018,087	$3,222,577	$3,879,341	$3,593,963	$3,551,441	$10,861
FF&E	287,305	492,500	548,732	539,459	539,294	$1,649
Net Cash Flow	$3,730,782	$2,730,077	$3,330,609	$3,054,504	$3,012,147	$9,211

Occupancy	74.0%	68.5%	75.6%	74.4%	74.4%
NOI Debt Yield	16.6%	13.3%	16.0%	14.9%	14.7%
NCF DSCR	2.56x	1.87x	2.28x	2.10x	2.07x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other revenue consists of vending commissions, market pantry commissions, cancellation fees, guest dry cleaning and other miscellaneous income.

B-113

LOAN #14: PEDDLER’S VILLAGE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	BANA
Location (City/State)	Lahaska, Pennsylvania	Cut-off Date Balance	$23,000,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF(1)	$107.85
Size (SF)(1)	213,261	Percentage of Initial Pool Balance	2.4%
Total Occupancy as of 6/15/2017(1)	96.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/15/2017(1)	96.6%	Type of Security(3)	Fee Simple
Year Built / Latest Renovation	1962 / 2004	Mortgage Rate	4.05100%
Appraised Value	$43,900,000	Original Term to Maturity (Months)	120
Appraisal Date	5/10/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor(2)	Peddlers Village of Lahaska, Inc.	Original Interest Only Period (Months)	120
Property Management	Peddlers Village Realty Management, LLC	First Payment Date	8/1/2017
Maturity Date	7/1/2027

Underwritten Revenues	$5,500,426
Underwritten Expenses	$2,454,733	Escrows
Underwritten Net Operating Income (NOI)	$3,045,693	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,869,988	Taxes	$290,000	$30,417
Cut-off Date LTV Ratio	52.4%	Insurance	$188,000	$23,500
Maturity Date LTV Ratio	52.4%	Replacement Reserve	$0	$3,732
DSCR Based on Underwritten NOI / NCF	3.22x / 3.04x	TI/LC(4)	$0	$10,663
Debt Yield Based on Underwritten NOI / NCF	13.2% / 12.5%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$23,000,000	100.0%	Loan Payoff	$20,107,504	87.4%
Principal Equity Distribution	1,703,577	7.4
Closing Costs	710,919	3.1
Reserves	478,000	2.1
Total Sources	$23,000,000	100.0%	Total Uses	$23,000,000	100.0%

(1)	The Peddler’s Village Property is a mixed use property that consists of 213,261 SF of retail space, 13 multifamily units above certain retail spaces (totaling 8,888 SF) and a 67-room hotel component. The retail space features an array of American dining choices including the Cock ‘n Bull, HBCI / Buttonwood Grill and Earl’s New American. Also included in the retail space is Giggleberry Fair, which is Bucks County’s largest play-scape room featuring a game room, grand carousel and children’s café. The apartments are located on the second floor of various retail locations throughout the Peddler’s Village Property. Total Occupancy, Owned Occupancy and Cut-off Date Balance per SF are calculated based on the 213,261 SF retail component.

(2)	Peddlers Village of Lahaska, Inc. is the non-recourse carveout guarantor for the Peddler’s Village loan.

(3)	Peddler’s Village is secured by a leasehold mortgage covering the borrower’s interest in three separate ground leases. The terms of the ground leases expire on May 31, 2046 and may be extended to July 1, 2057. The ground lessors are affiliates of the borrower and have provided the lender with accommodation mortgages of the underlying fee interests.

(4)	The TI/LC reserve is capped at $383,870.

The following table presents certain information relating to the major tenants at the Peddler’s Village Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
HBCI / Golden Plough Inn(3)(4)	NR / NR / NR	41,256	19.3%	$399,592	10.6%	$9.69	12/31/2032	NA
HBCI / Buttonwood Grill(3)	NR / NR / NR	11,482	5.4	355,942	9.4	$31.00	12/31/2032	NA
Giggleberry Fair(3)(5)	NR / NR / NR	15,000	7.0	222,112	5.9	$14.81	12/31/2032	NA
Earl’s New American(3)	NR / NR / NR	6,262	2.9	219,170	5.8	$35.00	12/31/2032	NA
Cock ’n Bull(3)	NR / NR / NR	24,048	11.3	192,384	5.1	$8.00	12/31/2032	NA
Pine Wreath & Candle	NR / NR / NR	5,315	2.5	135,851	3.6	$25.56	3/31/2018	1, 5-year option
Bank of America	A / Baa1 / BBB+	3,500	1.6	119,000	3.2	$34.00	2/8/2018	1, 5-year option
The Mole Hole	NR / NR / NR	3,650	1.7	111,727	3.0	$30.61	1/31/2023	1, 5-year option
Chico’s FAS Inc.(6)	NR / NR / NR	3,000	1.4	106,710	2.8	$35.57	5/31/2018	NA
David J. Witchell Salon	NR / NR / NR	4,686	2.2	82,005	2.2	$17.50	10/31/2025	2, 5-year options
Ten Largest Owned Tenants		118,199	55.4%	$1,944,493	51.5%	$16.45
Remaining Owned Tenants		87,846	41.2	1,829,784	48.5	$20.83
Vacant Spaces (Owned Space)		7,216	3.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		213,261	100.0%	$3,774,277	100.0%	$18.32

(1)	Based on the underwritten rent roll dated June 15, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	These tenants are affiliated with the Peddler’s Village borrower.
(4)	HBCI / Golden Plough Inn’s current base rent of $9.69 per SF shall increase to $10.65 per SF as of June 1, 2022.
(5)	Giggleberry Fair’s current base rent of $14.81 per SF shall increase to $16.29 per SF as of June 1, 2022.
(6)	Anytime during the term of the Chico’s FAS Inc. lease, if 75% of the gross leased area at the Peddler’s Village Property is not operating and open for business, co-tenancy shall occur and tenant shall pay 5% of gross rents in lieu of base rent and after 6 months the tenant has the right to terminate its lease.

B-114

LOAN #14: PEDDLER’S VILLAGE

The following table presents certain information relating to the lease rollover schedule at the Peddler’s Village Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Leases
2017 and MTM	2,998	1.4%	1.4%	$67,785	1.8%	$22.61	3
2018	31,668	14.8	16.3%	794,040	21.0	$25.07	17
2019	20,762	9.7	26.0%	325,157	8.6	$15.66	12
2020	12,034	5.6	31.6%	304,375	8.1	$25.29	7
2021	13,800	6.5	38.1%	310,338	8.2	$22.49	8
2022	9,445	4.4	42.5%	142,478	3.8	$15.09	5
2023	3,650	1.7	44.2%	111,727	3.0	$30.61	1
2024	1,836	0.9	45.1%	54,125	1.4	$29.48	1
2025	9,086	4.3	49.4%	192,589	5.1	$21.20	4
2026	1,278	0.6	50.0%	36,858	1.0	$28.84	1
2027	1,440	0.7	50.6%	45,605	1.2	$31.67	1
2028 & Thereafter	98,048	46.0	96.6%	1,389,200	36.8	$14.17	5
Vacant	7,216	3.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	213,261	100.0%		$3,774,277	100.0%	$18.32	65

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Peddler’s Village Property:

Historical Leased %(1)

	2014	2015	2016	As of 6/15/2017(2)
Owned Space	99.4%	98.1%	99.1%	96.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated June 15, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Peddler’s Village Property:

Cash Flow Analysis

	2014	2015	2016	T3 Ann. 3/31/2017	Underwritten	Underwritten $ per SF
Base Rent	$4,342,495	$4,343,344	$4,514,698	$4,205,636	$3,774,274	$17.70
Expense Reimbursement	1,339,645	1,342,791	1,392,848	1,504,600	1,481,129	6.95
Gross Up Vacancy	0	0	0	0	142,689	0.67
Gross Revenue	$5,682,140	$5,686,135	$5,907,546	$5,710,236	$5,398,092	$25.31
Other Income(1)	191,280	206,280	240,594	249,756	372,239	1.75
Vacancy & Credit Loss	(139,155)	(168,498)	(118,753)	(100,184)	(269,905)	(1.27)
Effective Gross Income	$5,734,265	$5,723,917	$6,029,387	$5,859,808	$5,500,426	$25.79

Real Estate Taxes	$317,362	$357,495	$375,000	$341,284	$385,000	$1.81
Insurance	201,601	195,094	250,329	200,004	256,713	1.20
Management Fee	164,820	192,320	221,675	190,388	165,013	0.77
Other Operating Expenses(2)	1,788,520	1,592,508	1,535,414	1,537,352	1,648,007	7.73
Total Operating Expenses	$2,472,303	$2,337,417	$2,382,418	$2,269,028	$2,454,733	$11.51

Net Operating Income	$3,261,962	$3,386,500	$3,646,969	$3,590,780	$3,045,693	$14.28
TI/LC	0	0	0	0	130,915	0.61
Capital Expenditures	0	0	0	0	44,790	0.21
Net Cash Flow	$3,261,962	$3,386,500	$3,646,969	$3,590,780	$2,869,988	$13.46

Occupancy	99.4%	98.1%	99.1%	96.6%(3)	95.0%
NOI Debt Yield	14.2%	14.7%	15.9%	15.6%	13.2%
NCF DSCR	3.45x	3.58x	3.86x	3.80x	3.04x

(1)	Includes residential income from the multifamily units.

(2)	Includes administrative and marketing, general and administrative, payroll and benefits, professional legal and repairs and maintenance expenses.

(3)	Most recent occupancy is as of June 15, 2017.

B-115

LOAN #15: the doral

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		MSMCH
Location (City/State)	Dallas, Texas	Cut-off Date Balance		$22,522,500
Property Type	Multifamily	Cut-off Date Balance per Unit		$63,984.38
Size (Units)	352	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 6/30/2017	98.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2017	98.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1978 / 2012-2017	Mortgage Rate		4.16000%
Appraised Value	$34,650,000	Original Term to Maturity (Months)		120
Appraisal Date	6/9/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors(1)	Bernard Englard and Joseph Hoch	Original Interest Only Period (Months)		120
Property Management	AVPM, Inc.	First Payment Date		8/1/2017
		Maturity Date		7/1/2027

Underwritten Revenues	$3,426,438
Underwritten Expenses	$1,297,620	Escrows
Underwritten Net Operating Income (NOI)	$2,128,819		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,040,819	Taxes	$20,773	$20,773
Cut-off Date LTV Ratio	65.0%	Insurance	$0	$0
Maturity Date LTV Ratio	65.0%	Replacement Reserve	$0	$7,333
DSCR Based on Underwritten NOI / NCF	2.24x / 2.15x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.5% / 9.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,522,500	100.0%	Loan Payoff	$9,159,358	40.7%
			Principal Equity Distribution	13,097,192	58.2
			Closing Cost	245,177	1.1
			Reserves	20,773	0.1
Total Sources	$22,522,500	100.0%	Total Uses	$22,522,500	100.0%

(1)	Bernard Englard and Joseph Hoch are the non-recourse carveout guarantors for The Doral loan.

The following table presents certain information relating to the unit mix at The Doral Property:

Unit Mix(1)

Unit Mix / Type	Units	SF per Unit(2)	Occupancy(2)	Rent per Unit(2)
Efficiency	56	505	98%	$676
1-BR, 1-BA	176	623	99%	$759
2-BR, 1-BA	21	865	100%	$882
2-BR, 2-BA	99	952	96%	$961
Total / Wtd. Avg.	352	711	98%	$810

(1)	Source: Appraisal.
(2)	Represents the weighted average for each Unit Mix / Type.

The following table presents certain information relating to historical leasing at The Doral Property:

Historical Leased %(1)

	2014	2015	2016	As of 6/30/2017
Owned Space	94.3%	96.5%	96.5%	98.0%

(1)	As provided by the borrower and which represents average occupancy for the indicated year unless otherwise specified.

B-116

LOAN #15: the doral

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Doral Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 5/31/2017	Underwritten	Underwritten $ per Unit
Gross Potential Rent	$2,606,345	$2,787,125	$3,085,580	$3,239,722	$3,421,644	$9,720.58
Other Income(2)	222,118	256,158	241,747	265,889	265,000	752.84
Vacancy, Credit Loss & Concessions(3)	(236,084)	(165,585)	(183,696)	(227,191)	(260,205)	(739.22)
Effective Gross Income	$2,592,379	$2,877,698	$3,143,631	$3,278,420	$3,426,438	$9,734.20

Real Estate Taxes	$311,490	$209,448	$294,849	$302,060	$322,162	$915.23
Insurance	71,891	74,370	74,223	79,855	79,855	226.86
Management Fee	77,771	86,331	94,318	97,753	102,793	292.03
Other Operating Expenses	762,544	709,973	715,248	792,810	792,810	2,252.30
Total Operating Expenses	$1,223,696	$1,080,122	$1,178,638	$1,272,478	$1,297,620	$3,686.42

Net Operating Income(4)	$1,368,683	$1,797,576	$1,964,993	$2,005,942	$2,128,819	$6,047.78
TI/LC	0	0	0	0	0	-
Replacement Reserves	0	0	0	0	88,000	250.00
Net Cash Flow	$1,368,683	$1,797,576	$1,964,993	$2,005,942	$2,040,819	$5,797.78

Occupancy	94.3%	96.5%	96.5%	98.0%(5)	95.0%
NOI Debt Yield	6.1%	8.0%	8.7%	8.9%	9.5%
NCF DSCR	1.44x	1.89x	2.07x	2.11x	2.15x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other income includes utility reimbursement, late fees, application fees, security deposit forfeitures, laundry income and various other fees.
(3)	Concessions of $200 off first month’s rent are typical.
(4)	Increase in Underwritten NOI from TTM 5/31/2017 reflects increased rent per unit.
(5)	Occupancy is as of June 30, 2017.

B-117

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Loan Purpose	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
Refinance	31	$672,846,078	71.5%	$21,704,712	2.70	x	4.119%	113.9	51.5%	48.2%
Acquisition	16	262,535,000	27.9	$16,408,438	1.75	x	4.378%	119.7	68.4%	61.0%
Recapitalization	1	6,200,000	0.7	$6,200,000	1.68	x	4.450%	120.0	59.0%	59.0%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

Distribution of Amortization Types(1)

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Amortization Type	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
Amortizing (25 Years)	1	$10,400,000	1.1%	$10,400,000	2.14	x	4.280%	120.0	60.8%	44.3%
Amortizing (28 Years)	1	56,000,000	5.9	$56,000,000	1.63	x	4.630%	120.0	68.3%	53.7%
Amortizing (30 Years)	10	137,505,328	14.6	$13,750,533	1.72	x	4.623%	114.1	64.7%	53.2%
Interest Only, Then Amortizing(2)	16	184,155,000	19.6	$11,509,688	1.67	x	4.450%	118.5	68.8%	60.0%
Interest Only	20	553,520,750	58.8	$27,676,038	2.95	x	3.956%	114.4	48.7%	48.7%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances
								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Cut-off Balances ($)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
1,800,000 - 4,999,999	5	$19,015,211	2.0%	$3,803,042	1.66	x	4.814%	110.1	66.8%	57.8%
5,000,000 - 9,999,999	14	99,790,000	10.6	$7,127,857	1.68	x	4.535%	119.8	64.7%	59.5%
10,000,000 - 19,999,999	11	135,410,117	14.4	$12,310,011	2.02	x	4.359%	113.9	58.1%	50.0%
20,000,000 - 29,999,999	8	183,340,750	19.5	$22,917,594	2.51	x	4.169%	118.1	58.2%	54.7%
30,000,000 - 39,999,999	2	63,875,000	6.8	$31,937,500	1.92	x	4.556%	120.0	67.2%	60.8%
40,000,000 - 49,999,999	3	123,700,000	13.1	$41,233,333	2.25	x	4.421%	99.3	55.5%	55.5%
50,000,000 - 59,999,999	4	223,750,000	23.8	$55,937,500	2.48	x	3.996%	119.7	56.9%	50.9%
60,000,000 - 92,700,000	1	92,700,000	9.8	$92,700,000	4.33	x	3.430%	118.0	30.6%	30.6%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

	Min	$1,800,000
	Max	$92,700,000
	Average	$19,616,272

Distribution of Underwritten Debt Service Coverage Ratios(1)

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
Range of Underwritten Debt Service	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Coverage Ratios (x)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
1.24 - 1.35	2	$18,250,000	1.9%	$9,125,000	1.25	x	4.831%	120.0	66.4%	58.4%
1.36 - 1.50	9	158,518,217	16.8	$17,613,135	1.45	x	4.390%	118.3	69.3%	62.6%
1.51 - 1.65	8	154,621,225	16.4	$19,327,653	1.62	x	4.549%	119.9	66.4%	56.4%
1.66 - 1.80	4	33,475,886	3.6	$8,368,971	1.70	x	4.658%	96.4	61.4%	54.3%
1.81 - 2.00	5	41,920,000	4.5	$8,384,000	1.89	x	4.310%	119.3	62.7%	58.3%
2.01 - 3.00	14	309,138,750	32.8	$22,081,339	2.40	x	4.289%	110.9	57.4%	54.1%
3.01 - 4.33	6	225,657,000	24.0	$37,609,500	4.03	x	3.540%	118.8	35.9%	35.9%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of (i) mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

	Min	1.24x
	Max	4.33x
	Weighted Avg.	2.43x

Distribution of Mortgage Interest Rates

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Mortgage Interest Rates (%)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
3.330 - 4.000	8	$312,157,000	33.2%	$39,019,625	3.63	x	3.610%	119.0	40.0%	40.0%
4.001 - 4.500	20	337,054,975	35.8	$16,852,749	1.87	x	4.266%	118.9	63.8%	59.6%
4.501 - 5.000	19	287,748,891	30.6	$15,144,678	1.80	x	4.727%	107.8	65.0%	55.6%
5.001 - 5.110	1	4,620,211	0.5	$4,620,211	1.72	x	5.110%	119.0	63.5%	52.4%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

	Min	3.330%
	Max	5.110%
	Average	4.194%

Distribution of Cut-off Date LTV Ratios(1)
								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
19.9 - 50.0	8	$343,657,000	36.5%	$42,957,125	3.55	x	3.768%	111.8	40.1%	40.1%
50.1 - 55.0	3	44,000,000	4.7	$14,666,667	2.60	x	4.264%	119.3	52.2%	48.8%
55.1 - 60.0	6	77,234,924	8.2	$12,872,487	1.75	x	4.474%	109.8	58.6%	55.9%
60.1 - 65.0	12	132,717,711	14.1	$11,059,809	1.90	x	4.396%	118.2	62.6%	57.0%
65.1 - 75.0	19	343,971,442	36.5	$18,103,760	1.65	x	4.469%	119.0	70.0%	61.1%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 3 mortgage loans, representing approximately 6.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the cut-off date principal balance of a mortgage loan less a reserve taken at origination or (ii) the “as portfolio” appraised value which is inclusive of a portfolio premium. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.5%.

	Min	19.9%
	Max	75.0%
	Weighted Avg.	56.3%

Distribution of Maturity Date/ARD LTV Ratios(1)

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Maturity Date/ARD LTV Ratios (%)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
19.9 - 29.9	1	$15,500,000	1.6%	$15,500,000	4.02	x	3.330%	120.0	19.9%	19.9%
30.0 - 49.9	11	373,557,000	39.7	$33,959,727	3.34	x	3.874%	112.5	42.8%	41.5%
50.0 - 54.9	8	146,947,111	15.6	$18,368,389	1.94	x	4.476%	114.4	63.3%	52.8%
55.0 - 59.9	11	83,133,217	8.8	$7,557,565	1.63	x	4.621%	117.5	64.5%	57.8%
60.0 - 64.9	12	215,385,000	22.9	$17,948,750	1.70	x	4.436%	119.6	68.5%	61.3%
65.0 - 75.0	5	107,058,750	11.4	$21,411,750	1.81	x	4.230%	117.6	68.2%	67.5%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 1 mortgage loan, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using the “as portfolio” appraised value which is inclusive of a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making the adjustment described above is 52.0%.

	Min	19.9%
	Max	75.0%
	Weighted Avg.	51.8%

Distribution of Original Terms to Maturity/ARD

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Original Term to Maturity/ARD (Mos)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
60	2	$54,454,924	5.8%	$27,227,462	2.36	x	4.903%	59.3	51.2%	50.2%
84	1	4,850,000	0.5	$4,850,000	1.44	x	4.836%	82.0	61.9%	57.0%
120	45	882,276,154	93.7	$19,606,137	2.44	x	4.146%	119.2	56.6%	51.9%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

	Min	60	months
	Max	120	months
	Weighted Avg.	116	months

Distribution of Remaining Terms to Maturity/ARD

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
Range of Remaining Terms to Maturity/ARD	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
(Mos)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
57 - 60	2	$54,454,924	5.8%	$27,227,462	2.36	x	4.903%	59.3	51.2%	50.2%
82 - 82	1	4,850,000	0.5	$4,850,000	1.44	x	4.836%	82.0	61.9%	57.0%
111 - 111	1	24,536,250	2.6	$24,536,250	2.16	x	4.190%	111.0	67.3%	67.3%
118 - 120	44	857,739,904	91.1	$19,494,089	2.45	x	4.145%	119.4	56.2%	51.5%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

	Min	57	months
	Max	120	months
	Weighted Avg.	116	months

Distribution of Original Amortization Terms(1)

								Weighted
					Weighted			Average
					Average Debt		Weighted	Remaining		Weighted
			% of Initial		Service		Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage		Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Original Amortization Terms (Mos)	Loans	Balance	Balance	Date Balance	Ratio		Interest Rate	(Mos)	off Date LTV	Date LTV
Interest Only	20	$553,520,750	58.8%	$27,676,038	2.95	x	3.956%	114.4	48.7%	48.7%
300 - 300	1	10,400,000	1.1	$10,400,000	2.14	x	4.280%	120.0	60.8%	44.3%
336 - 336	1	56,000,000	5.9	$56,000,000	1.63	x	4.630%	120.0	68.3%	53.7%
360 - 360	26	321,660,328	34.2	$12,371,551	1.69	x	4.524%	116.6	67.0%	57.1%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	300	months
	Max	360	months
	Weighted Avg.	355	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	20	$553,520,750	58.8%	$27,676,038	2.95x	3.956%	114.4	48.7%	48.7%
300 - 300	1	10,400,000	1.1	$10,400,000	2.14x	4.280%	120.0	60.8%	44.3%
336 - 336	1	56,000,000	5.9	$56,000,000	1.63x	4.630%	120.0	68.3%	53.7%
357 - 360	26	321,660,328	34.2	$12,371,551	1.69x	4.524%	116.6	67.0%	57.1%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43x	4.194%	115.5	56.3%	51.8%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300	months
Max	360	months
Weighted Avg.	355	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
12	1	$33,875,000	3.6%	$33,875,000	2.20x	4.724%	120.0	73.5%	61.5%
24	6	25,145,000	2.7%	$4,190,833	1.64x	4.627%	112.2	66.5%	57.7%
36	5	94,285,000	10.0%	$18,857,000	1.50x	4.250%	119.3	70.4%	61.6%
60	4	$30,850,000	3.3%	$7,712,500	1.64x	4.618%	119.7	60.6%	55.6%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	35	$746,696,442	79.3%	$21,334,184	2.45x	4.145%	119.4	56.4%	51.2%
Yield Maintenance	10	162,684,636	17.3	$16,268,464	2.24x	4.509%	96.8	58.0%	55.8%
Defeasance or Yield Maintenance	3	32,200,000	3.4	$10,733,333	2.91x	3.738%	119.7	45.4%	45.4%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43x	4.194%	115.5	56.3%	51.8%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
6.6 - 7.9	4	$86,200,000	9.2%	$21,550,000	1.52x	4.353%	120.0	63.8%	63.8%
8.0 - 8.9	4	50,750,000	5.4	$12,687,500	1.70x	4.438%	119.4	65.7%	62.9%
9.0 - 9.9	9	90,215,717	9.6	$10,023,969	1.73x	4.500%	117.3	67.2%	61.7%
10.0 - 10.9	6	105,041,250	11.2	$17,506,875	1.70x	4.277%	117.4	68.4%	62.4%
11.0 - 11.9	8	208,126,900	22.1	$26,015,862	2.18x	4.223%	116.0	57.1%	50.6%
12.0 - 12.9	5	50,545,211	5.4	$10,109,042	1.77x	4.494%	119.7	67.1%	56.2%
13.0 - 15.8	12	350,702,000	37.2	$29,225,167	3.41x	3.955%	112.0	44.6%	41.7%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43x	4.194%	115.5	56.3%	51.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 3 mortgage loans, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	6.6%
Max	15.8%
Weighted Avg.	12.0%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
6.5 - 7.9	5	$94,700,000	10.1%	$18,940,000	1.50x	4.388%	120.0	63.9%	63.4%
8.0 - 8.9	5	104,535,000	11.1	$20,907,000	1.59x	4.261%	119.1	68.8%	62.3%
9.0 - 9.9	11	125,888,192	13.4	$11,444,381	1.80x	4.426%	116.3	66.8%	61.8%
10.0 - 10.9	11	209,335,674	22.2	$19,030,516	1.99x	4.352%	116.2	61.1%	53.0%
11.0 - 11.9	4	49,990,211	5.3	$12,497,553	2.58x	4.116%	119.1	53.1%	51.0%
12.0 - 12.9	4	78,700,000	8.4	$19,675,000	2.69x	4.122%	119.3	53.1%	48.9%
13.0 - 15.2	8	278,432,000	29.6	$34,804,000	3.58x	3.913%	110.1	42.1%	39.6%
Total/Avg./Wtd.Avg.	48	$941,581,078	100.0%	$19,616,272	2.43x	4.194%	115.5	56.3%	51.8%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 3 mortgage loans, representing approximately 7.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Cash Flow was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	6.5%
Max	15.2%
Weighted Avg.	11.1%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	15	$507,795,141	53.9%
Springing	32	399,910,937	42.5
Soft	1	33,875,000	3.6
Total	48	$941,581,078	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Replacement Reserves(1)	34	$548,812,828	58.3%
Real Estate Tax	39	689,987,828	73.3%
TI/LC(2)	14	221,524,578	38.4%
Insurance	14	$168,175,961	17.9%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail and mixed-use properties.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Mixed Use	7	$230,000,000	24.4%	$32,857,143	3.65	x	3.684%	118.9	41.3%	41.1%
Retail/Office	3	167,200,000	17.8	55,733,333	3.97	x	3.549%	118.8	37.7%	37.7%
Retail/Hospitality/Multifamily	1	23,000,000	2.4	23,000,000	3.04	x	4.051%	119.0	52.4%	52.4%
Office/Warehouse	1	21,500,000	2.3	21,500,000	3.30	x	3.800%	119.0	44.8%	44.8%
Office/Industrial	1	10,000,000	1.1	10,000,000	2.05	x	4.259%	119.0	50.9%	46.4%
Multifamily/Retail	1	8,300,000	0.9	8,300,000	1.57	x	4.400%	120.0	62.9%	62.9%
Retail	13	205,348,174	21.8%	15,796,013	2.22	x	4.192%	101.6	55.3%	52.8%
Anchored	6	79,986,250	8.5	13,331,042	1.76	x	4.416%	83.1	62.4%	59.5%
Super Regional Mall	2	79,457,000	8.4	39,728,500	3.09	x	3.741%	119.5	43.9%	43.9%
Unanchored	2	18,750,000	2.0	9,375,000	1.54	x	4.512%	120.0	66.1%	56.6%
Single Tenant Retail	2	14,700,000	1.6	7,350,000	1.44	x	4.618%	120.0	62.3%	59.2%
Power Center	1	12,454,924	1.3	12,454,924	1.66	x	4.642%	57.0	58.1%	53.5%
Hospitality	8	167,075,000	17.7%	20,884,375	2.08	x	4.712%	104.9	62.7%	53.0%
Full Service	3	77,200,000	8.2	25,733,333	2.36	x	4.767%	87.4	53.8%	48.7%
Limited Service	4	77,075,000	8.2	19,268,750	1.79	x	4.656%	120.0	69.7%	55.8%
Extended Stay	1	12,800,000	1.4	12,800,000	2.20	x	4.724%	120.0	73.5%	61.5%
Office	8	141,619,654	15.0%	17,702,457	1.85	x	4.264%	119.4	64.3%	53.9%
CBD	3	82,671,225	8.8	27,557,075	1.96	x	4.003%	119.2	60.5%	52.5%
Suburban	3	33,315,211	3.5	11,105,070	1.67	x	4.639%	119.9	72.6%	59.3%
Medical Office	2	25,633,217	2.7	12,816,608	1.71	x	4.619%	119.4	65.8%	51.7%
Self Storage	23	98,715,000	10.5%	4,291,957	2.19	x	4.280%	117.6	58.9%	55.9%
Multifamily	4	73,882,500	7.8%	18,470,625	1.66	x	4.296%	119.6	67.4%	66.1%
High Rise	1	41,700,000	4.4	41,700,000	1.43	x	4.320%	120.0	67.4%	67.4%
Garden	3	32,182,500	3.4	10,727,500	1.97	x	4.265%	119.1	67.5%	64.5%
Manufactured Housing	5	14,440,750	1.5%	2,888,150	1.70	x	4.735%	120.0	66.9%	57.4%
Land	1	10,500,000	1.1%	10,500,000	2.01	x	3.920%	119.0	75.0%	75.0%
Total/Avg./Wtd Avg	69	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut- off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	12	$319,504,924	33.9%	$26,625,410	3.07	x	3.861%	116.8	46.4%	45.6%
California	5	126,957,000	13.5	25,391,400	2.31	x	4.596%	99.8	56.0%	49.2%
Louisiana	14	123,662,500	13.1	8,833,036	2.57	x	3.996%	119.7	52.3%	49.5%
Texas	6	69,328,725	7.4	11,554,788	1.86	x	4.442%	116.8	62.2%	55.3%
Wisconsin	1	56,250,000	6.0	56,250,000	1.46	x	4.140%	119.0	70.4%	61.1%
Michigan	3	40,325,000	4.3	13,441,667	1.56	x	4.560%	120.0	73.3%	61.8%
Florida	4	31,605,000	3.4	7,901,250	2.16	x	4.244%	119.7	64.3%	64.3%
Idaho	2	24,525,000	2.6	12,262,500	2.20	x	4.724%	120.0	73.5%	61.5%
Pennsylvania	1	23,000,000	2.4	23,000,000	3.04	x	4.051%	119.0	52.4%	52.4%
Nevada	6	20,200,750	2.1	3,366,792	1.90	x	4.431%	119.5	58.5%	49.9%
Illinois	3	17,940,211	1.9	5,980,070	1.49	x	4.855%	119.7	67.0%	56.5%
Nebraska	1	16,402,500	1.7	16,402,500	2.16	x	4.190%	111.0	67.3%	67.3%
Ohio	2	15,933,750	1.7	7,966,875	1.83	x	4.336%	114.9	71.1%	66.5%
Kansas	1	15,233,217	1.6	15,233,217	1.42	x	4.850%	119.0	69.2%	56.7%
Utah	1	9,350,000	1.0	9,350,000	2.20	x	4.724%	120.0	73.5%	61.5%
Hawaii	1	9,000,000	1.0	9,000,000	1.87	x	4.080%	120.0	64.3%	55.7%
Oregon	1	6,100,000	0.6	6,100,000	1.64	x	4.920%	120.0	68.2%	62.8%
Colorado	1	5,550,000	0.6	5,550,000	1.83	x	4.235%	119.0	60.4%	51.2%
Mississippi	3	5,512,500	0.6	1,837,500	2.78	x	3.940%	119.0	49.6%	49.6%
Indiana	1	5,200,000	0.6	5,200,000	1.44	x	4.790%	119.0	69.1%	59.5%
Total	69	$941,581,078	100.0%	$19,616,272	2.43	x	4.194%	115.5	56.3%	51.8%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Wells Fargo Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7

Operating Advisor / Asset	Trimont Real Estate Advisors, LLC	Mortgage Loan Detail	11
Representations Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee / Custodian	Deutsche Bank Trust Company Americas
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	LNR Partners, LLC
		Specially Serviced Loan Detail	19

Certificate Administrator	Citibank, N.A.	Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-B1 Commercial Mortgage Pass-Through Certificates Series 2017-B1

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-B1

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description

There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-B1
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-B1 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2016 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged

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Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the

E-1-2

Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the

E-1-3

Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an

E-1-4

amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an

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application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related

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Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are

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unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that

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terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

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(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

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(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the

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applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Sponsor’s knowledge” or “the Sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Old Town San Diego Hotel Portfolio (Loan No. 4) Sheraton Orlando North Fee (Loan No. 26)	The related franchisor at each Mortgaged Property has a right of first refusal to purchase the applicable Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the applicable Mortgagor or in an affiliate of the Mortgagor that controls the Mortgagor, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal is subordinate to the exercise of the rights of a lender under a mortgage secured by the hotel who is not a “competitor” or an affiliate of a “competitor” as defined in the franchise agreement (provided that such mortgage remains validly recorded and in full force and effect).

(16) Insurance	Wellington Commercial Condo (Loan No. 10)

The related Mortgaged Property consists of three commercial condominium units in a mixed use condominium which also contains 156 residential units and one additional commercial unit. There are seven condominium board members, of which two are appointed from the commercial units. The commercial units collectively appoint their board members, and the related Mortgagor currently holds the two commercial unit board member positions. The board acts by majority.

The condominium declaration and by-laws provide that in the event of any casualty or destruction of the overall building as a result of fire or other casualty, the net insurance proceeds if same is less than $1,000,000 shall be payable to the board of managers of the condominium and if in excess of $1,000,000 all proceeds shall be held in trust by an insurance trustee (which insurance trustee shall be required to have a credit rating of at least an “A” by S&P, “A2” by Moody’s or “A” by Fitch or an equivalent rating by any other statistical rating agency in the event any of the foregoing have not rated any such insurance trustee) for the benefit of all unit owners. The board of managers arranges for repair or restoration of the Mortgaged Property and disburses the proceeds of all insurance policies to the contractors engaged in such repair and restoration. In the event that 75% or more of the building or common elements thereof is destroyed or taken, restoration will not commence unless 75% of the unit owners agree to proceed with restoration. If restoration is not elected, the Mortgaged Property will be subject to a partition action and net proceeds of any partition sale, along with insurance proceeds held by the condominium board or insurance trustee, will be disbursed to each unit owner in proportion to their respective common interests.

(16) Insurance	Chateau Marmont (Loan No. 6)	If the probable maximum loss and/or scenario expected loss of the Mortgaged Property exceeds 20% or the scenario upper loss of the Mortgaged Property exceeds 30%, earthquake insurance equal to two times the probable maximum loss of the “insurable value of the Mortgaged Property” (the replacement cost plus FF&E and 18 months of business interruption insurance) is required.

(16) Insurance	Sheraton Orlando North Fee (Loan No. 26)	The related Mortgagor is not required to maintain the insurance coverage required under the Mortgage Loan documents provided that (i) the lease of the sole tenant at the Mortgaged Property is in full force and effect, (ii) no default exists under such lease beyond applicable notice and cure periods, (iii) the sole tenant maintains the liability insurance policies for the Mortgaged Property (which may be through self-insurance) required under its lease, and (iv) the related Mortgagor or sole tenant delivers evidence acceptable to the lender of such policies or self-insurance.

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	Lucky Hercules (Loan No. 32)	The deductible under the insurance policy maintained by the sole tenant at the Mortgaged Property in accordance with the Mortgage Loan documents is $500,000.

(16) Insurance	Fairway Shops (Loan No. 31)	The insurance proceeds or condemnation award allocable to the related Mortgagor’s interest will not be held by the related lender, but rather must be held by a bank or trust company authorized by law to exercise corporate trust powers in the State of Hawaii and having its principle office in Honolulu designated by the Mortgagor and approved by the ground lessor.

(24) Local Law Compliance	Corona Plaza (Loan No. 16)	The housing and building search obtained in connection with origination of the Mortgage Loan identified four open violations on file with the NYC Department of Buildings.

(26) Recourse Obligations	IGT Reno (Loan No. 29)	The related guarantors are severally (by proportionate share of ownership in the related Mortgagor) but not jointly liable for the recourse carveout obligations described in the Mortgage Loan documents.

(26) Recourse Obligations	6 West 48th Street (Loan No. 19)	There is no separate guarantor for the Mortgage Loan.

(26) Recourse Obligations	Wellington Commercial Condo (Loan No. 10)	The related Mortgage Loan Documents provide for full recourse to the related Mortgagor and guarantor for a voluntary petition under federal or state bankruptcy or insolvency laws except to the extent that such petition was initiated in whole or in part, or approved or consented to in writing, by the lender.

(31) Single-Purpose Entity	Corona Plaza (Loan No. 16)	No non-consolidation opinion was required at origination of the Mortgage Loan.

(34) Ground Lease	Fairway Shops (Loan No. 31)	(j) The insurance proceeds or condemnation award allocable to the related Mortgagor’s interest will not be held by the related lender, but rather must be held by a bank or trust company authorized by law to exercise corporate trust powers in the State of Hawaii and having its principle office in Honolulu designated by the Mortgagor and approved by the ground lessor.

(39) Organization of Mortgagor	Sheraton Orlando North Fee (Loan No. 26)	The related Mortgagors are affiliates.

E-2-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Morgan Stanley Mortgage Capital Holdings LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(4) Mortgage Status; Waivers and Modifications	TKG 4 Retail Portfolio (Loan No. 12)	The lender has waived a post-closing obligation of the Mortgagor to provide subordination, non-disturbance and attornment agreements from the tenants Kroger Limited Partnership I and Gordman’s.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	TKG 4 Retail Portfolio (Loan No. 12)	If the landlord desires to sell all or any portion of the Beavercreek Plaza Mortgaged Property (the “Offered Property”) pursuant to a bona fide third party offer to purchase, Kroger Limited Partnership I, the largest tenant at the Mortgaged Property, has a right of first refusal to purchase the Offered Property. Such right of first refusal does not apply to a foreclosure or deed in lieu of foreclosure, but would apply to any subsequent transfer. In addition, the lease to Kroger Limited Partnership I provides that (i) no portion of the Mortgaged Property shall exceed one story in height and (ii) that no portion of the Mortgaged Property may be conveyed without imposing a restriction to secure compliance with the terms of such lease. The requirement in the foregoing clause (ii) would apply to a conveyance by foreclosure or deed-in-lieu of foreclosure. In addition, the leases to Kroger Limited Partnership I and to Gordman’s, Inc. (which lease to Gordman’s, Inc. has been assigned to and assumed by Specialty Retailers, Inc., a Texas corporation pursuant to an order entered on June 9, 2017 by the United States Bankruptcy Court for the District of Nebraska approving such assumption and assignment effective June 11, 2017) are exceptions to the title policy for the Mortgaged Property.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	2001 Coit Road Plano (Loan No. 22)	The Mortgaged Property is subject to a recorded environmental deed restriction limiting the Mortgaged Property to commercial and industrial use.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Clinton Crossings Medical Office (Loan No. 27)	The sole tenant at the Mortgaged Property, the University of Rochester, has a purchase option under its lease, after the lease extension period, which ends on January 31, 2032, to purchase the Mortgaged Property at a purchase price equal to 50% of the then current appraised fair market value of the Mortgaged Property, as determined by an appraisal process set forth in the sole tenant’s lease. Such purchase option would apply to any future owner of the Mortgaged Property, including to the issuing entity if it takes title to the Mortgaged Property. Under the lease, the property owner is required to pay any transfer taxes imposed in connection with a transfer of the Mortgaged Property pursuant to the purchase option.

(13) Actions Concerning Mortgage Loan	Lakeside Shopping Center (Loan No. 2)	The non-recourse carveout guarantor (Jeffrey J. Feil) is one of several named defendants is a housing discrimination action arising out of an affiliate’s operation of a senior housing facility in Hempstead, New York. The plaintiff filed the action with the State of New York Supreme Court following an investigation and “no probable cause” determination by the New York Division of Human Rights on November 30, 2016. The case is open and awaiting court rulings on pending motions by the parties.

E-2-3

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	All MSMCH Mortgage Loans (Loan Nos. 1, 2, 3, 11, 12, 13, 15, 22, 24, 25, 27, 33, 38, 43 and 45)

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

(16) Insurance	Lakeside Shopping Center (Loan No. 2)

Insurance may be provided by a syndicate of insurers, as to which (i) if such syndicate consists of 4 or fewer insurance companies that issue the policies then at least 75% of the required insurance coverage is required to be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (or, if Moody’s does not rate the applicable insurance company, “A:VIII” by A.M. Best Company), with no remaining carrier below “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate the applicable insurance company, “A:VIII” by A.M. Best Company), or (ii) if 5 or more insurance companies issue the policies, then at 60% of the required coverage is required to be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (or, if Moody’s does not rate the applicable insurance company, “A:VIII” by A.M. Best Company), with no remaining carrier below “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate the applicable insurance company, “A:VIII” by A.M. Best Company).

Various pad site tenants (Cheesecake Factory, Fleming’s, Macy’s, Red Lobster and Whitney Bank) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.

(16) Insurance	TKG 4 Retail Portfolio (Loan No. 12)	Insurance policy cancellations are permitted with less than 30 days, but in no event less than 10 days, notice for any of the following in addition to nonpayment of any premium: conviction of a crime related to a covered loss; fraud or material misrepresentation in obtaining the policy or pursuing a claim; a willful or reckless act or omission increasing the likelihood of a covered loss; or as may be required by applicable law.

(24) Local Law Compliance	Clinton Crossings Medical Office (Loan No. 27)	Parking at the Mortgaged Property is non-conforming to zoning requirements in that the Mortgaged Property has six fewer parking spaces than required. The Mortgagor has covenanted to stripe six additional parking spaces on the Mortgaged Property within 90 days after the loan origination date.

(26) Recourse Obligations	General Motors Building (Loan No. 1)	The Mortgage Loan is recourse in accordance with the terms of the Mortgage Loan documents to the Mortgagor only. The Mortgagor is the only indemnitor under the environmental indemnity agreement.

(26) Recourse Obligations	Lakeside Shopping Center (Loan No. 2)	The exculpation provisions covered in the non-recourse carveout guaranty for losses resulting from environmental matters provide that such losses are not covered to the extent covered by any environmental insurance, acceptable to the lender, maintained by the borrower for the benefit of the lender.

(26) Recourse Obligations	411 East Wisconsin (Loan No. 3)	The non-recourse carveout guarantors have reported a net worth of $11,822,373 and liquidity of $1,870,931.

E-2-4

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(26) Recourse Obligations	Wilshire Plaza (Loan No. 11)	The related environmental indemnity provides that in the event of an adverse environmental condition that requires remediation, removal, mitigation or other active or passive action, the lender agrees that to the extent a Qualified Environmental Policy (as defined below) responds, the insurance proceeds therefrom shall be looked to first by the lender prior to pursuing any liability for losses against the environmental indemnitor, except to the extent that such Qualified Environmental Policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender has been unable to recover under such Qualified Environmental Policy with respect to all or a portion of such costs or losses within a reasonable period of time despite its good faith efforts to do so. A “Qualified Environmental Policy” is defined as (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), Policy No. ZRE015901600 (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, a deductible no higher than $50,000 (the “SIC Policy”), or (ii) an environmental insurance policy in substantially the same form and coverages as the SIC Policy and otherwise reasonably approved by the lender.

(26) Recourse Obligations	All MSMCH Mortgage Loans (Loan Nos. 1, 2, 3, 11, 12, 13, 15, 22, 24, 25, 27, 33, 38, 43 and 45)	The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

(27) Mortgage Releases	411 East Wisconsin (Loan No. 3)	The Mortgage Loan documents permit the release of a release parcel comprised of two parking garages at a release price of $24,712,500. Such release price was determined by multiplying the loan to value ratio of the Loan Combination as of the Cut-off Date of 70.4% by the appraised value of the release parcel as set forth in the appraisal delivered in connection with origination of the Loan Combination, which results in an implied allocated loan amount of the release parcel of $19,770,000, and multiplying such implied allocated loan amount by 125%. However, the loan documents do not expressly set forth an allocated loan amount for the release parcel.

(29) Acts of Terrorism Exclusion	General Motors Building (Loan No. 1)	In no event shall the Mortgagor be required to pay insurance premiums on terrorism insurance required in excess of an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, that in no event shall any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason be included for purposes of determining whether the amount of premiums paid by the Mortgagor for Terrorism Insurance for any applicable period meet or exceed the Terrorism Premium Cap. Terrorism insurance may be maintained by the Mortgagor with NYXP, LLC, a captive insurance company, under certain conditions as further described in the Mortgage Loan documents, including but not limited to the requirement that those covered losses which are not reinsured by the federal government under TRIPRA are reinsured with a cut-through endorsement (or its equivalent) by a third party insurer rated not less than “A:X” or better in the current best’s insurance reports, “A” by S&P, and “A2” or better by Moody’s, to the extent Moody’s rates securities and rates the applicable insurer.

(29) Acts of Terrorism Exclusion	Lakeside Shopping Center (Loan No. 2)	The loan documents provide that if TRIPRA or a successor statute is not in effect, the Mortgagor shall not be required to spend on terrorism insurance more than 150% of the cost of the then-current property and rent loss coverage required by the loan documents.

(29) Acts of Terrorism Exclusion	Wilshire Plaza (Loan No. 11)	If TRIPRA is not available, the Mortgagor shall only be required to maintain such coverage as is available for a premium equal to 200% of the all-risk premium that exists at the time the terrorism coverage is excluded from the comprehensive all-risk policy.

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(29) Acts of Terrorism Exclusion	All MSMCH Mortgage Loans (Loan Nos. 1, 2, 3, 11, 12, 13, 15, 22, 24, 25, 27, 33, 38, 43 and 45)	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

(29) Acts of Terrorism Exclusion	All MSMCH Mortgage Loans (Loan Nos. 1, 2, 3, 11, 12, 13, 15, 22, 24, 25, 27, 33, 38, 43 and 45)	All exceptions to Representation 16 are also exceptions to this Representation 29.

(30) Due on Sale or Encumbrance	General Motors Building (Loan No. 1)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”), one of the Mortgage Loan sponsors, will, directly or indirectly, own at least twenty percent of the interests in the Mortgagor; and (B) BPLP shall, directly or indirectly, retain the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.

(31) Single-Purpose Entity	The Doral (Loan No. 15)	The Mortgage Loan has a Cut-off Date Balance in excess of $20 million, and no counsel’s opinion was delivered regarding non-consolidation of the Mortgagor.

(40) Environmental Conditions	Trinity Square Center (Loan No. 43)	The ESA for the Mortgaged Property identified a recognized environmental condition relating to contamination of the Mortgaged Property by the operation of a dry cleaner at an adjacent property. The ESA stated that the adjacent property entered the Indiana Department of Environmental Management (“IDEM”) Voluntary Remediation Program in August 2007 and that a Remediation Work Plan was approved by IDEM on July 15, 2014. The ESA stated that remedy consists of an environmental restrictive covenant (ERC) and on-site groundwater treatment via enhanced reductive dechlorination (ERD) injections. The ESA further stated that (i) a baseline groundwater monitoring event was conducted in July 2015 prior to the ERD injection in November 2015, (ii) quarterly groundwater monitoring was initiated after the injection to assess the remedial progress, (iii) according to the progress report submitted to IDEM in January 2017, the post-injection groundwater samples indicate that dechlorination is occurring in the treatment area (i.e the adjacent property) but not off-site, (iv) the greatest concentrations of perchloroethylene and its degradation products appears to be limited to the northeast corner of the Mortgaged Property and (v) groundwater sample results from the monitoring wells located between the Mortgaged Property buildings were reportedly non-detect for the contaminants of concern. The ESA concluded that based on the most recent indoor air and sub-slab soil gas samples, on-going remediation and regulatory oversight, no further investigation appears warranted at this time. No determination has been made as to whether the dry cleaner at the adjacent property has financial resources reasonably estimated to be adequate to address the situation.

E-2-6

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Bank of America, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Del Amo Fashion Center (Loan No. 18)	One of the tenants, Charles Schwab, has a right of first offer (“Schwab ROFO”) to purchase its premises if the borrower decides to market the property for sale. The Schwab ROFO is not extinguished by foreclosure; however, the Schwab ROFO does not apply to foreclosure or deed-in-lieu thereof.
(13) Actions Concerning Mortgage Loan	Cypress Medical Center – Wichita (Loan No. 20)	The related guarantor, Gary DeSanto was unable to satisfy his federal income tax obligation in 2008 resulting in a federal tax lien. Mr. DeSanto began negotiating a settlement with the IRS in 2010 which was finalized in 2016 and resulted in a monthly payment plan with a balance of $759,070 as of May 1, 2017. As of June 1, 2017, Mr. DeSanto volunteered to accelerate payment from $10,000 per month to $25,000 per month. Meanwhile, the federal tax lien caused a default on an outstanding business loan with Eagle Bank secured in part by a lien on his personal residence in the amount of $838,172. Mr. DeSanto negotiated with ESSA Bank and Trust (acquirer of Eagle Bank) and agreed to a Forbearance Agreement with an expiration date of December 31, 2017. The balance of the business loan was $652,118 as of May 2017.
(16) Insurance	All Bank of America Mortgage Loans (Loan Nos. 5, 9, 14, 17, 18, 20, 23, 28, 34, 35, 36, 37, 40, 42, 44, 46, 47 and 48)	All exceptions to Representation 29 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 16.
(16) Insurance	Two Fordham Square (Loan No. 5) 145 Huguenot (Loan No. 17)	The related Mortgage Loan documents provide that all insurance policies provide that (A) if four (4) or fewer insurance companies issue the insurance policies in the first layer of coverage, then at least 75% of the insured amount must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB” or (B) if five (5) or more insurance companies issue the insurance policies in the first layer of coverage, then at least 60% of the insured amount is required to be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings by Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan), with no carrier below “BBB”.
(16) Insurance	Del Amo Fashion Center (Loan No. 18)	The related Mortgage Loan documents provide that all insurance policies provide that (A) if four (4) or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P and “A2” or better by Moody’s, the extent Moody’s rates the insurance companies and rates the securities secured by the related Mortgage Loan, with no remaining carrier below “BBB” and “Baa2” by Moody’s, the extent Moody’s rates the insurance companies and rates the securities secured by the related Mortgage Loan, or (B) if five (5) or more insurance companies issue the insurance policies, then at least 60% of the insurance coverage represented by the insurance policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P and “A2” or better by Moody’s, the extent Moody’s rates the insurance companies and rates the securities secured by the related Mortgage Loan, with no remaining carrier below “BBB” and “Baa2” by Moody’s, the extent Moody’s rates the insurance companies and rates the securities secured by the related Mortgage Loan and (2) rating of “A VIII” or better with AM Best.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Crossgates Commons (Loan No. 23)	The related Mortgage Loan documents permit the insurance policies to be through a syndicate of insurers through which at least 75% of the coverage (if there are four (4) or fewer members of the insurance syndicate) or at least 60% of the coverage (if there are five (5) or more members of the insurance syndicate) is with insurers having such ratings (provided that the remaining insurers is required to have ratings of not less than “BBB” by S&P and “Baa2” or better by Moody’s, if Moody’s is rating the securities secured by the related Mortgage Loan and rates the insurance companies)
(16) Insurance	Two Fordham Square (Loan No. 5) McNeill Hotel Portfolio (Loan No. 9) Crossgates Commons (Loan No. 23)	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
(16) Insurance

Peddler’s Village

(Loan No. 14)

145 Huguenot

(Loan No. 17)

Cypress Medical Center - Wichita

(Loan No. 20)

Nevada MHC and Multifamily Portfolio

(Loan No. 28)

The Links Apartments

(Loan No. 34)

US Storage Miami - Miami Gardens

(Loan No. 35)

US Storage Miami – Hialeah

(Loan No. 36)

US Storage Miami – Speedway

(Loan No. 37)

Whaleshead MHC

(Loan No. 40)

Park Street Self Storage

(Loan No. 42)

Move It Self Storage - Atascocita

(Loan No. 44)

Discount Self Storage, Shreveport

(Loan No. 46)

Touhy Plaza

(Loan No. 47)

Baton Rouge Mini Storage

(Loan No. 48)

The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twelve (12) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Del Amo Fashion Center (Loan No. 18)

The Loan Combination documents permit a property insurance deductible of up to $500,000. The in-place property insurance deductible is $100,000.

The related Loan Combination documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to (i) $45,000,000 or (ii) during the continuance of a Control Event (as defined in the related Mortgage Loan agreement), $17,500,000.

In addition, the parcel that Nordstrom, the second largest tenant, occupies is a leased fee. Such tenant or other non-borrower party constructed the improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to such tenant or other non-borrower party and/or its leasehold mortgagee.

(16) Insurance	McNeill Hotel Portfolio (Loan No. 9)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to 2% of the Allocated Loan Amount (as defined in the related Mortgage Loan Agreement) of the related individual Mortgaged Property.
(16) Insurance	Peddler’s Village (Loan No. 14)	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to the lesser of (i) 5% of the outstanding principal balance of the related Mortgage Loan or (ii) $1,000,000.
(16) Insurance

Two Fordham Square

(Loan No. 5)

145 Huguenot

(Loan No. 17)

Cypress Medical Center – Wichita

(Loan No. 20)

Crossgates Commons

(Loan No. 23)

Nevada MHC and Multifamily Portfolio

(Loan No. 28)

The Links Apartments

(Loan No. 34)

Whaleshead MHC

(Loan No. 40)

Touhy Plaza

(Loan No. 47)

The related Mortgage Loan documents require the related mortgagor is required to maintain insurance in an amount equal to the lowest of (i) the maximum amount available under the National Flood Insurance Program, (ii) the outstanding principal amount of the related Mortgage Loan and (iii) the insurable value of the related Mortgaged Property.

(16) Insurance	Del Amo Fashion Center (Loan No. 18)	The related Mortgage Loan documents require the related mortgagor is required to maintain insurance in an amount equal to the lesser of: (i) the outstanding principal amount of the related Mortgage Loan and (ii) the maximum amount available under the National Flood Insurance Program.
(16) Insurance	US Storage Miami - Miami Gardens (Loan No. 35) US Storage Miami – Hialeah (Loan No. 36) US Storage Miami – Speedway (Loan No. 37)

The related Mortgage Loan documents do not specify that the replacement value does not include a deduction for physical depreciation.

The related borrower is required to obtain flood insurance reasonably satisfactory to the lender.

(26) Recourse Obligations	All Bank of America Mortgage Loans (Loan Nos. 5, 9, 14, 17, 18, 20, 23, 28, 34, 35, 36, 37, 40, 42, 44, 46, 47 and 48)	The related Loan Documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.

E-2-9

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Del Amo Fashion Center (Loan No. 18)

The related Loan Combination documents provide that full recourse is capped at $117,000,000, for so long as Simon Property Group, L.P. (or certain J.P. Morgan entities) is the guarantor under the guaranty.

The borrower and the guarantor will not have liability under the full recourse carveouts for transfers in violation of the Loan Combination documents or breaches of the special purpose entity covenants or any loss carveout in the Loan Combination documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the borrower’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the borrower’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the borrower, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the borrower through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

(26) Recourse Obligations	Crossgates Commons (Loan No. 23)	The loss carveout with respect to tenant security deposits only provides for recourse in the event that any security deposits collected with respect to the Mortgaged Property are not delivered to the lender upon foreclosure or deed-in-lieu thereof, except to the extent such deposits were applied in accordance with the applicable leases prior to the occurrence of the event of default that gave rise to such foreclosure or deed-in-lieu thereof.
(27) Mortgage Releases	McNeill Hotel Portfolio (Loan No. 9)	The borrowers have the right, at any time after the second anniversary of the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC trust established in connection with the CGCMT 2017-B1 securitization, to release one or more of the related individual Mortgaged Properties (provided that unless the Hilton Garden Inn Twin Falls Mortgaged Property has been released, either the Homewood Suites Boise Mortgaged Property or the Hampton Inn and Suites West Jordan Mortgaged Property must remain as collateral for the related Mortgage Loan and cannot be released from the lien of such Mortgage Loan) from the lien of the related Mortgage Loan, upon satisfaction of the following conditions, among others: (i) no event of default shall have occurred and be continuing; (ii) delivery of defeasance collateral in an amount equal to 125% of the allocated loan amount for the related Mortgaged Property (equal to $16,000,000 for the Homewood Suites Boise Mortgaged Property, $14,656,250 for the Hilton Garden Inn Twin Falls Mortgaged Property and $11,687,500 for the Hampton Inn and Suites West Jordan Mortgaged Property); (iii) following such release, the debt service coverage ratio (inclusive of the McNeill Hotel Portfolio Mezzanine Loan) of the remaining properties is at least equal to the greater of (x) 1.72x and (y) the debt service coverage ratio (inclusive of the outstanding principal balance of the McNeill Hotel Portfolio Mezzanine Loan) for the trailing-12 month period immediately prior to the release, (iv) after giving effect to such release, the debt yield of the remaining property is at least the greater of (x) 12.10% and (y) the debt yield immediately prior to the release; (v) a loan-to-value ratio not greater than the lesser of (x) 72.3% and (y) the loan-to-value ratio calculated immediately prior to the subject release with respect to all of the Mortgaged Properties not subject to the release (inclusive of the individual Mortgaged Property to be released); (vi) delivery of an opinion of counsel to the effect that the CGCMT 2017-B1 trust will not fail to maintain its status as a REMIC as a result of such release; and (vii) confirmation (or deemed confirmation) from each rating agency that such release will not cause the downgrade, withdrawal or qualification of the then-current ratings of the Certificates.

E-2-10

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(28) Financial Reporting and Rent Rolls	McNeill Hotel Portfolio (Loan No. 9) Del Amo Fashion Center (Loan No. 18) Nevada MHC and Multifamily Portfolio (Loan No. 28)	The related Mortgage Loan documents do not specifically require the related Borrowers to combine their balance sheets and/or statement of income for the Mortgaged Properties on a combined basis.
(28) Financial Reporting and Rent Rolls	Crossgates Commons (Loan No. 23)	The related Loan Documents require delivery of annual operating statements of the Mortgaged Property, but do not require delivery of annual financial statements.
(29) Acts of Terrorism Exclusion	Del Amo Fashion Center (Loan No. 18)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then the related Mortgagor will not be required to pay annual premiums for terrorism insurance coverage in excess of two (2) times the amount of the insurance premium for “All Risk” or “Special Perils” property insurance (but excluding the wind and flood components of such insurance premiums) insuring only the related Mortgaged Property on a stand-alone basis, with a deductible not to exceed $5,000,000.
(29) Acts of Terrorism Exclusion	Crossgates Commons (Loan No. 23)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance policies insuring only the related Mortgaged Property on a stand-alone basis (including without limitation property/casualty coverage and loss of rents/business interruption coverage).
(29) Acts of Terrorism Exclusion	Park Street Self Storage (Loan No. 42) Discount Self Storage, Shreveport (Loan No. 46) Baton Rouge Mini Storage (Loan No. 48)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
(30) Due on Sale or Encumbrance	Del Amo Fashion Center (Loan No. 18)	The Loan Combination documents permit the pledge of interests by Simon Property Group, L.P., Simon Inc. or Commingled Pension Trust Fund (Strategic Property) of JPMorgan Chase Bank, N.A., a New York trust (including certain successor entities thereto) to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
(31) Single-Purpose Entity	Del Amo Fashion Center (Loan No. 18) Peddler’s Village (Loan No. 14)	Mortgagor is a recycled Single-Purpose Entity that previously owned parcels of land other than the Mortgaged Property and was the obligor on past loans secured by the Mortgaged Property which have been satisfied. The related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties, and the environmental indemnification agreement includes indemnification for environmental liabilities arising from the previously owned property.

E-2-11

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity

Cypress Medical Center - Wichita

(Loan No. 20)

Crossgates Commons

(Loan No. 23)

Nevada MHC and Multifamily Portfolio

(Loan No. 28)

The Links Apartments

(Loan No. 34)

US Storage Miami - Miami Gardens

(Loan No. 35)

US Storage Miami – Hialeah

(Loan No. 36)

US Storage Miami – Speedway

(Loan No. 37)

Whaleshead MHC

(Loan No. 40)

Move It Self Storage – Atascocita

(Loan No. 44)

Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.
(31) Single-Purpose Entity	145 Huguenot (Loan No. 17)	The related Mortgage Loan has a Cut-off Date Principal Balance in excess of $20 million, however, no counsel’s opinion regarding non-consolidation of the Mortgagor was obtained with respect to closing of the Mortgage Loan.
(34) Ground Leases	Peddler’s Village (Loan No. 14)	(l) The related ground lessee may not assign or transfer the related ground lease, or sublet the premises, without first obtaining the prior written consent of related ground lessor; provided that such ground lessee may freely assign its interest in such ground lease as collateral for any loan without the consent of such ground lessor. In addition, if the lender becomes the tenant under the related ground lease, then the lender and its successors and assigns may assign and/or sublease any space in the premises without the consent of the related ground lessor.
(39) Organization of Mortgagor	Two Fordham Square (Loan No. 5) 145 Huguenot (Loan No. 17)	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagor in the other Mortgage Loan listed.
(39) Organization of Mortgagor	US Storage Miami - Miami Gardens (Loan No. 35) US Storage Miami – Hialeah (Loan No. 36) US Storage Miami – Speedway (Loan No. 37)	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagors in the other Mortgage Loans listed.
(39) Organization of Mortgagor	Discount Self Storage, Shreveport (Loan No. 46) Baton Rouge Mini Storage (Loan No. 48)	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagor in the other Mortgage Loan listed.

E-2-12

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(40) Environmental Conditions	Del Amo Fashion Center (Loan No. 18)	The environmental site assessment identified several potential environmental conditions associated with the prior usage of the Mortgaged Property, including usage of a portion of the Mortgaged Property as a dry cleaning facility, the location of a steel distribution facility on a portion of the Mortgaged Property, the former location of a 280-gallon diesel underground storage tank used by J.C. Penney on the Mortgaged Property, the operation of an automobile repair center at the Mortgaged Property, and the use of a number of historic oil wells at the Mortgaged Property. The environmental site assessment recommended that a limited subsurface investigation should be conducted in order to determine the presence or absence of soil and/or groundwater contamination due to the historical use of the Mortgaged Property. The related borrower and guarantor have provided indemnities that would cover environmental cleanup costs and liabilities related to the Mortgaged Property. However, such indemnities are a part of the guaranty, which is subject to a cap of $117,000,000.

E-2-13

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citigroup Global Markets Realty Corp.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	General Motors Building (Loan No. 1)	Terrorism insurance may be maintained by the Mortgagor with NYXP, LLC, a captive insurance company, under certain conditions as further described in the Mortgage Loan documents, including but not limited to the requirement that those covered losses which are not reinsured by the federal government under TRIPRA are reinsured with a cut-through endorsement (or its equivalent) by a third party insurer rated not less than “A:X” or better in the current best’s insurance reports, “A” by S&P, and “A2” or better by Moody’s, to the extent Moody’s rates securities and rates the applicable insurer.
(26) Recourse Obligations	General Motors Building (Loan No. 1)	The Mortgage Loan is recourse in accordance with the terms of the Mortgage Loan documents to the Mortgagor only. The Mortgagor is the only indemnitor under the environmental indemnity agreement.
(30) Due on Sale or Encumbrance	General Motors Building (Loan No. 1)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”), one of the Mortgage Loan sponsors, will, directly or indirectly, own at least twenty percent of the interests in the Mortgagor; and (B) BPLP shall, directly or indirectly, retain the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.

E-2-14

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
8/15/2017	$38,890,000.00	9/15/2022	$38,364,710.59
9/15/2017	$38,890,000.00	10/15/2022	$37,795,559.86
10/15/2017	$38,890,000.00	11/15/2022	$37,266,178.23
11/15/2017	$38,890,000.00	12/15/2022	$36,692,885.36
12/15/2017	$38,890,000.00	1/15/2023	$36,159,207.34
1/15/2018	$38,890,000.00	2/15/2023	$35,623,450.18
2/15/2018	$38,890,000.00	3/15/2023	$34,960,678.45
3/15/2018	$38,890,000.00	4/15/2023	$34,420,250.10
4/15/2018	$38,890,000.00	5/15/2023	$33,836,225.07
5/15/2018	$38,890,000.00	6/15/2023	$33,291,415.21
6/15/2018	$38,890,000.00	7/15/2023	$32,703,133.44
7/15/2018	$38,890,000.00	8/15/2023	$32,153,908.31
8/15/2018	$38,890,000.00	9/15/2023	$31,602,543.29
9/15/2018	$38,890,000.00	10/15/2023	$31,007,893.01
10/15/2018	$38,890,000.00	11/15/2023	$30,452,062.21
11/15/2018	$38,890,000.00	12/15/2023	$29,853,073.32
12/15/2018	$38,890,000.00	1/15/2024	$29,292,742.33
1/15/2019	$38,890,000.00	2/15/2024	$28,730,228.05
2/15/2019	$38,890,000.00	3/15/2024	$28,083,970.06
3/15/2019	$38,890,000.00	4/15/2024	$27,516,744.63
4/15/2019	$38,890,000.00	5/15/2024	$26,906,685.59
5/15/2019	$38,890,000.00	6/15/2024	$22,095,570.81
6/15/2019	$38,890,000.00	7/15/2024	$21,488,244.35
7/15/2019	$38,890,000.00	8/15/2024	$20,918,457.98
8/15/2019	$38,890,000.00	9/15/2024	$20,346,453.05
9/15/2019	$38,890,000.00	10/15/2024	$19,732,535.30
10/15/2019	$38,890,000.00	11/15/2024	$19,155,912.18
11/15/2019	$38,890,000.00	12/15/2024	$18,537,507.77
12/15/2019	$38,890,000.00	1/15/2025	$17,956,230.90
1/15/2020	$38,890,000.00	2/15/2025	$17,372,690.61
2/15/2020	$38,890,000.00	3/15/2025	$16,668,941.93
3/15/2020	$38,890,000.00	4/15/2025	$16,080,387.45
4/15/2020	$38,890,000.00	5/15/2025	$15,450,391.45
5/15/2020	$38,890,000.00	6/15/2025	$14,857,091.34
6/15/2020	$38,890,000.00	7/15/2025	$14,222,484.87
7/15/2020	$38,890,000.00	8/15/2025	$13,624,402.59
8/15/2020	$38,890,000.00	9/15/2025	$13,023,991.24
9/15/2020	$38,890,000.00	10/15/2025	$12,382,476.03
10/15/2020	$38,890,000.00	11/15/2025	$11,777,227.74
11/15/2020	$38,890,000.00	12/15/2025	$11,131,013.35
12/15/2020	$38,890,000.00	1/15/2026	$10,520,890.88
1/15/2021	$38,890,000.00	2/15/2026	$9,908,392.31
2/15/2021	$38,890,000.00	3/15/2026	$9,178,385.60
3/15/2021	$38,890,000.00	4/15/2026	$8,560,657.17
4/15/2021	$38,890,000.00	5/15/2026	$7,902,318.03
5/15/2021	$38,890,000.00	6/15/2026	$7,279,619.29
6/15/2021	$38,890,000.00	7/15/2026	$6,616,451.39
7/15/2021	$38,890,000.00	8/15/2026	$5,988,744.08
8/15/2021	$38,890,000.00	9/15/2026	$5,358,591.97
9/15/2021	$38,890,000.00	10/15/2026	$4,688,182.94
10/15/2021	$38,890,000.00	11/15/2026	$4,052,402.35
11/15/2021	$38,890,000.00	12/15/2026	$3,377,071.61
12/15/2021	$38,890,000.00	1/15/2027	$2,736,748.52
1/15/2022	$38,890,000.00	2/15/2027	$2,093,931.34
2/15/2022	$38,890,000.00	3/15/2027	$1,336,433.10
3/15/2022	$38,890,000.00	4/15/2027	$688,160.21
4/15/2022	$38,890,000.00	5/15/2027	$146.44
5/15/2022	$38,890,000.00	6/15/2027	$0.00
6/15/2022	$38,890,000.00	and thereafter
7/15/2022	$38,890,000.00
8/15/2022	$38,889,828.67

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
Description of the Mortgage Pool	147
Transaction Parties	233
Credit Risk Retention	284
Description of the Certificates	288
The Mortgage Loan Purchase Agreements	321
The Pooling and Servicing Agreement	330
Use of Proceeds	428
Yield, Prepayment and Maturity Considerations	428
Material Federal Income Tax Consequences	440
Certain State, Local and Other Tax Considerations	452
ERISA Considerations	452
Legal Investment	461
Certain Legal Aspects of the Mortgage Loans	462
Ratings	483
Plan of Distribution (Underwriter Conflicts of Interest)	486
Incorporation of Certain Information by Reference	487
Where You Can Find More Information	488
Financial Information	488
Legal Matters	488
Index of Certain Defined Terms	489

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$790,516,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2017-B1
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2017-B1

Class A-1	$21,308,000
Class A-2	$52,843,000
Class A-3	$245,000,000
Class A-4	$268,110,000
Class A-AB	$38,890,000
Class X-A	$715,601,000
Class X-B	$74,915,000
Class A-S	$89,450,000
Class B	$38,016,000
Class C	$36,899,000

 PROSPECTUS

Co-Lead Managers and Joint Bookrunners

Citigroup

Morgan Stanley

BofA Merrill Lynch

August [__], 2017